   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 11, 2000

                                                 REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                   FORM SB-2
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                FUTURELINK CORP.
                 (NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)

              DELAWARE                               7371                              95-4763404
    (STATE OR OTHER JURISDICTION         (PRIMARY STANDARD INDUSTRIAL               (I.R.S. EMPLOYER
 OF INCORPORATION OR ORGANIZATION)       CLASSIFICATION CODE NUMBER)              IDENTIFICATION NO.)

                              6 MORGAN, SUITE 100
                            IRVINE, CALIFORNIA 92618
                                 (949) 837-8252
         (ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL EXECUTIVE OFFICES)

                              6 MORGAN, SUITE 100
                            IRVINE, CALIFORNIA 92618
(ADDRESS OF PRINCIPAL PLACE OF BUSINESS OR INTENDED PRINCIPAL PLACE OF BUSINESS)

                              PHILIP R. LADOUCEUR
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                                FUTURELINK CORP.
                              6 MORGAN, SUITE 100
                            IRVINE, CALIFORNIA 92618
                                 (949) 837-8252
           (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)

                                   COPIES TO:

        STEPHEN D. COOKE, ESQ.                   THOMAS R. POLLOCK, ESQ.                 PAMELA B. KELLY, ESQ.
 PAUL, HASTINGS, JANOFSKY & WALKER LLP    PAUL, HASTINGS, JANOFSKY & WALKER LLP             LATHAM & WATKINS
   695 TOWN CENTER DRIVE, 17TH FLOOR           399 PARK AVENUE, 31ST FLOOR          633 WEST 5TH STREET, SUITE 4000
     COSTA MESA, CALIFORNIA 92626             NEW YORK, NEW YORK 10022-4697        LOS ANGELES, CALIFORNIA 90071-2007
            (714) 668-6200                           (212) 318-6000                          (213) 485-1234

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
                                                           PROPOSED MAXIMUM        PROPOSED MAXIMUM
TITLE OF EACH CLASS OF               AMOUNT TO BE         OFFERING PRICE PER      AGGREGATE OFFERING          AMOUNT OF
SECURITIES TO BE REGISTERED           REGISTERED               SHARE(1)                PRICE(1)            REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value
  $0.0001 per share...........       5,750,000(2)               $22.75               $130,812,500              $34,535
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended, and based on the average of the high and low closing prices as of February 9, 2000 as reported on the Nasdaq National Market.

(2) Includes 750,000 shares issuable upon exercise of the Underwriters' overallotment option.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

      THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 SUBJECT TO COMPLETION, DATED FEBRUARY 11, 2000

PRELIMINARY PROSPECTUS
                                5,000,000 SHARES

                               [FUTURELINK LOGO]

                                  COMMON STOCK

                           -------------------------

This is a public offering of 5,000,000 shares of common stock of FutureLink Corp. The market price per share of our common stock after this offering may be higher or lower than the price at which shares will be sold in this offering.

Our common stock currently trades on the Nasdaq National Market under the symbol "FTRL." On February 10, 2000, the last reported sale price for our common stock on the Nasdaq National Market was $22.50 per share.

SEE "RISK FACTORS" BEGINNING ON PAGE 6 TO READ ABOUT RISKS THAT YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           -------------------------

                                                                PER
                                                               SHARE      TOTAL
                                                              --------   --------
Public offering price.......................................  $          $
Underwriting discounts and commissions......................  $          $
Proceeds, before expenses, to us............................  $          $

                           -------------------------

The underwriters may, under certain circumstances, purchase up to an additional 750,000 shares of common stock from us at the public offering price, less underwriting discounts and commissions.

The underwriters are severally underwriting the shares being offered. The underwriters expect to deliver the shares against payment in New York, New York
on                  , 2000.

                           -------------------------

BEAR, STEARNS & CO. INC.
                ROBERTSON STEPHENS
                                CIBC WORLD MARKETS
                                             C. E. UNTERBERG, TOWBIN

             The date of this prospectus is                  , 2000

                              [INSIDE FRONT COVER]

    [INSERT GRAPHIC SHOWING DATA CENTERS AND USERS ACCESSING APPLICATIONS BY
     DEDICATED TELECOM LINE, OVER THE INTERNET OR BY A WIRELESS CONNECTION]

                               PROSPECTUS SUMMARY

     This summary highlights certain information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, especially the risks of investing in our common stock discussed under "Risk Factors" and our financial statements and related notes included elsewhere in this prospectus.

OUR COMPANY

     We provide server-based computing services and are an application service provider, or ASP. Our services enable software applications to be deployed, managed, supported and upgraded from centrally located servers, rather than on individual desktop computers. For our server-based computing customers, we install and integrate software applications on our customers' servers using Citrix server-based computing software. For our ASP customers, we host software applications on our servers at our data centers, and rent computing services to our customers for a monthly fee. Our ASP customers connect to our facilities over the Internet, through a dedicated telecommunications line or by wireless connection. Our goal is to provide our ASP services with the speed, simplicity and reliability of a utility service. We introduced our ASP services in March 1999.

     We are the largest integrator in North America of server-based computing systems using Citrix software. Citrix software is one of the leading technologies for delivering software applications from remote locations. Customers for our server-based computing services have included Cisco Systems, The Walt Disney Company, Allied Signal, General Motors, Ford Motor Company, Bank of America, Apple Computer and Delta Airlines.

     We believe that through our experience in the server-based computing business, we have developed a number of strengths that position us to successfully grow our ASP business, including:

     - a recognizable customer base, lending credibility to our ASP services,

     - technical expertise in enabling a variety of software applications to operate in a server-based computing environment, and

     - relationships with sales channels, including software vendors and software application integrators.

OUR MARKET OPPORTUNITY

     The ASP and server-based computing markets are growing and are expected to continue to grow at a rapid rate. Forrester Research, Inc. projects that the ASP market will grow to over $11 billion in 2003 from less than $1 billion in 1999. Forrester Research, Inc. also projects that 22% of all U.S.-based application revenue will flow through ASPs in 2003.

     We believe that the following factors are driving the growth of our server-based computing and ASP services:

     - the increasing complexity of software applications, the constant need to upgrade software applications and the growing demand for faster software integration and deployment,

     - the scarcity of information technology professionals, making it expensive and difficult for companies to operate and manage software on their own,

     - the decline in telecommunication costs and the increasing availability of bandwidth, making it less costly to connect remote users to a central data center,

     - the growing demand for remote and shared access to software applications, and

     - the increasing number of software applications and types of computer devices, requiring integration expertise that is not available to, or is increasingly expensive for, many companies.

OUR SOLUTIONS

     Our solutions offer the following key benefits:

     - Reliable service. By offering service level agreements and utilizing the latest technology, we are able to provide levels of service not easily attainable by our customers.

     - Reduced dependency on information technology staff. By outsourcing all or part of their information technology needs, our customers are able to reduce their information technology staff and can focus on their core competencies.

     - Lower costs. By spreading information technology costs among many customers, we are able to achieve economies of scale not possible for our target customers and thereby offer our customers significant cost savings. Our ASP customers are better able to forecast and budget their information technology costs and reduce their upfront information technology investment.

     - Rapid deployment. By having their software applications hosted at central locations, our customers are able to rapidly deploy and quickly upgrade their software, allowing them to more rapidly realize returns on their information technology expenditures.

     - Ability to run on a variety of hardware systems. We can integrate different computer systems and computing devices, allowing our customers to implement our solutions without replacing existing computer hardware and extend the useful life of their existing computer systems.

     - Flexibility. We can accommodate virtually any software application. Our customers have the flexibility to host some or all of their software applications on our servers.

OUR STRATEGY

     We seek to build a global ASP and continue to develop our server-based computing business by:

     - leveraging our existing server-based computing capabilities to build our ASP business,

     - rapidly penetrating the market through our third-party distribution channels,

     - broadening our software relationships, and

     - expanding through acquisitions.

OUR ADDRESS AND TELEPHONE NUMBER

     The address of our principal executive office is 6 Morgan, Suite 100, Irvine, California 92618. Our telephone number is (888) 464-2768. Our website address is www.futurelink.net. Information contained on our website does not constitute part of this prospectus.

                           -------------------------

     This prospectus contains trademarks and names of persons other than FutureLink, which are the property of their respective owners.

                                  THE OFFERING

Common stock being offered by us....     5,000,000 shares(1)

Common stock outstanding after this
offering............................     64,404,530 shares(1)(2)

Use of proceeds.....................     We intend to use the net proceeds from
                                         this offering to fund part of the cash
                                         portion of current and possible future
                                         acquisitions, to retire debt incurred
                                         in connection with our acquisitions, to
                                         develop service offerings that enhance
                                         and complement our current service
                                         offerings, to expand our sales and
                                         marketing efforts and for working
                                         capital and other general corporate
                                         purposes. See "Use of Proceeds."

Nasdaq National Market symbol.......     FTRL
-------------------------
(1) Excludes 750,000 shares to be sold by us if the underwriters' overallotment option is exercised in full, as described in "Underwriting."

(2) Includes:

     - 52,315,640 shares of our common stock outstanding as of January 31, 2000,

     - 5,000,000 shares of our common stock being offered by us in this offering,

     - 1,975,170 shares of our common stock issuable upon the closing of our pending acquisition of Madison Technology Group and its affiliates. We cannot assure you that this pending acquisition will close,

     - 1,072,940 shares of our common stock issuable upon the closing of our acquisition of Charon Systems, Inc. We cannot assure you that this pending acquisition will close,

     - 2,401,040 shares of our common stock issuable upon the expected exercise of outstanding warrants by Pequot Private Equity Fund II, L.P. and certain other warrant holders. We cannot assure you that this transaction will close,

     - 1,200,000 shares of our common stock which we expect to issue to the former shareholder of Micro Visions for the achievement of certain performance criteria, and

     - 439,740 shares (of a maximum of 519,481) of our common stock which we expect to issue to the former shareholders of Async Technologies for the achievement of certain performance criteria.

     but excludes:

     - 6,308,600 shares of our common stock issuable upon exercise of stock options at a weighted average exercise price of $8.33 per share,

     - 7,973,242 shares of our common stock issuable upon the exercise of warrants at a weighted average exercise price of $11.93 per share (pro forma for the expected exercise of outstanding warrants by Pequot Private Equity Fund II, L.P. and certain other warrant holders), and

     - 918,283 shares of our common stock issuable upon the conversion of $0.9 million aggregate principal amount of our convertible debentures at a weighted average conversion price of $0.98 per share.

     See "Capitalization," "Management -- Stock Option Plan," and the notes to our consolidated financial statements.

                                  RISK FACTORS

     For a description of certain risks that you should consider before buying shares of our common stock, see "Risk Factors."

                      SUMMARY CONSOLIDATED FINANCIAL DATA

     In the table below, we provide you with our actual and pro forma summary consolidated financial data. We have prepared this information using our consolidated financial statements for the years ended December 31, 1997 and 1998 and the nine-month periods ended September 30, 1998 and 1999.

     When you read this summary consolidated financial data, it is important that you also read our financial statements and our pro forma condensed consolidated financial information and notes thereto included elsewhere in this prospectus, as well as "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                      YEARS ENDED DECEMBER 31,           NINE MONTHS ENDED SEPTEMBER 30,
                                 ----------------------------------   -------------------------------------
                                                            PRO                                     PRO
                                        ACTUAL           FORMA(1)             ACTUAL             FORMA(1)
                                 --------------------   -----------   -----------------------   -----------
                                  1997        1998         1998          1998         1999         1999
                                 -------   ----------   -----------   ----------   ----------   -----------
                                               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENTS OF
  OPERATIONS DATA:
Revenue........................  $    --   $    2,437   $    78,548   $      623   $    5,037   $    84,852
Expenses:
  Cost of sales, excluding
    depreciation...............       --        4,542        58,394        2,672        6,793        61,025
  Selling, general and
    administrative.............      737        1,860        20,505          933        6,626        28,912
  Depreciation and amortization
    of goodwill and other
    intangible assets..........       --          787        51,865          167        1,943        40,398
                                 -------   ----------   -----------   ----------   ----------   -----------
Loss from operations...........     (737)      (4,752)      (52,216)      (3,149)     (10,325)      (45,483)
Interest expense, net(2).......       --        1,333         2,823        1,233       11,155        12,352
Loss before provision (benefit)
  for income taxes and
  extraordinary item...........     (737)      (6,085)      (55,039)      (4,382)     (21,480)      (57,835)
Provision (benefit) for income
  taxes........................       --         (205)          802          (15)        (356)          353
                                 -------   ----------   -----------   ----------   ----------   -----------
Loss before extraordinary
  item.........................     (737)      (5,880)  $   (55,841)      (4,367)     (21,124)  $   (58,188)
                                                        ===========                             ===========
Extraordinary item.............       --           --                         --         (845)
                                 -------   ----------                 ----------   ----------
Net loss.......................  $  (737)  $   (5,880)                $   (4,367)  $  (21,969)
                                 =======   ==========                 ==========   ==========
Loss per share -- basic and
  diluted:
  Loss before extraordinary
    item.......................  $ (8.24)  $    (1.86)  $     (2.67)  $    (1.61)  $    (3.23)  $     (0.90)
                                                        ===========                             ===========
  Extraordinary item...........       --           --                         --        (0.13)
                                 -------   ----------                 ----------   ----------
  Net loss.....................  $ (8.24)  $    (1.86)                $    (1.61)  $    (3.36)
                                 =======   ==========   ===========   ==========   ==========
  Weighted average shares(3)...   89,489    3,169,413    20,724,357    2,715,793    6,534,575    64,404,350
                                 =======   ==========   ===========   ==========   ==========   ===========
OTHER DATA:
EBITDA(4)......................  $  (737)  $   (3,965)  $      (352)  $   (2,982)  $   (8,383)  $    (5,085)

                                                                 SEPTEMBER 30, 1999
                                                               -----------------------
                                                                                PRO
                                                               ACTUAL         FORMA(5)
                                                               -------        --------
                                                               (DOLLARS IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents...................................   $ 7,815        $127,155
Total assets................................................    22,335         423,787
Total debt..................................................    22,198           5,941
Stockholders' equity (deficit)..............................    (3,795)        377,486

-------------------------
(1) Gives effect to the following as if each had occurred on January 1, 1998:
    (a) goodwill amortization related to acquisitions completed or pending through February 11, 2000; (b) interest expense for shareholder notes for KNS and Madison Group Holdings; (c) the pending and completed acquisitions; and (d) our $50.0 million private placement of equity securities with Pequot Private Equity Fund II, L.P. and certain other investors in October 1999.

(2) Includes amortization of deferred financing fees and debt discount.

(3) Weighted average shares gives retroactive effect to a reverse stock split of 5 to 1 on June 1, 1999.

(4) EBITDA is defined as net income plus (i) extraordinary items, (ii) provision for income taxes, (iii) interest expense, and (iv) depreciation and amortization. EBITDA is presented not as an alternative measure of operating results or cash flow from operations (as determined in accordance generally accepted accounting principles), but because it is a widely accepted financial indicator of a company's ability to incur and service debt.

(5) Gives effect to the following as if each had occurred at September 30, 1999:
    (a) the acquisitions completed subsequent to September 30, 1999; (b) pending acquisitions as of February 11, 2000; (c) our $50.0 million private placement of equity securities with Pequot Private Equity Fund II, L.P. and certain other investors in October 1999; (d) the conversion of certain convertible debentures from October through December 1999; (e) the exercise of warrants by Pequot Private Equity Fund II, L.P. and certain other investors to purchase 2,401,040 shares of common stock; (f) cash paid of $5.0 million and warrants issued to purchase 3,000,000 shares issued for the February 2000 settlement of the SmallCaps litigation; and (g) this offering.

                                  RISK FACTORS

     An investment in our common stock involves a high degree of risk. You should read the following risk factors carefully before purchasing our common stock. The risks and uncertainties described below are not the only ones we face. Other risks and uncertainties, including those that we do not currently consider material, may impair our business. If any of the risks discussed below actually occur, our business, financial condition, operating results or cash flows could be materially adversely affected. This could cause the trading price of our common stock to decline, and you may lose all or part of your investment.

     This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those discussed in these statements. Factors that could contribute to these differences include those discussed below and elsewhere in this prospectus. The cautionary statements made in this prospectus should be read as being applicable to all forward-looking statements wherever they appear.

WE HAVE A LIMITED OPERATING HISTORY AND OUR BUSINESS MODEL IS STILL EVOLVING, WHICH MAKES IT DIFFICULT FOR YOU TO EVALUATE US AND OUR PROSPECTS.

     Our business is new, evolving and unproven, and our range of services continues to change. Our limited operating history and evolving business plan make it difficult to evaluate our prospects. As a new business, we are subject to a number of risks and expenses, including our ability to:

     - increase awareness and market penetration of our brand,

     - attract, retain and motivate qualified personnel,

     - maintain our existing, and develop new, relationships with software providers and vendors,

     - raise additional capital, and

     - convince customers that we can provide reliable and cost-effective services.

     To date, most of our revenues have come from computer consulting, software integration, hardware installation and training services. Our ASP services were introduced in March 1999 and are therefore a relatively new line of business for us. Our business strategy includes the expansion of our ASP services. In the future, we expect that revenue from ASP services will comprise a greater portion of our revenue. However, we cannot assure you that our business plan will be successful or that we will be able to increase our ASP revenues. We may not be successful in addressing these risks, and if we are not successful, our business, results of operations and financial condition will be materially adversely affected.

WE HAVE A HISTORY OF SUBSTANTIAL LOSSES AND NEGATIVE CASH FLOWS. WE EXPECT THESE LOSSES AND NEGATIVE CASH FLOWS TO CONTINUE AND INCREASE IN THE FUTURE. IF WE ARE UNABLE TO MAKE A PROFIT, WE MAY NOT BE ABLE TO CONTINUE TO OPERATE OUR BUSINESS, AND YOU MAY LOSE YOUR INVESTMENT.

     We have experienced net losses and negative cash flows since we began implementing our current business plan. We expect that the ongoing implementation of our current business plan will increase our net losses and our negative cash flows used in operating and investing activities for the foreseeable future as we invest in personnel, technology and other assets to support our expected growth. In addition, our business plan includes expansion through acquisitions. These acquisitions are likely to increase our cash needs. As of September 30, 1999, after giving effect to our completed and pending acquisitions, on a pro forma basis, we would have had over $200 million in goodwill which we must amortize over the next five years as a result of our acquisitions. We cannot assure you that we will operate profitably in the future or generate positive cash flows. If we cannot operate profitably or generate positive cash flows, we may be unable to continue to operate our business, and you may lose your investment.

THE GROWTH IN DEMAND FOR OUR ASP SERVICES IS HIGHLY UNCERTAIN. THE ASP MARKET MAY NOT DEVELOP AS WE ANTICIPATE AND, ACCORDINGLY, WE MAY NOT BE ABLE TO EXPAND OUR BUSINESS OR OPERATE IT PROFITABLY.

     The market for ASP services has only recently begun to develop and is evolving rapidly. Future demand for these services is highly uncertain. We believe that many of our potential customers are not fully aware of the benefits of ASP services. We must educate potential customers regarding these benefits and convince them of our ability to provide complete and reliable services. Growth in the demand for our ASP services may be inhibited for a number of reasons, including:

     - any incompatibility between our ASP services and technology used by our customers,

     - any deficiencies in our ability to reliably deliver ASP services to our customers,

     - any failure by other ASP providers, which could diminish consumer confidence in ASP services,

     - defects beyond our control in software applications delivered from our data centers,

     - any inability to strengthen awareness of our brand and differentiate the services we offer from those of our competitors,

     - any inability to market our services in a cost-effective manner to new customers,

     - a lack of industry standards regarding levels of service, which may erode our customers' confidence, and

     - concerns over data security and user privacy.

     We cannot be certain that the market for ASP services will become viable or grow. If the market for our ASP services does not grow or grows more slowly than we currently anticipate, our business, financial condition and operating results would be materially adversely affected.

OUR FAILURE TO MANAGE OUR GROWTH EFFECTIVELY MAY ADVERSELY AFFECT OUR BUSINESS.

     Our growth has placed, and will continue to place, significant demands on our management. If we are successful in implementing our growth strategy, we may have difficulty responding to demand for our services and technical support in a timely manner and in accordance with our customers' expectations. We expect these demands to require the addition of new management, sales, technical and other personnel and the purchase and installation of additional hardware, software and telecommunications systems.

     In addition, our success depends upon our ability to increase the capacity of our data centers and related communications systems in a timely and cost-effective manner. Expanding our delivery system significantly and rapidly in response to any increased demand for our ASP services will place additional stress upon our hardware, traffic management systems and hosting facilities as well as our financial, operational and management resources. We may be unable to manage our growth successfully, in which case our business, financial condition and results of operation could be materially adversely affected.

WE ARE INVOLVED IN LEGAL PROCEEDINGS WHICH, IF DETERMINED AGAINST US, COULD MATERIALLY ADVERSELY AFFECT OUR BUSINESS OR SIGNIFICANTLY DILUTE OUR STOCKHOLDERS.

     On January 20, 2000, we commenced a lawsuit against Cameron Chell, the founder and former chief executive officer of FutureLink, David Bolink, our former director of business development, other former employees of our company, and various entities organized by these former employees, including C Me Run Corp. The suit alleges that the defendants, while many were employed by us, misappropriated our plans to develop certain ASP services in breach of fiduciary and contractual obligations. We seek, among other things, damages in the amount of approximately $54 million. On January 27, 2000, Mr. Chell filed a counterclaim for $28.7 million, alleging improper termination, interference of ongoing economic interests, defamation of character and damages concerning his ability to exercise 100,000 options to purchase our common stock which had previously vested and an ability to enjoy the vesting of an additional 700,000 unvested options he claims to hold in our company. On January 31, 2000, C Me Run filed a counterclaim for approximately $84 million, alleging conspiracy to cause economic harm, unlawful interference with its economic interests, interference with contractual relations and abuse of process. On February 7, 2000, Mr. Bolink, a current employee of Chell.com, filed a counterclaim against us seeking 50,000 options that he alleges were promised to him by us for working for us.

     On January 26, 2000, Michael Chan, an individual who had provided managerial services on a contractual basis for us in the past, commenced a lawsuit against us and Cameron Chell seeking options to purchase 50,000 shares of our common stock that he alleges Mr. Chell promised him for services he allegedly provided to us or in the alternative approximately $1,500,000 in cash. Mr. Chan also seeks general damages of approximately $200,000 and punitive damages of approximately $200,000.

     Each of the above lawsuits has been filed under Canadian law. Canadian law provides for severance pay to any employee of our Canadian operations in an amount that is appropriate based on, among other things, the nature of the position held by the employee and the length of time the employee worked for the company, unless the employer can establish that the termination was for just cause. The exact amount of severance pay is often disputed between employers and employees in Canada. Accordingly, there is a risk that in addition to the lawsuits described above, one or more other former employees will make claims for cash severance pay as well as options. We are aware that there are other former employees and consultants who believe that they are entitled to options in respect of services rendered to us in the past. To date, we are aware of threatened claims with respect to an aggregate of approximately 250,000 options, in addition to the filed claims described above. Other people may in the future make similar claims. We believe future claims based on past employees and contractors relationships with us could produce aggregate claims for options for up to as many as 250,000 shares of common stock in addition to claims already made or threatened as described above.

     All of these types of litigation are likely to be expensive for us and, if such suits are determined against us, our business, results of operations and financial condition will be materially adversely affected if an award of a material amount of cash damages is awarded. Our stockholders may suffer material dilution if an award of a material number of options are awarded. See "Litigation."

WE MAY BE SUBJECT TO MATERIAL LIABILITY RESULTING FROM THE ACTIONS OF PERSONS FORMERLY ASSOCIATED WITH OUR BUSINESS. IF WE ARE SUBJECT TO ANY SUCH LIABILITY OUR BUSINESS, RESULTS OF OPERATIONS AND FINANCIAL CONDITION WILL BE MATERIALLY ADVERSELY AFFECTED.

     In October 1998, the Securities and Exchange Commission announced the filing of an enforcement action against the publisher of an internet newsletter called The Future Superstock, written by Jeffrey Bruss. According to the SEC's litigation release, the SEC's complaint alleged that The Future Superstock recommended to the newsletter's more than 100,000 subscribers and to visitors to the newsletter's web site the purchase of approximately 25 microcap stocks which were predicted to double or triple in the next three to twelve months. According to the SEC's release, in most instances, the prices of recommended securities increased for a short period of time after a recommendation was made in The Future Superstock newsletter, after which the prices of those stocks dropped substantially. The SEC alleged that in making its recommendations, the internet newsletter (1) failed to adequately disclose compensation it had received from profiled companies, (2) failed to disclose that it had sold stock in many of the issuers shortly after dissemination of recommendations that caused the prices of those stocks to rise, (3) said that it had performed independent research and analysis in evaluating the issuers profiled by the newsletter when it had conducted little, if any research, and (4) made false and misleading statements about the success of certain prior stock picks. According to press reports, Jeffrey C. Bruss, claimed that he received $300,000 from FutureLink to promote its stock. The SEC sought civil penalties against the publisher of the newsletter. The SEC did not bring any action against FutureLink. We believe that no payments were made by FutureLink to Mr. Bruss but may have been made by one or more persons who were associated with the Company prior to 1998. We are unable to determine whether, as a result of the alleged activities of Mr. Bruss, any stockholder suffered any losses for which we might be liable. Other persons associated with us may have engaged in other types of transactions that could also give rise to liability to our stockholders. If one or more stockholders were to have suffered losses as a result of these activities and it was determined that we participated in such activities, we could have liability to such stockholders that would be materially adverse to our business, results of operations and financial condition.

WE MAY NEED ADDITIONAL FINANCING TO FUND OUR OPERATIONS AND FINANCE OUR GROWTH, AND WE MAY NOT BE ABLE TO OBTAIN FINANCING ON TERMS ACCEPTABLE TO US OR AT ALL. IF WE NEED AND ARE UNABLE TO OBTAIN ADDITIONAL FINANCING, OUR GROWTH AND OUR OPERATING RESULTS COULD BE ADVERSELY AFFECTED.

     We may require additional financing to fund our operations and our current plans for expansion. This financing may involve incurring debt or selling equity securities. There can be no assurance that additional financing will be available to us on commercially reasonable terms or at all. If we incur debt, the risks associated with our business and with owning our common stock could increase. If we raise capital through the sale of equity securities, the percentage ownership of our shareholders would be diluted. In addition, any new equity securities may have rights, preferences or privileges senior to those of our common stock. If we are unable to obtain additional financing, our ability to fund our operations and meet our current plans for expansion could be materially adversely affected.

WE HAVE GROWN AND PLAN TO CONTINUE TO GROW, IN PART, THROUGH THE ACQUISITION OF OTHER COMPANIES. HOWEVER, WE MAY NOT BE ABLE TO SUCCESSFULLY INTEGRATE THE COMPLETED AND PENDING ACQUISITIONS OR IDENTIFY, ACQUIRE AND SUCCESSFULLY INTEGRATE FUTURE ACQUISITIONS INTO OUR OWN OPERATIONS, WHICH MAY ADVERSELY AFFECT OUR GROWTH AND OUR OPERATING RESULTS.

     We have made a number of significant acquisitions within the last six months. In October 1999, we acquired Executive LAN Management, Inc., also known as Micro Visions. In November 1999, we acquired Async Technologies, Inc. and Computer Networks, Inc. In December 1999, we acquired KNS Holdings Limited, also known as KNS Distribution. In January 2000, we acquired Vertical Software, Inc., also known as VSI Technology Solutions. In February 2000, we announced definitive agreements to acquire Microlan Systems, Inc. (doing business as Madison Technology Group), Madison Consulting Resources, Inc., and Madison Consulting Resources NJ, Inc. and Charon Systems, Inc. These acquisitions have increased our revenue, from $0.6 million for the nine months ended September 30, 1998 to $84.9 million on a pro forma basis, after giving effect to our pending and completed acquisition as if each had occurred as of January 1, 1999, for the nine months ended September 30, 1999. We cannot assure you that the pending acquisitions will close. We have not yet fully integrated any of these companies. There is no assurance that we will successfully integrate these acquisitions into our business. We intend to continue to pursue opportunities to expand our business by acquiring selected companies in certain markets.

     Growth by acquisitions involve a number of special risks. These risks include the following:

     - any inability to integrate any acquired businesses into our operations,

     - any inability to identify appropriate acquisition candidates or negotiate acquisitions on favorable terms,

     - any inability to obtain financing on favorable terms or at all,

     - any diversion of management's attention from operations to integrating the acquired companies,

     - any failure to successfully retain and expand the key personnel and key customers of any acquired company, and

     - the risk we may assume or acquire significant liabilities that we fail or are unable to discover in connection with any acquisition.

     In addition, there can be no assurance that if we acquire any businesses we will achieve anticipated revenue and earnings. Our failure to acquire suitable companies or to successfully integrate any acquired companies into our operations could have a material adverse effect upon our business, operating results and financial condition.

IF WE DO NOT RESPOND EFFECTIVELY AND ON A TIMELY BASIS TO RAPID TECHNOLOGICAL CHANGE IN OUR INDUSTRY, OUR BUSINESS COULD SUFFER.

     Our industry is characterized by rapidly changing technology with continuous improvements in both computer hardware and software, and rapid obsolescence of current systems. Rapid change poses risks that we will be unable to keep our server hardware, communications links and available software offerings up to date. The rapid development of new technologies increases the risk that current or new competitors could develop products or services that would reduce the competitiveness of our products or services. We rely on software providers to produce software applications that keep pace with our customers' demands. We are also subject to risks from technological changes in the way software applications are marketed and delivered. Our future success will depend, in part, on our ability to:

     - develop new products and services that meet changing customer needs,

     - continually improve the performance, features and reliability of our existing services,

     - effectively use and integrate leading technologies and software applications,

     - continue to develop our technical expertise, and

     - influence and respond to emerging industry standards and other changes.

     We cannot assure you that we will successfully develop or adopt new technologies, introduce new services or enhance our existing services on a timely basis, or that new technologies, new services or enhancements used or developed by us will achieve market acceptance. If we fail to address these developments, our business, operating results and financial condition could be materially adversely affected.

OUR CURRENT DATA CENTERS ARE LOCATED IN ONLY TWO LOCATIONS, IRVINE, CALIFORNIA AND CALGARY, CANADA, WHICH LEAVES US VULNERABLE TO DISRUPTIONS THAT AFFECT OUR DATA CENTERS. IF OUR DATA CENTERS ARE DISRUPTED, WE COULD LOSE OUR CUSTOMERS AND FAIL TO ATTRACT NEW CUSTOMERS, WHICH COULD ADVERSELY AFFECT OUR BUSINESS, RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

     Our ASP business strategy depends on the consistent performance of our data centers located in Irvine, California, and in Calgary, Canada. We offer back-up storage of data for customers that elect this service, including back-up at another data center. We plan to build additional data centers in the eastern United States and in Europe. However, our current data centers are vulnerable to interruption from fire, earthquake, flood, power loss, telecommunications failure, break-ins and other events beyond our control. If a customer storing data at one of our data centers has not elected to back up their data at another data center, there is a risk that the data may be lost if such data center is damaged. Because we currently operate only two data centers, there is a risk that the loss of data may affect a significant portion of our customers if either data center were damaged. We have, from time to time, experienced periodic systems disruptions and anticipate that such disruptions will occur in the future. In the event that we experience significant disruptions that affect our data centers, we could lose customers and fail to attract new customers, and our business, results of operations and financial condition would be materially adversely affected.

WE RELY ON THIRD PARTIES FOR REFERRALS AND TO PROVIDE US WITH SERVICES AND PRODUCTS, AND ANY FAILURE BY THESE THIRD PARTIES TO PROVIDE US WITH THESE REFERRALS OR WITH SERVICES AND PRODUCTS IN A TIMELY MANNER AT AN ACCEPTABLE COST COULD ADVERSELY AFFECT US.

     We rely on referrals from software application and technology integrators for a portion of our business. These integrators refer their customers to us because we can provide an array of services which complements the products and services they offer. However, we cannot assure you that these integrators will continue to refer business to us or will not cooperate with our competitors.

     In addition, we depend on third-party suppliers to provide us with key hardware components and software applications for our infrastructure and with sufficient communications lines to allow our customers to access their software applications. Some components or applications are only available from limited sources. If we fail to obtain these products or services in a timely manner and at an acceptable cost, our business, results of operations and financial condition could be materially adversely affected. Any disruptions to our communications lines could materially harm our customers' business and adversely affect demand for our services.

     Furthermore, we depend on third-party software manufacturers agreeing to allow their software applications to be hosted or run at our data centers and provided to our customers. We have entered into non-exclusive agreements with Microsoft, Onyx, Great Plains, SalesLogix and others that allow us to host some of their software applications at our data centers or re-license their software applications to our customers. Under most of these agreements, the software manufacturer can terminate its relationship with us, for any reason, by giving us as little as 30 days notice, and it is not liable to us or our customers for any damages resulting from termination. If our relationships with these software manufacturers are terminated or if these or other software manufacturers do not allow our customers to obtain a license to operate the software application on our data centers, our business, operating results and financial condition could be materially adversely affected.

     We also rely on software applications licensed from third parties for delivery of software applications to our customers. We cannot be sure that these licenses will remain available to us on commercially reasonable terms. The loss of such technology could require us to obtain substitute technology of lower quality or performance standards or at greater cost, which could materially adversely affect our business, results of operations and financial condition. Also, software manufacturers we rely on are in a highly competitive market. If they are unable to produce competitive products, we may encounter difficulties locating suitable alternatives. In addition, if our competitors offer the same or similar software applications with more competitive pricing and service or if the software manufacturers we rely on stop supporting the software versions that we currently license or are unable to adapt and respond to changing market conditions, our business, operating results and financial condition could be materially adversely affected.

IF WE ARE UNABLE TO OBTAIN CITRIX PRODUCTS, WE WOULD BE UNABLE TO DELIVER OUR SERVICES, AND UNTIL WE REPLACE THESE PRODUCTS, OUR BUSINESS WOULD BE ADVERSELY AFFECTED.

     Citrix Systems, Inc. is one of our key suppliers. We use Citrix software almost exclusively to connect our customers to software applications. Although there are other competing software applications on the market, we believe that Citrix software is currently best suited to serve this function. If we are unable to obtain Citrix software in a timely manner, at an acceptable cost, or at all, we would be unable to deliver our services, and until we replace these products, our business, results from operations and financial condition could be materially adversely affected.

IF THE SOFTWARE WE UTILIZE CONTAINS DEFECTS OR IF OUR DELIVERY SYSTEM BECOMES INCOMPATIBLE WITH OTHER PRODUCTS AND SERVICES, OUR CUSTOMERS' SERVICE COULD BE DISRUPTED AND THEIR DATA COULD BE LOST. THIS COULD RESULT IN OUR INCURRING LIABILITY AND LOSING CUSTOMERS FOR OUR SERVICES, WHICH WOULD HAVE AN ADVERSE EFFECT ON OUR OPERATIONS.

     Our service offerings depend on complex software, which may contain defects, particularly when first introduced or when new versions are released. Although we test software applications prior to deployment, we may not discover software defects that affect our new or current services or enhancements until after they are deployed. These defects could cause service interruptions, which could damage our reputation or increase our service costs, cause us to lose revenue, delay market acceptance or divert our development resources. Any software modifications we perform as part of our integration services could cause problems in application delivery. Also, because we offer a one-source solution to our customers, they are likely to hold us accountable for any problems associated with their software, even if the problem results from software defects caused by the manufacturer. Typically, software manufacturers disclaim liability for any damages suffered as a result of software defects or provide only limited warranties. As a result, we may have no recourse against the providers of defective software applications.

     We believe our ability to compete successfully depends on the continued compatibility of our services with products, services and technology offered by various vendors. Our failure to conform to prevailing industry standards, or the failure of industry standards to emerge, could have a material adverse effect on our business, results of operations and financial condition. Although we plan to support emerging industry standards, we cannot be sure that industry standards will develop or that any standards we adopt will not be made obsolete. We also cannot be sure that we will be able to conform to these new standards quickly enough to stay competitive.

BREACHES OF OUR SECURITY COULD DISRUPT THE OPERATION OF OUR DATA CENTERS AND JEOPARDIZE OUR SECURE TRANSMISSION OF CONFIDENTIAL INFORMATION. THESE BREACHES COULD CAUSE OUR CUSTOMERS TO LOSE CONFIDENCE IN OUR SERVICES AND CANCEL THEIR CONTRACTS WITH US OR PROSPECTIVE CUSTOMERS NOT TO PURCHASE OUR SERVICES.

     The growth of our business depends upon our ability to securely transmit confidential information to and from our data centers or the servers of our customers. Despite our design and implementation of a variety of delivery system security measures, unauthorized access, computer viruses and accidental or intentional disturbances could occur. We may need to devote substantial capital and resources to protect against the threat of unauthorized penetration of our delivery system or to remedy any problems created by the penetration of our delivery system security. The occurrence of any of these events could cause us to lose customers and expose us to liability, all of which could have a material adverse effect on us.

WE CANNOT BE SURE THAT WE WILL COMPETE SUCCESSFULLY WITH OUR PRESENT OR FUTURE COMPETITORS. IF WE ARE UNABLE TO SUCCESSFULLY COMPETE, WE WILL NOT BE ABLE TO STAY IN BUSINESS.

     We face a large and growing number of competitors in a rapidly changing industry. Our current and prospective competitors include systems integrators, Internet service providers, hardware and software suppliers, telecommunications companies, and other ASPs. Many of our competitors have substantially greater financial, technical and marketing resources, larger customer bases, longer operating histories, greater name recognition and more established relationships in the industry than we do. As a result, certain of these competitors may be able to develop and expand their service offerings more rapidly, adapt to new or emerging technologies and changes in customer requirements more quickly, take advantage of acquisition and other opportunities more readily, devote greater resources to the marketing and sale of their services and adopt more aggressive pricing policies than we can. Additionally, we compete with our customers' internal resources, particularly where these resources represent a fixed cost to the customer. Such competition may impose additional pricing pressures on our services. We cannot be sure that we will compete successfully with our existing competitors or with any new competitors.

MANY OF OUR CONSULTING CONTRACTS HAVE FIXED PRICES, WHICH EXPOSE US TO COST OVERRUNS. IF WE ARE NOT ABLE TO CONTROL COSTS OVERRUNS, OUR OPERATING RESULTS COULD BE ADVERSELY AFFECTED.

     We undertake certain consulting projects on a fixed-price basis rather than billing on a time and materials basis or on a per employee or user basis. The failure to complete such projects on a timely basis and, in the case of fixed-price projects, without cost overruns, could give rise to claims against us or damage our reputation and materially adversely affect our business, operating results and financial condition.

OUR ASP SERVICE CONTRACTS GUARANTEE CERTAIN SERVICE LEVELS. IF WE DO NOT MEET SUCH SERVICE LEVELS, WE MAY BE REQUIRED TO GIVE OUR CUSTOMERS CREDIT FOR FREE SERVICE, AND OUR CUSTOMERS MAY BE ENTITLED TO CANCEL THEIR ASP SERVICE CONTRACTS, WHICH COULD ADVERSELY AFFECT OUR BUSINESS.

     Our ASP contracts contain service level guarantees which obligate us to provide our hosted applications at a guaranteed level of performance. To the extent we fail to meet those service levels, we may be obligated to provide our customers credit for free service. If we continue to fail to meet these service levels, our ASP customers have the right to cancel their contracts with us. These credits or cancellations could adversely affect our business, results of operations and financial condition.

WE OPERATE IN AN INDUSTRY WHERE IT IS DIFFICULT TO ATTRACT AND RETAIN QUALIFIED PERSONNEL. WE DEPEND ON A LIMITED NUMBER OF KEY OFFICERS WHO WOULD BE DIFFICULT TO REPLACE. IF WE ARE UNABLE TO ATTRACT AND RETAIN QUALIFIED PERSONNEL, OUR OPERATIONS WOULD SUFFER, AND WE COULD LOSE OUR CUSTOMERS OR FAIL TO ATTRACT NEW CUSTOMERS.

     Our business is labor-intensive, and our success depends in large part upon our ability to attract, develop, motivate and retain highly skilled personnel. We are currently experiencing rapid growth in personnel and intend to continue expanding. We have grown from over 100 employees as of December 31, 1998 to over 300 employees as of December 31, 1999. We believe that we will need to hire a significant number of additional personnel. Qualified technical employees are in great demand and are likely to remain a limited resource for the foreseeable future. There can be no assurance that we will be able to engage the services of such personnel or retain our current personnel. If we do not succeed in attracting new, qualified personnel or successfully retain our current personnel, our business could suffer.

     Our success also depends in significant part on the continued services of our key officers. Losing one or more of our key personnel could have a material adverse effect on our business, results of operations and financial condition.

OUR QUARTERLY AND ANNUAL OPERATING RESULTS MAY FLUCTUATE SIGNIFICANTLY IN THE FUTURE. BECAUSE OF THESE FLUCTUATIONS, COMPARISONS OF OUR OPERATING RESULTS FROM PERIOD TO PERIOD ARE NOT NECESSARILY MEANINGFUL AND SHOULD NOT BE RELIED UPON AS AN INDICATOR OF FUTURE PERFORMANCE.

     We expect to continue to experience significant fluctuations in our operating results because of a variety of factors, many of which are outside of our control, including:

     - size and timing of customer installations and related payments,

     - fluctuations in data and voice communications costs,

     - timing and magnitude of capital expenditures,

     - costs relating to the expansion of operations,

     - costs and revenue fluctuations due to acquisitions,

     - the timing of delivery of services under new ASP contracts,

     - customer discounts and credits,

     - changes in our pricing policies or those of our competitors, and

     - economic conditions specific to our industry, as well as general economic conditions.

     Our revenues are subject to further variations from period to period because a large portion of our current revenues are non-recurring. For these and other reasons, in some future periods, our results of operations may fluctuate and fall below the expectations of securities analysts or investors, which could adversely affect the market price of our common stock.

OUR INTERNATIONAL PRESENCE EXPOSES US TO POTENTIAL DIFFICULTIES ASSOCIATED WITH MANAGING DISTANT OPERATIONS AND TO REGULATORY, TARIFF, LICENSING AND CURRENCY RISKS. ANY FAILURE TO ADDRESS EFFECTIVELY SUCH DIFFICULTIES COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

     In addition to our operations in the United States, we currently conduct business in Canada and the United Kingdom. A material part of our growth strategy is based on expanding our operations internationally. We anticipate that Canadian and European sales will account for a significant amount of our future revenue.

     There are certain risks inherent in doing business in international markets, such as:

     - different telecommunications access fees,

     - different technology standards,

     - different liability standards,

     - less protective intellectual property laws,

     - changes in political conditions,

     - changes in regulatory requirements,

     - increased expenses due to tariffs and other trade barriers,

     - fluctuations in currency exchange rates,

     - restrictions on currency transfers,

     - potentially adverse tax consequences, and

     - difficulties in managing or overseeing foreign operations.

     Any of the foregoing may have a material adverse effect on our current or future international operations and, consequently, on our business, results of operations and financial condition.

     In order to safeguard the flow of personal information over the Internet, we intend to offer our customers various forms of cryptographic technology. The export of this technology is regulated by the U.S. government and may require a license or other authorization. There is no guarantee that we will be able to obtain such a license. In addition, many other countries regulate the export, import, or use of cryptography. There is no guarantee that we will be able to obtain the necessary permission to engage in our contemplated activities.

WE MAY BE UNABLE TO ADEQUATELY PROTECT OUR INTELLECTUAL PROPERTY RIGHTS. IF WE FAIL TO ADEQUATELY PROTECT OUR INTELLECTUAL PROPERTY RIGHTS, THE VALUE OF SUCH RIGHTS MAY DIMINISH AND OUR RESULTS OF OPERATIONS AND FINANCIAL CONDITION MAY BE ADVERSELY AFFECTED.

     We rely on a combination of copyright, trademark and trade secret laws, confidentiality procedures and contractual provisions to protect our intellectual property. These protections may not be sufficient, and they do not prevent independent third-party development of competitive products or services. Further, the laws of many foreign countries do not protect our intellectual property rights to the same extent as the laws of the United States. Based on various governmental filings, we are aware that other companies have claimed prior use of the name "FutureLink" in connection with products or services similar to our own. We are in the process of investigating the rights, if any, others may have to the name. In addition, we are attempting to register "FutureLink" as a service mark in the U.S., Canada and the United Kingdom. However, we may not be able to obtain proprietary rights to the use of this name.

     We enter into agreements with many of our employees giving us proprietary rights to certain technology developed by such employees while employed by us; however, we cannot be sure a court will enforce these agreements. In addition, we may be inadequately protected against the use of technology developed by employees who have not entered into such agreements. We have commenced a lawsuit against Cameron Chell, our former chief executive officer, and certain other former employees, for misappropriation of our plans to develop certain ASP services, and we may need to commence additional lawsuits from time to time to protect our intellectual property.

     A failure or inability to protect our intellectual property could have a material adverse effect on our business, financial condition and results of operations.

INTELLECTUAL PROPERTY INFRINGEMENT CLAIMS AGAINST US, EVEN IF WITHOUT MERIT, COULD BE EXPENSIVE TO DEFEND AND DIVERT MANAGEMENT'S ATTENTION FROM OUR BUSINESS.

     We may incur expenses if called to defend our use of the "FutureLink" name and liability if any company engaged in business in our industry were to assert an infringement claim and could establish superior rights to the name and damages caused by our use of it. Third parties may assert other infringement claims against us. Any such litigation, even if without merit, may be time consuming and expensive to defend. It also could divert management's attention and resources and require us to enter into costly royalty or licensing agreements. Any of these events could have a material adverse effect on our business, financial condition and results of operations.

WE MAY INCUR LIABILITIES AS A RESULT OF OUR PREVIOUS ACTIVITIES.

     We merged with a publicly-traded company that was engaged, prior to 1992, in the natural resource exploration and development business, including mining and oil and gas. We no longer own any mining or oil and gas-related assets. The mining, mineral processing and oil and gas industries are subject to extensive governmental regulations for the protection of the environment, including regulations relating to air and water quality, site reclamation, solid and hazardous waste handling and disposal and the promotion of occupational safety. We could be held responsible for any liabilities relating to our previous involvement in mining or oil and gas exploration and development, which liabilities could have a material adverse effect on our business, financial condition and results of operations.

THE PUBLIC MARKET FOR OUR COMMON STOCK MAY BE VOLATILE. SUCH FLUCTUATIONS MAY ADVERSELY AFFECT OUR ABILITY TO RAISE ADDITIONAL CAPITAL AND YOUR ABILITY TO LIQUIDATE YOUR INVESTMENT AT A FAVORABLE PRICE.

     Prior to this offering, the public market for our common stock has been limited, sporadic and highly volatile. Between January 1, 1999 and December 31, 1999, the price of our common stock ranged from a low of $1.20 to a high of $36.50 per share. There can be no assurance that a more active trading market for our common stock will develop or be sustained. Even if a more active trading market does develop, the market price of the common stock is likely to be highly volatile and could be subject to wide fluctuations in response to factors such as:

     - actual or anticipated variations in our revenues, earnings and cash flow,

     - announcements of new products and services by us or our competitors and consumer acceptance of such new products and services,

     - changes in the information technology environment,

     - announcements of mergers or acquisitions by ourselves or our competitors,

     - sales of shares of our common stock by existing shareholders,

     - financial estimates by securities analysts,

     - fluctuations in the market price of our competitors' publicly-traded stock,

     - adoption of new accounting standards affecting our industry, and

     - general market conditions and other factors.

     Further, the stock markets have recently experienced extreme price and volume fluctuations that have affected the market prices of equity securities of many companies, including many companies in our industry, and that have been unrelated or disproportionate to the operating performance of such companies. These broad market factors may adversely affect the market price of our common stock. Such fluctuation may adversely affect our ability to raise additional capital and your ability to liquidate your investments at a favorable price. In addition, general economic, political and market conditions such as recessions, interest rate fluctuations or international currency exchange rate fluctuations, may adversely affect the market price of the common stock. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against such company. Any such litigation, if instituted, could result in substantial costs and divert management's attention and resources, which could have a material adverse effect on our business, results of operations and financial condition.

OUR EXISTING SHAREHOLDERS WILL RETAIN SIGNIFICANT CONTROL.

     Upon completion of this offering, our executive officers, directors and holders of over 5% of our stock and their affiliates will own approximately 35% of the outstanding shares of our common stock (or 34% if the underwriters exercise their overallotment option in full). As a result, if these holders act as a group, they may be able to control us and direct our affairs, including the election of directors and approval of significant corporate transactions. This concentration of ownership also may delay, defer or prevent a change in control of our company, and make some transactions more difficult or impossible without the support of these shareholders. These transactions might include proxy contests, mergers, tender offers, open market purchase programs or other purchases of common stock that could give our shareholders the opportunity to realize a premium over the then-prevailing market price of our common stock.

OUR STOCK PRICE MAY BE AFFECTED BY THE AVAILABILITY OF SHARES FOR SALE IN THE NEAR FUTURE. THE FUTURE SALE OF LARGE AMOUNTS OF OUR STOCK, OR THE PERCEPTION THAT SUCH SALES COULD OCCUR, COULD NEGATIVELY AFFECT OUR STOCK PRICE.

     The market price of our common stock could drop as a result of sales of a large number of shares of common stock in the market after this offering. After this offering, we will have outstanding 64,404,530 shares of common stock, 91% of which will be held by existing stockholders. This excludes 7,973,242 shares issuable upon the exercise of outstanding warrants, 6,308,600 shares issuable upon the exercise of stock options, 918,283 shares issuable upon the conversion of our convertible debentures and 750,000 shares issuable if the underwriters exercise their overallotment option.

     In connection with this offering, certain executive officers, directors and shareholders have agreed that, with certain exceptions, they will not sell any shares of common stock or enter into similar transactions for 180 days after the date of this prospectus without the consent of Bear, Stearns & Co. Inc. At the expiration of the 180-day period following the date of this prospectus, shares of our common stock held by existing stockholders will become available for sale in the public market, subject to volume restrictions imposed by federal securities laws.

     In addition, the exercise of any outstanding options or warrants could dilute the net tangible book value of our common stock. Further, the holders of such options and warrants may exercise them at a time when we would otherwise be able to obtain additional equity capital on terms more favorable to us.

FUTURE ISSUANCES OF PREFERRED STOCK COULD REDUCE THE VALUE OF OUR COMMON STOCK.

     We are authorized to issue up to 20,000,000 shares of preferred stock, no par value. The preferred stock may be issued in one or more series, on such terms and with such rights, preferences and designations as our board of directors may determine, without action by stockholders. No shares of preferred stock are currently outstanding. However, the issuance of any preferred stock could adversely affect the rights of the holders of common stock, and therefore reduce the value of the common stock. In particular, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with or sell our assets to a third party, thus making it more difficult for a third party to acquire a majority of our outstanding voting stock. We have no current plans to issue shares of preferred stock.

YOU WILL SUFFER IMMEDIATE AND SUBSTANTIAL DILUTION.

     The public offering price of our common stock is substantially higher than the net tangible book value of our common stock. Therefore, if you purchase our common stock in this offering, you will incur immediate dilution of
approximately $          in the net tangible book value per share of common
stock from the public offering price of $     per share.

SINCE WE HAVE BROAD DISCRETION IN HOW WE USE THE PROCEEDS FROM THIS OFFERING, WE MAY USE THE PROCEEDS IN WAYS WITH WHICH YOU DISAGREE.

     We have not allocated specific amounts of the net proceeds from this offering for any specific purpose. Accordingly, our management will have significant flexibility in applying the net proceeds of this offering. The failure of our management to use such funds effectively could have a material adverse effect on our business, financial condition and operating results.

WE HAVE NOT PAID DIVIDENDS, AND EXPECT TO RETAIN OUR EARNINGS FOR THE FORESEEABLE FUTURE.

     We have not paid cash dividends on our common stock since our inception. We do not intend to pay cash dividends on our common stock in the foreseeable future so that we may reinvest earnings, if any, in the development of our business.

                                USE OF PROCEEDS

     The net proceeds to us from this offering are estimated to be approximately
$     million ($       million if the underwriters' overallotment option is
exercised in full), after deducting underwriting discounts and commissions and estimated offering expenses. We intend to use the net proceeds from this offering to:

     - fund approximately $6.6 million of the purchase price for Charon Systems, Inc. and to fund all or a portion of possible future acquisitions;

     - retire $4.0 million aggregate principal amount of our unsecured loan notes due June 20, 2000 issued in connection with our acquisition of KNS Holdings, which notes are due on June 20, 2000, at par plus accrued interest equal to the London interbank offered rate plus 1%;

     - retire $7.3 million aggregate principal amount of indebtedness we expect to incur in connection with our pending acquisition of Madison Technology Group and its affiliates, which, if incurred, will be due and payable five months from the closing of such acquisition and will bear interest at a rate increasing from 9% to 12%;

     - develop service offerings that enhance and complement our current service offerings;

     - expand our sales and marketing efforts; and

     - fund working capital and other general corporate purposes.

     The amounts and timing of our actual expenditures of these proceeds will depend upon numerous factors, including, the number and size of our acquisitions, our marketing activities, the response of the market to our introduction of products and services, and the amount of cash generated by our operations. Pending application of the net proceeds, we intend to invest the net proceeds of this offering in short-term, investment-grade, interest-bearing securities.

                                DIVIDEND POLICY

     We currently intend to retain all of our future earnings, if any, for use in our business and therefore we do not anticipate paying any cash dividends on our common stock in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of our board of directors and will depend upon our financial condition, operating results, capital requirements, restrictions contained in our agreements and other factors which our board of directors deems relevant.

                        PRICE RANGE OF OUR COMMON STOCK

     On January 4, 2000, our common stock began trading on the Nasdaq National Market under the trading symbol "FTRL." Before our listing on the Nasdaq National Market, our common stock traded on the OTC Bulletin Board under the trading symbol "FLNK" from 1998 through 1999 and under the trading symbol "CVNK" from 1995 to 1998. Trading activity in our common stock has been limited, sporadic and highly volatile. The high and low closing sales prices, as adjusted to reflect the one-for-five reverse stock split effected June 1, 1999, are as follows:

                                                              HIGH      LOW
                                                             ------    ------
2000
1st Quarter (through February 10, 2000)....................  $30.00    $17.31

1999
4th Quarter................................................  $35.75    $ 8.50
3rd Quarter................................................  $ 9.31    $ 6.06
2nd Quarter................................................  $ 8.69    $ 1.33
1st Quarter................................................  $ 2.58    $ 1.48

1998
4th Quarter................................................  $ 4.00    $ 1.25
3rd Quarter................................................  $ 8.45    $ 1.95
2nd Quarter................................................  $21.10    $ 3.15
1st Quarter................................................  $20.45    $ 0.65

     On February 10, 2000, the last reported sales price of our common stock was $22.50. As of February 10, 2000, there were 52,378,890 shares of our common stock issued and outstanding and approximately 700 holders of record of our common stock.

                                 CAPITALIZATION

     The following table sets forth at September 30, 1999:

     - our actual cash and cash equivalents and capitalization,

     - our cash and cash equivalents and capitalization, after giving pro forma effect to each of the following as if each had occurred on September 30, 1999: (a) the acquisitions that were completed subsequent to September 30, 1999; (b) pending acquisitions as of February 11, 2000; (c) the October and November 1999 financings by Pequot Private Equity Fund II, L.P. and its affiliates; and (d) the conversion of certain convertible debentures from October through December 1999; and (e) the expected exercise of warrants by Pequot Equity Fund II, L.P. and certain other investors to purchase 2,401,040 shares of common stock.

     - our cash and cash equivalents and capitalization, on the pro forma basis described above, as adjusted to reflect the estimated net proceeds from this offering after deducting underwriting discounts and commissions and estimated offering expenses.

     This table should be read in conjunction with "Use of Proceeds," "Pro Forma Condensed Consolidated Financial Information" and related notes and our consolidated financial statements and related notes included elsewhere in this prospectus.

                                                                  AS OF SEPTEMBER 30, 1999
                                                            ------------------------------------
                                                                                      PRO FORMA
                                                             ACTUAL     PRO FORMA    AS ADJUSTED
                                                            --------    ---------    -----------
                                                                   (DOLLARS IN THOUSANDS)
Cash and cash equivalents.................................  $  7,815    $ 24,592      $127,155
                                                            ========    ========      ========
Total long-term obligations...............................    22,198       1,096         1,096
Stockholders' equity:
  Preferred stock, no par value; 20,000,000 shares
     authorized, none issued or outstanding...............        --          --            --
  Common stock, $0.0001 par value, 300,000,000 shares
     authorized, 9,194,111 issued and outstanding;
  59,404,530 issued and outstanding, pro forma; and
     64,404,530 issued and outstanding, pro forma as
     adjusted.............................................         3           6             6
  Additional paid-in capital..............................    27,434     245,839       348,402
Loan receivable from employee.............................    (1,750)     (1,750)       (1,750)
Warrants..................................................                60,000        60,000
Accumulated deficit.......................................   (29,299)    (28,946)      (28,946)
Cumulative foreign currency translation adjustment........      (183)       (190)         (190)
                                                            --------    --------      --------
Total stockholders' equity (deficit)......................    (3,795)    274,959       377,522
                                                            --------    --------      --------
          Total capitalization............................  $ 18,403    $276,055      $378,618
                                                            ========    ========      ========

                                    DILUTION

     The net tangible book value of common stock as of September 30, 1999 was $15.9 million or approximately $1.73 per share. Net tangible book value per share represents the amount of our stockholders' equity, less intangible assets, divided by the number of shares of common stock outstanding.

     Net tangible book value dilution per share represents the difference between the following:

     (1) the amount paid per share by purchasers of common stock in this offering, and

     (2) the adjusted net tangible book value per share of purchasers of common stock in this offering immediately after completion of this offering

     After giving effect to our sale of 5,000,000 shares of common stock in this offering, our adjusted net tangible book value as of September 30, 1999, based
on the initial public offering price of                per share, was
$               or $     per share of common stock. This represents an immediate
increase in net tangible book value of $               per share to existing
stockholders and an immediate dilution of net tangible book value of
$               per share to you. The following table illustrates this dilution:

Public offering price per share of common stock.............          $
Net tangible book value per share of common stock as of
  September 30, 1999........................................  $
Net increase in net tangible book value per share of common
  stock attributable to cash payment from this offering.....  $
                                                              -----
Pro forma net tangible book value per share as of September
  30, 1999 after giving effect to the offering..............          $
                                                                      -----
Immediate dilution per share to new investors...............          $
                                                                      =====

     The table above assumes no exercise of outstanding options, warrants or convertible debt. As of January 31, 2000, there were 6,308,600 shares of common stock issuable upon exercise of outstanding options at a weighted average exercise price of $8.33 per share, 7,468,066 shares of common stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $7.91 per share and 918,283 shares of common stock issuable upon the conversion of $898,660 aggregate principal amount of our convertible debentures outstanding at a weighted average conversion price of $0.98 per share. The tables above also assume no exercise of the underwriters' overallotment option. To the extent that any shares are issued in connection with outstanding options, warrants, convertible debentures or the underwriters' overallotment option, you will experience further dilution. See "Management" and "Underwriting."

                                  ACQUISITIONS

     As part of our growth strategy, from October 15, 1999 through February 2, 2000, we acquired five businesses. Since then, we have announced definitive agreements to acquire two additional businesses. The following table presents certain information with respect to these completed and pending acquisitions.

                                                                                         REVENUE FOR THE
                                                                                        NINE MONTHS ENDED
         COMPLETED ACQUISITIONS              CLOSING DATE       PURCHASE PRICE(1)      SEPTEMBER 30, 1999       PRIMARY MARKETS
         ----------------------              ------------     ---------------------   ---------------------     ---------------
                                                              (DOLLARS IN MILLIONS)   (DOLLARS IN MILLIONS)
Executive LAN Management, Inc. d/b/a       October 15, 1999           $66.0(2)                $16.6           Southern California
  Micro Visions

CN Networks, Inc.                          November 5, 1999           $13.0                   $ 5.9           Northern California

Async Technologies, Inc.                   November 29, 1999          $19.4(2)                $ 6.2           Midwest

KNS Holdings Limited                       December 22, 1999          $44.0                   $15.8           United Kingdom

Vertical Software, Inc.                    January 31, 2000           $26.0                   $ 9.5           Mid-Atlantic

PENDING ACQUISITIONS

MicroLan Systems, Inc., d/b/a Madison                                 $59.7                   $16.7           New York and
  Technology Group, Madison Consulting                                                                        New Jersey
  Resources, Inc. and Madison Consulting
  Resources NJ, Inc.

Charon Systems, Inc.                                                  $31.2                   $ 9.3           Canada

-------------------------
(1) Total purchase price including cash and common stock has been determined based on terms contained in the relevant acquisition agreements.

(2) Includes the value of common shares issuable to former shareholders upon the satisfaction of certain performance criteria in 1999, which management believes have been satisfied.

COMPLETED ACQUISITIONS

Micro Visions

     On October 15, 1999, we acquired Executive LAN Management, Inc., which conducted business as Micro Visions, for a purchase price of $12.0 million in cash, 6.0 million shares of our common stock and contingent consideration of 2.4 million shares of our common stock, which management believes have been satisfied. Micro Visions was among North America's leading server-based computing integrators using Citrix products in 1998.

CN Networks

     On November 5, 1999, we acquired CN Networks, Inc. for a purchase price of $3.9 million in cash and 1,181,816 shares of our common stock. CN Networks is one of the leading server-based computing integrators using Citrix products in Northern California.

Async Technologies

     On November 29, 1999, we acquired Async Technologies, Inc. for a purchase price of $6.0 million in cash and 1,298,705 shares of our common stock. In addition, the selling shareholders of Async may be issued up to an additional 519,481 shares of our common stock based on the satisfaction of certain performance criteria in 1999, which management believes have been satisfied. Async Technologies is one of the leading server-based computing integrators using Citrix products in the Great Lakes region of the United States.

KNS Holdings

     On December 22, 1999, we acquired KNS Holdings Limited, which conducted business as KNS Distribution, for a purchase price of $5 million in cash and 2,160,307 shares of our common stock. KNS is the largest distributor of Citrix products and related services outside of the United States.

Vertical Software, Inc.

     On January 31, 2000, we acquired Vertical Software, Inc. for $7.0 million in cash and 1,026,316 shares of our common stock. VSI was the leading server-based computing integrators using Citrix products in the D.C. metro area.

PENDING ACQUISITIONS

Madison Technology Group of Companies

     We have a definitive agreement to acquire MicroLan Systems, Inc. (doing business as Madison Technology Group), Madison Consulting Resources, Inc. and Madison Consulting Resources NJ, Inc. for $6.5 million in cash, a promissory note in the amount of $7.3 million and 1,975,170 shares of our common stock. These companies are among the leading server-based computing integrators using Citrix products in the New York and New Jersey markets.

Charon Systems, Inc.

     We have a definitive agreement to acquire Charon Systems, Inc. for $7.0 million in cash and 1,072,940 shares of our common stock. Charon Systems is headquartered in Toronto, Canada, and operates in eastern and central Canada.

             PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

     The following Unaudited Pro Forma Condensed Consolidated Balance Sheet (the "Pro Forma Balance Sheet") has been prepared based upon the historical condensed consolidated balance sheet of FutureLink Corp. as of September 30, 1999 and the balance sheets as of September 30, 1999 of the acquisitions that were completed or are pending completion through February 11, 2000. The Pro Forma Balance Sheet gives effect to: (a) the acquisitions that were completed subsequent to September 30, 1999; (b) pending acquisitions as of February 11, 2000; (c) the October and November 1999 financings by Pequot Private Equity Fund II, L.P. and its affiliates; (d) the conversion of certain convertible debentures from October through December 1999; (e) the expected exercise of warrants by Pequot Equity Fund II, L.P. and certain other investors to purchase 2,401,040 shares of common stock; (f) $5.0 million in cash and issuance of warrants to SmallCaps for equity placement services; and (g) this offering and the application of the net proceeds as described under "Use of Proceeds," as if each had occurred as of September 30, 1999. The Unaudited Pro Forma Condensed Consolidated Statement of Operations (the "Pro Forma Statement of Operations" for the nine months ended September 30, 1999, and for the year ended December 31, 1998, give effect to:
(a) goodwill amortization for acquisitions completed or pending completion through February 11, 2000; and (b) interest expense for the shareholder notes payable, as if each had occurred as of January 1, 1998. Pro forma adjustments are described in the notes. See the accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Information.

     The Pro Forma Statement of Operations does not necessarily indicate the actual results of operations that we would have reported if the events described above had occurred as of January 1, 1998, nor does it necessarily indicate the results of our future operations. Furthermore, the pro forma results do not give effect to any cost savings or incremental costs that may occur as a result of the integration and consolidation of our completed or pending acquisitions. In the opinion of management, we have made all adjustments necessary to fairly present this pro forma financial information.

     We have accounted for all of our acquisitions using the purchase method of accounting.

     The Pro Forma Financial Information should be read in conjunction with "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and with the financial statements and the notes thereto for us and certain of our completed or pending acquisitions included elsewhere in this prospectus.

                                FUTURELINK CORP.

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                               SEPTEMBER 30, 1999
                                 (IN THOUSANDS)

                                             PRO FORMA WITH                                              PRO FORMA WITH
                                               COMPLETED       PENDING ACQUISITIONS                      COMPLETED AND
                                              ACQUISITIONS    -----------------------                       PENDING
                                                AND THIS        MADISON       CHARON                      ACQUISITIONS
                                                OFFERING        GROUP OF     SYSTEMS,    PRO FORMA          AND THIS
                                              (SCHEDULE 1)    COMPANIES(1)   INC.(2)    ADJUSTMENTS         OFFERING
                                             --------------   ------------   --------   -----------      --------------
ASSETS
Current assets.............................     $161,405         $6,887       $2,422     $(13,257)(A)       $157,457
Equipment and leasehold improvements,
  net......................................        4,651            351          193           --              5,195
Goodwill, net..............................      171,461             --           --       89,273(A)         260,734
Other long-term assets.....................          515             59           --         (173)(A)            401
                                                --------         ------       ------     --------           --------
    Total assets...........................     $338,032         $7,297       $2,615     $ 75,843           $423,787
                                                ========         ======       ======     ========           ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Line of credit.............................     $  2,245         $2,600       $   --     $     --           $  4,845
Other current liabilities..................       26,609          3,671        2,056        7,250(B)          39,586
Long-term debt, net of current portion.....           31             --           --           --                 31
Convertible debentures, net................          948             --                        --                948
Deferred income taxes......................          855             --           36           --                891
Stockholders' equity.......................      307,344          1,026          523       68,593(B)         377,486
                                                --------         ------       ------     --------           --------
    Total liabilities and stockholders'
      equity...............................     $338,032         $7,297       $2,615     $ 75,843           $423,787
                                                ========         ======       ======     ========           ========

-------------------------
(1) Reflects a combination of Microlan Systems, Inc. "DBA" Madison Technology Group, Madison Consulting Resources, Inc. and Madison Consulting Resources NJ, Inc. All material intercompany transactions have been eliminated.

(2) The functional currency of Charon is the Canadian Dollar. Accordingly, we have translated the assets and liabilities into U.S. dollars at an exchange rate of CDN $1.4674 per US $1.00, the exchange rate in effect at September 30, 1999. We include gains and losses that result from translation assets and liabilities into U.S. dollars in stockholders' equity as a cumulative foreign currency translation adjustment.

                                                                     SCHEDULE 1

                                FUTURELINK CORP.

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                               SEPTEMBER 30, 1999
                                 (IN THOUSANDS)

                                                                                                                      PRO FORMA
                                                          COMPLETED ACQUISITIONS                                         WITH
                                         ---------------------------------------------------------                    COMPLETED
                                            MICRO          CN                          VERTICAL       PRO FORMA      ACQUISITIONS
                            FUTURELINK     VISIONS      NETWORKS   ASYNC    KNS(1)   SOFTWARE INC    ADJUSTMENTS     AND OFFERING
                            ----------   ------------   --------   ------   ------   -------------   -----------     ------------
ASSETS
Current assets............   $ 9,923        $4,964       $2,234    $1,796   $8,736      $2,556        $131,196(C)      $161,405
Equipment and leasehold
  improvements, net.......     2,597         1,019           37       128      716         154              --            4,651
Goodwill..................     6,452            --           --        --       --          --         165,009(C)       171,461
Other long-term assets....     3,363            44           47         7      538           6          (3,490)(C)          515
                             -------        ------       ------    ------   ------      ------        --------         --------
         Total assets.....   $22,335        $6,027       $2,318    $1,931   $9,990      $2,716        $292,715         $338,032
                             =======        ======       ======    ======   ======      ======        ========         ========
LIABILITIES AND
  STOCKHOLDERS' EQUITY
  (DEFICIT)
Line of credit............   $    --        $1,394       $  527    $  324   $   --      $   --        $     --         $  2,245
Other current
  liabilities.............     3,077         4,226        1,269     1,528    8,481       1,448           6,580(D)        26,609
Long-term debt, net of
  current portion.........        28            --            3        --       --          --              --               31
Convertible debentures,
  net.....................    22,170            --           --        --       --          --         (21,222)(D)          948
Minority interest.........                      --           --        --      346          --            (346)(D)           --
Deferred income taxes.....       855            --           --        --       --          --              --              855
Stockholders' equity
  (deficit)...............    (3,795)          407          519        79    1,163       1,268         307,703(D)       307,344
                             -------        ------       ------    ------   ------      ------        --------         --------
Total liabilities and
  stockholders' equity
  (deficit)...............   $22,335        $6,027       $2,318    $1,931   $9,990      $2,716        $292,715         $338,032
                             =======        ======       ======    ======   ======      ======        ========         ========

-------------------------
(1) The functional currency of KNS is the Pound Sterling. Accordingly, we have translated the assets and liabilities into U.S. dollars at an exchange rate of L0.6191 per US$1.00, the exchange rate in effect at September 30, 1999. We include gains and losses that result from translating assets and liabilities into U.S. dollars in stockholders' equity as a cumulative foreign currency translation adjustment.

                                FUTURELINK CORP.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                PENDING ACQUISITIONS
                                             PRO FORMA WITH   -------------------------                  PRO FORMA WITH
                                               COMPLETED        MADISON        CHARON                    COMPLETED AND
                                              ACQUISITIONS      GROUP OF      SYSTEMS,     PRO FORMA        PENDING
                                              (SCHEDULE 2)    COMPANIES(1)    INC.(2)     ADJUSTMENTS     ACQUISITIONS
                                             --------------   ------------   ----------   -----------    --------------
Revenue....................................   $    58,910      $   16,648    $    9,294    $     --       $    84,852
                                              -----------      ----------    ----------    --------       -----------
Operating expenses:
  Cost of sales, excluding depreciation....        41,752          12,009         7,264          --            61,025
  Selling, general and administrative......        23,308           3,754         1,850          --            28,912
  Depreciation and amortization of goodwill
    and other intangible assets............        26,974              --            33      13,391(E)         40,398
                                              -----------      ----------    ----------    --------       -----------
Income (loss) from operations..............       (33,124)            885           147     (13,391)          (45,483)
Interest expense, net(3)...................        11,792             175             4         381(H)         12,352
                                              -----------      ----------    ----------    --------       -----------
Income (loss) before provision (benefit)
  for income taxes.........................       (44,916)            710           143     (13,772)          (57,835)
Provision (benefit) for income taxes.......           255              37            61          --               353
                                              -----------      ----------    ----------    --------       -----------
Income (loss) from continuing operations...   $   (45,171)     $      673    $       82    $(13,772)      $   (58,188)
                                              ===========      ==========    ==========    ========       ===========
Loss per share from continuing
  operations -- basic and diluted..........                                                               $     (0.90)
                                                                                                          ===========
Weighted average shares(4).................    61,359,480       1,975,110     1,072,940                    64,407,530
                                              ===========      ==========    ==========                   ===========

-------------------------
(1) Reflects a combination of Microlan Systems, Inc. "DBA" Madison Technology Group, Madison Consulting Resources, Inc. and Madison Consulting Resources NJ, Inc. All material intercompany transactions have been eliminated.

(2) The functional currency of Charon is the Canadian Dollar. Accordingly, we have translated the revenue and expenses into U.S. dollars at an exchange rate of CDN$1.4867 per US$1.00, the average exchange rate during the period translated.

(3) Includes amortization of deferred financing fees and debt discount.

(4) The weighted average number of shares outstanding and the loss per share have been adjusted to reflect a reverse stock split of 5 to 1 on June 1, 1999.

                                                                      SCHEDULE 2

                                FUTURELINK CORP.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                     COMPLETED ACQUISITIONS
                                              ---------------------------------------------------------------------
                                                                                                        VERTICAL       PRO FORMA
                                 FUTURELINK   MICRO VISIONS   CN NETWORKS     ASYNC        KNS(1)     SOFTWARE INC.   ADJUSTMENTS
                                 ----------   -------------   -----------   ----------   ----------   -------------   ------------
Revenue........................  $    5,037    $   16,557     $    5,899    $    6,209   $   15,855    $    9,458     $     (105)(F)
                                 ----------    ----------     ----------    ----------   ----------    ----------     ----------
Operating expenses:
    Cost of sales, excluding
      depreciation.............       6,793        10,774          3,825         4,244       11,177         4,939             --
    Selling, general and
      administrative...........       6,626         6,594          1,900         1,272        4,130         3,237           (451)(G)
    Depreciation and
      amortization of goodwill
      and other intangible
      assets...................       1,943            84             25            36          106            30         24,750(E)
                                 ----------    ----------     ----------    ----------   ----------    ----------     ----------
Income (loss) from
  operations...................     (10,325)         (895)           149           657          442         1,252        (24,404)
Interest expense, net(2).......      11,155            12             34            30          198             5            358(H)
                                 ----------    ----------     ----------    ----------   ----------    ----------     ----------
Income (loss) before provision
  (benefit) for income taxes...     (21,480)         (907)           115           627          244         1,247        (24,762)
Provision (benefit) for income
  taxes........................        (356)           --             34            --           97           480             --
                                 ----------    ----------     ----------    ----------   ----------    ----------     ----------
  Income (loss) from continuing
    operations.................  $  (21,124)   $     (907)    $       81    $      627   $      147    $      767     $  (24,762)
                                 ==========    ==========     ==========    ==========   ==========    ==========     ==========
Loss per share from continuing
  operations -- basic and
  diluted......................  $    (3.23)
                                 ==========
Weighted average shares(3).....   6,534,575     7,200,000      1,181,818     1,298,705    2,160,307     1,026,316     41,957,759
                                 ==========    ==========     ==========    ==========   ==========    ==========     ==========

                                  PRO FORMA
                                     WITH
                                  COMPLETED
                                 ACQUISITIONS
                                 AND OFFERING
                                 ------------
Revenue........................  $    58,910
                                 -----------
Operating expenses:
    Cost of sales, excluding
      depreciation.............       41,752
    Selling, general and
      administrative...........       23,308
    Depreciation and
      amortization of goodwill
      and other intangible
      assets...................       26,974
                                 -----------
Income (loss) from
  operations...................      (33,124)
Interest expense, net(2).......       11,792
                                 -----------
Income (loss) before provision
  (benefit) for income taxes...      (44,916)
Provision (benefit) for income
  taxes........................          255
                                 -----------
  Income (loss) from continuing
    operations.................  $   (45,171)
                                 ===========
Loss per share from continuing
  operations -- basic and
  diluted......................        (0.74)
                                 ===========
Weighted average shares(3).....   61,359,480
                                 ===========

-------------------------
(1) The functional currency of KNS is the Pound Sterling. Accordingly, we have translated the revenue and expenses into U.S. dollars at an exchange rate of L0.6199 per US$1.00, the average exchange rate during the period translated.

(2) Includes amortization of deferred financing fees and debt discount.

(3) The weighted average number of shares outstanding and the loss per share have been adjusted to reflect a reverse stock split of 5 to 1 on June 1, 1999.

                                FUTURELINK CORP.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                                PRO FORMA WITH
                                                        PENDING ACQUISITIONS                     COMPLETE AND
                                        PRO FORMA      -----------------------                     PENDING
                                      WITH COMPLETED     MADISON       CHARON                    ACQUISITIONS
                                       ACQUISITIONS      GROUP OF     SYSTEMS,    PRO FORMA        AND THIS
                                       (SCHEDULE 3)    COMPANIES(1)   INC.(2)    ADJUSTMENTS       OFFERING
                                      --------------   ------------   --------   -----------    --------------
Revenue.............................   $    55,901       $10,889      $11,758     $     --       $    78,548
                                       -----------       -------      -------     --------       -----------
Operating expenses:
  Cost of sales, excluding
    depreciation....................        41,021         7,741        9,632           --            58,394
  Selling, general and
    administrative..................        15,765         2,988        1,752           --            20,505
  Depreciation and amortization
    goodwill and other intangible
    assets..........................        33,985            --           25       17,855(I)         51,865
                                       -----------       -------      -------     --------       -----------
Income (loss) from operations.......       (34,870)          160          349      (17,855)          (52,216)
Interest expense, net(3)............         2,215            98            2          508(j)          2,823
                                       -----------       -------      -------     --------       -----------
Income (loss) before provision
  (benefit) for income taxes........       (37,085)           62          347      (18,363)          (55,039)
Provision (benefit) for income
  taxes.............................           669             9          124           --               802
                                       -----------       -------      -------     --------       -----------
Income (loss) from continuing
  operations........................   $   (37,754)      $    53      $   223     $(18,363)      $   (55,841)
                                       ===========       =======      =======     ========       ===========
Loss per share from continuing
  operations -- basic and diluted...                                                             $      (.98)
                                                                                                 ===========
Weighted average shares(4)..........    54,197,271     1,975,110      1,072,940                   57,245,321
                                                                                                 ===========

-------------------------
(1) Reflects a combination of Microlan Systems, Inc. "DBA" Madison Technology Group, Madison Consulting Resources, Inc. and Madison Consulting Resources NJ, Inc. All material intercompany transactions have been eliminated.

(2) The functional currency of Charon is the Canadian Dollar. Accordingly, we have translated the revenue and expenses into U.S. dollars at the exchange rate of $1.4831 per US $1.00, the average exchange rate during the period translated.

(3) Includes amortization of deferred financing fees and debt discount.

(4) The weighted average number of shares outstanding and the loss per share have been adjusted to reflect a reverse stock split of 5 to 1 on June 1, 1999.

                                                                      SCHEDULE 3

                                FUTURELINK CORP.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                            COMPLETED ACQUISITIONS
                                                      ------------------------------------------------------------------
                                                        MICRO                                                VERTICAL
                                         FUTURELINK    VISIONS     CN NETWORKS     ASYNC        KNS(1)     SOFTWARE INC.
                                         ----------   ----------   -----------   ----------   ----------   -------------
Revenue................................  $    2,437   $   13,669   $    5,568    $    6,056   $   18,382    $    9,789
                                         ----------   ----------   ----------    ----------   ----------    ----------
Operating expenses:
  Cost of sales, excluding
    depreciation.......................       4,542        8,495        3,179         4,095       15,080         5,630
  Selling, general and
    administrative.....................       1,860        4,270        2,147         1,706        2,912         2,870
  Depreciation and amortization of
    goodwill and other intangible
    assets.............................         787           39           83            38           --            38
                                         ----------   ----------   ----------    ----------   ----------    ----------
Income (loss) from operations..........      (4,752)         865          159           217          390         1,251
Interest expense, net(2)...............       1,333           10           41            33          337           (16)
                                         ----------   ----------   ----------    ----------   ----------    ----------
Income (loss) before provision
  (benefit) for income taxes...........      (6,085)         855          118           184           53         1,267
Provision (benefit) for income taxes...        (205)         178           37            60          116           483
                                         ----------   ----------   ----------    ----------   ----------    ----------
Income (loss) from continuing
  operations...........................  $   (5,880)  $      677   $       81    $      124   $      (63)   $      784
                                         ==========   ==========   ==========    ==========   ==========    ==========
Loss per share from continuing
  operations -- basic and diluted......  $    (1.86)
                                         ==========
Weighted average shares(3).............   3,169,314    7,200,000    1,181,818     1,298,705    2,160,307     1,026,316
                                         ==========   ==========   ==========    ==========   ==========    ==========

                                                                     PRO FORMA
                                                                        WITH
                                                      PRO FORMA      COMPLETED
                                         FUTURELINK  ADJUSTMENTS    ACQUISITIONS
                                         ----------  -----------    ------------
Revenue................................  $    2,437  $       --      $   55,901
                                         ----------  ----------      ----------
Operating expenses:
  Cost of sales, excluding
    depreciation.......................       4,542          --          41,021
  Selling, general and
    administrative.....................       1,860          --          15,765
  Depreciation and amortization of
    goodwill and other intangible
    assets.............................         787      33,000(I)       33,985
                                         ----------  ----------      ----------
Income (loss) from operations..........      (4,752     (33,000)        (34,870)
Interest expense, net(2)...............       1,333         477(J)        2,215
                                         ----------  ----------      ----------
Income (loss) before provision
  (benefit) for income taxes...........      (6,085     (33,477)        (37,085)
Provision (benefit) for income taxes...        (205          --             669
                                         ----------  ----------      ----------
Income (loss) from continuing
  operations...........................  $   (5,880  $  (33,477)     $  (37,754)
                                         ==========  ==========      ==========
Loss per share from continuing
  operations -- basic and diluted......  $    (1.86                  $    (2.14)
                                         ==========
Weighted average shares(3).............   3,169,314   1,639,847      17,676,705
                                         ==========  ==========      ==========

-------------------------
(1) Balance represents the twelve months ended February 28, 1999, which represented KNS' historical fiscal year end. The functional currency of KNS is the Pound Sterling. Accordingly, we have translated the revenue and expenses into U.S. dollars at the exchange rate of L0.6207 per US$1.00, the average exchange rate during the period translated.

(2) Includes amortization of deferred financing fees and debt discounts.

(3) The weighted average number of shares outstanding and the loss per share have been adjusted to reflect a reverse stock split of 5 to 1 on June 1, 1999.

                          NOTES TO UNAUDITED PRO FORMA
                  CONDENSED CONSOLIDATED FINANCIAL INFORMATION

BALANCE SHEETS

     We paid aggregate consideration for the acquisitions completed or are pending through February 11, 2000 of $168.4 million and $90.9 million, respectively, and incurred additional direct acquisition costs of approximately $9.4 million for a total purchase price of completed acquisitions of $259.3. We have allocated the excess of the purchase price over the book value of the net assets acquired for each of the acquisitions to tangible and intangible assets, based on our estimate of the fair value of the net assets acquired. It is not practicable at this time for us to determine the fair value of each asset acquired and liability assumed in these acquisitions. As a result, we have used the net book value of certain assets and liabilities as an estimate of fair value for pro forma purposes. Accordingly, the allocation of the aggregate purchase price illustrated below (in millions) should be considered preliminary and subject to further adjustment upon completion of all procedures necessary to determine the fair values of the assets acquired and liabilities assumed.

Completed Acquisitions:

Current assets..............................................  $ 20.3
Equipment and leasehold improvements, net...................     2.0
Goodwill....................................................   165.0
Other long-term assets......................................     0.6
Current liabilities.........................................   (19.2)
Other long-term liabilities.................................    (0.3)
                                                              ------
          Purchase price of completed acquisitions..........  $168.4
                                                              ======

Pending Acquisitions:

Current assets..............................................  $ 9.3
Equipment and leasehold improvements........................    0.6
Goodwill....................................................   89.3
Current liabilities.........................................   (8.3)
                                                              -----
          Purchase price of pending acquisitions............  $90.9
                                                              =====

     We have assumed our completed and pending acquisitions to be financed with cash, common stock, and the net proceeds from our 1999 private equity placement and this offering, as follows (in millions):

Completed Acquisitions:

Fair value of common stock issued...........................  $127.8
Issuance of notes to former shareholders (KNS)..............     6.7
Proceeds from the private placement offering................    33.9
                                                              ------
          Purchase price of completed acquisitions..........  $168.4
                                                              ======

                          NOTES TO UNAUDITED PRO FORMA
            CONDENSED CONSOLIDATED FINANCIAL INFORMATION (CONTINUED)

Pending Acquisitions:

Fair value of common stock issued...........................  $70.2
Issuance of notes to former shareholders (Madison Group)....    7.3
Proceeds from the public offering...........................   13.4
                                                              -----
          Purchase price of pending acquisitions............  $90.9
                                                              =====

Financings:

     During October and November, 1999, the Company completed a private placement of $50.0 million gross proceeds through the issuance of 9,090,909 common shares and warrants to purchase 2,401,040 common shares. The warrants are exercisable for up to five years at an exercise price of $8.50 per share. The company received $30.0 million upon initial closing. $13.0 million was received on November 5, 1999 after the satisfaction of conditions relating to the conversion of existing debt. The remaining $7.0 million was received on November 12, 1999. A finance fee of 6% or $3.0 million was paid to the placement agent. The Company also issued 909,091 common share purchase warrants to the placement agent. The warrants are exercisable for up to five years at an exercise price of $8.50 per share. Additional costs of the issue are expected to be $1.0 million. In February 2000, the Company expects to receive proceeds of $18.1 million for the exercise of warrants in connection with the $50.0 million private placement.

     During October, 1999, $15,000,000 of 8% senior subordinated convertible promissory notes converted into 2,727,172 common shares. Warrants, to purchase an additional 711,805 common shares were also issued. The warrants are exercisable for up to five years at an exercise price of $8.50 per common share.

     In November 1999, 5,988,824 common shares were issued in relations to the conversion of $5,090,500 of 8% senior subordinated convertible promissory notes. In addition, 3,529,808 common shares were issued on the exercise of 3,709,000 warrants primarily on a non cash basis. These warrants were issued in connection with the original issuance of the promissory notes.

     In November 1999, 3,799,974 shares were issued on a non cash basis relating to the exercise of 4,000,001 warrants. These warrants included 2,000,000 previously issued as a placement fee in relation to the issuance of 8% senior subordinated convertible promissory notes, as well as 2,000,001 previously issued for advisory services.

     In December 1999, Thomson Kernaghan & Co. Limited (TK), agreed to convert their remaining $1.5 million of 10% convertible debentures and their remaining warrants to purchase 1,129,534 shares of common stock into 3,007,867 shares of common stock.

                          NOTES TO UNAUDITED PRO FORMA
            CONDENSED CONSOLIDATED FINANCIAL INFORMATION (CONTINUED)

     The accompanying Pro Forma Balance Sheet as of September 30, 1999 reflects the following pro forma adjustments:

          (A) Pro forma adjustments to assets consist of the following (dollars in millions):

                                                              ASSETS     GOODWILL
                                                              -------    --------
Acquisition Adjustments:
Record goodwill related to acquired companies...............  $   --      $89.3
                                                              ------      -----
          Total acquisition adjustments.....................      --       89.3
                                                              ======      =====
Use of Proceeds Adjustment
Record cash used in acquisition.............................   (13.4)        --
                                                              ------      -----
          Total use of proceeds adjustment..................   (13.4)        --
                                                              ------      -----
          Total proforma adjustments........................  $(13.4)     $89.3
                                                              ======      =====

                                     32.0.1

                          NOTES TO UNAUDITED PRO FORMA
            CONDENSED CONSOLIDATED FINANCIAL INFORMATION (CONTINUED)

          (B) Pro forma adjustments to liabilities and stockholders' equity consist of the following (dollars in millions):

                                                                             STOCKHOLDERS'
                                                              LIABILITIES       EQUITY
                                                              -----------    -------------
Acquisition Adjustments:
Reverse equity not assumed in connection with the probable
  acquisitions..............................................     $ --           $ (1.6)
Record common stock issued to finance the probable
  acquisitions..............................................       --             70.2
Issuance of notes to shareholders due and payable in March
  2000......................................................      7.3               --
                                                                 ----           ------
          Total acquisition adjustments.....................     $7.3           $ 68.6
                                                                 ====           ======

                                      32.1

                          NOTES TO UNAUDITED PRO FORMA
            CONDENSED CONSOLIDATED FINANCIAL INFORMATION (CONTINUED)

        (C) Pro forma adjustments to assets consist of the following (dollars in millions):

                                                              CURRENT              OTHER LONG-
                                                              ASSETS    GOODWILL   TERM ASSETS
                                                              -------   --------   -----------
Acquisition Adjustments:
Record goodwill related to acquired companies, net..........  $   --     $165.0       $  --
Elimination of intercompany receivables.....................    (0.1)
Reversal of deposits paid to acquired entities..............      --         --        (3.5)
                                                              ------     ------       -----
          Total acquisition adjustments.....................    (0.1)     165.0        (3.5)
                                                              ------     ------       -----
Capital Financing Adjustments:
Receipt of funds from public equity offering, net of fees...   102.6         --          --
$50 million private placement, net of offering costs........    46.0         --          --
Proceeds received from exercise of warrants related to $50
  million private placement. See "Financings."..............    18.1         --          --
Record cash used in acquisitions............................   (30.4)        --          --
Cash to SmallCaps for equity placement services.............    (5.0)        --          --
                                                              ------     ------       -----
          Total use of proceeds adjustment..................   131.3         --          --
                                                              ------     ------       -----
          Total pro forma adjustments.......................  $131.2     $165.0       $(3.5)
                                                              ------     ------       -----

        (D) Pro forma adjustments to liabilities and stockholders' equity consist of the following (dollars in millions):

                                                           CURRENT      CONVERTIBLE    STOCKHOLDERS'
                                                         LIABILITIES    DEBENTURES        EQUITY
                                                         -----------    -----------    -------------
Acquisition Adjustments:
Reverse equity not assumed in connection with the 1999
  acquisitions we completed through December 31,
  1999.................................................     $  --         $   --          $  (3.3)
Elimination of intercompany payables...................      (0.1)            --               --
Note payable issued to KNS in consideration for
  completed transaction payable in March 2000..........       6.7             --               --
Conversion of convertible debentures. See
  "Financings".........................................        --          (15.0)            15.0
Conversion of convertible debentures. See
  "Financings".........................................        --           (4.7)             4.7
Exercise of 2,401,040 warrants. See "Financings".......        --                            18.2
Record net common stock issued in private equity
  placement............................................        --             --             46.0
Conversion of convertible debentures...................        --           (1.6)             1.6
Stock issued as consideration for completed
  acquisitions.........................................        --             --            127.9
Record common stock issued in public offering, net.....        --             --            102.6
Record buyout of minority interest.....................      (0.3)            --               --
Issuance of warrants to SmallCaps for equity placement
  services -- $60 million..............................        --             --               --
Cash to SmallCaps for equity placement services........        --             --             (5.0)
                                                            -----         ------          -------
          Total acquisition adjustments................       6.3          (21.3)           307.7
                                                            -----         ------          -------
          Total pro forma adjustments..................     $ 6.3         $(21.3)         $ 307.7
                                                            =====         ======          =======

                          NOTES TO UNAUDITED PRO FORMA
            CONDENSED CONSOLIDATED FINANCIAL INFORMATION (CONTINUED)

STATEMENT OF OPERATIONS

Pro Forma Adjustments

     The accompanying Pro Forma Statement of Operations for the nine months ended September 30, 1999 reflects the following pro forma adjustments:

                                                                   EXPENSES   REVENUE
                                                                   --------   --------
(E)  To adjust goodwill amortization based on an amortization rate of 5 years for the nine months ended September 30,
     1999.                                                         $38,141     $  --
(F)  During the nine months ended September 30, 1999, FutureLink obtained services totaling $105,000 from Micro Visions. This intercompany transaction has been eliminated by reducing
     revenue by $105,000.                                               --      (105)
(G)  Reversal of $105,000 intercompany expenses as discussed in pro forma adjustment (F) and the reversing of minority
     interest related to KNS of $346,000.                             (451)       --
(H)  Interest expense for the nine months ended September 30,
     1999 related to shareholder notes for KNS and Madison
     acquisitions.                                                     739        --

     The accompanying Pro Forma Statement of Operations for the year ended December 31, 1998 reflects the following pro forma adjustments:

(I)  To adjust goodwill amortization based on an amortization rate of 5 years for the twelve months ended December 31,
     1998.                                                          50,855        --
(J)  Interest expense for the twelve months ended December 31,
     1998 related to shareholders notes for KNS and Madison
     acquisitions.                                                     985        --

WEIGHTED AVERAGE SHARES

     The weighted average number of shares outstanding has been adjusted to give effect to the shares issued upon the acquisitions of Micro Visions, CNI, Async, KNS and VSI as though the shares had been outstanding from the beginning of the period. The weighted average number of shares outstanding has also been adjusted for shares issued with respect to the private placement, conversion of debt and exercise of warrants as though the shares had been outstanding from the beginning of the period or the date of issuance, if later. The weighted average number of shares outstanding includes all contingent share

                          NOTES TO UNAUDITED PRO FORMA
            CONDENSED CONSOLIDATED FINANCIAL INFORMATION (CONTINUED)

consideration as if all performance criteria had been met. The weighted average number of shares outstanding has been calculated as follows:

                                                  NUMBER OF SHARES
                                                         FOR            NUMBER OF SHARES
                                                  NINE MONTHS ENDED      FOR YEAR ENDED
                                                 SEPTEMBER 30, 1999     DECEMBER 31, 1998
                                                 -------------------    -----------------
FutureLink.....................................       4,035,021             4,035,021
Pequot.........................................       2,401,040             2,401,040
Micro Visions..................................       8,400,000             8,400,000
Madison........................................       1,975,170             1,975,170
CNI............................................       1,181,816             1,181,816
GKM............................................       9,090,909             9,090,909
Async..........................................       1,738,445             1,738,445
KNS............................................       2,160,307             2,160,307
Vertical Software..............................       1,026,316             1,026,316
Charon.........................................       1,072,940             1,072,940
Commonwealth...................................      18,635,974            18,635,974
TK.............................................       5,527,383             5,527,383
Warrant exercise...............................       2,159,209                   n/a
Offering.......................................       5,000,000                   n/a
                                                     ----------            ----------
          Total................................      64,404,530            57,245,321
                                                     ----------            ----------

     Diluted weighted average shares does not differ from basic earnings per share.

BALANCE SHEET -- PENDING ACQUISITIONS

PENDING ACQUISITIONS

     The weighted average number of shares outstanding has been further adjusted to give effect to the shares issued upon acquisition of Microlan Systems, Inc., Madison Consulting Resources, Inc., Madison Consulting Resources NJ, Inc. and Charon Systems, Inc. as though they had been outstanding as at the beginning of the period. The weighted average number of shares outstanding includes all contingent share consideration as all performance criteria had been met. The weighted average number of shares outstanding has been calculated as follows:

                                                   NUMBER OF SHARES
                                                   FOR NINE MONTHS      NUMBER OF SHARES
                                                        ENDED            FOR YEAR ENDED
                                                  SEPTEMBER 30, 1999    DECEMBER 31, 1998
                                                  ------------------    -----------------
Madison Group:
  Microlan Systems, Inc.........................      1,723,207             1,723,207
  Madison Consulting Resources, Inc.............         86,680                86,680
  Madison Consulting Resources NJ, Inc..........        165,223               165,223
Charon Systems, Inc.............................      1,072,940             1,072,940
                                                      ---------             ---------
          Total.................................      3,048,050             3,048,050
                                                      =========             =========

     Diluted earnings per share does not differ from basic earnings per share.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following historical selected consolidated financial data are derived from the consolidated financial statements of FutureLink Corp. contained elsewhere in their Prospectus. Information at December 31, 1997 and 1998 and for the years then ended and at September 30, 1999 and for the nine months then ended have been derived from financial statements which have been audited by Ernst & Young LLP, Independent Auditors and Chartered Accountants. The financial data for the nine month period ended September 30, 1998 is derived from unaudited financial statements. The unaudited financial statements include all adjustments consisting of normal recurring accruals which we consider necessary for a fair presentation of the financial position and the results of operations for this period. Operating results for the nine months ended September 30, 1999 are not necessarily indicative of the results that may be expected for the year ending December 31, 1999 or any future period. This data should be read in conjunction with the consolidated financial statements, related notes, and other financial information included in this Prospectus.

                                                                                            NINE MONTHS ENDED
                                                              YEAR ENDED DECEMBER 31,         SEPTEMBER 30,
                                                              -----------------------    ------------------------
                                                                1997         1998           1998          1999
                                                              --------    -----------    ----------    ----------
                                                                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:
Revenue.....................................................  $    --     $    2,437     $      623    $    5,037
                                                              -------     ----------     ----------    ----------
Expenses:
  Cost of sales, excluding depreciation.....................       --          4,542          2,672         6,793
  Selling, general and administrative.......................      737          1,860            933         6,626
  Depreciation, and amortization of goodwill and other
    intangible assets.......................................       --            787            167         1,943
                                                              -------     ----------     ----------    ----------
Loss from operations........................................     (737)        (4,752)        (3,149)      (10,325)
  Interest expense, net(1)..................................       --          1,333          1,233        11,155
                                                              -------     ----------     ----------    ----------
Loss before benefit for income taxes and extraordinary
  item......................................................     (737)        (6,085)        (4,382)      (21,480)
Benefit for income taxes....................................       --           (205)           (15)         (356)
                                                              -------     ----------     ----------    ----------
Loss before extraordinary item..............................     (737)        (5,880)        (4,367)      (21,124)
Extraordinary item..........................................       --             --             --          (845)
                                                              -------     ----------     ----------    ----------
Net loss....................................................  $  (737)    $   (5,880)    $   (4,367)   $  (21,969)
                                                              =======     ==========     ==========    ==========
Loss per share -- basic and diluted:
  Loss before extraordinary item............................  $ (8.24)    $    (1.86)    $    (1.61)   $    (3.23)
  Extraordinary item........................................       --             --             --         (0.13)
                                                              -------     ----------     ----------    ----------
  Net loss..................................................  $ (8.24)    $    (1.86)    $    (1.61)   $    (3.36)
                                                              =======     ==========     ==========    ==========
  Weighted average shares(2)................................   89,489      3,169,413      2,715,793     6,534,575
                                                              =======     ==========     ==========    ==========
OTHER DATA:
  EBITDA(3).................................................  $  (737)    $   (3,965)    $   (2,982)   $   (8,383)

                                                                DECEMBER 31,
                                                              -----------------       SEPTEMBER 30,
                                                               1997      1998             1999
                                                              ------    -------       -------------
                                                                       (DOLLARS IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:

Cash and cash equivalents...................................  $   --    $     7                $ 7,815
Total assets................................................      --     10,646                 22,335
Total debt..................................................      --      3,003                 22,198
Stockholders' equity (deficit)..............................     (24)     2,837                (3,795)

-------------------------
(1) Includes amortization of deferred financing fees and debt discount.

(2) Weighted average shares gives retroactive effect to a reverse stock split of 5 to 1 on June 1, 1999.

(3) EBITDA is defined as net income (loss) plus (i) extraordinary items, (ii) provision (benefit) for income taxes, (iii) interest expense, (iv) depreciation and amortization. EBITDA is presented not as an alternative measure of operating results or cash flow from operations (as determined in accordance generally accepted accounting principles), but because it is a widely accepted financial indicator of a company's ability to incur and service debt.

(4) No dividends have been declared or paid during any period presented.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion of our financial condition and results of operations should be read in conjunction with the consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements the accuracy of which involves risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons including, but not limited to, those discussed in "Risk Factors" and elsewhere in this prospectus. We disclaim any obligation to update information contained in any forward-looking statement.

Overview

     We provide server-based computing services and are an application service provider, or ASP.

     We introduced our ASP services in March 1999 and launched our sales program for ASP services in July 1999. We have built our server-based computing business through five acquisitions that we closed between October 20, 1999, and January 31, 2000. We also have signed definitive agreements to acquire two more server-based computing integrators.

     Our historical financial statements as of and for the year ended December 31, 1997 and 1998 and as of and for the nine-months ended September 30, 1998 and 1999 only reflect Futurelink's historical Canadian consulting business and Canadian ASP business. Our historical financial statements do no reflect any United States server-based computing business, ASP business or United Kingdom server-based computing distribution business nor our recently closed or pending acquisitions. The United States and United Kingdom businesses acquired since September 30, 1999 now represent a significant portion of our revenues, operations and employees.

     We had no active operations in 1997. On January 20, 1998, we acquired a 46% interest in FutureLink Alberta and changed our name from Core Ventures to FutureLink Corp. Effective November 23, 1998, we acquired a further 50.4% interest in FutureLink Alberta, bringing our total ownership in FutureLink Alberta to 96.4%. FutureLink Alberta focused on providing mid-sized businesses with ASP solutions. We accounted for our investment in FutureLink Alberta for the period January 20, 1998 to November 23, 1998 using the equity method of accounting for investments. FutureLink Alberta's results were consolidated into the results of its parent, FutureLink, from November 24, 1998 to December 31, 1998. On February 26, 1999, FutureLink Alberta became a wholly-owned subsidiary when FutureLink Corp. acquired the remaining 3.6% minority shares.

     Effective August 24, 1998, we acquired all of the outstanding shares of Riverview Management Corporation (renamed FutureLink/SysGold Ltd). FutureLink/SysGold owned SysGold, a Western Canadian information technology services company focused on outsourcing information technology services to mid-sized companies in the oil and gas sector. FutureLink/SysGold's results were consolidated into our results commencing August 24, 1998, when we acquired Riverview Management Corporation.

     Futurelink Alberta's results for the period January 20, 1998 to November 24, 1998 were not consolidated into our results because we did not own a control position (greater than 50%) in Futurelink Alberta until November 24, 1998.

     We included our 46% ownership percentage of Futurelink Alberta's losses in our income statement in loss of investee.

Our historical financial statements have the following major components:

     Revenue for the years ended December 31, 1997 and 1998 and the nine months ended September 30, 1998 and 1999 were mainly comprised of Canadian information technology outsourcing and business consulting revenues, related sale of hardware and software and ASP-related services.

     Cost of sales consists of costs of goods sold and cost of service delivery. Cost of goods sold reflects costs of hardware and software purchased for resale to customers. Cost of service delivery reflects personnel and operating costs related to our ASP and information technology outsourcing businesses. Our information technology outsourcing business cost of service delivery reflects our payroll and benefit costs for our outsourcing consultants who support the information technology activities of our clients. Our ASP cost of service delivery reflects the costs of the technical people and operational costs related to testing and operating our data center and installing and supporting software applications.

     Our selling general and administrative expenses include executive and administrative, selling, marketing, legal, accounting, consulting and travel expenses.

     Our depreciation expense consists of depreciation of fixed assets over their useful life (generally three years). Our fixed assets consist of servers and office equipment. Our amortization expense reflects intangible assets and goodwill related to acquisitions closed in 1998.

     Our 1998 financial statements only consolidate the results of FutureLink Alberta and SysGold for the periods after their acquisition by FutureLink.

NINE MONTHS ENDED SEPTEMBER 30, 1999 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1998

Revenue

     For the nine months ending September 30, 1999, we recorded total revenue of $5.0 million. Revenues for the same period in 1998 were $0.6 million. The main components of our revenue were:

                                                                  SEPTEMBER 30,
                                                              ---------------------
                                                                1999        1998
                                                              ---------   ---------
                                                              (DOLLARS IN MILLIONS)
Information technology outsourcing, consulting and other....   $  3.3      $  0.4
ASP.........................................................      0.3         0.0
Sale of hardware/software...................................      1.4         0.2
                                                               ------      ------
                                                               $  5.0      $  0.6
                                                               ======      ======

     Our Canadian information technology outsourcing and consulting revenues for the nine months ended September 30, 1999 were related to providing services to our mostly oil and gas industry customers. The revenues for the same period in 1998 do not reflect revenues for a full nine months, but only for the period August 24 through September 30, 1998.

Cost of Goods Sold

     Cost of goods sold of $0.1 million for the nine months ended September 30, 1998 reflects a gross margin percentage of 15%. These costs relate to the SysGold operation that has only been consolidated for the period August 24, 1998 to September 30, 1998, and therefore the margins may not be indicative of typical operations. Cost of goods sold of $1.3 million for the nine months ended September 30, 1999 reflects a gross margin percentage of 9%.

Cost of Service Delivery

     Our cost of service delivery increased from $2.5 million for the nine months ended September 30, 1998 to $5.5 million for the nine months ended September 30, 1999, because the 1998 nine month amount only includes amounts related to the cost of service delivery of IT outsourcing for the period from August 24, 1998 to September 30, 1998. In 1998, cost of service also included direct cost related to the development of our ASP servicer. Such expenses were further increased in 1999.

Selling, General and Administrative

     Our selling, general and administrative expense of $6.6 million for the nine months ended September 30, 1999 was $6.6 million and included travel, staffing, operations, advising, advertising consulting and marketing expenses related to the expansion of our ASP business, securing customers and business partnerships, as well as meeting and developing relationships with industry analysts and financiers. The selling, general and administrative expense includes $0.8 million of non-cash consulting expense.

     Our selling general and administrative expense for the nine months ended September 30, 1998 of $0.1 million excludes costs related to the operations of our subsidiary, FutureLink Alberta, whose results were not consolidated into our results until November 1998.

Interest Expense and amortization of deferred financing fees and debt discount

     Our interest expense and amortization of deferred financing fees and debt discount of $11.2 million for the nine months ended September 30, 1999 reflects non-cash charges of $10.6 million related to intrinsic values of debt conversion features and amortization of deferred financing fees and debt discount. The cash interest expense of $0.6 million relates to interest on outstanding promissory notes.

     Our interest expense of $1.2 million for the nine months ended September 30, 1998 consists primarily of non-cash interest amounts.

Depreciation and Amortization of goodwill and other intangible assets

     Our depreciation and amortization costs for the nine months ended September 30, 1998 and 1999 are comprised of the following (dollars in millions):

                                                              1999     1998
                                                              -----    -----
Depreciation................................................  $ 0.5    $   0
Amortization of intangible assets...........................  $ 1.4    $ 0.2
                                                              -----    -----
                                                              $ 1.9    $ 0.2
                                                              =====    =====

     Our depreciation for the nine months ended September 30, 1999 increased over the amount for the similar period in 1998 due to the significant addition of capital assets in 1999 related to data center expansion, software user licenses and office and leasehold improvements.

     Our amortization of intangible assets expenses related to the amortization of goodwill and employee asset base related to the acquisitions of FutureLink Alberta and SysGold in 1998. The amortization does not include any goodwill amounts related to the closed and pending acquisitions in 1999 and 2000. We began amortizing our goodwill from these acquisitions commencing in October 1999.

Equity in loss of investee

     We owned 46% of FutureLink Alberta from January 20, 1998 until November 23, 1998, when we acquired control of it. During this period, we accounted for our 46% interest in FutureLink Alberta using the equity method of accounting for investments and included 46% of FutureLink Alberta's net loss on our income statement is included in equity in loss of investee. Thus, in 1999 this line item does not exist as FutureLink Alberta's income statement was consolidated with our income statement.

Extraordinary Item

     During the nine month period ending September 30, 1999, we renegotiated the terms of our 10% convertible debentures having an original aggregate principal amount of $6.0 million. We issued additional warrants to our holders of convertible debentures and also retired a portion of the principal amount of these convertible debentures at a premium. As a result of this series of transactions, we recorded an extraordinary accounting loss of $0.8 million related to the renegotiation and restructuring of the convertible debentures.

TWELVE MONTHS ENDED DECEMBER 31, 1998 COMPARED TO TWELVE MONTHS ENDED DECEMBER 31, 1997

Revenue

     During the twelve months ending December 31, 1998, we recorded total revenues of $2.4 million. We had no revenues in 1997 and had no active operations.

     Revenues for 1998 were comprised mostly of Canadian information technology outsourcing and business consulting revenues and related sales of hardware and software.

                                                                      1998
                                                              ---------------------
                                                              (DOLLARS IN MILLIONS)
Information technology outsourcing consulting...............          $1.0
Sale of hardware and software...............................          $1.5
                                                                      ----
                                                                      $2.5
                                                                      ====

     Our Canadian information technology outsourcing and consulting revenues in 1998 were related to providing services primarily to our oil and gas industry customers but only for the period August 22, 1998 to September 30, 1999 where we owned Riverview Management's information technology outsourcing business that we acquired on August 22, 1998. We purchase and resell hardware and software to our customers as part of our services.

     We recorded 1998 ASP revenues in our FutureLink Alberta subsidiary of approximately $0.1 million. However, only a small portion of these ASP revenues were reported as part of our consolidated revenues, as FutureLink Alberta only became our subsidiary for accounting purposes in November 1998.

Cost of Goods Sold

     Hardware and software costs of $0.9 million for the year ended December 31, 1998 resulted in a gross margin on hardware and software sales of 9%.

Cost of Service Delivery

     Our 1998 cost of service delivery amount includes delivery costs related to the information technology outsourcing revenue for the period August 24, 1998 to December 31, 1998. The cost of delivery of ASP services reflects as FutureLink's development work on the delivery of computer utility and ASP services, including operating a "beta" data center with test customers.

Selling, General and Administrative Expenses

     Our selling, general and administrative expenses in 1998 significantly increased from these expenses in 1997 as we acquired FutureLink Alberta and FutureLink/SysGold and commenced active operations. Our consolidated selling, general and administrative expenses include FutureLink/SysGold's selling, general and administrative expenses for the period from August 24, 1998 to December 31, 1998 and FutureLink Alberta's selling, general and administrative expenses for the period November 23, 1998 to December 31, 1998.

     Our 1997 selling, general and administrative expense relate principally to a deposit on a proposed acquisition that we forfeited when we did not complete the acquisition.

Interest Expense and amortization of deferred financing fees and debt discount

     Our 1998 interest expense of $1.3 million includes a significant non-cash charge related to amortization of deferred financing fees of $1.2 million.

Depreciation and Amortization of Intangible Assets

     Our 1998 consolidated depreciation and amortization is comprised of the following:

                                                                      1998
                                                              ---------------------
                                                              (DOLLARS IN MILLIONS)
Depreciation from consolidated subsidiaries.................          $0.1
Amortization of goodwill and employee and consultants base
  from 1998 Acquisition.....................................           0.7
                                                                      ----
Total.......................................................          $0.8

     Our depreciation figure excludes depreciation from FutureLink Alberta operations for the period January 20, 1998 to September 30, 1998, when FutureLink Alberta was not an accounting subsidiary of FutureLink. Our amortization expense reflects amortization of intangible assets from 1998 acquisitions.

Equity in Loss of Investee

     We owned 46% of FutureLink Alberta from January 20, 1998 until November 23, 1998, when we acquired control of it. During this period, we accounted for our 46% interest in FutureLink Alberta using the equity method of accounting for investments and included 46% of FutureLink Alberta's net loss on our income statement. FutureLink Alberta had revenues of approximately $0.2 million and a net loss of approximately $1.8 million during the period January 20,1998 to November 23, 1998. We recognized 46% of that loss as our equity in loss of investee.

LIQUIDITY AND CAPITAL RESOURCES

Cash Used in Operations

     For the nine months ended September 30, 1999, we had net cash outflows from operating activities of $8.3 million related to the expansion of our ASP business, expansion into the United States and significant acquisition and financing activity. These net cash outflows are significantly greater than net cash outflows for the same period in 1998 and reflect a significant increase in operating activities.

     For the twelve months ended December 31, 1998, we had net operating cash outflows of $1.1 million that related to operating cash needs of Futurelink and its consolidated subsidiaries during 1998.

Capital Investments and Capital Lease Lines

     In 1999, through September 30, 1999, we have invested $2.0 million in fixed assets, mostly in building a new Calgary data center to host our ASP customers. This capital investment was funded from equity and convertible debt raised in 1998 and 1999.

     In the third and fourth quarter of 1999, we secured capital asset lease lines with financial lenders and computer hardware vendor. These lines have been partially used to build the Irvine data center, expand the Calgary data Center and refinance the Calgary server farm:

SOURCE OF MATERIAL CAPITAL ASSET LEASE LINES  LEASE LINE SIZE    USE OF LEASE ONE    BALANCE 31/12/99
--------------------------------------------  ---------------   ------------------   ----------------
Financial Lenders.........................    $2.8 Million      Computer hardware     $1.3 Million
                                                                   and related
                                                                  infrastructure
                                                                      assets
Compaq Financial Services.................    $20.0 Million     Compaq servers and    $2.1 Million
                                                                   other Compaq
                                                                    equipment
EMC.......................................    $3.3 Million         EMC storage        $3.3 Million
                                                                    equipment
IBM.......................................    $5.0 Million        IBM equipment       $0.0 Million

Acquisitions

     We have financed our acquisitions to date with mostly stock consideration and some cash consideration. We have funded the cash portion of our acquisitions from equity financings. In 1999 and 2000 to date, the cash and deferred cash portion of our closed and pending acquisitions totalled approximately $65 million.

Recent Equity and Equity-Related Financing

     In October and November 1999, we completed a private placement of $50.0 million of common equity with institutional private equity investors. We received net proceeds of approximately $46.0 million after deducting commissions and fees. We have used the net proceeds to complete the acquisitions of Micro Visions, CNI, Async, KNS and VSI and to fund our operating activities commencing in the fourth quarter of 1999.

     In July 1999, we issued $15.0 million aggregate principal amount of our 8% senior subordinated convertible promissory notes. The net cash proceeds of this issuance of securities were $13.6 million, which were used to fund deposits on acquisitions that were subsequently completed and to fund our operating activities. In October 1999, these convertible notes were converted into 2,727,273 common shares.

     In April and May 1999, we issued $8.0 million aggregate principle amount of our 8% senior subordinated convertible promissory notes. The net cash proceeds of this issuance, were $7.3 million, after fees and expenses. The net proceeds were used to fund operating activities, capital investments and a

$1.0 million deposit on the Micro Visions acquisition. Between August and November 1999, substantially all of these notes were converted to common shares.

     In the first quarter of 1999, we received $3.5 million aggregate principal amount of our 10% convertible debenture financing, shareholder loans and short-term promissory notes that were subsequently repaid. The net proceeds of these financings were used to fund operating activities in early 1999 as the company expanded its operations and focused on building its ASP business. In 1999, all of the 10% convertible debentures were converted to common equity.

     In October 1999, we issued warrants to purchase 2,475,000 shares of our common stock to Pequot Private Equity Fund II, L.P. and certain other investors in our common stock in connection with a private offering. On February 8, 2000, in order to induce such holders of our warrants to exercise such warrants, we offered to pay each holder $0.95 per underlying share of common stock to compensate such holders for committing their capital to an early exercise of their warrants. The warrants have an exercise price of $8.45 per share. We expect to receive net proceeds of $5,392,163 from the early exercise by Dimensional Partners Ltd. and Dimensional Partners L.P. of warrants to purchase 718,955 shares of common stock. Pequot Capital Management has indicated that it will exercise warrants to acquire 1,668,976 shares of our common stock on similar terms prior to the end of February 2000, which will result in net proceeds to us of $12,517,322.

Short-term Debt Financing

     Futurelink's operating subsidiaries have various working capital lines of credit in place to fund Futurelink's operating activities.

                                                                                                BALANCE
 FUTURELINK OPERATING SUBSIDIARY    LINE OF CREDIT SIZE    USE OF LINE       SECURITY           12/31/99
 -------------------------------    -------------------    -----------       --------       ----------------
Futurelink Alberta................  $1.3 million          Working         Assets of         $0.0 Million
                                                          capital         Futurelink
                                                                          Alberta
Futurelink MicroVisions...........  $2.5 Million          Inventory for   Certificate of    $0.5 Million
                                                          resale          deposit
Futurelink Pleasanton.............  $1 Million            Working         Certificate of    $0.8 Million
                                                          capital         deposit
Futurelink Michigan...............  $0.6 Million          Working         Certificate of    $0.4 Million
                                                          capital         deposit

     Upon completion of this offering, we believe that our available cash will be sufficient to meet our anticipated cash needs for operating losses, working capital and capital expenditures for at least the next twelve months. However, we may need additional capital to meet such cash needs or to possibly make additional acquisitions. If additional capital is needed, there can be no assurance that such funding will be available on terms satisfactory to us, if at all.

Foreign Currency Translation and Hedging

     We are exposed to foreign currency fluctuations (through our operations in Canada and the United Kingdom). Approximately 5% of our revenues (including all 1999/2000 closed and pending acquisitions) and corresponding receivables are in Canadian dollars. Approximately 15% of our revenues and corresponding receivables are on British pounds. We do not enter into forward exchange contracts or any derivative financial investments for trading purposes. Thus, we do not currently hedge our foreign currency exposure.

     Adjustments arising from translating from subsidiaries financial statements into United States dollars are recorded in stockholders' equity as a cumulative translation adjustment.

Settlement

     On February 11, 2000 we entered into an agreement with SmallCaps Online Group LLC to settle litigation commenced against us by SmallCaps. SmallCaps had brought this action claiming fees for financial advisory services. Our settlement agreement obligates us to pay SmallCaps $5.0 million by March 14, 2000. We are also obligated to issue to SmallCaps warrants to purchase 2,000,000 shares of our common stock at $20.50 per share, 500,000 shares of our common stock at $8.50 per share and 500,000 shares of our common stock at $22.50 per share. The warrants are exercisable at any time prior to March 14, 2005 and are subject to adjustment for stock splits, stock dividends, reorganizations, below market issuances and similar transactions. SmallCaps may not transfer the warrants until the sooner of 180 days from the effective date of this registration statement or February 11, 2001. We are obligated to register the shares underlying SmallCaps' warrants no later than 180 days from the effective date of this registration statement.

                                    BUSINESS

OUR COMPANY

     We provide server-based computing services and are an application service provider, or ASP. Our services enable software applications to be deployed, managed, supported and upgraded from centrally located data centers, rather than on individual desktop computers. For our server-based computing customers, we install and integrate software applications on our customers' servers using Citrix server-based computing software. For our ASP customers, we host applications on our servers at our data centers, and rent computing services to our customers for a monthly fee. Our ASP customers connect to our facilities over the Internet, through a dedicated telecommunications line or by wireless connection. Our goal is to provide our ASP services with the speed, simplicity and reliability of a utility service. We introduced our ASP services in March, 1999.

     We are the largest integrator in North America of server-based computing systems using Citrix software. Citrix software is one of the leading technologies for delivering software applications from remote locations. Customers for our server-based computing services have included Cisco Systems, The Walt Disney Company, Allied Signal, General Motors, Ford Motor Company, Bank of America, Apple Computer and Delta Airlines. We are building upon our server-based computing expertise to develop our ASP services.

     We believe that through our experience in the server-based computing business, we have developed a number of strengths that position us to successfully grow our ASP business, including:

     - a recognizable customer base, lending credibility to our ASP services,

     - technical expertise in enabling a variety of software applications to operate in a server-based computing environment, and

     - relationships with sales channels, including software vendors and software application integrators.

OUR MARKET OPPORTUNITY

     The ASP and server-based computing markets are growing and are expected to continue to grow at a rapid rate. Forrester Research, Inc. projects that the ASP market will grow to over $11 billion in 2003 from less than $1 billion in 1999. Forrester Research, Inc. also projects that 22% of all U.S.-based application revenue will flow through ASPs in 2003.

     We believe that the following factors are driving the growth of our server-based computing and ASP services:

     - the increasing complexity of software applications, the constant need to upgrade software applications and the growing demand for faster software integration and deployment,

     - the scarcity of information technology professionals, making it expensive and difficult for companies to operate and manage software on their own,

     - the decline in telecommunication costs and the increasing availability of bandwidth, making it less costly to connect remote users to a central data center,

     - the growing demand for remote and shared access to software applications, and

     - the increasing number of software applications and types of computer devices requires integration expertise that is not available to, or is increasing expensive for, many companies.

OUR SOLUTIONS

     Our solutions offer the following key benefits:

     - Reliable service. By offering service level agreements and utilizing the latest technology, we are able to provide increased levels of service not easily attainable by our customers.

     - Reduce dependency on information technology staff. The maintenance of a complete, professionally-managed information technology team necessary to effectively manage complex software and information technology infrastructures is increasingly expensive and difficult. By outsourcing all or part of their information technology needs, our customers are able to reduce their information technology staff and can focus on their core competencies.

     - Lower costs. By spreading information technology costs among many customers, we are able to achieve economies of scale not possible for our target customers and thereby offer our customers significant cost savings. Customers of our server-based computing services are able to reduce their information technology costs. Our ASP customers realize the same benefits, and are able to forecast and budget their ongoing information technology costs and reduce their upfront information technology investment.

     - Rapid deployment. By having their software applications hosted at central locations, our customers are able to rapidly deploy and quickly upgrade their software, allowing them to more rapidly realize returns on their information technology expenditures. For our ASP customers, we are able to offer applications installed at our servers to customers almost immediately.

     - Ability to run on a variety of hardware systems. We can integrate different computer systems and devices, including a company's existing personal computer terminals, without the need for significant hardware upgrades. This allows our customers to implement our solutions without replacing existing computer hardware, extending the useful life of their existing computer systems.

     - Flexibility. We are not committed to any particular software package or linked to any single software manufacturer. Instead, we seek to deliver software applications best suited for our customers. We can accommodate virtually any software application. Our customers have the flexibility to host some or all of their software application on our servers.

OUR STRATEGY

     We seek to build a global ASP and continue to develop our server-based computing business by:

     - Leveraging our existing server-based computing capabilities to build our ASP business. Our expertise in providing server-based computing solutions makes us well-positioned to provide ASP services. Through our acquisitions, we have built a strong base of technical experts. We plan to continue to build this base, and to transition technical professionals from server-based computing services to ASP services in order to implement our business plan.

     - Rapidly penetrating the market through our third-party distribution channels. We market our ASP services primarily through third-party distribution channels, including software application and system integrators. We believe these distribution channels will allow us to rapidly increase our market penetration without incurring significant capital expenditures. This should also allow us to shorten the sales cycle for our service offerings by targeting the customer closer to the time of the customer's decision to purchase software. We also believe this strategy gives us access to market leading products and technology and allows us to focus on service delivery rather than software development. We currently maintain relationships with over 60 software applications and systems integrators.

     - Broadening our software relationships. We have established relationships with software application providers in key application areas, including Microsoft, Great Plains Software, Onyx Software, SalesLogix and Galleon Distributed Technologies. Our agreements with software application providers generally enable us to deploy software applications for a monthly fee, without the need to establish a separate licensing arrangement for each customer. Our relationships with these providers also enable us to provide our customers with an economically attractive service offering, and afford us co-marketing and co-branding opportunities. We plan to enter into relationships with other software application providers. This will enable us to expand our portfolio of software applications and reduce our reliance on any one software application provider.

     - Expanding through acquisitions. We intend to expand our business through both internal growth and strategic acquisitions in the United States and abroad. Our acquisitions allow us to accelerate our penetration of key geographical markets, broaden our service offerings, and expand our trained technical staff and our sales force.

OUR SERVICE OFFERINGS

ASP Services

     Our ASP services involve deploying, managing and supporting software applications hosted at our data centers for our customers. Our ASP services are designed so that our customers can choose the combination of software applications that best meet their business requirements, technical needs and financial resources. Our customers pay for our ASP services on a monthly basis. Our prices are based on the number of users, types of applications hosted and number of support services used by the customer. Our service contracts have multi-year terms, typically three years.

Server-Based Computing Services

     Our server-based computing services are aimed at customers who have or wish to install their own data centers and operate these with their own information technology staff, but need expertise to assist in addressing certain aspects of their information technology needs. Our server-based computing services include the following:

     - installing and integrating software applications on our customers' servers using Citrix server-based computing software,

     - maintaining, onsite and remotely, our customers' server-based computing environments, and

     - training information technology professionals to use Citrix and Microsoft operating software.

     Depending on the type and length of the project, pricing for these services is provided to customers at an hourly rate, at a daily rate, on a project by project basis, on a monthly price per consultant or on a monthly fee per employee or user. Our server-based computing services are sold by our direct sales force.

Other Services

     We provide video conferencing for our European customers. We also provide consulting and other complementary services to our customers, usually as a supplementary service to our server-based computing and ASP offerings.

SOFTWARE APPLICATIONS

     We have assisted our server-based computing customers with the hosting and delivery of the following software applications, among others:

    SOFTWARE APPLICATION
          PROVIDER                        PRODUCT                    TYPE OF SOFTWARE APPLICATION
    --------------------                  -------                    ----------------------------
Adobe Systems                 Adobe Acrobat Reader             PDF reader
                              Adobe PageMaker                  Desktop publishing
Autodesk                      AutoCAD                          Computer aided design
Clarify                       Clarify Client 5.0               Customer relationship management
Epicor                        Platinum                         Accounting
Great Plains                  Dynamics                         Accounting
Hyperion                      Enterprise                       Financial reporting
JD Edwards                    One World                        ERP (Enterprise Resource Planning)
Lotus                         Lotus Notes                      Messaging
Microsoft                     Exchange                         Messaging
                              FoxPro                           Database
                              Microsoft Office                 Office productivity suite
                              Microsoft Publisher              Desktop publishing
NetObjects                    Fusion                           Web design
Oracle                        Oracle Financials                Financial and enterprise resource
                                                               planning
PeopleSoft                    PeopleSoft Financials            Financial reporting
                              PeopleSoft HR                    Enterprise resource planning
Sage                          Mas 90                           Accounting
SAP                           R/3                              Enterprise resource planning
Solomon                       Solomon IV                       Accounting
Wall Data                     Rhumba                           Terminal emulation

     Our experience in delivering a variety of software applications to our server-based computing customers gives us the expertise to host such software applications for our ASP customers. Among the software applications already offered for delivery as part of our ASP services are the following:

    SOFTWARE APPLICATION
          PROVIDER                        PRODUCT                    TYPE OF SOFTWARE APPLICATION
    --------------------                  -------                    ----------------------------
Corel                         WordPerfect, QuattroPro, Corel   Word processing, spreadsheet, graphics
                              Draw                               and other office productivity tools
Great Plains                  Dynamics, e Enterprise           Integrated accounting software
Microsoft                     Office 2000                      Office productivity software, including
                              Exchange Project                   word processing, Email, Data Base,
                              SQL Visio                          charting and Project planning
Onyx                          Customer Center 5.0              Customer relationship management
Pivotal                       eRelationship 2                  Customer relationship management
SalesLogix                    4.0                              Integrated customer contact management
Epicor                        Clientelle                       Integrated accounting software and
                              Era                                customer relationship management,
                              Vantage                            manufacturing resource planning

KEY RELATIONSHIPS

     In implementing our growth strategy, we have developed important commercial relationships with the following:

     CITRIX. Citrix Systems, Inc. provides technology that enables users to access software applications from virtually any computing device, including desktops, mobile computers, network computers, terminals, information appliances, palmtop or other device, across virtually any network. Citrix provides what we believe is the most advanced technology for delivering software applications to remote users as well as the most scalable and flexible tools for server-based computing. Citrix's software is designed to work within a

Microsoft's Windows NT-compatible server environment, allowing virtually any computer terminal to access standard Windows applications running on the server. We are the largest integrator of server-based computing solutions using Citrix technology in North America.

     COMPAQ. In the fourth quarter of 1999, Compaq Computer Corporation invested $2.2 million in our company and extended us a $20 million lease line of credit to provide our data centers with Compaq servers on an exclusive basis. We have deployed Compaq's products in our Irvine and Calgary data centers. Compaq's equity investment will be used for joint marketing efforts to promote our ASP services featuring Compaq hardware. We believe our joint marketing programs will allow us to align the strengths of our respective sales and distribution channels.

     SOFTWARE APPLICATION PROVIDERS. We have significant commercial relationships with a variety of leading software providers, including Microsoft, Great Plains Software, Onyx Software, SalesLogix and Epicor Software. We believe our ability to deliver a broad array of applications is a significant competitive advantage. Our agreements with these software suppliers allow us to deploy applications on a monthly subscription basis without the need to establish a separate licensing arrangement for each customer. The agreements also generally include co-marketing, specialized product training and preferred pricing on the licenses to the software.

     Certain important relationships with software application providers are described below.

     - Microsoft. We have been selected to participate in Microsoft Corporation's Back Office software pilot program to host its Back Office software for delivery to ASP customers. We have been approved to host Microsoft Office 2000 at our data centers as part of Microsoft's new service offering, Microsoft Office Online. In addition, we are a participant in Microsoft's Complete Commerce program which showcases our ASP offerings for Great Plains and Pivotal offerings.

     - Citrix. We are a participant in Citrix's ASP license program. This allows us to use Citrix technology in our data centers to deliver applications to our ASP customers. We are the largest integrator of server-based computing solutions using Citrix technology in North America.

     - Onyx Software Corp. We have entered into a strategic relationship with Onyx Software. Onyx has agreed to provide us with ASP customers purchasing a minimum of $25,000 per month of our ASP services. We have agreed to spend $300,000 on joint marketing and advertising promoting Onyx products and our ASP services.

     - SalesLogix. We have been approved to host SalesLogix software applications.

     - Great Plains. We have been approved to host Great Plains software applications.

     - Epicor Software. We have been approved to host Epicor's Clientelle, Era and Vantage Software packages.

     SOFTWARE APPLICATION INTEGRATORS. Many companies rely on software application integrators with expertise in business software applications to evaluate, install, integrate, modify and customize software applications for them. We have developed significant commercial relationships with software integrators to provide us with an additional sales channel without requiring us to make a significant capital investment to develop an extensive direct sales force. Software application integrators desire to work with us so that they can expand their sales offerings.

SALES AND MARKETING

     We offer our services through our direct sales force, the sales forces of software application providers, and independent software distributors and systems integrators. We are initially targeting our ASP services to small- to medium-sized businesses, which we believe represent a strong market opportunity, and market these services through our independent software distribution sales channel. We plan to expand our marketing to larger businesses in the future. We currently have strategic relationships with over 10 software application providers and over 60 independent resellers, software distributors and systems integrators. Our direct sales force consists of over 50 professionals, who are focused on offering our server-based computing services and ASP services to existing and new customers in the small- and medium-sized business markets. In 1999, we allocated $1.5 million for our advertising and promotional strategies. In 2000, we currently plan to increase this amount to approximately $8 million to build our brand name and create market awareness. We plan to use both traditional advertising and direct mail to target the customer base, as well as focus on specific horizontal and vertical industries through our sales channels. We also plan to leverage our relationships with brand name companies such as Microsoft and Compaq through co-marketing arrangements to extend the reach of our marketing message.

OUR ASP DELIVERY SYSTEM

     We have developed a secure, reliable and high-performance system for delivering software applications to multiple users, which we believe provides us with a significant competitive advantage. Our system is monitored on a continual basis by our personnel in Irvine, California. We combine internally created technology innovations with technologies from leading software and hardware providers, including, among others, computer servers made by Compaq, IBM and Sun MicroSystems, routers and firewall protection software supplied by Cisco Systems, and storage devices from EMC(2). To address the diverse requirements of our customers, we offer our ASP services on all of the leading operating systems and computing platforms including Solaris, which operates on a Sun MicroSystems, Inc. platform, and Microsoft Windows NT, which operates on an Intel/PC platform. Our delivery system is scalable, allowing servers to be added to support additional users without disrupting other servers that are concurrently running software applications.

     We operate state-of-the-art data centers in Calgary, Canada and Irvine, California from which we deliver our ASP services. Each facility features separate, back-up network and power connections, cooling systems and on-site back-up diesel generators to ensure continuous power supply. We employ several security measures including:

     - 24-hour security guards,

     - electronic surveillance,

     - limited access electronic card key measures,

     - the physical separation of servers from administrative workstations, and

     - firewalls at each entry point to our data center.

     We offer connectivity to our systems from virtually anywhere in the world, providing customers with global access to software applications. Customers can access us:

     - via the Internet,

     - through X.28 connections in more than 105 countries,

     - over Frame Relay through AT&T Corp., Sprint Corporation and MCI Worldcom, Inc., or over dedicated, private lines.

     We have designed our network to minimize the effect of any interruptions. We monitor the performance and security of our entire infrastructure. We have also implemented security measures to identify potential sources of failure or interruption. Although we have attempted to build complete back-up into our network and hosting facilities, our delivery system is currently subject to several single points of failure, and a problem with one of our servers, routers or switches could cause an interruption in the services we provide to some of our customers.

     The design of our data centers enables systems administrators and support staff to be promptly alerted to problems and rapidly resolve any technical issues.

COMPETITION

     The markets for our services are extremely competitive. The tremendous growth and potential size of these markets have attracted many start-ups, as well as extensions of existing businesses from different industries. The principal competitive factors in this market include:

     - quality of service, including performance, scalability, reliability and functionality,

     - customer service and support,

     - variety of services offered,

     - price,

     - name recognition, and

     - network security.

     Our current and prospective competitors include other ASPs, systems integrators, Internet service providers, hardware and software suppliers and telecommunications companies.

     ASPS. We compete with other companies whose core business is providing ASP services. These competitors include, among others, USinternetworking, Corio, Interliant, Breakaway Solutions, and Telecomputing. Many of these competitors are targeting the same small and medium-sized enterprises that we are initially targeting.

     SYSTEMS INTEGRATORS. We compete with commercial systems integrators who bundle their services with software and hardware providers and perform an outsourcing role for the customer. Examples of these competitors include EDS, Andersen Consulting, PricewaterhouseCoopers and MCI Systemhouse, among others. These companies provide professional consulting services in the use and integration of software applications in single-project customer engagements. Systems integrators may establish strategic relationships with software application providers to offer services similar to our ASP offerings. Their strengths include local customer awareness and relationships with hardware and software companies. Additionally, regional systems integrators may align themselves with Internet service providers to offer complex website management combined with professional implementation services.

     INTERNET SERVICE PROVIDERS AND WEBSITE HOSTING COMPANIES. Our current competitors include business-focused Internet service providers and website hosting companies with a significant national presence, such as, among others, UUNet Technologies, GTE Internetworking, PSINet, Concentric, DIGEX, Frontier and Exodus Communications. These companies intend to expand their service offerings by bundling their Internet access and website hosting service offerings with the delivery of software applications on a subscription basis.

     HARDWARE AND SOFTWARE COMPANIES. We compete with hardware and software companies in providing software application solutions as well as delivery system infrastructure. In order to build market share, both hardware and software providers may establish strategic relationships to enhance their service offerings. IBM Solutions currently provides applications outsourcing of its Lotus Notes products and delivers the service via the IBM network infrastructure. J.D. Edwards & Company, a developer of enterprise resource planning software, has announced that it will offer its software in an outsourced model. SAP Aktiengesellschaft has formed an outsourcing organization to develop key partnerships with leading consulting firms with the intent of offering SAP software and PeopleSoft and Oracle have announced an ASP strategy. We believe that additional hardware and software providers, potentially including our current software partners, may enter the outsourcing market in the future.

     TELECOMMUNICATIONS COMPANIES. Many long distance companies, regional Bell operating companies and competitive local exchange carriers offer Internet access services. In order to address the Internet connectivity requirements of their current business customers, we believe that there is a move towards horizontal integration through acquisitions of, joint ventures with, and purchasing connectivity from, Internet service providers. Accordingly, we expect that we will experience increased competition from the traditional telecommunications carriers. Many of these telecommunications carriers, in addition to their substantially greater network coverage, market presence, and financial, technical and personnel resources, also have large existing commercial customer bases. We believe that our local presence, our strong technical and data-oriented sales force and our offering a single source computing solution are important features distinguishing us from the telecommunications companies.

     OTHER POTENTIAL COMPETITORS. It is possible that new competitors or alliances may emerge and gain market share. Such competitors could materially affect our ability to obtain new contracts. Further, competitive pressure could require us to reduce the price of our products and services thus affecting our business, financial condition and results from operations.

     Many of our competitors have substantially greater financial, technical and marketing resources, larger customer bases, longer operating histories, greater name recognition and more established relationships in the industry than we do. As a result, certain of these competitors may be able to develop and expand their service offerings more rapidly, adapt to new or emerging technologies and changes in customer requirements more quickly, take advantage of acquisition and other opportunities more readily, devote greater resources to the marketing and sale of their services and adopt more aggressive pricing policies than we can.

INTELLECTUAL PROPERTY

     Our intellectual property is important to our business. We rely on a combination of copyright, trademark, and trade secret laws, confidentiality procedures and contractual provisions to protect our intellectual property. We have no patented technology, and patented technology is not material to our business.

     We enter into agreements with many of our employees giving us proprietary rights to certain technology developed by such employees while employed by us. We cannot assure you that a court will enforce these agreements. In addition, we may be inadequately protected against the use of technology developed by employees who have not entered into such agreements.

     We have applied for federal trademark or service mark registration of the names "FutureLink," "Flink," "FutureServe," "Wide Area Thin Client Hook-up," "W.A.T.C.H.," "Your Way Ahead," "The World's First Computer Utility Company," "Information Utility," "Application Portal," "The Computer Utility Company" and "Computer Utility" and for our various logos in both Canada and the United States. In addition, we may seek further trademarks and may in the future take other steps, such as seeking copyrights or patents on some of our intellectual property. We are aware of other companies using the "FutureLink" name. If any such company engaged in businesses in our industry can establish prior use to such name and damages caused by our use of the name, we may incur liability.

     Our efforts to protect our intellectual property may not be adequate. We have commenced a lawsuit against Cameron Chell, our former Chief Executive Officer, and certain other former employees, for misappropriation of our plans to develop certain ASP services. We may need to commence additional lawsuits from time to time to protect our intellectual property. See "Litigation."

     Our competitors may independently develop similar technology or duplicate our products or services. Unauthorized parties may infringe upon or misappropriate our products, services or proprietary information. In the future, litigation may be necessary to enforce our intellectual property rights or to determine the validity and scope of the proprietary rights of others. Any such litigation could be time-consuming and costly.

FACILITIES

     We recently relocated our headquarters from Calgary, Alberta, Canada to Irvine, California, where we currently lease approximately 35,000 square feet of office space. We also lease approximately 1,000 square feet at another facility in Irvine, which serves as our primary data center. We also lease office facilities in Los Angeles, California; Pleasanton, California; Phoenix, Arizona; Atlanta, Georgia; Ft. Lauderdale,

Florida; Detroit and Bloomfield Michigan; Cincinnati and Columbus, Ohio; Pittsburgh, Pennsylvania; Beltsville, Maryland; and Chantilly and Richmond, Virginia. In addition, we lease a 2,500 square foot training facility in Pleasanton, California. In Canada, we lease a facility that is approximately 31,500 square feet and contains both our offices and our Calgary data center. We also lease 10,000 square feet of office space in Newbury Berkshire, United Kingdom. Our leases have expiration dates ranging from 2000 to 2004. We believe our facilities are adequate for our current operations and that we can obtain additional leased space if needed.

EMPLOYEES

     As of December 31, 1999, we employed a total of 321 persons, including 156 information technicians, 66 sales and marketing personnel and 99 administration and management staff. We have never experienced work stoppages, and we are not a party to any collective bargaining agreement. We believe our employee relationships to be generally good.

LITIGATION

     From time to time we are a defendant or plaintiff in litigation arising in the ordinary course of our business. To date, other than the Small Caps lawsuit and subsequent settlement none of these actions has had a material effect on us and, as of the date of this prospectus, we are not a party to any material litigation except as described below.

     On January 20, 2000, we commenced a proceeding in the Court of Queen's Bench of Alberta against Cameron Chell, our former chief executive officer, various other former employees of and consultants to our company, C Me Run Corp., a company organized by these former employees and various other defendants. The suit alleges that the defendants while many were still employed by us, misappropriated our plans to develop ASP services for individual computer users, small offices, home offices, and hotel guests and traveling computer users, in breach of fiduciary and contractual obligations. We seek, among other things, a permanent injunction restraining the defendants from developing and marketing the plans, an accounting for all revenues earned from the plans and damages in the amount of approximately $54 million. On January 27, 2000, Mr. Chell filed a counterclaim for $28.7 million, alleging interference of ongoing economic interests, defamation of character and damages concerning his ability to exercise options he claims to hold in our company. On January 31, 2000, C Me Run filed a counterclaim for approximately $84 million, alleging conspiracy to cause economic harm, unlawful interference with its economic interests, interference with contractual relations and abuse of process. On February 7, 2000, David Bolink, one of our former employees that we sued in this lawsuit, also counterclaimed, seeking $0.8 million in damages relating to the alleged loss of stock options. We believe these counterclaims are without merit, and we intend to contest such counterclaims in full while pursuing our action. It is possible that other defendants in our lawsuit may also assert counterclaims. We will vigorously defend against any such counterclaims.

     On November 6, 1998, Mr. Chell entered into a Settlement Agreement with The Alberta Stock Exchange to resolve a pending investigation into alleged breaches by Mr. Chell of Alberta Stock Exchange rules and by-laws. As part of the Settlement Agreement, (i) Mr. Chell acknowledged that he had breached certain duties of supervision, disclosure, or compliance in connection with various offers and sales of securities and (ii) Mr. Chell was prohibited from receiving Alberta Stock Exchange approval for a five year period, subjected to a CDN$25,000 fine and a three year period of enhanced supervision. The Company is not entirely certain whether the Settlement Agreement with the Alberta Stock Exchange represents "closure" with regard to these matters.

     On January 26, 2000, Michael Chan filed a suit in the Court of Queen's Bench of Alberta, Judicial District of Calgary alleging that FutureLink Alberta breached its contract to deliver him options to purchase 250,000 shares of FutureLink Alberta at $1.00 per share. Mr. Chan seeks 50,000 shares of our common stock or, alternatively, damages of approximately $1,500,000 in cash, general damages of approximately $200,000 and punitive damages of approximately $200,000. We are in the process of reviewing Mr. Chan's claim.

                                   MANAGEMENT

EXECUTIVE OFFICERS, KEY EMPLOYEES AND DIRECTORS

     Our executive officers, key employees and directors are as follows:

                NAME                   AGE                           POSITION
                ----                   ---                           --------
Philip R. Ladouceur..................  58    Chairman, Chief Executive Officer and Director
Glen C. Holmes.......................  43    President, Chief Operating Officer and Director
Raghu N. Kilambi.....................  34    Executive Vice President, Chief Financial Officer and
                                             Director
Vincent L. Romano, Jr................  54    Executive Vice President, Application Service Provision
William R. Botti.....................  49    Senior Vice President, Server-Based Computing
Yuri M. Pasea........................  38    Managing Director (Europe)
Solveig Whittle......................  35    Senior Vice President, Marketing
Roger J. Gallego.....................  29    Senior Vice President, Operations Strategy
William V. Arnett....................  44    Senior Vice President and Chief Operating Officer
                                             (Canada)
Michael R. Krieger...................  49    Senior Vice President, Strategic Planning and Corporate
                                             Development
James Smith..........................  51    Senior Vice President, Operations
Richard M. White.....................  55    Vice President, Administration
Kyle B.A. Scott......................  35    Vice President, Secretary and General Counsel
F. Bryson Farrill....................  71    Director
Michael S. Falk......................  38    Director
Timothy P. Flynn.....................  49    Director
Gerald A. Poch.......................  52    Director
James P. McNiel......................  37    Director

     MR. LADOUCEUR has served as our Chairman and Chief Executive Officer since August 1999 and has served as a director since August 1998. From October 1996 to April 1998, Mr. Ladouceur was President, Chairman and Chief Executive Officer of MetroNet Communications Corp. and served as MetroNet's Executive Chairman until its merger with AT&T Canada in June, 1999. From February 1995 to October 1996, Mr. Ladouceur was Executive Vice President of Operations at Bell Canada International Inc. From October 1992 to February 1995, Mr. Ladouceur was the founding President and Chief Executive Officer of ISM Information Systems Management (Alberta) Ltd., a computer and network management outsourcing company which was acquired by IBM Global Services. Mr. Ladouceur founded, and from June 1990 to October 1992, was the Managing Director of HDL Capital Corporation, a private merchant bank specializing in business turnarounds, management buyouts and financing for companies in the telecommunications, technology, software and retail sectors. From 1986 to 1989, Mr. Ladouceur was Senior Vice President, Finance, Chief Financial Officer and a director of Rogers Communications Inc., one of the largest cable, cellular and broadcasting companies in North America. Mr. Ladouceur currently serves as a director of AT&T Canada, Cell-Loc Inc., Plan B Communications and Intellispan, Inc.

     MR. HOLMES was elected to our Board of Directors and has served as our President and Chief Operating Officer since September 1999. Mr. Holmes is the founder of Micro Visions, a leading server-based computing integrator, and served as its Chairman and President from 1987 until our acquisition of Micro Visions in October 1999.

     MR. KILAMBI has served as our Executive Vice President since October 1999, our Chief Financial Officer since March 1998 and as a director since June 1998. From November 1995 to March 1998, Mr. Kilambi invested in and arranged equity financing for high technology companies as President of New Economy Capital Inc., a merchant banking firm. From May 1993 to November 1995, Mr. Kilambi was an independent corporate finance consultant to public and private technology companies. From October 1990 until May 1993, Mr. Kilambi was the Director, Financial Services and Taxation and Corporate Secretary for Canada Starch Company Inc., a subsidiary of CPC International, now known as Bestfoods. From November 1989 to July 1990, Mr. Kilambi was Chief Accountant of Morgan Financial Corporation. From

June 1987 to November 1989, Mr. Kilambi was an accountant with Touche Ross & Co., now a part of Deloitte & Touche. Mr. Kilambi is a Chartered Accountant (Canada).

     MR. ROMANO has served as our Executive Vice President, Application Service Provision since December 1999. Prior thereto, Mr. Romano served as our Executive Vice President, Sales and Marketing, from August 1999. From July 1998 to August 1999, Mr. Romano was Senior Vice President of World-Wide Sales at USinternetworking, Inc. From March 1989 to July 1998, Mr. Romano was Vice President and Director of Worldwide Sales Operations for Motorola's Computer Group.

     MR. BOTTI has served as our Senior Vice President, Server-Based Computing, since November 1999. Mr. Botti founded CN Networks, Inc. in November 1991, and, until we acquired that company in November 1999, he served as its President and Chief Executive Officer and as a director.

     MR. PASEA has served as the Managing Director of our European Operations since December 1999. Between March 1998 and December 1999, he served as Director for KNS Holdings, Limited. From January 1992 to February 1998, Mr. Pasea served as Associate Director for Kerridge Computer Company.

     MS. WHITTLE has served as our Senior Vice President, Marketing since January 2000. From April 1992 until joining us, Ms. Whittle served as Product Manager at Microsoft Corporation where she helped formulate Microsoft's ASP products strategy, and also served as Lead Product Manager for Microsoft's Terminal Server product line and as Product Manager for the Windows NT product line. From 1984 to 1992, Ms. Whittle held various technical and marketing positions at AT&T Bell Laboratories.

     MR. GALLEGO has served as our Senior Vice President, Strategic Business Unit, since October 1999. Between June 1992 and October 1999, he served in a variety of roles with Micro Visions, including Executive Vice President.

     MR. ARNETT has served as our Senior Vice President and Chief Operating Officer (Canada) since March 1999. Mr. Arnett served as Vice President of Operations for FutureLink Alberta from August 1998 through March 1999. He serve as Vice President for SysGold Ltd. from August 1996 through August 1998, when it was acquired by FutureLink. From January 1993 to August 1996, Mr. Arnett served as Manager, Information Technology, for Numac Energy Inc.

     MR. KRIEGER has served as our Senior Vice President, Strategic Planning and Corporate Development since February 2000. Previously, from December 1996 to October 1999, he served as Vice President, PC Servers for Hitachi Data Systems. From May 1996 to December 1996, Mr. Krieger served as Senior Vice President, Business Development for J & L ChatCom, Inc. and from January 1996 to May 1996 he served as President and Chief Executive Officer of CommVision Corporation. From June 1995 to December 1995 he was Vice President, Marketing for CommVision Corporation and from May 1993 to May 1995 he was a Director for Ziff-Davis Magazine Networks.

     MR. SMITH has served as our Senior Vice President, Operations since the beginning of February 2000. From May 1998 until joining us, Mr. Smith was the Senior Vice President of Operations for AT&T Canada (formerly MetroNet Communications Corp.). From October 1996 until May 1998, Mr. Smith was Senior Vice President of West Coast Operations and Senior Vice President of Long Distance Operations for Brooks Fiber Communications Inc. From October 1985 to October 1996, Mr. Smith served as the President of Execuline Inc., a long distance telephone company.

     MR. WHITE has served as our Vice President, Administration since January 2000. From August 1997 to January 2000, he served as Vice President Administration -- Telecommunications for AT&T Canada (formerly MetroNet Communications Corp.). Between October 1995 and August 1997, he served as Executive Vice President and Chief Financial Officer for American Louver of Canada. From April 1994 to September 1995, he was a partner of Core Plus International. Mr. White is a Chartered Accountant (Canada) and was previously a partner with KPMG.

     MR. SCOTT has served as Vice President since October 1999 and as our Secretary and General Counsel since March 1999. From April 1998 to March 1999, Mr. Scott was an associate with the law firm of Howard Mackie, specializing in corporate and securities law. From April 1997 to March 1998, Mr. Scott served with the Listings Department of The Alberta Stock Exchange, now the Canadian Venture Exchange. From August 1996 to February 1997, Mr. Scott served as Associate (Corporate Finance) with Oxbow Capital Corporation, a venture capital company. From September 1993 to August 1996, Mr. Scott served as General Counsel for Kedon Waste Services.

     MR. FARRILL has been a director since January 1998. Since April 1989, Mr. Farrill has been a consultant and advisor to various companies unrelated to us. Since May 1996, Mr. Farrill has served as a director for Devine Entertainment, LTD. From January 1978 until March 1989, Mr. Farrill held various positions with Scotia McLeod and McLeod Young Weir, including acting as Chairman of Scotia McLeod (USA) Inc. and McLeod Young Weir Ltd. Since July 1997, Mr. Farrill has held the position of President and Chairman of Solar Pharmaceuticals Ltd. Mr. Farrill is currently a director of Power Technology, Inc., Devine Entertainment Inc. and Home Life Inc.

     MR. FALK has been a director since May 1999. Mr. Falk is the co-founder of Commonwealth Associates, a New York-based merchant bank and investment bank established in May 1988 that specializes in early stage investments in Internet, technology and telecommunications businesses. Mr. Falk has served as Commonwealth Associate's Chairman and Chief Executive Officer since 1995. Mr. Falk currently serves as a director of Intellispan Inc.

     MR. FLYNN has been a director since May 1999. Since August 1996, Mr. Flynn has been a principal at Flynn Corporation. Previously, Mr. Flynn co-founded and served as a director of Valujet Airlines from June 1993 until November 1996. Mr. Flynn also co-founded WestAir Holdings, Inc., a company which owned WestAir, a California-based commuter airline that operated as a United Express affiliate of United Airlines. Mr. Flynn served as an executive officer and a director of WestAir until its merger with Mesa Airlines in May 1992, and served as a director of Mesa Airlines until March 1993. Mr. Flynn currently serves on the board of directors of MGC Communications Inc.

     MR. POCH has been a director since October 1999. Since August 1998, Mr. Poch has been a Manager Director/Portfolio Manager of Pequot Capital Management, Inc. From August 1996 to August 1998, Mr. Poch acted as Chairman and President of GE Capital Information Technology Solutions. From September 1992 to August 1998, Mr. Poch was President of AmeriData Technologies, Inc. Mr. Poch is co-chairman and director of MessageMedia, Inc. and serves as a director of Brite Smile, Inc. Channel Health, Inc., Elastic Networks, NewRiver Communications, Lucent Digital Radio, Everest Broadband Networks, Online Retail Partners, WatchMark and HomeSpace.com.

     MR. MCNIEL has been a director since October 1999. Since July 1999, Mr. McNiel has been a Senior Vice President at Pequot Capital Management. From May 1997 until joining Pequot, Mr. McNeil was President of McNeil Group Ltd., a technology consulting and investment firm. From March 1990 until May 1997, Mr. McNeil served at Cheyenne Software, initially as Vice President of Business Development, then as Executive Vice President of Business Development and ultimately as Executive Vice President of Corporate Development. Mr. McNeil is a member of the board of directors for Netegrity, Inc. and Asia Online.

APPOINTMENT OF DIRECTORS

     Pursuant to an Agency Agreement we entered into with Commonwealth Associates on April 14, 1999, we granted Commonwealth the right, until April 2001, to appoint one person to serve on our board of directors. Commonwealth Associates also has the right to appoint a majority of our directors if we fail to repay the convertible debentures issued in the offerings of convertible debt managed by Commonwealth Associates in April and May of 1999. The outstanding debt owed from these offerings is less than $1 million.

     Pursuant to the Securities Purchase Agreement we entered into with Pequot Private Equity Fund II, L.P. and certain other investors on October 15, 1999 in connection with a private placement of equity securities, we granted Pequot Private Equity Fund II, L.P. and the other investors in such financing the right to appoint two directors as long as they hold 50% or more of the common stock purchased in the private placement. Pequot Private Equity Fund II, L.P. and these investors will lose the right to appoint two directors if their ownership falls below 50% of the common stock purchased in the private placement. In such instance, Pequot Private Equity Fund II, L.P. and these investors will retain the right to appoint one director as long as they hold 25% or more of the common stock purchased in the private placement. Pequot Private Equity Fund II, L.P. and these investors can transfer these rights to other investors that purchased our common stock from us pursuant to the Securities Purchase Agreement of October 15, 1999.

     Pursuant to the Agreement and Plan of Reorganization and Merger dated June 2, 1999, between us, The Holmes Trust and various other parties in connection with our acquisition of Micro Visions, we agreed to elect to the board one director designated by The Holmes Trust to serve until the next annual meeting of shareholders or until a successor is appointed or elected.

COMMITTEES OF OUR BOARD OF DIRECTORS

     Our board of directors currently has three committees: an audit committee, a compensation committee and an executive committee.

     The audit committee consists of Timothy P. Flynn (Chairman) and Gerald A. Poch. The audit committee has the authority to review our financial reporting and financial statements and to sign quarterly and annual financial statements on behalf of the board of directors. The audit committee acts on and reports to the board of directors with respect to various auditing and accounting matters, including the engagement of our auditors, the scope of the annual audits, the reasonableness of fees to be paid to the auditors, the performance of our independent auditors and our accounting practices.

     The compensation committee consists of F. Bryson Farrill (Chairman), James
P. McNiel and Timothy P. Flynn. The compensation committee has the authority to review and approve executive compensation, make recommendations for the appointment of executive officers and to act as the plan administrator of our stock option plan.

     The executive committee consists of Gerald A. Poch (Chairman), Philip R. Ladouceur, Glen C. Holmes and Michael S. Falk. The executive committee has the authority to approve (1) our daily operational matters, (2) our corporate policies and strategy, and (3) our contractual commitments, payments of funds or issuances of securities up to a level of $1,000,000.

COMPENSATION OF OUR DIRECTORS

     The Company's outside directors currently receive compensation of $25,000 per year plus $5,000 for each committee of our board of directors on which they serve, payable in stock. They also receive $500 for each meeting of the board of directors or board committee they attend in person, and $250 for each meeting attended by telephone. Outside directors are also reimbursed for expenses in connection with attending board of directors and committee meetings.

     At the time Mr. Ladouceur joined our board of directors he entered into an agreement dated July 16, 1998. Under the terms of this agreement, Mr. Ladouceur's service company, Mardale Investments Ltd., was paid a fee of $68,000 and Mr. Ladouceur was granted options to purchase 100,000 shares of common stock at an exercise price of $3.80 per share.

     We have granted options to each of the outside directors of the Company upon their election to our board of directors. Mr. Falk, Mr. Farrill, Mr. Flynn, Mr. Poch and Mr. McNeil were each granted options to purchase 100,000 shares of common stock with exercise prices ranging from $3.15 to $8.97 per share. We expect to grant additional options to outside directors upon their joining the board of directors for the first time and their subsequent re-election as a director.

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     The following table summarizes the compensation earned by or paid to our chief executive officers and the other four most highly compensated executive officers whose total salary and bonuses exceeded $100,000 for services rendered in all capacities to us and our subsidiaries during 1999. We refer to these individuals as our named executive officers in other parts of this prospectus.

                           SUMMARY COMPENSATION TABLE

                                                                                              LONG-TERM
                                                                                            COMPENSATION
                                                                                               AWARDS
                                            ANNUAL COMPENSATION                           -----------------
                                     ----------------------------------    OTHER ANNUAL   SHARES UNDERLYING
    NAME AND PRINCIPAL POSITION      FISCAL YEAR   SALARY($)   BONUS($)    COMPENSATION      OPTIONS(#)
    ---------------------------      -----------   ---------   --------    ------------   -----------------
Cameron B. Chell(1)................     1999       $149,658          --            --           175,000(2)
  Former Chairman, President and        1998       $ 84,291          --      $  7,000           100,000
  Chief Executive Officer
Philip R. Ladouceur(3).............     1999       $110,000    $200,000(4)         --         1,300,000
  Executive Chairman and Chief
  Executive Officer
Glen C. Holmes(5)..................     1999       $ 58,435    $ 90,000(6)         --           100,000
  President and Chief Operating
  Officer
Raghu N. Kilambi(7)................     1999       $146,771    $ 90,000(8)         --           500,000
  Executive Vice President and          1998       $ 67,433          --      $  4,700           100,000
  Chief Financial Officer
Vincent L. Romano, Jr.(9)..........     1999       $ 75,000    $ 90,000(10)   $255,000          250,000
  Executive Vice President,
  Application Service Provision

-------------------------
 (1) Mr. Chell served as Chief Executive Officer from April 1998 through August 1999 and was our President from March 1999 through August 1999. He is no longer employed by us in any capacity. Other annual compensation for 1998 includes consulting fees.

 (2) Excludes 525,000 shares underlying options granted in 1999 which expired under our Stock Option Plan when Mr. Chell's employment with us terminated.

 (3) Mr. Ladouceur served as Chairman from June 1999 to October 1999, and as interim Chief Executive Officer and President from August 1999 to October 1999, when he became our Executive Chairman and Chief Executive Officer. Mr. Ladouceur's current annual base salary is $200,000. He is eligible to earn an annual performance bonus of up to $400,000.

 (4) Accrued in 1999 but paid in 2000.

 (5) Mr. Holmes has served as our President and Chief Operating Officer since October 1999. His current annual base salary is $200,000. He is entitled to receive a minimum bonus of $50,000 per quarter and is eligible for a discretionary bonus to be determined by the board of directors.

 (6) Includes $50,000 accrued in 1999 but paid in 2000.

 (7) Mr. Kilambi has served as Executive Vice President since October 1999 and as Chief Financial Officer since March 1998. Mr. Kilambi's current annual base salary is $180,000. He is eligible to earn an annual bonus of up to $180,000. Other annual compensation for 1998 includes consulting fees.

 (8) Accrued in 1999 but paid in 2000.

 (9) Mr. Romano served as Executive Vice President, Sales and Marketing from August 1999 through December 1999, at which time he was named Executive Vice President, Application Service Provision. Mr. Romano's current annual base salary is $180,000. He is eligible to earn an annual bonus of up to $180,000. Upon commencement of his employment, Mr. Romano received a signing bonus of $95,000, a one time payment of $5,000 to cover certain fees relating to his joining us, and 250,000 stock options. His employment agreement provides for a separate loan agreement between us and Mr. Romano under which we loaned Mr. Romano $2.0 million at an annual interest rate of 5.625% to purchase 232,829 shares of our common stock. The loan is forgiven in quarterly installments of $250,000. In October 1999, the first installment of $250,000 of this loan was forgiven, comprising most of Mr. Romano's "other compensation" in 1999.

(10) Accrued in 1999 but paid in 2000.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table provides information related to options granted to our named executive officers during fiscal year ended December 31, 1999. The information in this table reflects options granted pursuant to our Amended and Restated Stock Option Plan. We granted options to purchase 6,549,000 shares of our common stock to our employees and directors in 1999. All options were granted at an exercise price equal to the fair market value of our common stock on the date of grant as determined by the closing price of our common stock on the day preceding the grant, except options granted on May 6, 1999 to Messrs. Chell, Ladouceur and Kilambi and the options granted to Mr. Holmes on May 14, 1999, which grants have an exercise price based on the average closing bid and ask prices for the ten trading days prior to the date of the relevant grant. The options granted on May 6, 1999 have an exercise price that is 50% of the market value of the common stock on such date, on which date the average closing bid and ask price was $6.22. The options granted on May 14, 1999 have an exercise price that is 74% of the market value of the common stock on such date, on which date the average closing bid and ask price was $6.72.

                                        OPTIONS GRANTED IN LAST FISCAL YEAR
                           -------------------------------------------------------------    POTENTIAL REALIZABLE
                                                PERCENT OF                                    VALUE AT ASSUMED
                                                  TOTAL                                         ANNUAL RATES
                                                 OPTIONS                                       OF STOCK PRICE
                               NUMBER OF        GRANTED TO                                    APPRECIATION FOR
                               SECURITIES       EMPLOYEES    EXERCISE                          OPTION TERM(2)
                           UNDERLYING OPTIONS   IN FISCAL    PRICE PER                     -----------------------
          NAME                 GRANTED(1)          YEAR        SHARE     EXPIRATION DATE       5%          10%
          ----             ------------------   ----------   ---------   ---------------   ----------   ----------
Cameron B. Chell.........       275,000(3)          3.0%       $3.15      March 14, 2000   $  597,188   $  651,875
Philip R. Ladouceur......       700,000            12.1%       $3.15        June 1, 2004   $2,388,750   $2,607,500
                                600,000            10.3%       $7.56     August 31, 2003   $  228,375   $  455,250
Glen C. Holmes...........       100,000             1.7%       $5.00        June 1, 2004   $  205,495   $  239,090
Raghu N. Kilambi.........       500,000             8.6%       $3.15        June 1, 2004   $1,706,250   $1,862,500
Vincent L. Romano, Jr. ..       250,000(4)          4.3%       $6.08       June 30, 2004   $  169,844   $  250,313

-------------------------
(1) The options set forth in the table above vest in either three or four yearly increments and expire between March 2000 and June 2004.

(2) The potential realizable value represents amounts, net of exercise price before taxes, that may be realized upon exercise of the options immediately prior to the expiration of their terms assuming appreciation of 5% and 10% over the option term. The 5% and 10% are calculated based on rules promulgated by the Securities and Exchange Commission and do not reflect our estimate of future stock price growth. The actual value realized may be greater or less than the potential realizable value set forth in the table.

(3) 525,000 of the options granted to Mr. Chell in 1999 expired under the Stock Option Plan when Mr. Chell's employment with us terminated. See "Litigation."

(4) Mr. Romano exercised options to purchase 62,500 shares of common stock in early January 2000.

AGGREGATED OPTION EXERCISES IN 1999 AND LAST FISCAL YEAR-END OPTION VALUES

     The following table shows the number of shares our named executive officers acquired upon exercise of stock options during 1999, the aggregate value received from those exercises, the number of shares covered by both exercisable and unexercisable options as of December 31, 1999 and the year-end value of exercisable and unexercisable options as of December 31, 1999.

                                                          NUMBER OF SECURITIES
                                                         UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                NUMBER                         OPTIONS AT              IN-THE-MONEY OPTIONS AT
                                SHARES                      DECEMBER 31, 1999           DECEMBER 31, 1999(1)
                               ACQUIRED      VALUE     ---------------------------   ---------------------------
            NAME              ON EXERCISE   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
            ----              -----------   --------   -----------   -------------   -----------   -------------
Cameron B. Chell............    0            0           275,000              0(2)   $ 6,218,750    $        0
Philip R. Ladouceur.........    0            0           950,000        450,000      $20,981,000    $8,298,000
Glen C. Holmes..............    0            0            50,000         50,000      $ 1,050,000    $1,050,000
Raghu N. Kilambi............    0            0           225,000        375,000      $ 5,076,250    $8,568,750
Vincent L. Romano, Jr.(3)...    0            0            62,500        187,500      $ 1,245,000    $3,735,000

-------------------------
(1) Based on a year-end stock price of $26.00, the last reported trade of our common stock on the OTC Bulletin Board on December 31, 1999.

(2) During 1999, Mr. Chell held an additional 525,000 options that expired under the terms of our Stock Option Plan when Mr. Chell's employment with us terminated. See "Litigation."

(3) Mr. Romano exercised options to purchase 62,500 shares of common stock in early January 2000.

EMPLOYMENT AGREEMENTS

     We have entered into employment agreements with each of our named executive officers. Each agreement provides for a fixed base salary and an annual performance bonus determined by the compensation committee or the board of directors.

     Our employment agreements with Mr. Ladouceur and Mr. Kilambi are at-will and can be terminated by either party at any time. Mr. Romano's agreement has a three year term which expires on August 1, 2002. Mr. Ladouceur's and Mr. Kilambi's employment agreements provide that if there is a change in our control, and either of them is terminated without just cause within six months thereof, his level of responsibility or compensation is reduced and he elects within six months of such change in control to treat his employment as terminated, or he elects within three months of such change in control to terminate his employment, we must pay him an amount equal to one year's salary, his most recent performance bonus, and one year's premium contributions to our employee benefit plan paid on his behalf, provide up to $10,000 in relocation and financial consulting services, or, at his option, pay him $10,000, and cause his unvested stock options to accelerate and become exercisable for three months. If we terminate either Mr. Ladouceur's or Mr. Kilambi's employment without just cause or change his level of responsibility, and he elects to terminate, we must (1) pay him an amount equal to one year's salary, his most recent performance bonus, and one year's premium contributions to our employee benefit plan paid on his behalf, and (2) provide him with up to $10,000 in relocation and financial consulting services or, at his option, pay him $10,000.

     Our agreement with Mr. Romano provides for an award of 250,000 stock options and the payment of a $95,000 signing bonus which have been granted and paid.

     Our agreement with Mr. Holmes provides for a minimum quarterly bonus of $50,000. This agreement provides for 18 months severance pay (including the minimum bonus for such period), if (1) we terminate Mr. Holmes without cause,
(2) his employment is terminated within 18 months of a change of control of our Company, or (3) Mr. Holmes voluntarily terminates because we materially reduce his duties or his compensation, or we move his place of business out of Orange County, California.

STOCK OPTION PLAN

     Our Stock Option Plan became effective on June 29, 1998, and was amended on November 30, 1998, September 23, 1999, November 17, 1999 and December 10, 1999. Our Stock Option Plan provides for the issuance of incentive and non-qualified stock options. The aggregate number of shares which may be issued pursuant to options under the Stock Option Plan may not exceed twenty percent of our shares of common stock issued and outstanding on a fully diluted basis. The maximum number of shares which may be issued pursuant to options was recently fixed at 11,000,000 by our board of directors.

     Our Stock Option Plan is administered by our board of directors. Generally, our board may amend or terminate our Stock Option Plan if it does not cause any adverse affect on any then outstanding options or unexercised portions thereof. Our board of directors must obtain the consent of the stockholders to increase the number of shares covered by the Stock Option Plan, to change the class of persons eligible to receive options, or to extend the term of the Stock Option Plan beyond 10 years. Our board of directors sets the consideration for each option award. All options must generally have an exercise price equal to at least 85% of the fair market value of the underlying common stock on the date of the grant. Incentive stock options must have an exercise price equal to at least 100% of the fair market value of the underlying common stock on the date of the grant, and options granted to a person who owns more than 10% of the voting power of our outstanding stock and any outstanding stock of our subsidiaries must have an exercise price equal to at least 110% of the fair market value of the underlying common stock on the date of the grant.

     Options granted under the Stock Option Plan are non-transferable except through will or the laws of descent and distribution upon the death of the option holder. If we liquidate, reorganize, merge or consolidate and we are not the surviving entity, each outstanding stock option shall become exercisable prior to such event unless the options are assumed in a merger.

401(k) PLAN

     We assumed several 401(k) plans in connection with our acquisitions in 1999. These 401(k) plans cover our full-time U.S. employees. These plans are intended to qualify under Section 401(k) of the Internal Revenue Code of 1986, as amended, so that we can deduct any contributions that we make to these plans, at the time they are made. Pursuant to these plans, employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit and to have the amount of such reduction contributed to these plans. These plans permit us, but do not require us to make, additional matching contributions to these plans on behalf of all participants in these plans. We have not made any contributions to these plans to date, and we do not currently have any plan to make contributions. We also operate a defined contribution pension plan on behalf of our directors and employees in the United Kingdom.

LIMITATIONS OF LIABILITY AND INDEMNIFICATION MATTERS

     Our certificate of incorporation provides that, to the fullest extent permitted by the Delaware General Corporation Law, our directors shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. Under Delaware law, the directors have a fiduciary duty to us that is not eliminated by this provision of our certificate and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available. In addition, each director will continue to be subject to liability under Delaware law for breach of the director's duty of loyalty to us for acts or omissions which are found by a court of competent jurisdiction to be not in good faith or that involve intentional misconduct, or knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are prohibited by Delaware law. This provision also does not affect the director's responsibilities under any other laws, such as federal securities laws.

     Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that this provision shall not eliminate or limit the liability of a director:

     - for any breach of the director's duty of loyalty to a corporation or its stockholders,

     - for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

     - arising under Section 174 of the Delaware General Corporation Law in connection with unlawful payments of dividends or stock purchases or redemptions, or

     - for any transaction from which the director derived an improper personal benefit.

     Delaware law provides further that the indemnification permitted by that law shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under a corporation's bylaws, any agreement, a vote of stockholders or otherwise. Our bylaws provide that we shall indemnify, to the maximum extent and in the manner permitted by the Delaware General Corporation Law, any person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any threatened, pending or completed action, suit or proceeding in which such person was or is a party or is threatened to be made a party by reason of the fact that such person is or was our director or officer, or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, or is or was a director or officer of a corporation which was our predecessor corporation or of another enterprise at the request of such predecessor corporation.

     We have secured insurance on behalf of any person who is our director, officer, employee or agent or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity or arising out of such person's status as such, regardless of whether indemnification would be permitted under Delaware law.

CERTAIN PROVISIONS OF DELAWARE LAW

     We are a Delaware corporation and are subject to the provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction by which that person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a business combination includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an interested stockholder is a person who, together with affiliates and associates, owns, or within three years prior, did own 15% or more of our voting stock.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth specified information with respect to the beneficial ownership of our common stock as of January 31, 2000 by:

     - each person (or group of affiliated persons) who is known by us to beneficially own 5% or more of our outstanding shares of common stock,

     - each of our directors,

     - each of our named executive officers, and

     - all of our directors and executive officers as a group.

     The number and percentage of shares beneficially owned are based on 52,315,640 shares of common stock outstanding as of January 31, 2000; 2,090,166 shares of common stock issuable upon the exercise of options exercisable within 60 days of January 31, 2000; 10,374,282 shares issuable upon the exercise of warrants exercisable within 60 days of January 31, 2000 and 918,283 shares issuable upon the conversion of convertible debentures convertible within 60 days of January 31, 2000.

                                                    OWNERSHIP PRIOR TO         OWNERSHIP AFTER
                                                         OFFERING                OFFERING(2)
                                                   ---------------------    ---------------------
     NAME AND ADDRESS OF BENEFICIAL OWNER          NUMBER(1)     PERCENT      NUMBER      PERCENT
     ------------------------------------          ----------    -------    ----------    -------
The Holmes Trust(3)............................     8,400,000     15.7%      8,400,000      13.0%
Glen C. Holmes(4)..............................     8,450,000     15.8%      8,450,000      13.1%
Pequot Capital Management, Inc.(5).............     8,041,776     14.9%      8,041,776      12.2%
Philip R. Ladouceur(6).........................       998,000      1.9%        998,000       1.5%
Raghu N. Kilambi(7)............................       445,563      0.9%        445,563       0.7%
F. Bryson Farrill(8)...........................       107,500      0.2%        107,500       0.2%
Michael S. Falk(9).............................     3,468,298      6.6%      3,468,298       5.4%
Timothy P. Flynn(10)...........................       735,133      1.4%        735,133       1.1%
Gerald A. Poch(11).............................     8,066,776     14.9%      8,066,776      12.2%
James P. McNiel(12)............................     8,066,776     14.9%      8,066,776      12.2%
Vincent Romano, Jr.............................       282,908      0.5%        282,908       0.4%
Cameron Chell(13)..............................       780,689      1.5%        780,689       1.2%
Robert Priddy(14)..............................     3,411,489      6.5%      3,411,489       5.3%
All directors and executive officers as a group
  (19 persons)(15).............................    25,780,325     44.8%     25,780,325      37.6%

-------------------------
 (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In general, a person who has voting power or investment power with respect to securities is treated as a beneficial owner of those securities. Shares subject to options, warrants or rights currently exercisable or exercisable within 60 days of January 31, 2000 are considered beneficially owned by the person holding such options, warrants or rights. Unless otherwise indicated, and subject to community property laws where applicable, we believe the persons named in the table have sole voting and investment power with respect to all shares beneficially owned.

 (2) Assumes the underwriter's overallotment option is not exercised. In the event that the underwriter's overallotment option is exercised in full, an additional 750,000 shares of our common stock will be sold in the offering. Also assumes the issuance of 1,975,170 shares for the acquisition of the Madison Group of Companies, 1,072,940 shares for the acquisition of Charon Systems, Inc, 2,401,040 shares issued on the exercise of warrants currently held by Pequot Equity Partners Fund II, LP and certain other investors, 1,200,000 shares likely to be issued to the former shareholder of Micro Visions and 439,740 shares currently estimated to be issuable to the former shareholders of Async Technologies, Inc, all prior to the completion of the offering.

 (3) Includes 1,200,000 shares issuable to The Holmes Trust upon the satisfaction of certain performance criteria in connection with our acquisition of Micro Visions, which management believes have been satisfied.

 (4) Includes 50,000 shares issuable upon the exercise of currently exercisable stock options. Also includes 7,200,000 shares of common stock held by The Holmes Trust as a result of Mr. Holmes' power to control The Holmes Trust and 1,200,000 shares issuable to The Holmes Trust upon the satisfaction of certain performance criteria in connection with our acquisition of Micro Visions, which management believes have been satisfied.

 (5) Includes 1,678,139 shares issuable upon the exercise of currently exercisable warrants attributable to Pequot Capital Management, Inc. as a result of its power to control Pequot Private Equity Fund

     II, L.P., Pequot Partners Fund and Pequot International Fund. The address of Pequot Capital Management, Inc. is 500 Nyala Farm Road, Westport, Connecticut 06880.

 (6) Includes 950,000 shares issuable upon the exercise of currently exercisable stock options and 48,000 shares attributable to Mr. Ladouceur as a result of his power to control Mardale Investments Ltd.

 (7) Includes 225,000 shares issuable upon the exercise of stock options exercisable within 60 days of January 31, 1999.

 (8) Includes 62,500 shares issuable upon the exercise of stock options within 60 days of January 31, 1999.

 (9) Includes 25,000 shares issuable upon the exercise of stock options which are exercisable within 60 days of January 31, 2000. Also includes 82,574 shares attributable to Mr. Falk as a result of his control of the Michael Falk IRA. Also includes 9,901 shares issuable upon the exercise of warrants held by Mr. Falk. Also includes 2,433,828 shares of common stock and 19,802 shares issuable upon the exercise of warrants held by Commonwealth Associates. Mr. Falk is Chairman and Chief Executive Officer of Commonwealth Associates. Mr. Falk disclaims beneficial ownership of the shares and warrants held by Commonwealth Associates.

(10) Includes 25,000, shares issuable upon the exercise of stock options which are exercisable within 60 days of January 31, 2000, and 198,021 shares issuable upon the exercise of currently exercisable warrants.

(11) Includes 25,000, shares issuable upon the exercise of stock options which are exercisable within 60 days of January 31, 2000. Also includes 6,363,637 shares of common stock and 1,678,139 shares issuable upon the exercise of currently exercisable warrants held by Pequot Private Equity Fund II, L.P., Pequot Partners Fund and Pequot International Fund, which are controlled by Pequot Capital Management, Inc. Mr. Poch is a principal of Pequot Capital Management, Inc. Mr. Poch disclaims beneficial ownership of the shares and warrants attributed to Pequot Capital Management, Inc.

(12) Includes 25,000 shares issuable upon the exercise of stock options which are exercisable within 60 days of January 31, 2000. Also includes 6,363,637 shares of common stock and 1,678,139 shares issuable upon the exercise of warrants held by Pequot Capital Management, Inc. Mr. McNiel is a principal of Pequot Capital Management, Inc. Mr. McNeil disclaims beneficial ownership of the shares and warrants attributed to Pequot Capital Management, Inc.

(13) Includes 275,000 shares issuable upon the exercise of stock options which are exercisable within 60 days of January 31, 2000 and 75,311 shares issuable upon the exercise of currently exercisable warrants.

(14) Includes 198,021 shares of common stock issuable upon the exercise of currently exercisable warrants. Also includes 2,433,828 shares of common stock and 19,802 shares issuable upon the exercise of warrants held by Commonwealth Associates. Mr. Priddy disclaims beneficial ownership of the shares and warrants attributed to Commonwealth Associates.

(15) Includes shares listed in footnotes 4, 6-12, and 14 above, as well as 1,218,253 shares held by other executives not listed in this table, 1,867,500 shares issuable upon the exercise of stock options which are exercisable within 60 days of January 31, 2000, and 3,238,613 shares issuable on exercise of currently exercisable warrants.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In 1997, Mr. Chell loaned FutureLink Distribution Corp., an Alberta corporation ("FutureLink Alberta") approximately $137,000 at an annual interest rate equal to the prime rate plus 1%. FutureLink Alberta repaid the entire balance of the loan between April and June 1998.

     On January 20, 1998, Core Ventures, Inc., our predecessor-in-interest, purchased 46% of FutureLink Alberta in exchange for 308,000 shares of our common stock. On November 23, 1998, Core Ventures purchased another 50.4% of FutureLink Alberta in exchange for 334,755 shares of our common stock, and on February 26, 1999, it acquired the remaining 3.6% of FutureLink Alberta in exchange for 23,500 shares of our common stock. Cameron Chell was the President and Chief Executive Officer of FutureLink Alberta, and after the first purchase in January 1998, Mr. Chell became our President, a director and a significant shareholder. Mr. Chell resigned as our President and a director effective August 27, 1999.

     Cameron Chell and Robert Kubbernus were directors and shareholders of both JAWS Technology Inc. and our company at the time we entered into an Alliance Partner Agreement dated February 12, 1999.

     On August 12, 1998, Mr. Chell loaned us approximately $145,000 at an annual interest rate equal of 8%. On February 22, 1999, we issued Mr. Chell a convertible debenture in the principal amount of approximately $150,000, the outstanding balance of his loan to us. This convertible debenture was convertible at $2.00 per share (adjusted for our five-for-one reverse stock split), for a total of 75,310 shares. Mr. Chell also received a warrant to acquire 75,311 shares at $2.00 per share for the first year, $3.00 per share for the second year, and $4.00 per share for the third year. On April 29, 1999, Mr. Chell surrendered his debenture having an outstanding balance of approximately $153,000, our notes payable having an outstanding balance of $66,614.57 and our trade loans payable having an outstanding balance of $30,000 in return for a $250,000 aggregate principal amount 8% convertible note convertible at $1.50 per share and a warrant to acquire 125,000 shares at $1.50 per share. The conversion and exercise prices for these securities have since been reduced from $1.50 per share to $1.335 per share due to the effect of anti-dilution provisions. These securities are subject to a lock up agreement for a minimum of one year.

     In May 1999, in connection with a private offering placed by Commonwealth Associates of our units consisting of 8% senior subordinated convertible notes convertible to shares of common stock at $1.00 per share (post-split) and warrants to purchase 500 shares of common stock at $1.25 per share (post-split) for each $1,000 invested, Mr. Chell purchased $250,000 of our units (see above) and Mr. Kilambi purchased $127,500 of our units.

     Michael Falk, Chief Executive Officer of Commonwealth Associates, was appointed to our board of directors on May 7, 1999 following the consummation of the private placement of our securities concluded in April 1999 for which Commonwealth Associates was retained by us as our placement agent. Commonwealth Associates was subsequently retained as placement agent on July 1, 1999.

     As of September 30, 1999, we provided $267,439 in services and products to Willson Stationers Ltd. and e-Supplies Inc. As at September 30, 1999, $488,135 remains owing from these entities. An allowance for doubtful accounts of $473,922 has been recorded due to the uncertainty of collection. Cameron Chell was a director of both companies at the time some of the transactions took place. In addition, we have reason to believe that Mr. Chell was a principal of e-Supplies Inc., at the time of the transactions. Raghu Kilambi served on the board of directors of Willson Stationers, Ltd., as our representative, at the request of Willson Stationers, Ltd., for approximately one month.

     On August 1, 1999, we loaned Vincent Romano, one of our executive officers, $2.0 million, which he used to purchase 232,829 shares of our common stock. The shares were deposited in escrow and approximately 12.5% of the shares are released quarterly as the loan is forgiven quarterly in installments of $250,000. We loaned the money to Mr. Romano pursuant to his employment agreement. As of January 31, 2000, $500,000 of this loan has been forgiven.

     In October 1999, we issued 1,678,139 warrants to Pequot Private Equity Fund II, L.P., Pequot Partners Fund and Pequot International Fund which currently entitle the holders to purchase common stock at $8.40 per share. On February 8, 2000, to induce those funds to exercise such warrants, we offered to pay each holder $0.90 for each warrant exercised.

The funds have indicated their intent to exercise warrants to acquire all 1,678,139 shares of our common stock on similar terms prior to the end of February 2000. Pequot Capital Management, Inc. manages the funds and therefore has the power to direct the vote of the common stock held by the funds, which constitute more than 5% of our outstanding common stock. In addition, Jim McNiel, one of our directors, is a Senior Vice President at Pequot Capital Management, Inc., and Jerry Poch, also a director, is a Manager Director/Portfolio Manager at Pequot Capital Management, Inc.

                          DESCRIPTION OF CAPITAL STOCK

     Our authorized capital stock consist of 300 million shares of common stock, par value $0.0001 per share, and 20 million shares of preferred stock, no par value.

     The following is a summary of certain provisions of our common stock, preferred stock, certificate of incorporation and bylaws. Copies of our articles and bylaws are available from us upon request. See "Where You Can Find More Information."

COMMON STOCK

     As of December 31, 1999, there were 51,065,007 shares of common stock outstanding, held by approximately 700 shareholders of record. All outstanding shares of common stock are, and the common stock to be issued in this offering will be, fully paid and nonassessable.

     Each share of our common stock has identical rights and privileges in every respect. The holders of our common stock are entitled to vote upon all matters submitted to a vote of our shareholders and are entitled to one vote for each share of common stock held. There are no cumulative voting rights.

     Subject to the prior rights and preferences, if any, applicable to any outstanding preferred stock, the holders of our common stock are entitled to share equally in dividends and other distributions as may be declared from time to time by the board of directors out of funds legally available for that purpose, if any.

     If we liquidate, dissolve or wind up, the holders of shares of common stock will be entitled to share ratably in the distribution of all of our assets remaining available for distribution after satisfaction of all our liabilities and the payment of the liquidation preference of any outstanding preferred stock.

     The holders of our common stock have no preemptive or other subscription rights to purchase shares of our stock, nor are they entitled to the benefits of any redemption or sinking fund provisions.

PREFERRED STOCK

     There are no shares of preferred stock outstanding. Our board of directors, however, has authorized the issuance of 20 million shares of preferred stock in one or more series, and to fix for each series, the designation of, and number of shares to be included in, each such series, and our board of directors is also authorized to set the powers, privileges, preferences, and relative participating, optional or other rights, if any, of the shares of each such series and the qualifications, limitations or restrictions thereof.

     Unless otherwise provided by our board of directors, the shares of all series of preferred stock will rank on a parity with respect to the payment of dividends and to the distribution of assets upon liquidation. Although we have no present plans to issue any shares of or rights to purchase, preferred stock, such issuance may have the effect of delaying, deferring or preventing a change of control in our control or an unsolicited acquisition proposal. The issuance of preferred stock also could decrease the amount of earnings and assets available for distribution to the holders of common stock or could adversely affect the rights and powers, including voting rights, of the holders of common stock.

REGISTRATION RIGHTS

     The holders of an aggregate of 52,106,156 shares of common stock that are either outstanding or issuable upon the conversion of debentures or the exercise of currently exercisable warrants or options, or their transferees, are entitled to certain rights with respect to the registration of such shares under the Securities Act.

     We agreed to file a registration statement by April 30, 2000, in respect of 3,007,867 shares of common stock warrants and senior subordinated convertible debentures issued to Thomas Kernaghan & Co. After May 1, 2000, Thomson Kernaghan & Co. Limited may demand that we file such a registration statement, and on or thereafter use our reasonable best efforts to effect such registration.

     We agreed to file a registration statement by June 29, 1999 in respect of 382,389 shares of our common stock underlying senior subordinated convertible debentures and warrants we issued to Augustine Fund LP in March 1999 all of which have converted into common stock. We also agreed to pay penalties for each month thereafter that a registration statement is not filed. Since June 29, 1999, we have paid Augustine an aggregate of $23,000 in penalties, which we offset from amounts owed to us upon the conversion of the debentures and the exercise of the warrants. We continue to pay $7,000 in penalties each month until the beginning of March 2000. Augustine has waived its registration rights with respect to this offering.

     We agreed to use our best efforts to file a registration statement by January 31, 2000 covering 44,505 warrants issued to Global Equity Partners Limited in conjunction with their debenture investment which has underlying shares also subject to registration rights in May 1999. We are currently in breach of our obligations under those warrants.

     Pursuant to the terms of various subscription agreements, we agreed to file a registration statement by September 7, 1999, covering securities issued in May 1999 to Commonwealth Associates, L.P. and various other investors, and to use our best efforts to cause such registration statement to become effective by November 7, 1999. As of January 31, 2000, 15,908,802 shares of common stock and 310,250 warrants were subject to those rights. Pursuant to the terms of certain other subscription agreements, we agreed to file a registration statement by April 1, 2000 covering securities issued in July 1999 to Commonwealth Associates and various other investors, and to use our best efforts to cause such registration statement to become effective as soon as practicable thereafter. As of January 31, 2000, 2,727,272 shares of common stock and 3,186,805 warrants were subject to those rights. We are currently in breach of those subscription agreements.

     We agreed to use our best efforts to file a registration statement by January 31, 2000, in respect of 232,829 shares of common stock owned by Vincent Romano and to use our best efforts to cause such registration statement to become effective by March 31, 2000.

     We agreed to file a registration statement by June 26, 2000 in respect of 2,160,307 shares of common stock acquired by the former shareholders of KNS Holding Limited, and to cause such registration statement to become effective as soon thereafter as practicable.

     The holders of 9,090,909 shares of common stock and warrants that currently allow their holders to purchase 3,320,979 shares of common stock acquired in an October 1999 investment by Pequot Private Equity Fund II L.P. and certain other investors, may demand after April 15, 2000 that we file a registration statement covering at least 3% of our outstanding shares of common stock, or the number of shares of common stock that have a combined market value of at least $5.0 million. If such a demand is made, the holders may, subject to our consent, select the underwriters for the offering. We also granted those holders piggyback registration rights allowing them to include their shares in a registered offering made by us. At the same time, we granted piggyback registration rights under the same terms, to Glen C. Holmes in respect of 8,500,000 securities owned or beneficially owned by him, including 7,200,000 shares held by the Holmes Trust, 1,200,000 shares issuable to the Holmes Trust upon the satisfaction of certain performance criteria which management believes have been satisfied, and 100,000 shares issuable to Mr. Holmes upon the exercise of stock options. Mr. Holmes has waived his registration rights.

     TBCC Funding Trust II has piggyback rights to require us to register 29,413 shares of common stock underlying its warrants if we file a registration statement for our common stock. However, TBCC Funding Trust II has agreed to waive any notice rights and any rights to participate in the offering. TBCC has waived their registration rights with respect to this offering.

     CPQ Holdings, Inc., has piggyback rights to require us to register 112,590 shares of common stock if we file a registration statement for our common stock.

     Sicola, Martin, Koons & Frank, Inc., the holder of 53,552 shares of common stock and warrants to purchase 33,467 shares of common stock, has the right to request up to four times that we register their securities.

     EMC Corporation has piggyback rights to require us to register 13,140 shares of common stock underlying warrants.

     We agreed to register 1,181,816 shares of common stock held by the selling shareholders of CN Networks, Inc. by November 5, 2000.

     We agreed to register 1,738,554 shares of our common stock held by the selling shareholders of Async Technologies Inc. by November 26, 2000.

     We also agreed to register 1,206,316 shares of common stock held by the selling shareholders of Vertical Software, Inc. by January 31, 2001.

WARRANTS

     There are currently warrants outstanding to purchase 7,973,242 shares of our common stock. The warrants have exercise prices ranging from $1.11 per share to $25.00 per share. The weighted average exercise price of all currently outstanding warrants is $11.93 per share. The warrants have various expiration dates, ranging from April 2000 to April 2006. Most outstanding warrants have an anti-dilution clause, and most provide for registration rights.

LISTING

     We are listed for quotation in the Nasdaq National Market under the symbol "FTRL."

TRANSFER AGENT AND REGISTRATION

     General Securities Transfer Agency of Albuquerque, New Mexico is the transfer agent and registrar for our common stock.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Sales of substantial amounts of common stock in the public market, or the perception that such sales could occur, could adversely affect the market price of common stock and could impair our future ability to raise capital through the sale of equity securities. Upon completion of this offering, we will have an aggregate of 57,315,641 shares of our common stock outstanding, assuming no exercise of the underwriters' overallotment option. In addition, we anticipate issuing the following shares:

     - 1,975,170 shares of our common stock issuable upon the closing of our pending acquisition of Madison Technology Group and its affiliates,

     - 1,072,940 shares of our common stock issuable upon the closing of our acquisition of Charon Systems, Inc.,

     - 2,426,102 shares of our common stock issuable upon the expected exercise of outstanding warrants by Pequot Private Equity Fund II, LP and certain other warrant holders,

     - 2,400,000 shares of our common stock to the former shareholder of Micro Visions pursuant to the agreement under which we acquired Micro Visions for the achievement of certain performance criteria, and

     - 439,740 shares of our common stock to the former shareholders of Async Technologies pursuant to the agreement under which we acquired Async for the achievement of certain performance criteria.

     Upon completion of this offering, we will also have the following options, warrants and convertible debentures outstanding:

     - stock options for the purchase of 6,308,600 shares of our common stock at a weighted average exercise price of $8.33 per share,

     - warrants for the purchase of 8,041,963 shares of our common stock at a weighted average exercise price of $7.72 per share (pro forma for the expected exercise of outstanding warrants by Pequot Private Equity Fund II, L.P. and certain other warrant holders), and

     - 918,283 shares of our common stock issuable upon the conversion of $0.9 million aggregate principal amount of our convertible debentures at a weighted average conversion price of $0.98 per share.

     See "Capitalization," "Management -- Stock Option Plan," and the notes to our consolidated financial statements.

     All of the shares sold in this offering will be freely tradable, except that any shares held by "affiliates" (as that term is defined in Rule 144 under the Securities Act) may only be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144, the Securities Act, which is summarized below. The remaining 52,315,641 shares of common stock that are currently outstanding and all of the shares described above that we anticipate issuing will be deemed "restricted securities" as defined in Rule 144.

     After the date of this prospectus, 7,092,471 shares of our common stock which are not being sold in this offering will be immediately eligible for sale into the public market. The remaining 45,223,170 shares of our common stock will eligible for sale into the public market at various times after the expiration of one-year holding periods. Most of the restricted shares that will be available for public resale after 180 days after the effective date will be subject to volume and other resale restrictions pursuant to Rule 144 because the holders are our affiliates.

LOCK-UP AGREEMENTS

     Our officers, directors and stockholders holding an aggregate of shares have agreed not to transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock without the prior written consent of Bears, Stearns & Co. Inc. for a period of 180 days after the date of this prospectus.

RULE 144

     In general, under Rule 144 as currently in effect, a person who has beneficially owned restricted securities for at least one year, including persons who may be deemed our "affiliates", would be entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the number of shares of common stock then outstanding or the average weekly trading volume of the common stock on all exchanges and/or reported through the automated quotation system of a registered securities association during the four calendar weeks immediately preceding the SEC filing with respect to such sale. Such sales are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us. However, if a person (or persons whose shares are aggregated) is not deemed to have been our affiliate at any time during the 90 days immediately preceding the sale, he or she may sell his or her restricted shares under Rule 144(k) without regard to the limitations described above if at least two years have elapsed since the later of the date the shares were acquired from us or from our affiliate. The foregoing is a summary of Rule 144 and is not intended to be a complete description of it.

RULE 144(k)

     Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

RULE 701

     In general, under Rule 701 of the Securities Act as currently in effect, any of our employees, consultants or advisors who purchases shares from us in connection with a compensatory stock or option plan or other written agreement is eligible to resell such shares 90 days after the effective date of this offering in reliance on Rule 144, but without compliance with certain restrictions, including the holding period, contained in Rule 144.

                                      69.1

                                  UNDERWRITING

     The underwriters named below have agreed, subject to the terms and conditions of the underwriting agreement, to purchase from us the number of shares of common stock set forth opposite its name below:

                        UNDERWRITERS                          NUMBER OF SHARES
                        ------------                          ----------------
Bear, Stearns & Co. Inc.....................................
                                                                 ---------
Fleet Boston Robertson Stephens Inc. .......................
                                                                 ---------
CIBC World Markets Corp. ...................................
                                                                 ---------
C.E. Unterberg, Towbin......................................
                                                                 ---------
          Total.............................................     5,000,000
                                                                 =========

     Subject to the terms and conditions of the underwriting agreement, the underwriters have agreed to purchase all of the shares of common stock being sold pursuant to the underwriting agreement if any of such shares are purchased (excluding shares covered by the overallotment option).

     The underwriters have advised us that they propose to offer the common stock to the public initially at the public offering price set forth on the cover page of this prospectus and to certain dealers at such price less a
concession of not more than $     per share. Additionally, the underwriters may
allow, and such dealers may reallow, a discount of not more than $          per
share on sales to certain other dealers. After the public offering of the shares, the offering price and other selling terms may be changed by the underwriters.

     We have granted the underwriters an option to purchase up to 750,000 additional shares of common stock at the public offering price, less the underwriting discounts and commissions set forth on the cover page of this prospectus, solely to cover overallotments, if any. This option may be exercised in whole or in part at any time within 30 days after the date of this prospectus. To the extent that the underwriters exercise this option, each underwriter will have a firm commitment, subject to certain conditions, to purchase a number of shares of common stock proportionate to such underwriter's purchase obligations set forth in the foregoing table.

     The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by us. Such amounts are shown assuming both no exercise and full exercise of the underwriters option to purchase additional shares.

                                                              NO EXERCISE    FULL EXERCISE
                                                              -----------    -------------
Per share...................................................    $               $
Total.......................................................    $               $

     The offering of the shares is made for delivery, when, as and if accepted by the underwriters and subject to prior sale and to withdrawal, cancellation or modification of the offering without notice. The underwriters reserve the right to reject an order for the purchase of shares in whole or in part.

     Certain of our executive officers and directors, who beneficially own in
the aggregate                shares of common stock, have agreed that they will
not, without the prior written consent of Bear, Stearns & Co. Inc., directly or indirectly, issue, sell, offer or agree to sell, grant any option for the sale of, pledge, make any short sale of, maintain any short position with respect to, establish or maintain a "put equivalent position" (within the meaning of Rule 16a-1(h) under the Securities Exchange Act of 1934, as amended) with respect to, enter into any swap, derivative transaction or other arrangement that transfers any of the economic consequences of ownership of any shares of common stock or any securities convertible into, exercisable into or exchangeable for common stock beneficially owned by them during the 180-day period following the date of this prospectus.

     We have agreed that we will not, without the prior written consent of Bear, Stearns & Co. Inc., directly or indirectly, issue, sell, offer or agree to sell, grant any option for the sale of, pledge, make any short sale of, maintain any short position with respect to, establish or maintain a "put equivalent position"

(within the meaning of Rule 16a-1(h) under the Securities Exchange Act of 1934, as amended) with respect to, enter into any swap, derivative transaction or other arrangement that transfers any portion of the economic consequences of any shares of common stock or any securities convertible into, exercisable into or exchangeable for common stock during the 180-day period following the date of this prospectus, except that we may issue shares of common stock and options to purchase common stock under our stock option and stock purchase plans and upon exercise of warrants issued and outstanding on the date of this prospectus, and may issue stock in connection with strategic relationships and in connection with acquisitions of businesses, technologies or products complementary to those of our company, so long as the recipients of such stock agree to be bound by a lock-up agreement for the remainder of the 180-day lock-up period.

     In August of 1998, Canadian Imperial Bank of Commerce, the parent company of CIBC World Markets Corp., extended us a $680,000 credit line for general business purposes. In August of 1999, The Canadian Imperial Bank of Commerce increased our credit line to $1.4 million. The Canadian Imperial Bank of Commerce received customary fees under these arrangements.

     CEUT Capital Partners I, L.P., an affiliate of C.E. Unterberg, Towbin, holds 128,029 shares of our common stock and warrants to purchase 49,364 shares of our common stock. This resulted from the conversion of 8% senior subordinated notes and warrants which CEUT Capital Partners I, L.P. purchased from us in connection with private offerings placed by Commonwealth Associates, Ltd., between April and July of 1999. These purchases were made upon the same terms and conditions as were made with each of the other investors in the offerings.

     We have agreed to indemnify the underwriters against certain civil liabilities, including liabilities under the Securities Exchange Act of 1934 and to contribute to payments the underwriters may be required to make in respect thereof.

     The underwriters have advised us that, pursuant to Regulation M promulgated under the Securities Exchange Act of 1934, certain persons participating in the offering may engage in transactions, including stabilizing bids, syndicate covering transactions or the imposition of penalty bids, which may have the effect of stabilizing or maintaining the market price of our common stock at a level above that which might otherwise prevail in the open market. A "stabilizing bid" is a bid for or the purchase of the common stock on behalf of the underwriters for the purpose of pegging, fixing or maintaining the price of the common stock. A "syndicate covering transaction" is a bid for or the purchase of the common stock on behalf of the underwriters to reduce a short position created in connection with the offering. The underwriters may also cover all or a portion of such short position by exercising the overallotment option. A "penalty bid" is an arrangement permitting the underwriters to reclaim the selling concession otherwise accruing to an underwriter or syndicate member in connection with the offering if the common stock originally sold by such underwriter or syndicate member is purchased by the underwriters in a syndicate covering transaction and has therefore not been effectively placed by such underwriter or syndicate member. The underwriters have advised us such transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

     We estimate that the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $1.5 million.

                                 LEGAL MATTERS

     The validity of the shares of common stock offered hereby will be passed upon for us by Paul, Hastings, Janofsky & Walker LLP, Costa Mesa, California. Certain legal matters in connection with this offering will be passed upon for the underwriters by Latham & Watkins, Los Angeles, California.

                                    EXPERTS

     The consolidated financial statements of FutureLink Corp. as of December 31, 1997 and 1998 and for each of the two years in the period ended December 31, 1998 and at September 30, 1999 and for the nine months ended September 30, 1999, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors and chartered accountants, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

     The financial statements of Executive LAN Management, Inc., dba Micro Visions, as of December 31, 1997 and 1998 and for each of the two years in the period ended December 31, 1998 and at September 30, 1999 and for the nine months ended September 30, 1999, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

     The audited financial statements of CN Networks included in this Registration Statement as at December 31, 1997 and 1998 and for the years then ended have been audited by Moreland & Davis, C.P.A.s, independent auditors, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing.

     The audited financial statements of Async Technologies included in this Registration Statement as at December 31, 1997 and 1998 and for the years then ended have been audited by M. Jevahirian & Co., independent auditors, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing.

     The financial statements of KNS Holding Limited as of February 28, 1998 and 1999 and for each of the two years in the period ended February 28, 1999, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young, independent auditors and registered auditor, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

     The financial statements of Vertical Software, Inc. as of December 31, 1996, 1997 and 1998 and for each of the three years in the period ended December 31, 1998, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

     The financial statements of Madison Consulting Resources, Inc. and Microlan Systems, Inc. "DBA" Madison Technology Group as of December 31, 1997 and 1998 and for each of the two years in the period ended December 31, 1998 and Madison Consulting Resources NJ, Inc. as of December 31, 1998, its initial year of operations, appearing in this Prospectus and Registration Statement have been audited by Joel E. Sammet & Co., independent auditors, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

     The financial statements of Charon Systems Inc. as of July 31, 1998 and 1999 and for each of the two years in the period ended July 31, 1999, appearing in this Prospectus and Registration Statement have been audited by BDO Dunwoody LLP, independent auditors and chartered accountants, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in account and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form SB-2, of which this prospectus is a part, under the Securities Act with respect to the shares of common stock offered hereby. This prospectus does not contain all of the information included in the registration statement. Statements contained in this prospectus concerning the provisions of any document are not necessarily complete. You should refer to the copy of these documents filed as an exhibit to the registration statement or otherwise filed by us with the Securities and Exchange Commission for a more complete understanding of the matter involved. Each statement concerning these documents is qualified in its entirety by such reference.

     We are also subject to the informational requirements of the Securities Exchange Act of 1934. In accordance with the Exchange Act, we file reports, proxy statements and other information with the Securities and Exchange Commission. The registration statement, including the attached exhibits and schedules, may be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the SEC located at Seven World Trade Center, New York, New York 10048, and 500 West Madison Street, Chicago, Illinois 60661. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information about the public reference rooms. The Securities and Exchange Commission maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. Copies of the registration statement and the reports, proxy and information statements and other information that we file with the Securities and Exchange Commission may be obtained from the Securities and Exchange Commission's Internet address at http://www.sec.gov.

     You may request a copy of these documents, at no cost, by writing or telephoning us at the following address:

                                FutureLink Corp.
                              6 Morgan, Suite 100
                           Irvine, California, 92618
                                 (949) 837-8252

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              -----
FINANCIAL STATEMENTS OF FUTURELINK CORP.....................    F-4
  December 31, 1997 and 1998, and September 30, 1999
     Report of Independent Auditors.........................    F-5
     Consolidated Balance Sheets............................    F-6
     Consolidated Statements of Operations..................    F-7
     Consolidated Statements of Changes in Stockholders'
      Equity (Deficit)......................................    F-8
     Consolidated Statements of Cash Flows..................    F-9
     Notes to Consolidated Financial Statements.............   F-10
FINANCIAL STATEMENTS OF COMPLETED ACQUISITIONS:
  EXECUTIVE LAN MANAGEMENT, INC. DBA MICRO VISIONS..........   F-34
  December 31, 1997 and 1998, and September 30, 1999
     Report of Independent Auditors.........................   F-35
     Balance Sheets.........................................   F-36
     Statements of Operations...............................   F-37
     Statements of Shareholders' Equity.....................   F-38
     Statements of Cash Flows...............................   F-39
     Notes to Financial Statements..........................   F-40
  CN NETWORKS, INC. ........................................   F-46
  December 31, 1997 and 1998
     Report of Independent Accountants......................   F-47
     Balance Sheets.........................................   F-48
     Statements of Income...................................   F-49
     Statements of Stockholders' Equity.....................     F-
     Statements of Cash Flows...............................   F-50
     Notes to Financial Statements..........................   F-51
  September 30, 1999 and 1998
     Report of Independent Accountants......................   F-55
     Balance Sheets.........................................   F-56
     Statements of Income and Retained Earnings.............   F-57
     Statements of Cash Flows...............................   F-58
     Notes to Financial Statements..........................   F-59
  ASYNC TECHNOLOGIES, INC. AND ASYNC TECHNICAL INSTITUTE,
     INC. ..................................................   F-63
  December 31, 1997 and 1998
     Independent Auditors' Report...........................   F-64
     Combined Balance Sheets................................   F-65
     Combined Statements of Operations and Retained
      Deficit...............................................   F-66
     Combined Statements of Cash Flows......................   F-67
     Notes to Combined Financial Statements.................   F-68
  September 30, 1999 and 1998
     Report of Independent Public Accountants...............   F-71
     Combined Balance Sheets................................   F-72
     Combined Statements of Operations and Retained
      (Deficit) Earnings....................................   F-73
     Combined Statements of Cash Flows......................   F-74
     Notes to the Combined Financial Statements.............   F-75
  KNS HOLDINGS LIMITED......................................   F-79
  February 28, 1999 and 1998
     Report of Independent Auditors.........................   F-80
     Combined Balance Sheets................................   F-81
     Combined Profit and Loss Accounts......................   F-82

                                                              PAGE
                                                              -----
     Combined Statement of Movements in Shareholders'
      Funds.................................................   F-83
     Combined Cash Flow Statements..........................   F-84
     Reconciliation of Net Cash Flow to Movement in Net
      Debt..................................................   F-85
     Notes to the Accounts..................................   F-86
  VERTICAL SOFTWARE, INC....................................   F-98
  December 31, 1996, 1997 and 1998 and September 30, 1999
     (Unaudited)
     Report of Independent Auditors.........................   F-99
     Balance Sheets.........................................  F-100
     Statements of Operations...............................  F-101
     Statements of Stockholders' Equity.....................  F-102
     Statements of Cash Flows...............................  F-103
     Notes to Financial Statements..........................  F-104
  MACROLAN SYSTEMS, INC. DBA MADISON TECHNOLOGY GROUP.......  F-109
  December 31, 1997 and 1998
     Independent Auditor's Report...........................  F-110
     Balance Sheets.........................................  F-111
     Statements of Income...................................  F-112
     Statements of Stockholders' Equity.....................  F-113
     Statements of Cash Flows...............................  F-114
     Notes to the Financial Statements......................  F-115
  September 30, 1999 and 1998
     Independent Auditor's Report...........................  F-119
     Balance Sheets.........................................  F-120
     Statements of Income...................................  F-121
     Statements of Retained Earnings........................  F-122
     Statements of Cash Flows...............................  F-123
     Notes to the Financial Statements......................  F-124
  MADISON CONSULTING RESOURCES, INC.........................  F-128
  December 31, 1997 and 1998
     Independent Auditor's Report...........................  F-129
     Balance Sheets.........................................  F-130
     Statements of Income...................................  F-131
     Statements of Shareholders' Equity.....................  F-132
     Statements of Cash Flows...............................  F-133
     Notes to Financial Statements..........................  F-134
  September 30, 1999 and 1998
     Independent Accountant's Review Report.................  F-137
     Balance Sheets.........................................  F-138
     Statements of Income...................................  F-139
     Statements of Retained Earnings (Deficit)..............  F-140
     Statements of Cash Flows...............................  F-141
     Notes to Financial Statements..........................  F-142
  MADISON CONSULTING RESOURCES NJ, INC......................  F-145
  December 31, 1998
     Independent Auditor's Report...........................  F-146
     Balance Sheet..........................................  F-147
     Statement of Income....................................  F-148
     Statement of Stockholders' Equity......................  F-149
     Statement of Cash Flows................................  F-150

                                                              PAGE
                                                              -----
     Notes to Financial Statements..........................  F-151
  September 30, 1999 and 1998
     Independent Accountant's Review Report.................  F-153
     Balance Sheets.........................................  F-154
     Statements of Income...................................  F-155
     Statements of Retained Earnings........................  F-156
     Statements of Cash Flows...............................  F-157
     Notes to Financial Statements..........................  F-158
  CHARON SYSTEMS, INC.......................................  F-160
  September 30, 1999 and 1998 (Unaudited) and July 31, 1999
     and 1998
     Auditors' Report.......................................  F-161
     Balance Sheets.........................................  F-162
     Statements of Operations and Retained Earnings.........  F-163
     Statements of Cash Flows...............................  F-164
     Summaries of Significant Accounting Policies...........  F-165
     Notes to the Financial Statements......................  F-166

                                FUTURELINK CORP.
                              FINANCIAL STATEMENTS

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholders of FutureLink Corp.

     We have audited the accompanying consolidated balance sheets of FutureLink Corp. as at December 31, 1997, December 31, 1998, and September 30, 1999 and the related consolidated statements of operations, changes in stockholders' equity (deficit), and cash flows for the years ended December 31, 1997 and December 31, 1998 and the nine months ended September 30, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with United States generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of FutureLink Corp. as at December 31, 1997, December 31, 1998, and September 30, 1999 and the results of its operations and its cash flows for the years ended December 31, 1997, December 31, 1998, and the nine months ended September 30, 1999 in conformity with accounting principles generally accepted in the United States.

                                                  /S/ ERNST & YOUNG LLP
                                                  Chartered Accountants

Calgary, Canada

November 16, 1999,
except for Note 21 (g) as to which the date is January 13, 2000, and Notes 21 (h) and (i) as to which the date is February 11, 2000

                                FUTURELINK CORP.

                          CONSOLIDATED BALANCE SHEETS

                                                                     DECEMBER 31,
                                                              --------------------------    SEPTEMBER 30,
                                                                 1997           1998            1999
                                                              -----------    -----------    -------------
ASSETS
Current assets:
Cash........................................................  $        --    $     6,651    $  7,814,600
Accounts receivable.........................................           --      1,458,316       1,772,052
Due from related parties....................................           --         73,781          57,784
Prepaid expenses and other current assets...................           --        116,218         209,624
Inventory...................................................           --         22,205          68,844
                                                              -----------    -----------    ------------
      Total current assets..................................           --      1,677,171       9,922,904
                                                              -----------    -----------    ------------
Equipment and leasehold improvements, net...................           --      1,122,923       2,597,222
Deposits on acquisitions....................................           --             --       3,304,975
Investments.................................................           --             --              --
Intangible assets...........................................           --      7,845,717       6,451,619
Other.......................................................           --             --          58,375
                                                              -----------    -----------    ------------
      Total assets..........................................  $        --    $10,645,811    $ 22,335,095
                                                              ===========    ===========    ============
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Bank indebtedness...........................................  $        --    $   819,217    $         --
Accounts payable and accrued liabilities....................       23,932      2,787,383       2,525,916
Due to related parties......................................           --         44,816         135,776
Other current liabilities...................................           --        453,711         416,165
Stockholder advance.........................................           --        319,071              --
                                                              -----------    -----------    ------------
                                                                   23,932      4,424,198       3,077,857
                                                              -----------    -----------    ------------
Capital lease obligations...................................           --         30,262          27,612
Convertible debentures......................................           --      2,153,457      22,170,366
Notes payable...............................................           --             --              --
Deferred taxes..............................................           --      1,211,634         854,673
                                                              -----------    -----------    ------------
                                                                   23,932      7,819,551      26,130,508
                                                              -----------    -----------    ------------
Minority interest...........................................           --        (11,141)             --
Commitments and Contingencies
Stockholders' equity (deficit)
  Preferred Stock, no par value:
    Authorized shares -- 20,000,000
    Issued and outstanding shares -- None...................           --             --              --
  Common Stock, $0.0001 par value
    Authorized shares -- 300,000,000
    Issued and outstanding shares -- 2,040,700, 4,908,072,
      and 9,194,111 at December 31, 1997, December 31, 1998,
      and September 30, 1999, respectively..................        1,020          2,018           3,401
  Common stock issuable; 23,051 shares......................           --         50,000              --
  Exchangeable shares of subsidiary.........................           --      2,550,000              --
  Additional paid-in capital................................    1,425,211      7,662,308      28,483,651
  Loan receivable from employee.............................           --             --      (1,750,000)
  Unearned compensation.....................................           --             --      (1,050,000)
  Accumulated other comprehensive loss:
    Cumulative foreign currency translation adjustment......           --        (96,468)       (183,107)
  Accumulated deficit.......................................   (1,450,163)    (7,330,457)    (29,299,358)
                                                              -----------    -----------    ------------
      Total stockholders' equity (deficit)..................      (23,932)     2,837,401      (3,795,413)
                                                              -----------    -----------    ------------
      Total liabilities and stockholders' equity
         (deficit)..........................................  $        --    $10,645,811    $ 22,335,095
                                                              ===========    ===========    ============

See accompanying notes.

                                FUTURELINK CORP.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                            NINE MONTHS ENDED
                                            YEAR ENDED DECEMBER 31,           SEPTEMBER 30,
                                            ------------------------    --------------------------
                                               1997         1998           1998           1999
                                            ----------   -----------    -----------   ------------
                                                                        (UNAUDITED)
Revenue:
Hardware and software.....................  $       --   $   965,452    $   169,324   $  1,459,987
Service delivery..........................          --     1,471,206        453,530      3,576,728
                                            ----------   -----------    -----------   ------------
                                                    --     2,436,658        622,854      5,036,715
                                            ----------   -----------    -----------   ------------
Costs and expenses:
Cost of hardware and software.............          --       879,927        143,991      1,332,891
Cost of service delivery..................          --     3,661,606      2,527,457      5,460,470
Selling general and administrative........     737,049     1,034,020        126,617      6,626,266
                                            ----------   -----------    -----------   ------------
Loss before interest, taxes, depreciation
  and amortization of intangibles.........    (737,049)   (3,138,895)    (2,175,211)    (8,382,912)
                                            ----------   -----------    -----------   ------------
Interest expense and amortization of
  deferred financing fees and debt
  discount................................          --     1,332,796      1,232,912     11,155,100
Depreciation and amortization of goodwill
  and other intangible assets.............          --       786,852        166,856      1,943,297
Equity in loss of investee................          --       826,360        807,279             --
                                            ----------   -----------    -----------   ------------
                                              (737,049)   (2,946,008)    (2,207,047)   (13,098,397)
                                            ----------   -----------    -----------   ------------
Loss before income taxes and extraordinary
  item....................................          --    (6,084,903)    (4,382,258)   (21,481,309)
Deferred tax benefit......................          --      (204,609)       (15,504)      (356,960)
                                            ----------   -----------    -----------   ------------
Loss before extraordinary item............    (737,049)   (5,880,294)    (4,366,754)   (21,124,349)
Extraordinary item........................          --            --             --       (844,552)
                                            ----------   -----------    -----------   ------------
Net loss..................................  $ (737,049)  $(5,880,294)   $(4,366,754)  $(21,968,901)
                                            ==========   ===========    ===========   ============
Loss per share -- basic and diluted
  Loss before extraordinary item..........  $    (8.24)  $     (1.86)   $     (1.61)  $      (3.23)
  Extraordinary item......................          --            --             --           (.13)
                                            ----------   -----------    -----------   ------------
Net loss..................................  $    (8.24)  $     (1.86)   $     (1.61)  $      (3.36)
                                            ==========   ===========    ===========   ============
Weighted average shares...................      89,489     3,169,413      2,715,793      6,534,575
                                            ==========   ===========    ===========   ============

See accompanying notes.

                                FUTURELINK CORP.

                           CONSOLIDATED STATEMENTS OF
                   CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)

                                                                                              LOAN
                                COMMON STOCK       COMMON                    ADDITIONAL    RECEIVABLE
                             ------------------     STOCK     EXCHANGEABLE     PAID-IN        FROM         UNEARNED
                              SHARES     AMOUNT   ISSUABLE       SHARES        CAPITAL      EMPLOYEE     COMPENSATION
                             ---------   ------   ---------   ------------   -----------   -----------   ------------
BALANCE JANUARY 1, 1997....        500   $  25    $      --            --    $ 1,216,712   $       --    $        --
 Issuance of common
   stock...................        200      10           --            --          9,990           --             --
 Change of par value from
   .01 to .0001............         --     (35)          --            --             35           --             --
 Issuance of common stock
   for cash................  2,040,000   1,020           --            --        158,980           --             --
 Forgiveness of stockholder
   debt....................         --      --           --            --         39,494           --             --
 Loss for the year.........         --      --           --            --             --           --             --
                             ---------   ------   ---------   -----------    -----------   -----------   -----------
BALANCE DECEMBER 31,
 1997......................  2,040,700   1,020           --            --      1,425,211           --             --
 Issuance of common stock
   on acquisitions.........  1,158,000     154           --     2,550,000         15,246           --             --
 Forgiveness of stockholder
   debt....................         --      --           --            --         60,200           --             --
 Issuance of common
   stock...................    751,163     376           --            --      2,963,924           --             --
 Warrants issued with
   issuance of convertible
   debentures..............         --      --           --            --        562,500           --             --
 Common stock issued,
   net.....................    133,752      67           --            --        762,600           --             --
 Common stock to be issued
   on conversion of loan...         --      --      732,706            --             --           --             --
 Forgiveness of stockholder
   debt....................         --      --           --            --         10,125           --             --
 Issuance of common
   stock...................    824,457     401     (682,706)           --      1,907,027           --             --
 Financing fees associated
   with converted
   debentures..............         --      --           --            --        (44,525)          --             --
 Foreign currency
   translation
   adjustment..............         --      --           --            --             --           --             --
 Loss for the year.........         --      --           --            --             --           --             --
                             ---------   ------   ---------   -----------    -----------   -----------   -----------
BALANCE DECEMBER 31,
 1998......................  4,908,072   2,018       50,000     2,550,000      7,662,308           --             --
 Additional shares due to
   rounding on common share
   reverse split...........        227      --           --            --             --           --             --
 Equity components of
   convertible debentures
   and promissory notes,
   net.....................         --      --           --            --      6,952,497           --             --
 Warrants issued with
   issuance of convertible
   debentures and
   promissory notes........         --      --           --            --      6,353,767           --             --
 Shares issued on
   conversion of
   convertible debt and
   accrued interest........  3,871,542     866           --            --      4,455,561           --             --
 Financing fees associated
   with converted
   debentures and
   promissory notes........         --      --           --            --     (3,936,620)          --             --
 Discount associated with
   converted debentures....         --      --           --            --        (26,747)          --             --
 Issuance of shares........    101,858     486      (50,000)   (2,550,000)     2,793,179           --             --
 Warrants issued for
   advisory services.......         --      --           --            --      2,069,270           --     (1,050,000)
 Exercise of employee stock
   options.................     27,500       3           --            --        100,622           --             --
 Exercise of warrants......     52,083       5           --            --         65,099           --             --
 Common stock issued under
   loan receivable from
   employee................    232,829      23           --            --      1,999,977   (2,000,000)            --
 Forgiveness of loan
   receivable from
   employee................         --      --           --            --             --      250,000             --
 Issuance of 8% senior
   subordinated convertible
   promissory notes........         --      --           --            --             --           --             --
 Share issue costs.........         --      --           --            --         (5,262)          --             --
 Foreign currency
   translation
   adjustment..............         --      --           --            --             --           --             --
 Loss for the period.......         --      --           --            --             --           --             --
                             ---------   ------   ---------   -----------    -----------   -----------   -----------
BALANCE SEPTEMBER 30,
 1999......................  9,194,111   $3,401   $      --            --    $28,483,651   $(1,750,000)  $(1,050,000)
                             =========   ======   =========   ===========    ===========   ===========   ===========

                              ACCUMULATED
                                 OTHER                                         TOTAL
                             COMPREHENSIVE   ACCUMULATED                   COMPREHENSIVE
                                 LOSS          DEFICIT         TOTAL           LOSS
                             -------------   ------------   ------------   -------------
BALANCE JANUARY 1, 1997....    $      --     $  (713,114)   $    503,623   $         --
 Issuance of common
   stock...................           --              --          10,000             --
 Change of par value from
   .01 to .0001............           --              --              --             --
 Issuance of common stock
   for cash................           --              --         160,000             --
 Forgiveness of stockholder
   debt....................           --              --          39,494             --
 Loss for the year.........           --        (737,049)       (737,049)      (737,049)
                               ---------     ------------   ------------   ------------
BALANCE DECEMBER 31,
 1997......................           --      (1,450,163)        (23,932)      (737,049)
 Issuance of common stock
   on acquisitions.........           --              --       2,565,400             --
 Forgiveness of stockholder
   debt....................           --              --          60,200             --
 Issuance of common
   stock...................           --              --       2,964,300             --
 Warrants issued with
   issuance of convertible
   debentures..............           --              --         562,500             --
 Common stock issued,
   net.....................           --              --         762,667             --
 Common stock to be issued
   on conversion of loan...           --              --         732,706             --
 Forgiveness of stockholder
   debt....................           --              --          10,125             --
 Issuance of common
   stock...................           --              --       1,224,722             --
 Financing fees associated
   with converted
   debentures..............           --              --         (44,525)            --
 Foreign currency
   translation
   adjustment..............      (96,468)             --         (96,468)       (96,468)
 Loss for the year.........           --      (5,880,294)     (5,880,294)    (5,880,294)
                               ---------     ------------   ------------   ------------
BALANCE DECEMBER 31,
 1998......................      (96,468)     (7,330,457)      2,837,401     (6,713,811)
 Additional shares due to
   rounding on common share
   reverse split...........           --              --              --             --
 Equity components of
   convertible debentures
   and promissory notes,
   net.....................           --              --       6,952,497             --
 Warrants issued with
   issuance of convertible
   debentures and
   promissory notes........           --              --       6,353,767             --
 Shares issued on
   conversion of
   convertible debt and
   accrued interest........           --              --       4,456,427             --
 Financing fees associated
   with converted
   debentures and
   promissory notes........           --              --      (3,936,620)            --
 Discount associated with
   converted debentures....           --              --         (26,747)            --
 Issuance of shares........           --              --         193,665             --
 Warrants issued for
   advisory services.......           --              --       1,019,270             --
 Exercise of employee stock
   options.................           --              --         100,625             --
 Exercise of warrants......           --              --          65,104             --
 Common stock issued under
   loan receivable from
   employee................           --              --              --             --
 Forgiveness of loan
   receivable from
   employee................           --              --         250,000             --
 Issuance of 8% senior
   subordinated convertible
   promissory notes........           --              --              --             --
 Share issue costs.........           --              --          (5,262)            --
 Foreign currency
   translation
   adjustment..............      (86,639)             --         (86,639)       (86,639)
 Loss for the period.......           --     (21,968,901)    (21,968,901)   (21,968,901)
                               ---------     ------------   ------------   ------------
BALANCE SEPTEMBER 30,
 1999......................    $(183,107)    $(29,299,358)  $ (3,795,413)  $(28,769,351)
                               =========     ============   ============   ============

See accompanying notes.

                                FUTURELINK CORP.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                    YEAR ENDED              NINE MONTHS ENDED
                                                                   DECEMBER 31,               SEPTEMBER 30,
                                                              -----------------------   --------------------------
                                                                1997         1998          1998           1999
                                                              ---------   -----------   -----------   ------------
                                                                                        (UNAUDITED)
OPERATING ACTIVITIES
Net loss....................................................  $(737,049)  $(5,880,294)  $(4,366,754)  $(21,968,901)
Adjustments to reconcile net loss to net cash used in
  operating activities
    Write off mining related assets.........................    515,000            --            --             --
    Equity in loss of investee..............................         --            --       807,279             --
    Non cash interest expense...............................         --     1,294,098     1,205,357      7,321,543
    Non cash consulting expense.............................         --        10,109            --        875,000
    Non cash expense included with contracts, payroll and
      benefits expense......................................         --     2,114,000     2,114,000             --
    Depreciation............................................         --       786,853         6,396        522,262
    Amortization of deferred financing fees and debt
      discount..............................................         --        29,052            --      3,334,982
    Amortization of intangible assets.......................         --            --       160,460      1,421,035
    Non cash compensation expense...........................         --            --            --        250,000
    Loss on sale of assets..................................         --        47,596            --             --
    Extraordinary item......................................         --            --            --        432,952
    Other...................................................    100,000       125,832            --         81,445
    Deferred tax benefit....................................         --      (204,609)           --       (356,961)
    Net change in non-cash working capital..................     17,059     1,187,747      (571,839)      (193,349)
Non cash working capital acquired...........................         --      (518,076)           --             --
Other.......................................................         --       (96,468)           --        (58,376)
                                                              ---------   -----------   -----------   ------------
    Net cash flows used in operating activities.............   (104,990)   (1,104,160)     (645,101)    (8,338,368)
INVESTING ACTIVITIES
Advances to FutureLink Alberta..............................         --            --    (1,694,879)            --
Purchases of equipment and leasehold improvements...........         --      (818,699)      (20,266)    (2,273,412)
Disposition of assets.......................................         --        33,411            --             --
Cash consideration on acquisition of subsidiaries...........         --    (2,019,149)   (2,019,149)            --
Deposits on acquisitions....................................         --      (109,923)           --     (3,304,975)
Cash advances to investees..................................         --      (990,305)           --             --
Other.......................................................   (100,000)      (69,435)           --       (125,193)
                                                              ---------   -----------   -----------   ------------
    Net cash flows used in investing activities.............   (100,000)   (3,974,100)   (3,734,294)    (5,703,580)
FINANCING ACTIVITIES
Cash received/(paid) under line of credit...................         --       819,217       564,754       (819,217)
Issuance of common shares, net..............................    170,000       681,308       764,885         (5,262)
Exercise of employee stock option...........................         --            --            --        100,625
Exercise of warrants........................................         --            --            --         65,104
Repayment of capital lease obligations......................         --       (67,404)           --        (30,604)
Issuance of convertible debentures, net of costs............         --     2,465,916     2,025,000     24,771,320
Issuance of notes payable, net of issue costs...............         --            --            --        125,000
Repayment of convertible debentures and promissory notes....         --            --            --     (1,838,725)
Repayment of note payable...................................         --            --            --       (381,033)
Other financing fees........................................         --        89,000            --       (137,311)
Advances from stockholders..................................     39,990     1,096,874     1,024,824             --
                                                              ---------   -----------   -----------   ------------
    Net cash flows provided by financing activities.........    204,990     5,084,911     4,379,463     21,849,897
INCREASE IN CASH............................................         --         6,651            68      7,807,949
Cash at beginning of period.................................         --            --            --          6,651
                                                              ---------   -----------   -----------   ------------
Cash at end of period.......................................  $      --   $     6,651   $        68   $  7,814,600
                                                              =========   ===========   ===========   ============
Cash interest paid..........................................  $      --   $        --   $    15,701   $    230,707
                                                              =========   ===========   ===========   ============

See accompanying notes.

                                FUTURELINK CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   (INFORMATION PERTAINING TO THE NINE MONTHS
                     ENDED SEPTEMBER 30, 1998 IS UNAUDITED)

 1. BASIS OF PRESENTATION

  THE COMPANY

     The Company, a Delaware corporation, is the successor to a Colorado corporation incorporated in 1955.

     The Company is an information technology service provider focusing on providing utility-like computing services to businesses, and is a computer hardware and software reseller.

     The Company has experienced net losses over the past three years and as of September 30, 1999, had an accumulated deficit of approximately $29.3 million. Such losses are attributable to both cash losses resulting from costs incurred in the development of the Company's services and infrastructure and non cash interest and amortization charges. The Company expects operating losses to continue for the foreseeable future as it continues to develop and promote its services. See Subsequent Events note to the consolidated financial statements.

  BASIS OF PRESENTATION

     The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, FutureLink Distribution Corp. ("FutureLink Alberta") which is the result of mergers effective August 1, 1999 of FutureLink Distribution Corp. ("Alberta"), FutureLink Acquisition Corp., and FutureLink/SysGold Ltd. ("SysGold"). All significant intercompany accounts and transactions have been eliminated.

 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  CONCENTRATION OF CREDIT RISK AND KEY SUPPLIER

     The Company sells the majority of its services and products throughout North America. Sales to the Company's recurring customers are generally made on an open account while sales to occasional customers may be made on a prepaid basis. The Company performs periodic credit evaluations of its ongoing customers and generally does not require collateral. Reserves are maintained for potential credit losses, and such losses have been minimal and within management's expectations.

     Citrix Systems, Inc. ("Citrix") is one of the Company's key suppliers. The Company uses Citrix software almost exclusively to connect its customers to software applications.

  INVENTORY

     Inventory, consisting of computer hardware and software held for re-sale, is recorded at the lower of actual cost or net realizable value.

                                FUTURELINK CORP.

  EQUIPMENT AND LEASEHOLD IMPROVEMENTS

     Equipment and leasehold improvements are carried at cost. Depreciation and amortization are provided on the straight-line method over the assets' estimated useful lives ranging from 1 to 5 years.

  LONG-LIVED ASSETS

     The Company follows Financial Accounting Standards Board Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present.

INTANGIBLE ASSETS

  EMPLOYEE AND CONSULTANTS BASE

     The employee and consultants base recorded on the acquisition of SysGold is recorded at cost and is being amortized on a straight-line basis over three years.

  GOODWILL

     Goodwill is recorded at cost and is being amortized on a straight-line basis over five years. The recoverability of goodwill is assessed periodically based on management estimates of undiscounted future operating income from each of the acquired businesses to which the goodwill relates.

FINANCING FEES

     Financing fees consisting of cash paid and warrants issued associated with that portion of convertible debentures classified as debt are deferred and amortized over the life of the debentures, unless the debentures have been converted. Financing fees associated with that portion of the convertible debentures classified as contributed surplus is charged to that account. The pro rata portion of unamortized financing fees associated with converted debentures is charged to share capital in excess of par value.

CAPITAL LEASES

     Leases in which substantially all the benefits and risks of ownership are transferred to the Company are capitalized with an offsetting amount recorded as a liability.

FOREIGN CURRENCY TRANSLATION

     The functional currency of the Company's subsidiaries as at September 30, 1999 is the Canadian Dollar. Adjustments arising from translating the subsidiaries' financial statements into United States dollars are recorded in stockholders' equity as a cumulative translation adjustment.

REVENUE

     Revenue from information technology services and outsourcing contracts is recognized when the service is delivered over the term of the applicable contracts. Revenue from the resale of computer hardware and software is recorded upon delivery.

                                FUTURELINK CORP.

INCOME TAXES

     The Company records its provision for income taxes using the liability method. Under this method, deferred tax assets and liabilities are recognized based on the anticipated future tax effects arising from the differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases.

RELATED PARTY TRANSACTIONS

     Related party transactions are recorded at the amounts agreed to by the parties.

STOCK-BASED COMPENSATION

     The Company accounts for stock-based awards to employees in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations and has adopted the disclosure-only alternative of Financial Accounting Standards Board Statement No. 123, "Accounting for Stock-Based Compensation."

EARNINGS (LOSS) PER SHARE

     Basic earnings (loss) per share is calculated by dividing net income (loss) by the average number of common shares outstanding during the year. Diluted earnings per share is calculated by adjusting outstanding shares, assuming any dilutive effects of options, warrants, and convertible securities.

     The following table sets forth the computation of loss per share:

                                                                 NINE MONTHS ENDED
                                YEAR ENDED DECEMBER 31,            SEPTEMBER 30,
                                ------------------------    ---------------------------
                                  1997          1998           1998            1999
                                ---------    -----------    -----------    ------------
Numerator: net loss...........  $(737,049)   $(5,880,294)   $(4,336,754)   $(21,968,901)
                                ---------    -----------    -----------    ------------
Denominator for basic and
  diluted loss per common
  share:
  Weighted-average shares.....     89,489      3,169,413      2,715,793       6,534,575
                                =========    ===========    ===========    ============
Loss per share -- basic and
  diluted
  Loss before extraordinary
     item.....................  $   (8.24)   $     (1.86)   $     (1.61)   $      (3.23)
  Extraordinary item..........         --             --             --            (.13)
                                ---------    -----------    -----------    ------------
Net loss......................  $   (8.24)   $     (1.86)   $     (1.61)   $      (3.36)
                                =========    ===========    ===========    ============

SEGMENTS OF A BUSINESS ENTERPRISE

     Financial Accounting Standards Board Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information," establishes standards for the way that public business enterprises report information about operating segments in annual consolidated financial statements and requires that those enterprises report selected information about operating segments in interim financial reports. Statement No. 131 also establishes standards for related disclosures about products and services, geographic areas, and major customers. The Company operates in one segment, information technology solutions.

                                FUTURELINK CORP.

COMPREHENSIVE INCOME

     We adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130") in the first quarter of 1998. SFAS 130 establishes standards for the reporting and display of comprehensive income. Components of comprehensive income include net earnings (loss), foreign currency translation adjustments and changes in minimum pension liability. The adoption of SFAS 130 required additional disclosures but did not have a material effect on our financial position, results of operations or liquidity.

RECLASSIFICATIONS

     Certain amounts in the comparative financial statements have been reclassified to conform to the current period presentation.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board issued Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes new standards for recording derivatives in interim and annual financial statements. This statement requires recording all derivative instruments as assets or liabilities, measured at fair value. Statement No. 133, as amended, is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. Management does not anticipate that the adoption of the new statement will have a significant impact on the consolidated results of operations or financial positions of the Company.

 3. ACCOUNTS RECEIVABLE

     Accounts receivable is comprised of the following at:

                                                     DECEMBER 31,
                                                ----------------------    SEPTEMBER 30,
                                                  1997         1998           1999
                                                --------    ----------    -------------
Accounts receivable...........................  $     --    $1,515,416     $1,946,502
Allowance for doubtful accounts...............        --       (57,100)      (174,450)
                                                --------    ----------     ----------
                                                $     --    $1,458,316     $1,772,052
                                                ========    ==========     ==========

 4. OTHER CURRENT LIABILITIES

     Other current liabilities is comprised of the following at:

                                                      DECEMBER 31,
                                                  --------------------    SEPTEMBER 30,
                                                    1997        1998          1999
                                                  --------    --------    -------------
Deferred revenues...............................  $     --    $     --      $ 50,000
Notes payable...................................        --     387,795            --
Interest payable................................        --          --       328,203
Capital lease obligations.......................        --      65,916        37,962
                                                  --------    --------      --------
                                                  $     --    $453,711      $416,165
                                                  ========    ========      ========

                                FUTURELINK CORP.

 5. DEPOSITS ON ACQUISITIONS

     As at September 30, 1999, the Company paid the following amounts relating to deposits and acquisition costs on the proposed acquisitions of Executive LAN Management, Inc. ("Micro Visions"), CN Networks, Inc. ("CNI"), and Async Technologies, Inc. ("Async"):

                                                               ACQUISITION
                                                  DEPOSITS        COSTS         TOTAL
                                                 ----------    -----------    ----------
Micro Visions..................................  $2,000,000     $268,235      $2,268,235
CNI............................................     390,000       20,665         410,665
Async..........................................     600,000       26,075         626,075
                                                 ----------     --------      ----------
                                                 $2,990,000     $314,975      $3,304,975
                                                 ==========     ========      ==========

     PROPOSED ACQUISITION OF MICRO VISIONS

     On June 2, 1999, the Company signed an Agreement and Plan of Reorganization and Merger with Micro Visions. The agreement provided for a merger of Micro Visions with a subsidiary of the Company such that all of Micro Visions' outstanding stock shall be sold to the Company in exchange for $12,000,000 cash and 6,000,000 common shares, as well as contingent consideration of 2,400,000 common shares subject to the achievement of certain targets. On October 15, 1999, all conditions set forth in the Agreement had been satisfied or waived and the acquisition and merger were completed.

     The additional share consideration is based upon the achievement of the following performance criteria as described in the agreement for the period from January 1, 1999 to December 31, 1999 of which items (ii) and (iii) have been achieved thus far:

          (i) 1,200,000 common shares to be issued if Micro Visions achieves sales in excess of $18,000,000;

          (ii) 720,000 common shares to be issued if Micro Visions enlists 100 new customers; and

          (iii) 480,000 common shares to be issued if Micro Visions installs and integrates at least 200 new servers.

     The acquisition will be accounted for by the purchase method. The purchase price will be allocated to the net assets acquired based on their estimated fair values. As at September 30, 1999, the purchase allocation would be as follows:

NET ASSETS ACQUIRED
Working capital deficiency..................................  $  (656,000)
Equipment and leasehold improvements and other assets.......    1,063,000
Goodwill....................................................   52,017,673
                                                              -----------
NET ASSETS ACQUIRED.........................................  $52,424,673
                                                              ===========
CONSIDERATION:
Cash........................................................  $12,000,000
7,200,000 common shares.....................................   40,049,673
Estimated acquisition costs.................................      375,000
                                                              -----------
                                                              $52,424,673
                                                              ===========

                                FUTURELINK CORP.

     The remaining consideration has not been reflected, as the outcome of the contingency cannot be reasonably determined at this time. The additional share consideration will be recorded as additional purchase price consideration (goodwill) if and when it becomes payable.

     PROPOSED ACQUISITION OF CNI

     On September 7, 1999, the Company entered into an Agreement and Plan of Reorganization and Merger with CNI. The Agreement provides for a merger of CNI with a subsidiary of the Company such that all of CNI's outstanding stock shall be sold to the Company in exchange for $3,900,000 cash and 1,181,816 common shares. On November 5, 1999 all conditions set forth in the Agreement had been satisfied or waived, the merger was completed, 1,181,816 shares were issued, and the remaining $3,510,000 cash was paid.

     The acquisition will be accounted for by the purchase method. The purchase price will be allocated to the net assets acquired based on their estimated fair values. As at September 30, 1999, the purchase allocation would be as follows:

NET ASSETS ACQUIRED
Working capital.............................................  $   435,383
Equipment and leasehold improvements and other assets.......       83,874
Goodwill....................................................   13,005,743
                                                              -----------
NET ASSETS ACQUIRED.........................................  $13,525,000
                                                              ===========
CONSIDERATION:
Cash........................................................  $ 3,900,000
1,181,816 common shares.....................................    9,100,000
Estimated acquisition costs.................................      525,000
                                                              -----------
                                                              $13,525,000
                                                              ===========

     PROPOSED ACQUISITION OF ASYNC

     On September 7, 1999, FutureLink entered into an Agreement and Plan of Reorganization and Merger with Async and Async Technical Institute, Inc. ("ATII"). The Agreement provides for an initial merger between Async and ATII, with Async being the surviving entity, and then a subsequent merger of Async with a subsidiary of the Company such that Async's outstanding stock shall be sold to the Company in exchange for $6,000,000 cash and 1,298,705 common shares.

                                FUTURELINK CORP.

     The acquisition, upon completion [See Note 21(g)] will be accounted for by the purchase method. The purchase price will be allocated to the net assets acquired based on their estimated fair values. As at September 30, 1999, the purchase allocation would be as follows:

NET ASSETS ACQUIRED
Working capital deficiency..................................  $  (331,424)
Equipment and leasehold improvements and other assets.......      135,077
Goodwill....................................................   16,721,347
                                                              -----------
NET ASSETS ACQUIRED.........................................  $16,525,000
                                                              ===========
CONSIDERATION:
Cash........................................................  $ 6,000,000
1,298,705 common shares.....................................   10,000,000
Estimated acquisition costs.................................      525,000
                                                              -----------
                                                              $16,525,000
                                                              ===========

 6. INVESTMENTS

  FUTURELINK ALBERTA

     On January 20, 1998 the Company issued 308,000 common shares in exchange for 1,540,000 common shares (46%) of FutureLink Alberta. The total value ascribed to the investment was $15,400. Effective November 23, 1998, the Company issued 334,755 common shares in exchange for an additional 1,673,775 common shares (50.4%) of FutureLink Alberta. The total value ascribed to the investment was $987,527.

     As a result of these two transactions the Company acquired 96.4% of FutureLink Alberta for a total purchase price of $1,059,145, including acquisition costs of $56,218. Net assets acquired were as follows:

NET ASSETS ACQUIRED
Working capital deficiency..................................  $ (338,825)
Equipment and leasehold improvements........................     350,619
Goodwill....................................................   2,037,656
Tax loss carryforwards......................................     288,194
Valuation allowance.........................................    (288,194)
Other obligations...........................................    (990,305)
                                                              ----------
NET ASSETS ACQUIRED.........................................  $1,059,145
                                                              ==========

     FutureLink Alberta was consolidated from November 24, 1998. From January 20, 1998 to November 23, 1998 the Company's share in FutureLink Alberta's loss, accounted for using the equity method, was ($860,131). Futurelink had income from a minority interest of $33,771.

     On February 26, 1999, FutureLink Alberta became a wholly owned subsidiary when the Company purchased the remaining 117,500 shares (3.6%) of FutureLink Alberta in exchange for 23,500 common shares of the Company. The difference between the actual and pro forma information is not significant.

                                FUTURELINK CORP.

RIVERVIEW MANAGEMENT CORPORATION

     Effective August 24, 1998, the Company acquired all of the outstanding shares of Riverview Management Corporation ("SysGold"), an information technology outsourcing and services firm. The consideration for the purchase, totaling $5,003,887, including acquisition costs of $53,705, consisted of a cash payment of $2,019,149, promissory notes payable for $381,033 ($585,000 Canadian) payable on demand on or before 90 days after August 24, 1998, and 4,250,000 SysGold exchangeable shares which are exchangeable into 850,000 common shares of the Company. The exchangeable shares had an ascribed value of $2,550,000. The common shares issued are exchangeable shares in SysGold which are convertible at any time into shares of the Company. The acquisition was accounted for using the purchase method. Net assets acquired were as follows:

NET ASSETS ACQUIRED
Non cash working capital deficiency.........................  $  (179,251)
Equipment and leasehold improvements........................      135,291
Goodwill....................................................    3,275,687
Employee and consultants base...............................    3,200,000
Deferred tax liability......................................   (1,427,840)
                                                              -----------
NET ASSETS ACQUIRED.........................................  $ 5,003,887
                                                              ===========

     During 1999, the notes were paid in full and the 4,250,000 exchangeable shares were exchanged for 850,000 common shares of the Company.

     The results of operations for SysGold are consolidated as of August 24, 1998.

     The following pro forma results of operations give effect to the acquisition of Sysgold as if the transaction has occurred January 1, 1998, and includes the amortization of goodwill and employee and consultants base calculated on a straight-line basis over a period of 5 years:

                                                                 YEAR ENDED
                                                              DECEMBER 31, 1998
                                                              -----------------
Revenue.....................................................     $ 8,587,094
                                                                 ===========
Net loss....................................................     $(6,692,201)
                                                                 ===========
Loss per share..............................................     $      2.11
                                                                 ===========

                                FUTURELINK CORP.

 7. EQUIPMENT AND LEASEHOLD IMPROVEMENTS

     Equipment and leasehold improvements are comprised of the following at:

                                                        DECEMBER 31,
                                                    ---------------------   SEPTEMBER 30,
                                                      1997        1998          1999
                                                    --------   ----------   -------------
Computers and equipment...........................  $     --   $  605,830    $1,846,940
Software..........................................        --      185,406       561,135
Office equipment..................................        --      181,384       503,952
Equipment under capital lease.....................        --      135,740       137,735
Leasehold improvements............................        --      218,018       299,103
                                                    --------   ----------    ----------
                                                          --    1,326,378    $3,348,865
Less accumulated depreciation and amortization....        --     (203,455)     (751,643)
                                                    --------   ----------    ----------
                                                    $     --   $1,122,923    $2,597,222
                                                    ========   ==========    ==========

 8. INTANGIBLE ASSETS

                                                        DECEMBER 31,
                                                   -----------------------   SEPTEMBER 30,
                                                      1997         1998          1999
                                                   ----------   ----------   -------------
Goodwill.........................................  $       --   $5,313,334    $ 5,340,271
Employee and consultants lease...................          --    3,200,000      3,200,000
                                                   ----------   ----------    -----------
                                                           --    8,513,334      8,540,271
  Less accumulated amortization..................          --     (667,617)    (2,088,652)
                                                   ----------   ----------    -----------
                                                   $            $7,845,717    $ 6,451,619
                                                   ==========   ==========    ===========

     The $3,200,000 relating to employee and consultants base represents the valuation placed on the knowledge, expertise, and contacts of employees and consultants of SysGold.

                                FUTURELINK CORP.

 9. CAPITAL AND OPERATING LEASE OBLIGATIONS PAYABLE

     The Company has various leases for office premises which expire on January 31, 2000 and January 31, 2002. The future minimum lease payments at September 30, 1999 under capital and operating leases are as follows:

                                                              CAPITAL     OPERATING
                                                               LEASES       LEASES
                                                              --------    ----------
1999........................................................  $ 12,484    $  147,309
2000........................................................    40,382       554,352
2001........................................................    20,624       495,190
2002........................................................     2,251        46,099
2003........................................................        --           192
                                                              --------    ----------
Total future minimum lease payments.........................    75,741    $1,243,142
                                                                          ==========
Less: imputed interest......................................   (10,167)
                                                              --------
Balance of obligations under capital lease..................    65,574
Less: current portion included in accounts payable and
  accrued liabilities.......................................   (37,962)
                                                              --------
Long-term obligations under capital lease...................  $ 27,612
                                                              ========

     Rent expense was $0, $118,471, $19,999, and $508,649 for the years ended December 31, 1997 and 1998 and the nine months ended September 30, 1998 and 1999, respectively.

10. LINE OF CREDIT

     As of September 30, 1999, FutureLink Alberta has a line of credit with a Canadian chartered bank for approximately $1.4 million ($2,100,000 Canadian) which the Company has guaranteed. Interest on the line of credit is based on a range of the bank's prime rate plus 1% to 3% depending on FutureLink Alberta's debt to equity ratio. Substantially all the assets of FutureLink Alberta have been pledged as collateral. The amount outstanding on the line of credit at September 30, 1999 is approximately $1.4 million.

11. CONVERTIBLE DEBENTURES

                                                                DECEMBER 31,
                                                          ------------------------   SEPTEMBER 30,
                                                             1997          1998          1999
                                                          -----------   ----------   -------------
LONG-TERM
10% TK convertible debentures...........................  $        --   $2,153,457    $ 1,678,344
8% Senior subordinated convertible promissory notes.....           --           --     15,000,000
8% Senior subordinated convertible promissory notes.....           --           --      5,259,043
10% Convertible debentures..............................           --           --        232,979
                                                          -----------   ----------    -----------
                                                          $        --   $2,153,457    $22,170,366
                                                          ===========   ==========    ===========

                                FUTURELINK CORP.

10% TK convertible debentures

                                                            DECEMBER 31,
                                                       -----------------------   SEPTEMBER 30,
                                                          1997         1998          1999
                                                       ----------   ----------   -------------
Principal............................................  $2,050,000   $2,220,000    $2,500,000
Discount on debt.....................................          --           --      (977,830)
Deferred financing fee...............................          --     (222,073)           --
Accrued interest.....................................      20,602      155,530       156,174
                                                       ----------   ----------    ----------
Net balance..........................................  $2,070,602   $2,153,457    $1,678,344
                                                       ==========   ==========    ==========

     During 1998 the Company entered into a 10% convertible debenture agreement with Thomson Kernaghan & Co. Ltd. ("TK") as agent, to provide up to $5,000,000 of financing. The financing included the issuance of 208,333 share purchase warrants. During the nine month period to September 30, 1998, the Company received $2,250,000 under the financing arrangement. On September 21, 1998, $200,000 of the convertible debentures, together with accrued interest were converted into 133,752 common shares. During the fourth quarter of 1998, an additional $470,000 of funding was received and $300,000 plus $5,042 of accrued interest was converted into 241,203 common shares.

     During the first quarter of 1999, the Company received the final $2,280,000 under the $5,000,000 facility. In addition, the Company amended the terms of the 10% TK convertible debentures which increased the total available financing from $5,000,000 to $6,000,000 following which the Company received an additional $970,000. In addition, an additional 129,534 warrants were issued which were recorded to contributed surplus at a value of $129,500 based on the fair value of the warrants with an offsetting entry to discount on debt.

     Of the total principal amount of the debentures of $6,000,000, a total of $1,689,133 has been attributed to the intrinsic value of the conversion option. Of this amount, $911,990 relates to debentures received during the nine months ended September 30, 1999. The amount attributed to the conversion option has been included in interest expense as the conversion option was exercisable upon issuance.

     During 1999, $1,500,000 of the convertible debentures, together with $61,486 of accrued interest, were converted into 1,197,054 common shares.

     On April 26, 1999, the Company amended the terms of the 10% TK convertible debenture agreement. Previously the debenture holders had the right to convert the debentures at a price equal to the lower of $3.75 per share and 78% of the average closing bid price of the Company's common stock for the three trading days immediately preceding the conversion. Following the amendment, the debenture conversion price was fixed at $1.00 per common share. In addition, the common share purchase warrants of 208,334 and 129,534 issued under prior agreements were repriced such that their exercise price of $4.80 became $1.25 per common share. The Company also issued an additional 862,132 share purchase warrants at an exercise price of $1.25 per common share such that a total of 1,200,000 share purchase warrants are outstanding relating to this convertible debenture agreement. In addition, the Company paid $1,881,600 as consideration for the cancellation of $1,470,000 of the principal balance such that $2,500,000 of the convertible debentures remain outstanding.

     During the nine month period ended September 30, 1999, an amount of $844,552 has been recorded as an extraordinary item relating to the loss on extinguishment of debt and includes $259,318 unamortized finance fees and $173,634 unamortized debt discount associated with the $3,470,000 of debt existing at the time, as well as $411,600 relating to the cost of settling $1,470,000 of debt. In addition, an amount of $1,015,000 attributable to the intrinsic value of the conversion feature of the amended debt has been

                                FUTURELINK CORP.

included as interest expense with a corresponding credit to contributed surplus as the conversion option was exercisable upon issuance.

     An amount of $1,200,000 has been included in contributed surplus as the estimated value attributed to the 1,200,000 warrants as they were exercisable upon issuance. The amount is being amortized over the remaining life of the debentures of which $222,170 has been amortized to September 30, 1999. The warrants expire August 20, 2001.

     The Company may prepay any or all of the outstanding principal amounts at any time, upon thirty days' notice, subject to the holders' right to convert into common shares. At the debenture holders' election, interest can be settled in common stock of the Company based on market prices. During the nine month period ended September 30, 1999, the Company issued 36,706 shares as payment for $76,365 of accrued interest.

     During the three month period ended September 30, 1999, 52,083 common shares were issued on the exercise of 52,083 warrants.

$15,000,000 aggregate principal amount of 8% senior subordinated convertible promissory notes

                                                              SEPTEMBER 30,
                                                                  1999
                                                              -------------
Principal...................................................   $15,000,000
                                                               -----------
Net balance at September 30, 1999...........................   $15,000,000
                                                               ===========

     On July 27, 1999, the Company completed a closing of 8% senior subordinated convertible promissory notes (the "Notes") and warrants for gross proceeds of $15,000,000. The Notes are due on the earlier of (i) July 19, 2001; (ii) the consummation of a public offering of the Company's securities; (iii) the completion of a private placement resulting in gross proceeds of at least $15,000,000; and (iv) the consummation of a merger, combination or the sale of substantially all of the Company's assets, or the purchase by a single entity or person of more than 50% of the Company's voting stock. The Notes are convertible into common stock at an exercise price of $8.50 per common share. However, if prior to maturity, the Company completes a private placement of debt or equity securities resulting in gross proceeds of at least $15,000,000, and the terms of this subsequent placement are acceptable to the agent and the noteholders, the Notes will automatically convert as payment for an investment into the securities sold in the subsequent conversion, and will be converted at the same price and terms as that private placement.

     Interest on the Notes is payable semi-annually commencing January 31, 2000.

     In addition, 2,250,000 warrants were issued to note holders to purchase common stock at an exercise price of $8.50 per common share. The warrants are exercisable until July 27, 2001; however, they are callable at the option of the Company on 30 days' notice if (i) the average closing bid price of the Company's common stock for 20 consecutive trading days exceeds $17 and (ii) a registration statement covering the warrant shares has been declared effective by the Securities and Exchange Commission.

     The Company paid $1,350,000 cash and issued 225,000 warrants to the placement agent as a finance fee. These warrants are exercisable at $8.50 per share and expire July 27, 2001. Additional issue costs of $42,592 were incurred.

                                FUTURELINK CORP.

     The 2,475,000 warrants issued under this offering were recorded as a component of equity since it was known that the notes would convert into the securities of a subsequent offering. Accordingly, no amount has been recorded to capital in excess of par.

                                FUTURELINK CORP.

     Subsequent to September 30, 1999 and following a private placement (see note 21c), the $15,000,000 promissory notes converted into 2,727,273 common shares at $5.50 per share and 711,818 warrants at an exercise price of $8.50 per share.

$8,038,500 aggregate principal amount of 8% senior subordinated convertible promissory notes

                                                              SEPTEMBER 30,
                                                                  1999
                                                              -------------
Principal...................................................   $5,736,000
Discount on debt............................................     (383,164)
Deferred financing fee......................................      (93,793)
                                                               ----------
Net balance at September 30, 1999...........................   $5,259,043
                                                               ==========

     On May 7, 1999, the Company completed a $8,038,500 financing of 8% senior subordinated convertible promissory notes. The notes are due April 30, 2000; however, maturity may be extended by up to one year at the option of the placement agent. Interest is payable quarterly from April 30, 1999. The notes are convertible at the option of the note holders at a conversion price of $1.00 per share (except those issued to management and directors, see below). The notes will automatically convert in the event the Company raises gross proceeds from a subsequent offering of at least $10,000,000, at a valuation in excess of the greater of (i) double the average closing bid price of the Company's common stock for the 10 trading days immediately preceding the initial closing date of the subsequent offering; or (ii) $1.00 per common share. Such conversion is conditional upon the common stock underlying the notes being registered at the time of conversion.

     Of the total $8,038,500 notes issued, management and directors of the Company purchased $433,000. The notes are convertible at a conversion price of $1.50 per share, subject to a 12 month lock up provision.

     An amount of $4,911,880 has been attributed to the intrinsic value of the conversion option and has been included in contributed surplus with an offsetting entry to interest expense.

     An amount of $3,195,848 has been included as a discount on debt and is being amortized to expenses over the estimated life of the debt of six months.

     Upon entering into the agreement, the Company issued warrants to purchase 3,802,750 of common stock to the external holders of the debentures and 216,500 of common stock to directors and management of the Company. Common stock can be purchased at $1.25 per share by external holders and at $1.50 per share by directors and management. The warrants expire on April 29, 2006 but may be redeemed at the option of the Company on 30 days' notice at a redemption price of $1.25 per warrant provided (i) a registration statement is declared effective by the Securities and Exchange Commission; and (ii) the average closing bid price of the Company's common stock for 15 consecutive trading days exceeds $7.50. An amount of $3,126,620 has been included in contributed surplus as the estimated value of the warrants.

     Issue costs of $780,173 were paid relating to the issuance of the debentures and were recorded as a discount on debt. The amount is being amortized over the estimated life of the debentures. In addition, 2,000,000 warrants at an exercise price of $1.25 per common share were provided to the agent as a placement fee. An amount of $1,800,000 has been attributed to the value of the warrants and has been recorded to contributed surplus. The placement fee is attributable to the equity portion of the debt and therefore this issue cost has also been recorded as a charge against contributed surplus. The warrants expire on April 29, 2006.

                                FUTURELINK CORP.

     On August 20, 1999, $2,302,500 of the convertible promissory notes were converted into 2,291,221 common shares.

     Subsequent to September 30, 1999, $5,090,500 notes were converted into 5,988,824 common shares. Also subsequent to September 30, 1999, a further 269,556 common shares were issued to those noteholders which had converted on August 20, 1999 due to the notes having anti-dilution provisions. The subsequent issuance of securities at terms and conditions preferential to that of the promissory notes resulted in the additional common shares. These anti-dilution privileges also resulted in the remaining $645,500 unconverted notes having a conversion price of $0.89 for noteholders and $1.34 for management.

10% Convertible debentures

                                                              SEPTEMBER 30,
                                                                  1999
                                                              -------------
Principal...................................................    $278,164
Discount on debt............................................     (36,180)
Deferred financing fee......................................     (20,209)
Accrued interest............................................      11,204
                                                                --------
Net balance at September 30, 1999...........................    $232,979
                                                                ========

     During the first quarter of 1999, the Company issued a $275,000 promissory note. Effective May 7, 1999, the Company entered into an agreement which converted the promissory note and $3,160 accrued interest into a 10% convertible debenture. The holder of the convertible debenture has the right to convert the debenture at $1.15 per common share. The Company may prepay upon 30 days advance notice. The note matures on April 20, 2002. At the noteholders' option, interest can be paid in stock at $1.15 per share. Interest is otherwise due at maturity.

     An amount of $79,821 has been attributed to the intrinsic value of the conversion options and has been included in contributed surplus.

     Upon entering into the 10% convertible debenture agreement, the Company issued warrants to purchase 44,505 of common stock of the Company to the holder of the debenture. Common stock can be purchased at $1.25 per share. The warrants expire April 30, 2001. An amount of $41,800 has been included in contributed surplus as the estimated value of the warrants.

     The Company also paid a 10% financing fee on the original $275,000. The value of the fees associated with the equity component of the 10% convertible debentures in the amount of $4,180 has been charged to contributed surplus. The remaining amount is being amortized to expenses over the life of the debentures.

12. STOCKHOLDERS' EQUITY

     On June 1, 1999, the Company completed a reverse stock split of 5 to 1. On October 15, 1999 the Company amended its authorized preferred shares from 5,000,000 to 20,000,000 and its authorized common shares from 100,000,000 to 300,000,000. All amounts disclosed in these financial statements have been restated to give effect to these transactions.

                                FUTURELINK CORP.

COMMON STOCK

     During the first quarter of 1999, the Company issued $301,241 aggregate principal amount of its 10% convertible debentures, due on June 30, 1999 in exchange for stockholders advances of $289,264 ($440,000 Canadian) including interest existing at December 31, 1998.

     Upon entering into the convertible debenture agreement, the Company issued 150,621 common share purchase warrants to the holders of the debentures. Each warrant gives the holder the right to purchase one common share of the Company for $2.00 per share on or before February 22, 2000, for $3.00 per share between February 23, 2000 and February 22, 2001 and $4.00 per share between February 23, 2001 and February 22, 2002. An amount of $20,000 has been included in contributed surplus as the estimated value attributed to the 150,621 warrants.

     During the second quarter of 1999, the Company repaid $218,725 of the principal amount. In addition, $3,867 of accrued interest was forgiven by a debenture holder. During the third quarter, $34,055 of principal and interest was repaid and $55,125 of principal and interest was converted into 27,431 common shares such that the full principal and interest relating to the note has been settled.

     During the first quarter of 1999, the Company issued $500,000 aggregate principal amount of its 8% convertible debentures, due February 28, 2002, convertible at $1.51 per share. An amount of $125,000 has been attributed to the intrinsic value of the conversion option and has been included in contributed surplus.

     Upon entering into the 8% convertible debenture agreement, the Company issued warrants to purchase 26,553 of common stock of the Company to the holder of the 8% convertible debentures. Common stock can be purchased at $1.88 per share. The warrants expire on February 28, 2001. An amount of $35,847 has been included in contributed surplus as the estimated value of the warrants.

     The Company paid a finance fee of $10,000 which was recorded as a discount on debt and was being amortized to expenses over the life of the convertible debentures.

     On August 21, 1999, $500,000 of principal and $37,314 of accrued interest and other fees were converted into 355,836 common shares.

     During the nine month period ended September 30, 1998, the Company issued 51,163 common shares and 51,163 warrants for $846,800 cash. Of the warrants, 16,667 are exercisable at $15.00 on or before January 29, 1999 and at $15.50 on or before January 29, 2000; 21,163 are exercisable at $18.75 on or before April 3, 1999 and at $20.00 on or before April 3, 2000; and 13,333 are exercisable at $16.25 on or before April 22, 2000. As at September 30, 1999 none of the warrants have been exercised.

     On July 27, 1998, the Company issued 700,000 shares to employees, officers and directors of the Company for $3,500. The fair value of these shares at that time was $2,117,500. The difference between the fair value and the cash consideration received has been included with capital in excess of par and with expenses under contracts, payroll and benefits.

     During 1998, a stockholder advanced the Company $729,802. Interest incurred on the loan to July 2, 1998 in the amount of $2,849 was added to the principal amount owing. $350,000 of the loan was assigned to another stockholder on July 2, 1998. On the same date, both portions of the loan were converted into 225,448 common shares with an ascribed value of $732,651, and an equal number of warrants. Each warrant entitles the holders to purchase one common share at $5.00 on or before June 30, 1999 and $6.25 on or before June 30, 2000. As at September 30, 1999 none of the warrants have been exercised.

                                FUTURELINK CORP.

LOAN RECEIVABLE FROM EMPLOYEE

     On August 1, 1999, the Company loaned $2,000,000 to an executive which was then used by the executive to purchase 232,829 common shares of the Company. The loan receivable has been recorded as a reduction of stockholders' equity. The common shares are escrowed. On October 1, 1999, 29,129 shares were released from escrow. An additional 29,100 shares will be released from escrow on a quarterly basis commencing January 1, 2000. So long as the executive remains employed by the Company, $250,000 of the principal amount of the loan shall be forgiven on a quarterly basis.

     The loan bears interest at 5.625% per year. Interest is payable annually; however, should the executive be employed at the end of each annual period, the interest will be forgiven at such time. Interest earned by the Company for the nine months ended September 30, 1999 was $18,750.

     During the nine months ended September 30, 1999, the Company recognized $250,000 as salary expense relating to the services received from the employee in relation to the loan agreement.

UNEARNED COMPENSATION

     During 1998, the Company entered into an agreement for consulting services which provided for the settlement of fees by way of shares in the Company's stock. The number of shares issued was based on 95% of the average closing price of the Company's stock during the trading days for the month in question as quoted on the Nasdaq Over the Counter Bulletin Board. As at December 31, 1998, $50,000 was owing for consulting services in relation to this agreement, equating to 23,051 shares. During 1999, the 23,051 shares were issued along with an additional 41,652 shares relating to services performed in 1999.

OPTIONS

     As of September 30, 1999, the Company has issued 5,385,500 options to purchase common stock to the Company's directors, officers and employees. Of the total issued, 27,500 have been exercised and 107,600 had expired or been cancelled. The maximum number of shares that may be issued pursuant to options is 11,000,000 and cannot exceed 20% of the common stock issued and outstanding on a fully diluted basis. Details of the stock options outstanding at September 30, 1999 are as follows:

            NUMBER OF OPTIONS             EXERCISE PRICE        EXPIRATION DATE
            -----------------             --------------        ----------------
  543,500................................      3.80                June 29, 2001
  160,000................................      5.85               August 5, 2001
    5,000................................      2.25             December 1, 2001
    5,000................................      2.25             December 1, 2002
   44,900................................      2.25                April 1, 2004
  265,000................................      1.40                April 1, 2004
2,147,000................................      3.15                 June 1, 2004
  600,000................................      5.00                 June 1, 2004
  880,000................................      6.08                 June 1, 2004
  600,000................................      7.56              August 30, 2004
---------
5,250,400
=========

     The fair value of each option granted during 1999 is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions: expected volatility of 146% - 205%; risk-free interest rate of 4.0%; no payment of common share dividends; and expected life of 1 to 5 years.

                                FUTURELINK CORP.

Had compensation cost for these plans been determined based upon the fair value at grant date, consistent with the methodology prescribed in Statement of Financial Accounting Standards No. 123, "Accounting

                                FUTURELINK CORP.

for Stock-Based compensation" (FAS 123), the Company's net loss and net loss per common share for the year ended December 31, 1998 would have been $9,406,724 and $2.96 and for the nine month period ended September 30, 1999 would have been $27,124,287 and $4.15. The net loss and net loss per common share for the year ended December 31, 1997 is not significant.

     During the year ended December 31, 1998, the Company issued 255,813 shares for $846,800 cash. An additional 3,500,000 shares were issued to employees, officers and directors of the Company on July 7, 1998 for $3,500, as had been previously approved by stockholders in January, 1998. The fair value of these shares at the time of the share issuance was $2,117,500. The difference between the fair value and the cash consideration received has been included in capital in excess of par and in contracts, payroll and benefits expense.

13. INCOME TAXES

     The income tax benefit differs from the amount computed by applying the U.S. federal statutory tax rates to the loss before income taxes for the following reasons:

                                                                         NINE MONTHS ENDED
                                         YEAR ENDED DECEMBER 31,           SEPTEMBER 30,
                                         ------------------------    --------------------------
                                           1997          1998           1998           1999
                                         ---------    -----------    -----------    -----------
Tax benefit at U.S. statutory rate
  (34%)................................  $(250,597)   $(2,068,868)   $(1,489,968)   $(7,590,793)
Increase (decrease) in taxes resulting
  from:
  Deferred tax asset valuation
     allowance.........................    294,820      1,690,192      1,496,047      4,178,596
  Equity loss on affiliate.............         --             --        360,208             --
  U.S. state taxes.....................    (44,223)      (120,665)            --       (505,127)
  Non deductible expenses..............         --        541,030         83,605      4,305,780
  Foreign tax rate differences.........         --       (257,895)      (465,396)      (745,416)
  Other................................         --         11,597             --             --
                                         ---------    -----------    -----------    -----------
Deferred tax benefit...................  $      --    $  (204,609)   $   (15,504)   $  (356,960)
                                         =========    ===========    ===========    ===========

                                FUTURELINK CORP.

     Deferred income taxes reflect the net taxes of temporary differences between the carrying amounts of the assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The components of the companies deferred tax liabilities and assets are as follows:

                                                    DECEMBER 31,
                                            ----------------------------    SEPTEMBER 30,
                                                1997            1998            1999
                                            ------------    ------------    -------------
Deferred tax assets (liabilities):
  Employee and consultants base...........   $      --      $(1,211,634)     $  (854,673)
                                             ---------      -----------      -----------
Deferred tax assets
Net operating loss carryforwards..........      40,000        1,904,583        4,863,601
Start-up costs............................      48,820           39,715           29,591
Write-off of mining related assets........     206,000          206,000          206,000
Depreciation..............................          --           77,017          324,484
Debt issue costs..........................          --           23,327               --
Debenture receivable......................          --           22,564           22,564
                                             ---------      -----------      -----------
          Total deferred tax assets.......     294,820        2,273,206        5,446,240
Valuation allowance.......................    (294,820)      (2,273,206)      (5,446,240)
                                             ---------      -----------      -----------
Net deferred tax assets...................          --               --               --
                                             ---------      -----------      -----------
Net deferred tax liabilities..............   $      --      $(1,211,634)     $  (854,673)
                                             =========      ===========      ===========

                                FUTURELINK CORP.

     The Company has provided a valuation allowance for the full amount of deferred tax assets in light of its history of operating losses since its inception. When recognized, $288,194 of the valuation allowance will reduce goodwill. The remaining balance may be available to offset future tax expense.

     The Company has U.S. net operating losses carried forward of $7,201,000 which expire from 2012 to 2019.

     The availability of these loss carryforwards to reduce future taxable income could be subject to limitations under Section 382 of the Internal Revenue Code of 1986, as amended. Certain ownership changes can significantly limit the utilization of net operating loss carryforwards in the period following the ownership change. The Company has not determined whether such changes have occurred and the effect such changes could have on its ability to carry forward all or some of the U.S. net operating losses.

     The Company has non-capital losses carried forward for Canadian income tax purposes of $6,849,000. These losses expire as follows:

2002.....................................................  $  123,000
2003.....................................................     563,000
2004.....................................................   1,868,000
2005.....................................................     906,000
2006.....................................................   3,389,000

14. RELATED PARTY TRANSACTIONS

     (a) On August 1, 1999, the Company loaned $2,000,000 to an executive of the Company which was used to purchase 232,829 common shares from Treasury (see note
12).

     (b) During the nine months ended September 30, 1999, management of the Company participated in the 8% senior subordinated convertible promissory note offering by way of purchasing notes totaling $433,000 (see note 11).

     (c) During the nine months ended September 30, 1999, the Company provided services and products of $30,292 ($45,117 Canadian) to Jaws Technologies Inc., an entity of which a Director was also a Director of the Company. An amount of $43,571 ($63,927 Canadian) is owing from Jaws Technologies Inc. as at September 30, 1999.

     In addition, the Company obtained services from Jaws Technologies Inc. in the amount of $2,031 ($3,025 Canadian). As at September 30, 1999 $2,206 ($3,237
Canadian) remains owing by the Company.

     During the year end December 31, 1998, the Company provided services and products of $40,277 ($59,735 Canadian) to Jaws Technologies Inc. An amount of $37,002 ($56,735 Canadian) was owing from Jaws Technologies Inc. at December 31, 1998.

     (d) During the nine months ended September 30, 1999, the Company provided services and products of $267,439 ($398,323 Canadian) to Willson Stationers Ltd. and e-Supplies Inc., related entities of which a previous Director was also a Director of these companies. As at September 30, 1999, $488,135 ($716,192 Canadian) remains owing from these entities. An allowance for doubtful accounts of $473,922 ($695,339 Canadian) has been recorded due to the uncertainty of collection.

     During the year ended December 31, 1998, the Company provided services and products of $63,561 ($94,267 Canadian) to Willson Stationers Ltd. As at December 31, 1998 an amount of $58,909 ($90,325 Canadian) was owing from Willson Stationers Ltd.

                                FUTURELINK CORP.

     In addition, the Company obtained $20,857 ($31,077 Canadian) of products from Willson Stationers Ltd. during the period. As at September 30, 1999, $26,382 ($38,707 Canadian) remains owing by the Company. As at December 31, 1999 an amount of $4,976 ($7,630 Canadian) was owing.

                                                     DECEMBER 31,         SEPTEMBER 30,
                                                 ---------------------    -------------
                                                   1997         1998          1999
                                                 ---------    --------    -------------
Due from related party.........................  $      --    $131,294      $ 531,706
Allowance for doubtful accounts................         --     (57,513)      (473,922)
                                                 ---------    --------      ---------
                                                 $      --    $ 73,781      $  57,784
                                                 =========    ========      =========

     (e) During 1998, two of the Company's stockholders advanced the Company $289,264 ($440,000 Canadian). Simple interest at a rate of prime plus 1%, totaling $2,854 and $10,145 to September 30, 1998 and December 31, 1998, respectively, was added to the principal amount owing. In addition, one of the Company's stockholders advanced the Company $17,609 ($27,000 Canadian) of which $19,662 ($30,147) including interest was outstanding at year end. These amounts were repaid during 1999.

     (f) During the third quarter of 1999, the Company obtained services from Micro Visions relating to consulting work performed in connection with the Company's overall expansion of application service provider and server based computing services. The services provided by Micro Visions were charged on normal commercial terms and conditions. The total value of these services was $107,188, all of which remained outstanding at September 30, 1999.

15. NET CHANGE IN NON-CASH WORKING CAPITAL

                                                      YEAR ENDED            NINE MONTHS ENDED
                                                     DECEMBER 31,             SEPTEMBER 30,
                                                 ---------------------   ------------------------
                                                  1997        1998          1998          1999
                                                 -------   -----------   -----------    ---------
(Increase) decrease in non-cash working
  capital:
  Accounts receivable..........................  $    --   $(1,532,095)  $(1,100,475)   $(278,991)
  Inventory....................................       --       (22,206)      (25,880)     (46,639)
  Prepaid expenses and deposits................       --      (116,219)      (74,167)     (77,004)
  Interest receivable..........................       --            --            --      (18,750)
  Accounts payable and accrued liabilities.....   17,059     2,874,183       809,194     (170,507)
  Deferred revenue.............................       --            --            --       50,000
  Interest payable.............................       --            --      (180,511)     340,703
                                                 -------   -----------   -----------    ---------
                                                  17,059     1,203,663      (571,839)    (201,188)
Attributable to investing and financing
  activities...................................       --       (15,916)                     7,839
                                                 -------   -----------   -----------    ---------
Attributable to operating activities...........  $17,059   $ 1,187,747   $  (571,839)   $(193,349)
                                                 =======   ===========   ===========    =========

16. COMMITMENTS

     On May 1, 1999, the Company entered into an agreement in which the Company retained an advisor for a period of one year. Compensation for the services received under the agreement include payment of $5,000 per month and issuance of 2,000,001 warrants. An amount of $1,800,000 has been included in additional paid-in capital as the estimated value of the warrants with an offset to shareholders' equity as warrants for services. As the amount relates to services for a one year period, $150,000 per month is being amortized as consulting expense.

                                FUTURELINK CORP.

     On April 1, 1999, the Company issued 45,600 warrants relating to an agreement which provides for advisory services to the Company for a period of one year commencing December 1, 1998. An amount of $40,320 has been included in additional paid-in capital as the estimated value of the warrants. The warrants are exercisable at $2.35 per common share and expire on December 31, 2001. In addition, 95,000 warrants were issued to the advisor as compensation for services rendered relating to certain financing transactions. An amount of $228,950 has been included in additional paid-in capital as the estimated value of the warrants. Of this amount, $159,722 has been charged to additional paid-in capital as the amount attributable to the equity component of the related financing. The balance has been recorded as a deferred financing fee against the related debt. These warrants are exercisable at $4.00 per common share and expire on April 29, 2002.

17. CONTINGENCIES

     A statement of claim has been filed against the Company in the amount of approximately $340,000 ($500,000 Canadian) plus costs. The statement of claim alleges that the Company made certain misrepresentations and interfered with contractual relations in respect of a sale transaction between two third parties involving the Company's common shares. The Company has entered into an indemnity agreement with a former principal of the Company whereby such former principal directs the action on behalf of the Company, bears the costs of legal counsel and agrees to indemnify the Company for any losses arising. Management believes the claim is without merit; consequently, no liability in respect of the claim has been recorded in the financial statements.

     A statement of claim has been filed against the Company's subsidiary, FutureLink Alberta in the amount of $194,000 ($285,000 Canadian) plus costs seeking damages and loss of rent related to a purported lease agreement with respect to a building in Calgary, Alberta, Canada. The Company is counter claiming an amount of approximately $266,000 ($390,000 Canadian) against the claimant. The plaintiff has now leased the premises in question to a third party, thereby mitigating its alleged losses. However, it is impossible at this time for the Company to predict with any certainty the outcome of such litigation. Management believes the claim is without merit and will defend the Company's position vigorously. However, should the matter proceed to trial, costs may be in excess of $68,000 ($100,000 Canadian). These financial statements contain no provision for losses related to the claims.

     A statement of claim was filed against the Company's subsidiary, SysGold (now merged into FutureLink Alberta) by TAP Consulting Ltd. in the amount of $102,000 ($150,000 Canadian). The claim seeks damages and loss of compensation relating to services provided to the Company. It is management's position that the claim is without merit. An indemnity agreement has been obtained from the previous stockholders of SysGold.

     The Company is currently in discussion with certain shareholders and ex-employees with respect to various issues, including employment related matters and other claims. These parties seek additional compensation in the form of cash and options. Formal statements of claim have not been filed against the Company with respect to these matters. At this time, management is unable to determine the amount, if any, it will be required to pay to settle these issues.

     In November, 1999 the Company received correspondence from a party making claims under a letter agreement seeking further compensation for financing transactions completed by the Company. The Company is not aware of formal litigation having been filed with respect to these matters, however, the party claims an entitlement to cash fees totaling $5,129,733 as well as warrants to purchase an aggregate of 3,289,689 common shares of the Company at exercise prices ranging from $1.00 to $8.50 per share. The

                                FUTURELINK CORP.

Company believes the claim is without merit, but continues to discuss this matter with the party in question. At this early juncture, an evaluation of the dollar amount to be paid, if any, cannot be made. See Note 21 (h).

     Under certain California State regulatory requirements, it appears the Company may be obliged to offer a rescission of certain options granted to California employees subsequent to September 30, 1999. The Company has applied for an order from the State of California approving the proposed terms of the rescission offer. The rescission offer, if approved, would be made with respect to 1,240,500 options at an exercise price of $8.50, and 40,000 shares issued in relation to other options exercised to date. In light of market prices for the Company's common stock recently being significantly in excess of the exercise price, the Company expects few holders would accept the rescission offer. However, should all offers be accepted, the maximum dollar amount the Company would be required to pay under this offer is estimated to be $2,377,800 for option holders and $152,000 for shareholders plus 7% interest per annum.

     The Company is also involved in other legal proceedings, claims and litigation arising in the ordinary course of business.

     The Company's pending lawsuits involve complex questions of fact and law and could require the expenditure of significant costs and diversion of resources to defend. Although management believes the outcome of the Company's outstanding legal proceedings, claims and litigation will not have a material adverse effect on the Company's business, results of operations or financial position, the results of litigation are inherently uncertain, and such outcome is at least reasonably possible. The Company is unable to make an estimate of the range of possible loss from outstanding litigation, and no amounts have been provided for such matters in the accompanying consolidated financial statements.

18. IMPAIRMENTS AND OTHER LOSSES

     During 1997, the previous management entered into an agreement which included payment of a $100,000 non-refundable deposit to purchase Printscan International Inc. The Company did not raise sufficient funds to complete the purchase, and the deposit was forfeited.

     During 1997 the company wrote off its mining asset with a book value of $515,000.

19. SEGMENT INFORMATION

     The Company's activities are conducted in one operating segment with all activities relating to the sales and support of information technology. These activities are carried out in two geographic segments, being Canada and the United States.

     As at December 31, 1997 and during the year ended December 31, 1997 all of the Company's activities were carried out in the United States.

                                                                    DECEMBER 31, 1998
                                                           -----------------------------------
                                                             CANADA       U.S.        TOTAL
                                                           ----------    -------    ----------
Revenue..................................................  $2,436,658    $    --    $2,436,658
                                                           ----------    -------    ----------
Equipment and leasehold improvements, goodwill and
  employee and consultants base..........................  $9,046,685    $ 3,187    $9,049,872
                                                           ==========    =======    ==========

                                FUTURELINK CORP.

                                                                   SEPTEMBER 30, 1998
                                                           -----------------------------------
                                                             CANADA       U.S.        TOTAL
                                                           ----------    -------    ----------
Revenue..................................................  $  622,854    $    --    $  622,854
                                                           ----------    -------    ----------
Equipment and leasehold improvements, goodwill and
  employee and consultants base..........................  $5,308,178    $    --    $5,308,178
                                                           ==========    =======    ==========

                                                                   SEPTEMBER 30, 1999
                                                           -----------------------------------
                                                             CANADA       U.S.        TOTAL
                                                           ----------    -------    ----------
Revenue..................................................  $5,036,715    $    --    $5,036,715
                                                           ----------    -------    ----------
Equipment and leasehold improvements, goodwill and
  employee and consultants base..........................  $8,964,840    $84,001    $9,048,841
                                                           ==========    =======    ==========

20. FINANCIAL INSTRUMENTS

     Financial instruments comprising cash, accounts receivable, due from related parties, bank indebtedness, accounts payable, accrued liabilities, due to related parties, notes payable, stockholder advances, interest payable and capital lease obligations payable approximate their fair value. It is management's opinion that the Company is not exposed to significant currency or credit risks arising from these financial instruments.

     The Company's sales have been primarily derived from customers in Calgary, Alberta, Canada. In addition, approximately 18% of revenues for the nine month period ended September 30, 1999 were derived from one customer, as compared to 22% for the year ended December 31, 1998.

     The estimated fair value of the Company's convertible debentures are as follows:

                                                               DECEMBER 31, 1998
                                                     --------------------------------------
                                                     CARRYING VALUE    ESTIMATED FAIR VALUE
                                                     --------------    --------------------
TK convertible debentures..........................    $2,375,530           $2,150,000

                                                               SEPTEMBER 30, 1999
                                                     --------------------------------------
                                                     CARRYING VALUE    ESTIMATED FAIR VALUE
                                                     --------------    --------------------
TK convertible debentures..........................    $1,678,344           $2,703,286
Senior subordinated convertible promissory notes,
  not subsequently converted.......................       591,826            1,123,420
Convertible debentures.............................       232,979              235,937

     The above fair values have been calculated based on the estimated present value of the principle and interest under the debenture plus the estimated fair value of the conversion option (exclusive of the intrinsic value of the conversion option and the detachable warrants at the issue date of the debenture). Fair values have not been determined for debt that has been converted to equity subsequent to September 30, 1999.

     The fair value of the loan receivable from employee is nil given $250,000 of the loan is forgiven on a quarterly basis and the Company does not expect to collect the loan balance by way of cash.

                                FUTURELINK CORP.

     The Company is subject to interest rate risk to the extent of the interest rate being charged on the various convertible debentures. The effective interest rates realized by the Company, inclusive of the amounts relating to the non cash value of conversion features and warrants associated with the debt are as follows:

                                                                 DECEMBER 31, 1998
                                                       --------------------------------------
                                                       STATED INTEREST RATE    EFFECTIVE RATE
                                                       --------------------    --------------
TK convertible debentures............................           10%                  38%

                                                                 SEPTEMBER 30, 1998
                                                       --------------------------------------
                                                       STATED INTEREST RATE    EFFECTIVE RATE
                                                       --------------------    --------------
TK convertible debentures............................           10%                  38%

                                                                 SEPTEMBER 30, 1999
                                                       --------------------------------------
                                                       STATED INTEREST RATE    EFFECTIVE RATE
                                                       --------------------    --------------
TK convertible debentures............................           10%                  92%
Senior subordinated convertible promissory notes.....            8%                   8%
Senior subordinated convertible promissory notes.....            8%                 149%
Convertible debentures...............................           10%                  44%
Convertible debentures (converted during the
  period)............................................           10%                  30%
Convertible debentures (converted during the
  period)............................................            8%                  35%

21. SUBSEQUENT EVENTS

     (a) On October 15, 1999, the Company completed the acquisition of Micro Visions. The remaining cash of $10,000,000 was paid and 7,200,000 common shares were issued, including 1,200,000 common shares of contingent consideration which had been achieved. The remaining 1,200,000 common share contingent consideration will be paid if and when the remaining contingent criterion has been achieved.

     (b) On November 5, 1999, the Company completed the acquisition of CNI. The remaining cash of $3,510,000 was paid and 1,181,816 common shares were issued.

     (c) During October and November, 1999, the Company completed a private placement of $50,000,000 gross proceeds through the issuance of 9,090,909 common shares and 2,372,727 common share purchase warrants. The warrants are exercisable for up to five years at an exercise price of $8.50 per share. The company received $30,000,000 upon initial closing. $13,000,000 was received on November 5, 1999 after the satisfaction of conditions relating to the conversion of certain existing debt (see notes 11 and 21). The remaining $7,000,000 was received on November 12, 1999.

     A finance fee of 6% or $3,000,000 was paid to the placement agent. The Company also issued 909,091 common share purchase warrants to the placement agent. The warrants are exercisable for up to five years at an exercise price of $8.50 per share. Additional costs of the issue are expected to be $1,000,000.

     (d) During the fourth quarter, the $15,000,000 of 8% senior subordinated convertible promissory notes (see note 11) converted into 2,727,273 common shares. An additional 711,811 common share purchase warrants were also issued. The warrants are exercisable for up to five years at an exercise price of $8.50 per common share.

     (e) Subsequent to September 30, 1999, 5,988,824 common shares were issued in relation to the conversion of $5,090,500 of 8% senior subordinated convertible promissory notes (see note 11). In

                                FUTURELINK CORP.

addition, 3,517,933 common shares were issued on the exercise of 3,696,500 warrants primarily on a non cash basis. These warrants were issued in connection with the original issuance of the promissory notes.

     (f) Subsequent to September 30, 1999, 3,799,974 shares were issued on a non cash basis relating to the exercise of 4,000,001 warrants. These warrants included 2,000,000 previously issued as a placement fee in relation to the issuance of 8% senior subordinated convertible promissory notes (see note 11), as well as 2,000,001 previously issued for advisory services (see note 16).

     (g) On November 29, 1999, the Company completed the acquisition of Async. The remaining cash of $5,400,000 was paid and 1,298,705 common share were issued.

     On February 11, 2000 the Company entered into an agreement with SmallCaps Online Group LLC to settle litigation commenced against it by SmallCaps. SmallCaps had brought this action claiming fees for financial advisory services. The settlement agreement obligates the Company to pay SmallCaps $5.0 million by March 14, 2000. The Company is also obligated to issue to Small Caps warrants to purchase 2,000,000 shares of common stock at $20.50 per share, 500,000 shares of common stock at $8.50 per share and 500,000 shares of common stock at $22.50 per share. The warrants are exercisable at any time prior to March 14, 2005 and are subject to adjustment for stock splits, stock dividends, reorganizations, below market issuances and similar transactions. The Company may be obligated to register the shares underlying Small Caps' warrants.

     (i) On January 20, 2000, the Company commenced a lawsuit against Cameron Chell, its former chief executive officer, other former employees of the Company, C Me Run Corp., a company organized by these former employees and certain other defendants. The suit alleges that the defendants, while many were employed by the Company, misappropriated plans to develop certain ASP services in breach of fiduciary and contractual obligations. The Company seeks, among other things, damages in the amount of approximately $54 million. On January 27, 2000, Mr. Chell filed a counterclaim for $28.7 million, alleging interference of ongoing economic interests, defamation of character and damages concerning his ability to exercise options he claims to hold in the Company. On January 31, 2000, C Me Run filed a counterclaim for approximately $84 million, alleging conspiracy to cause economic harm, unlawful interference with its economic interests, interference with contractual relations and abuse of process. On January 26, 2000, Michael Chan commenced a lawsuit against the Company seeking options to purchase 50,000 shares of common stock that he alleges Mr. Chell promised him for services he allegedly provided to the Company or in the alternative approximately $1,500,000. Mr. Chan also seeks punitive damages of $300,000. On February 7, 2000, Mr. David Bollink, a former director of business development, filed a counterclaim against us seeking 50,000 options that he alleges was promised to him by the Company.

                        EXECUTIVE LAN MANAGEMENT, INC.,
                               DBA MICRO VISIONS
                              FINANCIAL STATEMENTS

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors
Executive LAN Management, Inc., dba Micro Visions

     We have audited the accompanying balance sheets of Executive LAN Management, Inc., dba Micro Visions (the "Company") as of December 31, 1997 and 1998 and September 30, 1999, and the related statements of operations, shareholders' equity, and cash flows for the years ended December 31, 1997 and 1998 and the nine months ended September 30, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Executive LAN Management, Inc., dba Micro Visions at December 31, 1997 and 1998 and September 30, 1999, and the results of its operations and its cash flows for the years ended December 31, 1997 and 1998 and the nine months ended September 30, 1999, in conformity with accounting principles generally accepted in the United States.

Orange County, California
November 17, 1999

                        EXECUTIVE LAN MANAGEMENT, INC.,
                               DBA MICRO VISIONS

                                 BALANCE SHEETS

                                            DECEMBER 31,   DECEMBER 31,   SEPTEMBER 30,   SEPTEMBER 30,
                                                1997           1998           1998            1999
                                            ------------   ------------   -------------   -------------
                                                                           (UNAUDITED)
ASSETS
Current assets:
  Cash....................................   $  690,000     $  157,000     $  234,000      $  135,000
  Accounts receivable, less allowance for
     doubtful accounts of $79,000 and
     $115,000 at December 31, 1997 and
     1998, respectively, and $50,000 and
     $531,000 at September 30, 1998 and
     1999, respectively...................    1,052,000      2,063,000      2,679,000       4,235,000
  Inventories.............................      231,000        815,000        501,000         594,000
  Advances due from officers..............       72,000          2,000             --              --
  Other current assets....................        1,000         15,000         15,000              --
                                             ----------     ----------     ----------      ----------
     Total current assets.................    2,046,000      3,052,000      3,429,000       4,964,000
Property and equipment, less accumulated
  depreciation of $83,000 and $122,000 at
  December 31, 1997 and 1998,
  respectively, and $93,000 and $206,000
  at September 30, 1998 and 1999,
  respectively............................       83,000        389,000        323,000       1,019,000
Other assets..............................       33,000        146,000         77,000          44,000
                                             ----------     ----------     ----------      ----------
Total assets..............................   $2,162,000     $3,587,000      3,829,000      $6,027,000
                                             ==========     ==========     ==========      ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable........................   $  169,000     $  797,000     $  511,000      $2,333,000
  Line of credit..........................      150,000        261,000        588,000       1,394,000
  Income taxes payable....................      237,000        153,000        218,000              --
  Deferred income taxes...................      235,000        435,000        487,000         588,000
  Bonuses payable.........................      141,000             --             --         444,000
  Commissions payable.....................       40,000        157,000        168,000         306,000
  Payroll taxes payable...................           --             --             --         186,000
  Other accrued expenses and other
     liabilities..........................      251,000        307,000        129,000         245,000
  Deferred revenue........................       90,000         73,000        303,000         124,000
                                             ----------     ----------     ----------      ----------
Total current liabilities.................    1,313,000      2,183,000      2,404,000       5,620,000
Commitments
Shareholders' equity:
  Common stock, no par value:
     Authorized shares -- 1,000,000
     Issued and outstanding shares -- 200
       in 1999, 1998, and 1997............       10,000         10,000         10,000          10,000
  Retained earnings.......................      839,000      1,394,000      1,415,000         397,000
                                             ----------     ----------     ----------      ----------
     Total shareholders' equity...........      849,000      1,404,000      1,425,000         407,000
                                             ----------     ----------     ----------      ----------
Total liabilities and shareholders'
  equity..................................   $2,162,000     $3,587,000     $3,829,000      $6,027,000
                                             ==========     ==========     ==========      ==========

See accompanying notes.

                        EXECUTIVE LAN MANAGEMENT, INC.,
                               DBA MICRO VISIONS

                            STATEMENTS OF OPERATIONS

                                                                          NINE MONTHS     NINE MONTHS
                                            YEAR ENDED     YEAR ENDED        ENDED           ENDED
                                           DECEMBER 31,   DECEMBER 31,   SEPTEMBER 30,   SEPTEMBER 30,
                                               1997           1998           1998            1999
                                           ------------   ------------   -------------   -------------
                                                                          (UNAUDITED)
Revenue:
  Hardware and software..................   $6,450,000    $ 8,071,000     $4,071,000      $10,458,000
  Service delivery.......................    3,115,000      5,598,000      5,445,000        6,099,000
                                            ----------    -----------     ----------      -----------
                                             9,565,000     13,669,000      9,516,000       16,557,000
                                            ----------    -----------     ----------      -----------
Costs and expenses:
  Cost of hardware and software..........    5,749,000      6,687,000      4,515,000        9,123,000
  Cost of service delivery...............      758,000      1,808,000      2,254,000        1,651,000
  Selling, general and administrative....    2,158,000      4,270,000      1,909,000        6,594,000
  Depreciation and amortization..........       20,000         39,000         10,000           84,000
  Interest expense.......................       10,000         44,000             --           19,000
  Interest income........................      (63,000)       (34,000)            --           (7,000)
                                            ----------    -----------     ----------      -----------
                                             8,632,000     12,814,000      8,688,000       17,464,000
                                            ----------    -----------     ----------      -----------
(Loss) income before income taxes........      933,000        855,000        828,000         (907,000)
Provision for income taxes...............      395,000        178,000        252,000               --
                                            ----------    -----------     ----------      -----------
Net (loss) income........................   $  538,000    $   677,000     $  576,000      $  (907,000)
                                            ==========    ===========     ==========      ===========

See accompanying notes.

                        EXECUTIVE LAN MANAGEMENT, INC.,
                               DBA MICRO VISIONS

                       STATEMENTS OF SHAREHOLDERS' EQUITY

                                                    COMMON STOCK
                                                  -----------------     RETAINED
                                                  SHARES    AMOUNT      EARNINGS       TOTAL
                                                  ------    -------    ----------    ----------
Balance at December 31, 1996....................   200      $10,000    $  301,000    $  311,000
  Net income....................................    --           --       538,000       538,000
                                                   ---      -------    ----------    ----------
Balance at December 31, 1997....................   200       10,000       839,000       849,000
                                                   ---      -------    ----------    ----------
  Net income (unaudited)........................    --           --       576,000       576,000
  Distributions to shareholders (unaudited).....    --           --            --            --
                                                   ---      -------    ----------    ----------
Balance at September 30, 1998 (unaudited).......   200       10,000     1,415,000     1,425,000
                                                   ---      -------    ----------    ----------
  Net income (unaudited)........................    --           --       101,000       101,000
  Distribution to shareholders (unaudited)......    --           --      (122,000)     (122,000)
                                                   ---      -------    ----------    ----------
Balance at December 31, 1998....................   200       10,000     1,394,000     1,404,000
                                                   ---      -------    ----------    ----------
  Net loss......................................    --           --      (907,000)     (907,000)
  Distributions to shareholders.................    --           --       (90,000)      (90,000)
                                                   ---      -------    ----------    ----------
Balance at September 30, 1999...................   200      $10,000    $  397,000    $  407,000
                                                   ===      =======    ==========    ==========

See accompanying notes.

                        EXECUTIVE LAN MANAGEMENT, INC.,
                               DBA MICRO VISIONS

                            STATEMENTS OF CASH FLOWS

                                                                          NINE MONTHS     NINE MONTHS
                                            YEAR ENDED     YEAR ENDED        ENDED           ENDED
                                           DECEMBER 31,   DECEMBER 31,   SEPTEMBER 30,   SEPTEMBER 30,
                                               1997           1998           1998            1999
                                           ------------   ------------   -------------   -------------
                                                                          (UNAUDITED)
OPERATING ACTIVITIES
Net (loss) income........................   $ 538,000     $   677,000     $   576,000    $   (907,000)
Adjustments to reconcile net (loss)
  income to net cash (used in) provided
  by operating activities:
     Depreciation and amortization.......      20,000          39,000          10,000          84,000
     Change in operating assets and
       liabilities:
       Accounts receivable...............    (495,000)     (1,011,000)     (1,627,000)     (2,172,000)
       Inventories.......................    (183,000)       (584,000)       (270,000)        221,000
       Other current assets..............          --         (14,000)        (14,000)         15,000
       Advance due from officers.........     (72,000)         70,000          72,000           2,000
       Other assets......................     (25,000)       (113,000)        (44,000)        102,000
       Accounts payable and accrued
          expenses.......................     281,000         660,000         207,000       2,253,000
       Income taxes payable..............     237,000         (84,000)        (19,000)       (153,000)
       Deferred income taxes.............     141,000         200,000         252,000         153,000
       Deferred revenue..................      90,000         (17,000)        213,000          51,000
                                            ---------     -----------     -----------    ------------
          Net cash (used in) provided by
            operating activities.........     532,000        (177,000)       (644,000)       (351,000)
INVESTING ACTIVITIES
Purchases of equipment...................     (50,000)       (345,000)       (250,000)       (714,000)
FINANCING ACTIVITIES
Distribution to shareholders.............          --        (122,000)             --         (90,000)
Net borrowings (repayment) from/of line
  of credit..............................     (93,000)        111,000         438,000       1,133,000
                                            ---------     -----------     -----------    ------------
Net cash provided by (used in) financing
  activities.............................     (93,000)        (11,000)        438,000       1,043,000
                                            ---------     -----------     -----------    ------------
Increase (decrease) in cash..............     389,000        (533,000)       (456,000)        (22,000)
Cash at beginning of period..............     301,000         690,000         690,000         157,000
                                            ---------     -----------     -----------    ------------
Cash at end of period....................   $ 690,000     $   157,000     $   234,000    $    135,000
                                            =========     ===========     ===========    ============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION
Interest paid............................   $  11,000     $     4,000     $     3,000    $     19,000
Income taxes paid........................      17,000          62,000          55,000             800

See accompanying notes.

                         EXECUTIVE LAN MANAGEMENT, INC.
                               DBA MICRO VISIONS

                         NOTES TO FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS

     Executive LAN Management, Inc., dba Micro Visions (the "Company") was incorporated in California in 1993 and is a leading reseller and service provider of thin client/server-based computing systems. The Company also provides a full line of information technology consulting services including internet/intranet consulting, LAN/WAN implementation, internetworking analysis and design, application deployment and desktop management, and Year 2000 consulting. The Company's principal markets are in the United States.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

REVENUE RECOGNITION

     The Company recognizes service delivery revenue upon delivery of service. Hardware and software revenues are recognized upon delivery.

UNBILLED ACCOUNTS RECEIVABLES

     Unbilled accounts receivable, representing unbilled consulting services, of $65,000 and $89,000 at December 31, 1997 and 1998, respectively, and $88,000 and $0 at September 30, 1998 and 1999, respectively, are billable upon attainment of performance milestones and included in accounts receivable on the accompanying balance sheets. The Company expects such amounts to be billed and collected within twelve months of each respective balance sheet date.

INVENTORY

     Inventory is stated at the lower of cost (first in, first out) or market and primarily consists of prepackaged third-party computer software.

PROPERTY AND EQUIPMENT

     Property and equipment is stated at cost. Depreciation is computed using the straight-line method based upon the estimated useful lives of the related assets which range from five to seven years. Leasehold

                         EXECUTIVE LAN MANAGEMENT, INC.
                               DBA MICRO VISIONS

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

improvements are amortized using the straight-line method over seven years. Property and equipment were comprised of the following:

                                           DECEMBER 31,   DECEMBER 31,   SEPTEMBER 30,   SEPTEMBER 30,
                                               1997           1998           1998            1999
                                           ------------   ------------   -------------   -------------
Office furniture.........................    $ 15,000      $  90,000       $ 47,000       $  124,000
Computer equipment.......................     149,000        376,000        329,000          978,000
Computer software........................          --             --             --           52,000
Leasehold improvements...................       2,000         45,000         40,000           71,000
                                             --------      ---------       --------       ----------
                                              166,000        511,000        416,000        1,225,000
Less accumulated depreciation and
  amortization...........................     (83,000)      (122,000)       (93,000)        (206,000)
                                             --------      ---------       --------       ----------
                                             $ 83,000      $ 389,000       $323,000       $1,019,000
                                             ========      =========       ========       ==========

LONG-LIVED ASSETS

     Effective January 1, 1997, the Company adopted Statement of Financial Accounting Standards No. 121 ("SFAS No. 121"), Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of, which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present. Implementation of SFAS No. 121 was immaterial to the financial statements of the Company.

INCOME TAXES

     Prior to July 1, 1998, the Company utilized the liability method to account for income taxes as set forth in SFAS No. 109, Accounting for Income Taxes. Under the liability method, deferred taxes are determined based on differences between the financial statement and tax bases of assets and liabilities using enacted tax rates.

     Effective July 1, 1998, the shareholders of the Company elected, under Subchapter S of the Internal Revenue Code, to include the Company's income in their own income for federal income tax purposes. Accordingly, the Company is generally not subject to federal income taxes.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Company's financial instruments consist principally of cash, receivables, payables, and borrowings. The Company believes all the financial instruments' recorded values approximate current values.

CONCENTRATION OF CREDIT RISK

     The Company sells the majority of its products and provides services to various customers, which include a variety of large companies and distributors throughout the United States. In 1997, sales to the Company's two largest customers accounted for 47% and 19% of total sales. Accounts receivable from those customers aggregated 44% of total accounts receivable at December 31, 1997. In 1998, sales to the Company's largest customer accounted for 10% of total sales. Accounts receivable from that customer represented 12% of total accounts receivable at December 31, 1998. In 1999, there were no individual customers which accounted for 10% of total sales. The Company provides for uncollectible amounts upon recognition of revenue and when specific credit problems arise. The Company performs credit evaluations

                         EXECUTIVE LAN MANAGEMENT, INC.
                               DBA MICRO VISIONS

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

on all new customers. During 1998, the Company did not perform credit evaluations on its customers, however, the Company required a twenty-five percent deposit for its first time customers. The Company generally does not require collateral on its accounts receivable.

ADVERTISING

     The Company expenses advertising costs as incurred. These costs include promotional literature, direct mailing brochures, telemarketing and trade shows. Advertising expense for the years ended December 31, 1997 and 1998 was $11,000 and $106,000, respectively, and $71,000 and $80,000 for the nine months ended September 30, 1998 and 1999, respectively.

COMPREHENSIVE INCOME

     Effective January 1, 1998, the Company adopted SFAS No. 130, Reporting Comprehensive Income, which establishes standards for reporting and displaying comprehensive income and its components in the financial statements. The Company did not have any components of comprehensive income as defined by SFAS No. 130 for any period presented.

SEGMENTS OF A BUSINESS ENTERPRISE

     Effective January 1, 1998, the Company adopted SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. SFAS 131 superseded SFAS No. 14, Financial Reporting for Segments of a Business Enterprise. SFAS No. 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports. SFAS No. 131 also establishes standards for related disclosures about products and services, geographic areas and major customers. The adoption of SFAS No. 131 did not affect the results of operations or financial position of the Company. The Company views its business as a single segment, a network service solution company, and therefore has no reportable segments under FAS 131. All segment disclosures are included in or can be derived from the Company's financial statements.

CERTAIN RECLASSIFICATIONS

     Certain amounts in the 1998 and 1997 financial statements have been reclassified to conform to the current period presentation.

INTERIM FINANCIAL INFORMATION

     The unaudited financial statements for the nine month period ended September 30, 1998 included herein are unaudited; however, they contain all normal recurring accruals and adjustments which, in the opinion of management, are necessary to present fairly the consolidated financial position of the Company at September 30, 1998 and the results of its operations and cash flows for the nine months ended September 30, 1998.

                         EXECUTIVE LAN MANAGEMENT, INC.
                               DBA MICRO VISIONS

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

2. INCOME TAXES

     Provision (benefit) for income taxes is comprised of the following:

                                                                      NINE MONTHS      NINE MONTHS
                                      YEAR ENDED      YEAR ENDED         ENDED            ENDED
                                     DECEMBER 31,    DECEMBER 31,    SEPTEMBER 30,    SEPTEMBER 30,
                                         1997            1998            1998             1999
                                     ------------    ------------    -------------    -------------
Current:
  Federal..........................    $201,000        $(22,000)       $     --            $--
  State............................      53,000              --              --            --
                                       --------        --------        --------            --
                                        254,000         (22,000)             --            --
Deferred:
  Federal..........................     120,000         162,000         180,000            --
  State............................      21,000          38,000          72,000            --
                                       --------        --------        --------            --
                                        141,000         200,000         252,000            --
                                       --------        --------        --------            --
Total provision for income taxes...    $395,000        $178,000        $252,000            $--
                                       ========        ========        ========            ==

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets (liabilities) are as follows:

                                            DECEMBER 31,   DECEMBER 31,   SEPTEMBER 30,   SEPTEMBER 30,
                                                1997           1998           1998            1999
                                            ------------   ------------   -------------   -------------
Deferred tax assets:
  Depreciation............................   $   1,000      $   1,000       $   1,000       $      --
  Other...................................          --             --         151,000              --
                                             ---------      ---------       ---------       ---------
Total deferred tax assets.................       1,000          1,000         152,000              --
Deferred tax liabilities:
  Inventory adjustment....................     (92,000)      (213,000)       (167,000)       (213,000)
  Accrual to cash adjustment..............    (144,000)      (223,000)       (472,000)       (223,000)
  Other...................................          --             --              --        (152,000)
                                             ---------      ---------       ---------       ---------
Net deferred tax liabilities..............    (236,000)      (436,000)       (639,000)       (588,000)
                                             ---------      ---------       ---------       ---------
Total net deferred tax liabilities........   $(235,000)     $(435,000)      $(487,000)      $(588,000)
                                             =========      =========       =========       =========

     On July 1, 1998, the Company changed its tax status, as defined by the Internal Revenue Code, to Subchapter S, which eliminated the requirement for the Company to pay federal income taxes as net income is passed through and taxable to the individual shareholders. A state provision for income taxes will be recorded based on a California statutory rate of 1.5% for Subchapter S Corporations.

                         EXECUTIVE LAN MANAGEMENT, INC.
                               DBA MICRO VISIONS

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

     Income tax benefit computed at the statutory federal income tax rate (34%) and income tax expense provided in the financial statements differ as follows:

                                                                       NINE MONTHS     NINE MONTHS
                                         YEAR ENDED     YEAR ENDED        ENDED           ENDED
                                        DECEMBER 31,   DECEMBER 31,   SEPTEMBER 30,   SEPTEMBER 30,
                                            1997           1998           1998            1999
                                        ------------   ------------   -------------   -------------
Benefit computed at the statutory
  rate................................    $317,000      $ 291,000       $ 282,000       $(308,000)
S Corporation income not subject to
  tax.................................          --       (111,000)        (24,000)        308,000
Nondeductible expenses................       6,000         (6,000)         (6,000)             --
State income tax, net of federal
  income tax benefit..................      54,000         19,000              --              --
Other.................................      18,000        (15,000)             --              --
                                          --------      ---------       ---------       ---------
Income tax expense....................    $395,000      $ 178,000       $ 252,000       $      --
                                          ========      =========       =========       =========

3. LINE OF CREDIT

     The Company entered into a $2.5 million line of credit agreement with a financial institution to finance its inventory purchases. The available credit line is based on a percentage of the Company's eligible accounts receivable balance, less the outstanding balance owed to the financial institution. The outstanding balance bears interest at prime (8.25% at September 30, 1999) plus 3.03%. At September 30, 1999, the unused credit line was $1,106,000. Substantially all of the Company's assets are collateral under the line of credit agreement. This debt is guaranteed by the shareholders of the Company.

4. COMMITMENTS

     The Company has entered into various operating leases ranging from three to five years for its facilities. Rentals under certain leases have rent escalation clauses as set forth in their respective lease agreements. Future minimum rental commitments as of September 30, 1999 are as follows:

1999.....................................................  $  117,000
2000.....................................................     382,000
2001.....................................................     267,000
2002.....................................................     182,000
2003.....................................................      91,000
                                                           ----------
                                                           $1,039,000
                                                           ==========

     Rent expense was $36,000 and $135,000 for the years ended December 31, 1997 and 1998, respectively, and $105,000 and $206,000 for the nine months ended September 30, 1998 and 1999, respectively.

5. RELATED PARTY TRANSACTIONS

     During 1997 and 1998, the Company made various advances to its officers. Advances in 1997 aggregated $72,000, including one advance to a shareholder in the amount of $68,000. This advance was canceled by the Company in 1998 and recorded as a bonus payment. Outstanding advances to officers at December 31, 1997 and 1998 was $72,000 and $2,000, respectively, and $0 and $0 at September 30, 1998 and 1999, respectively.

                         EXECUTIVE LAN MANAGEMENT, INC.
                               DBA MICRO VISIONS

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

     During the period ended September 30, 1999, the Company entered into transactions with FutureLink Distribution Corp. ("FutureLink"). At September 30, 1999, there was a receivable from FutureLink of $107,000, which is included in accounts receivable on the accompanying balance sheet (see Note 7).

6. PENSION PLANS

     The Company has three defined contribution pension plans covering employees over the age of 21 years with one year of service. The Company's contribution requirements under these plans range from zero percent to one hundred percent of participants' eligible annual compensation as defined in the plan documents. The Company's combined contributions to these plans for the years ended December 31, 1997 and 1998 were $15,000 and $108,000, respectively, and $54,000 and $104,000 for the nine months ended September 30, 1998 and 1999, respectively.

7. SUBSEQUENT EVENTS

     On June 2, 1999, the Company and the Company's shareholders signed an Agreement and Plan of Reorganization and Merger (the "Agreement") with FutureLink. The Agreement provides for a merger of the Company with a subsidiary of FutureLink such that the Company's outstanding stock shall be converted into and become a right to receive the consideration as set forth in the agreement.

     On October 15, 1999, the Agreement was approved and finalized. In addition, the name of the Company was changed from Executive LAN Management, Inc. dba Micro Visions to FutureLink Micro Visions Corporation.

8. IMPACT OF YEAR 2000 (UNAUDITED)

     The Year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. The Company has completed an assessment of their IT systems as well as the software and hardware sold to its customers noting that they are Year 2000 compliant. The Company's IT systems primarily consist of its financial reporting system. In July 1998, the Company purchased and implemented a Year 2000 compliant financial reporting software package totaling $42,000. The Company's non-IT systems primarily consist of heating, sprinklers and security equipment at the Company's facilities. The Company has completed its review and remediation of its non-IT systems and its IT systems other than the financial reporting system. The Company estimates that the total remaining costs to complete any required modifications, upgrades or replacements of its IT and non-IT systems will not have a material adverse effect on its business or results of operations. The Company has obtained Year 2000 compliant certification letters from its major software and hardware vendors noting that their software and hardware sold by the Company are Year 2000 compliant. However, the failure of the Company's other vendors and suppliers to be fully Year 2000 compliant with regards to their products by January 1, 2000 could result in interruptions in the Company's normal business work operations. The Company has completed contingency plans to address the year 2000 issues that may pose a significant risk to the Company's ongoing operations.

                               CN NETWORKS, INC.
                             DBA COMPUTER NETWORKS
                              FINANCIAL STATEMENTS

To The Board of Directors
CN Networks, Inc.
dba Computer Networks
Pleasanton, California

     We have audited the accompanying balance sheets of Computer Networks, Inc. as of December 31, 1998 and 1997 and the related statements of income, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We have conducted our audits in accordance with generally accepted audited standards. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of CN Networks, Inc. dba Computer Networks as of December 31, 1998 and 1997, and the results of its operations and cash flows for the years then ended in conformity with generally accepted accounting principles.

                                                 /s/ MORELAND & DAVIS

Livermore, California
August 30, 1999

                               CN NETWORKS, INC.
                             DBA COMPUTER NETWORKS

                                 BALANCE SHEETS
                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997

                                                                          1998            1997
                                                                       ----------      ----------
      Current Assets
        Cash.....................................................      $   37,628      $   13,913
        Accounts Receivable......................................       1,060,736       1,077,401
        Prepaid Federal Taxes....................................           6,805               0
        Inventory, at cost.......................................         206,672         229,783
                                                                       ----------      ----------
                Total Current Assets.............................       1,311,840       1,321,096
                                                                       ----------      ----------
      Property, Plant & Equipment
        Property, Plant & Equipment, at cost.....................         226,832         209,409
        Accumulated Depreciation.................................        (182,534)        (99,642)
                                                                       ----------      ----------
                Total Property, Plant & Equipment................          44,297         109,767
                                                                       ----------      ----------
      Other assets
        Lease Security Deposits..................................          11,440          10,383
        Deferred Tax Asset.......................................          14,635           7,923
                                                                       ----------      ----------
                Total Other Assets...............................          26,075          18,306
                                                                       ----------      ----------
                Total Assets.....................................      $1,382,213      $1,449,169
                                                                       ==========      ==========
      LIABILITIES AND EQUITY
      Current Liabilities
        Accounts Payable.........................................      $  381,923      $  605,072
        Notes Payable, Current Portion (See Note 3)..............         509,381         402,564
        Sales Tax Payable........................................          34,224          23,389
        Federal Income Taxes Payable.............................               0          13,900
        State Franchise Taxes Payable............................             584           3,031
        Deferred Tax Liability...................................               0           1,055
                                                                       ----------      ----------
                Total Current Liabilities........................         926,112       1,049,011
                                                                       ----------      ----------
        Notes Payable, Long Term (See Note 3)....................          17,119          41,899
                                                                       ----------      ----------
                Total Liabilities................................         943,231       1,090,910
                                                                       ----------      ----------
      Stockholders' Equity
        Common Stock, no par, 1,000,000 Shares Authorized, 10,000
           Shares Issued and Outstanding.........................          10,000          10,000
        Retained Earnings........................................         428,981         348,258
                                                                       ----------      ----------
                Total Stockholders' Equity.......................         438,981         358,258
                                                                       ----------      ----------
                Total Liabilities and Equity.....................      $1,382,213      $1,449,169
                                                                       ----------      ----------

                               CN NETWORKS, INC.
                             DBA COMPUTER NETWORKS

                              STATEMENTS OF INCOME
                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997

                                                                 1998          1997
                                                              ----------    ----------
Revenue
  Net Sales.................................................  $5,540,938    $6,439,637
  Sales Discounts...........................................      (2,703)       (3,802)
  Freight...................................................      30,003        40,645
                                                              ----------    ----------
     Total Revenue..........................................   5,568,238     6,476,480
                                                              ----------    ----------
Cost of Sales...............................................   3,179,433     4,308,540
Purchase Returns............................................           0          (147)
                                                              ----------    ----------
     Gross Profit...........................................   2,388,805     2,168,087
General and Administrative Expenses.........................   2,229,931     1,964,094
                                                              ----------    ----------
     Net Income from Operations.............................     158,874       203,993
                                                              ----------    ----------

Other Income and (Expense)
  Miscellaneous Income......................................         187         1,570
  Interest Expense..........................................     (41,176)      (44,092)
                                                              ----------    ----------
     Total Other Income and (Expense).......................     (40,989)      (42,521)
                                                              ----------    ----------
     Earnings Before Income Taxes...........................     117,885       161,471

Provision for Income Taxes
  Federal Income Taxes......................................      24,885        43,337
  State Franchise Taxes.....................................      12,277        14,863
                                                              ----------    ----------
     Net Income.............................................  $   80,723    $  103,271
                                                              ==========    ==========

                               CN NETWORKS, INC.
                             DBA COMPUTER NETWORKS
                       STATEMENT OF STOCKHOLDERS' EQUITY
                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997

                                                      COMMON STOCK
                                                  --------------------    RETAINED
                                                   SHARES      AMOUNT     EARNINGS    TOTAL
                                                  ---------    -------    --------   --------
Balances as of December 31, 1996................  1,000,000    $10,000    $244,987   $254,987
  Net Income....................................         --        --     103,271     103,271
                                                  ---------    -------    --------   --------
Balances as of December 31, 1997................  1,000,000    $10,000    348,258     358,258
  Net Income....................................         --        --      80,723      80,723
                                                  ---------    -------    --------   --------
Balances as of December 31, 1998................  1,000,000    $10,000    $428,981   $438,981
                                                  =========    =======    ========   ========

            See Independent Auditor's Report and Accompanying Notes

                               CN NETWORKS, INC.
                             DBA COMPUTER NETWORKS

                            STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997

                                                                1998         1997
                                                              ---------    ---------
Cash Flows from Operating Activities
  Net Income................................................  $  80,723    $ 103,271
  Adjustments to Reconcile Net Income to Net Cash (Used)
     Provided by Operating Activities
     Depreciation...........................................     82,892       58,339
     Deferred Income Tax....................................     (7,767)      (9,931)
  (Increase) Decrease In:
     Accounts Receivable....................................     16,664     (332,659)
     Inventory..............................................     23,111     (153,611)
     Other Assets...........................................     (1,057)          15
     Prepaid Income Taxes...................................     (6,805)           0
  Increase (Decrease) In:
     Accounts Payable.......................................   (223,149)     169,757
     Sales Tax Payable......................................     10,835       16,855
     Income Taxes Payable...................................    (16,347)       3,992
                                                              ---------    ---------
     Net Cash (Used) by Operating Activities................    (40,899)    (143,971)
                                                              ---------    ---------
Cash Flows from Investing Activities
  Acquisition of Property and Equipment.....................    (17,423)    (126,554)
                                                              ---------    ---------
     Net Cash (Used) by Investing Activities................    (17,423)    (126,554)
                                                              ---------    ---------
Cash Flows from Financing Activities Acquisition of Debt....    410,000      618,707
  Repayment of Debt.........................................   (327,962)    (364,387)
                                                              ---------    ---------
     Net Cash Provided by Financing Activities..............     82,038      254,320
                                                              ---------    ---------
Net Increase (Decrease) in Cash.............................     23,716      (16,205)
Cash at January 1, 1998 and 1997............................     13,913       30,118
                                                              ---------    ---------
Cash at December 31, 1998 and 1997..........................  $  37,628    $  13,913
                                                              =========    =========

Cash paid for income taxes for the years ended December 31, 1998 and 1997 was $68,081 and $51,210, respectively. Cash paid for interest for the years ended December 31, 1998 and 1997 was $41,176 and $44,092, respectively.

                               CN NETWORKS, INC.
                             DBA COMPUTER NETWORKS

                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1998 AND 1997

NOTE 1 -- ORGANIZATION

Organization and Purpose

     CN Networks, Inc., doing business as Computer Networks, Inc. (the Company) was founded in 1991 and incorporated under the laws of the State of California in 1994 with its main office located in Pleasanton, California. The Company provides expert consulting, design and integration services for corporate remote LAN access and dial-out needs.

     The Company is governed by a Board of Directors, comprised of the president and corporate secretary. Financial Statements are prepared in-house and reviewed by the directors on a monthly basis.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents

     For purposes of the Statement of Cash Flows, the Company considers all highly liquid investments with an initial maturity of three months or less to be cash equivalents. At the financial statement date, the Company had no investments other than cash on the books.

Inventories

     Inventories are stated at the lower of cost or market, cost being determined by the average cost method, market being replacement cost.

Property, Plant & Equipment

     The cost of property, plant, and equipment is depreciated over the estimated useful lives of the related assets. For financial reporting purposes, the useful lives of assets are 18 to 24 months for Computer Hardware and three years for Office Furniture and Certain Software. Useful lives for tax purposes are five years for Computer Hardware and Software and seven years for Office Furniture. Depreciation is computed on the straight line method for financial reporting purposes and on the double declining balance for income tax purposes. Maintenance and repairs are charged to operations when incurred. Betterments and renewals are capitalized.

Advertising Costs

     Advertising costs are charged to operations when incurred.

Revenue Recognition

     Revenue is recognized when products are shipped, support contracts are recognized based on the terms of the contracts, and training revenue is recognized when performed. Losses on returns and contract costs are recorded when they occur.

                        See Independent Auditor's Report

                               CN NETWORKS, INC.
                             DBA COMPUTER NETWORKS

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                           DECEMBER 31, 1998 AND 1997

Income Taxes

     The Company accounts for income taxes in accordance with the provisions of Statement of Financial Accounting Standards No. 109 (SFAS 109). SFAS 109 requires, among other things, that deferred income taxes be provided for temporary differences between the financial reporting basis and the tax basis of the Company's assets and liabilities as part of the income tax provisions.

NOTE 3 -- INVENTORIES

     Inventories at December 31, 1998 and 1997 consist of:

Hardware..................    75,347
Software..................   131,325
                            --------
     Total................  $206,672
                            ========
Hardware..................    87,318
Software..................   142,465
                            --------
     Total................  $229,783
                            ========

NOTE 4 -- LONG-TERM DEBT

     Following is a summary of long-term debt at December 31, 1998 and 1997:

10.5% note payable to bank in monthly principal installments of $1,370 plus
  interest, through November 19, 2000, secured by the assets
  of the Company............................................  $  31,494    $  47,934
10.5% note payable to bank in monthly principal installments of $695 plus interest, through March 18, 2000, secured by
  the assets of the Company.................................     10,405       18,745
11.0% note payable to bank in monthly principal installments of $564 plus interest, through May 18, 1998, secured by
  the assets of the Company.................................          0        2,808
Line of credit with bank, maturing March 31, 1999. Interest
  payable monthly at 10%, maximum line of credit is $700,000 in 1997 and $1,000,000 in 1998. Secured by accounts
  receivable, expected to be refinanced. The line of credit
  was renewed March 23, 1999 in the amount of $1,000,000
  maturing March 31, 2000 with a rate of 9.75%..............    484,601      374,976
                                                              ---------    ---------
                                                                526,500      444,463
Less: Current maturities included in current liabilities....   (509,381)    (402,564)
                                                              ---------    ---------
                                                              $  17,119    $  41,899
                                                              =========    =========

     Following are maturities of long-term debt for each of the next two years:

Year ended December 31,
  1999....................................................  $509,381
  2000....................................................    17,119
                                                            --------
                                                            $526,500
                                                            ========

NOTE 5 -- LEASES

     The Company leases it's main office and a training facility under operating leases expiring in 2001. The Company has entered into a new lease agreement for it's main office effective September 1, 1999 and

                        See Independent Auditor's Report

                               CN NETWORKS, INC.
                             DBA COMPUTER NETWORKS

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                           DECEMBER 31, 1998 AND 1997

expiring 2004. Total rental expense recorded in the financial statements for the years under these leases was $113,893 for 1998 and $96,514 for 1997. In addition, on February 3, 1999 the Company signed a lease for additional space to accommodate an expansion of the training facility. Occupancy is scheduled for April, 1999. The Company also pays lease payments on an automobile effective February, 1997 for 60 months. The automobile lease expense recorded in the financial statements was $19,551 for 1998 and $24,775 for 1997. Future minimum rental payments under these operating leases are as follows:

Year ended December 31,
  1999...................................................  $  209,133
  2000...................................................     245,329
  2001...................................................     254,259
  2002...................................................     211,691
  2003...................................................     210,062
                                                           ----------
                                                           $1,130,474
                                                           ==========

NOTE 6 -- INCOME TAXES

     Income tax expense for the year ended December 31, 1998 and 1997 is comprised of the following:

                                                        1998                          1997
                                             ---------------------------   ---------------------------
                                             CURRENT   DEFERRED   TOTAL    CURRENT   DEFERRED   TOTAL
                                             -------   --------   ------   -------   --------   ------
Federal....................................  31,505     6,620     24,885   48,538     5,201     43,337
State......................................  14,485     2,208     12,277   16,010     1,147     14,863
                                             ------     -----     ------   ------     -----     ------
                                             45,990     8,828     37,162   64,548     6,348     58,200
                                             ======     =====     ======   ======     =====     ======

     Deferred tax (liabilities) assets comprise the following at December 31, 1998 and 1997:

Depreciation................................................        0     (1,055)
  Gross deferred tax liabilities............................        0     (1,055)
State taxes, net of federal benefit.........................    4,564      5,808
Depreciation................................................   10,071      2,115
  Gross deferred tax assets.................................   14,635      7,923
                                                              -------    -------
  Net deferred tax assets...................................  $14,635    $ 6,868
                                                              =======    =======

     The net deferred tax asset represents temporary differences for future tax deductions which can generally be realized by carryback to taxable income in prior years.

     The provisions for income taxes differ from the amount of income tax determined by applying the applicable U.S. statutory income tax rate to pre-tax income as follows for the years ended December 31, 1998 and 1997:

Federal statutory rate......................................   25%    30%
State income taxes, net of federal tax benefit and
  credits...................................................    7%     6%
                                                              ---    ---
                                                               32%    36%
                                                              ===    ===

                        See Independent Auditor's Report

                               CN NETWORKS, INC.
                             DBA COMPUTER NETWORKS

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                           DECEMBER 31, 1998 AND 1997

NOTE 7 -- CONCENTRATION OF CREDIT RISK

     Financial instruments, which potentially subject the Company to concentration of credit risk, consist principally of cash and cash equivalents and trade receivables. The Company places its cash with federally insured financial institutions and as of December 31, 1998 and 1997, the Company's balances do not exceed federally insured limits. Fair value of these financial instruments approximates their carrying values.

     The Company believes any risk of accounting loss is significantly reduced due to the diversity of its services, end customers, and geographic sales areas. The Company performs credit evaluations of its customers' financial condition whenever necessary. The Company generally does not require cash collateral or other security to support customer receivables and has historically had little problems with collecting their accounts receivable. For the year ended December 31, 1997 the Company had two customers that individually had accounts receivable balances exceeding 10% of the total accounts receivable balance. For the year ended December 31, 1998 no individual customer exceeded 10% of the total accounts receivable balance.

                        See Independent Auditor's Report

To The Board of Directors
CN Networks, Inc.
dba Computer Networks, Inc.
Pleasanton, California

     We have reviewed the accompanying balance sheets of CN Networks, Inc. dba Computer Networks as of September 30, 1999 and 1998 and the related statements of income and retained earnings and cash flows for the nine months then ended, in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants. All information included in these financial statements is the representation of the management of CN Networks, Inc.

     A review consists principally of inquiries of company personnel and analytical procedures applied to financial data. It is substantially less in scope than an audit in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

     Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements in order for them to be in conformity with generally accepted accounting principles.

                                                     MORELAND & DAVIS
                                                     Accountancy firm

                                                 /s/ JANIS M. PALERMO
                                          --------------------------------------
                                                     Janis M. Palermo
                                               Certified Public Accountant

Livermore, California
November 3, 1999

                               CN NETWORKS, INC.
                             DBA COMPUTER NETWORKS

                                 BALANCE SHEETS
                          SEPTEMBER 30, 1999 AND 1998

                                                                 1999         1998
                                                              ----------   ----------
ASSETS
Current Assets
  Cash......................................................  $  272,314   $  146,665
  Accounts Receivable.......................................   1,759,730      916,227
  Inventory, at cost........................................     201,807      263,537
                                                              ----------   ----------
       Total Current Assets.................................   2,233,850    1,326,428
                                                              ----------   ----------
Property, Plant & Equipment
  Property, Plant & Equipment, at cost......................     242,570      209,409
  Accumulated Depreciation..................................    (205,273)    (166,729)
                                                              ----------   ----------
       Total Property, Plant & Equipment....................      37,297       42,680
                                                              ----------   ----------
Other Assets
  Lease Security Deposits...................................      28,389       10,383
  Deferred Tax Asset........................................      18,188       10,976
                                                              ----------   ----------
       Total Other Assets...................................      46,577       21,359
                                                              ----------   ----------
       Total Assets.........................................  $2,317,724   $1,390,468
                                                              ==========   ==========
LIABILITIES AND EQUITY
Current Liabilities
  Accounts Payable..........................................  $1,143,632   $  444,091
  Notes Payable, Current Portion (See Note 3)...............     549,186      454,670
  Sales Tax Payable.........................................      51,983       30,237
  Payroll Taxes Payable.....................................      36,456       19,676
  Federal Income Taxes Payable..............................      11,970          354
  State Franchise Taxes Payable.............................       2,516        2,329
                                                              ----------   ----------
       Total Current Liabilities............................   1,795,743      951,358
                                                              ----------   ----------
  Notes Payable, Long Term (See Note 3).....................       2,724       23,314
                                                              ----------   ----------
       Total Liabilities....................................   1,798,467      974,672
                                                              ----------   ----------
Stockholders' Equity
  Common Stock, no par, 1,000,000 Shares Authorized, 10,000
     Shares Issued and Outstanding..........................      10,000       10,000
  Retained Earnings.........................................     509,257      405,796
                                                              ----------   ----------
       Total Stockholders' Equity...........................     519,257      415,796
                                                              ----------   ----------
       Total Liabilities and Equity.........................  $2,317,724   $1,390,468
                                                              ==========   ==========

See Accountant's Review Report and Accompanying Notes.

                               CN NETWORKS, INC.
                             DBA COMPUTER NETWORKS

                   STATEMENTS OF INCOME AND RETAINED EARNINGS
             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998

                                                                   1999          1998
                                                                ----------    ----------
Revenue
  Net Sales.................................................    $5,862,391    $3,962,871
  Sales Discounts...........................................        (1,012)       (2,101)
  Freight...................................................        38,068        17,055
                                                                ----------    ----------
     Total Revenue..........................................     5,899,447     3,977,825
                                                                ----------    ----------
Cost of Sales...............................................     3,850,358     2,229,366
                                                                ----------    ----------
     Gross Profit...........................................     2,049,089     1,748,459
General and Administrative Expenses.........................     1,899,508     1,630,072
                                                                ----------    ----------
       Net Income from Operations...........................       149,581       118,387
                                                                ----------    ----------
Other Income and (Expense)
  Miscellaneous Income......................................            --           187
  Interest Expense..........................................       (34,527)      (28,362)
                                                                ----------    ----------
     Total Other Income and (Expense).......................       (34,527)      (28,175)
                                                                ----------    ----------
     Earnings Before Income Taxes...........................       115,054        90,212
Provision for Income Taxes
  Federal Income Taxes......................................        20,663        22,117
  State Franchise Taxes.....................................        14,116        10,558
                                                                ----------    ----------
                                                                    34,779        32,675
                                                                ----------    ----------
     Net Income.............................................        80,275        57,537
Retained Earnings at Beginning of Year......................       428,982       348,259
                                                                ----------    ----------
Retained Earnings at End of Year............................    $  509,257    $  405,796
                                                                ==========    ==========

                               CN NETWORKS, INC.
                             DBA COMPUTER NETWORKS

                            STATEMENTS OF CASH FLOWS
                          SEPTEMBER 30, 1999 AND 1998

                                                                1999         1998
                                                              ---------    ---------
Cash Flows from Operating Activities
  Net Income................................................  $  80,275    $  57,537
  Adjustments to Reconcile Net Income to Net
     Cash (Used) Provided by Operating Activities
       Depreciation.........................................     22,739       67,087
       Deferred Income Tax..................................     (3,553)      (3,053)
  (Increase) Decrease In:
       Accounts Receivable..................................   (698,995)     161,174
       Inventory............................................      4,865      (33,754)
       Other Assets.........................................    (16,949)          --
       Prepaid Income Taxes.................................      6,805           --
  Increase (Decrease) In:
       Accounts Payable.....................................    761,709     (160,981)
       Sales Tax Payable....................................     17,759        6,848
       Payroll Taxes Payable................................     36,456       19,676
       Income Taxes Payable.................................     13,902      (15,303)
                                                              ---------    ---------
          Net Cash (Used) by Operating Activities...........    225,014       99,231
                                                              ---------    ---------
Cash Flows from Investing Activities
  Acquisition of Property and Equipment.....................    (15,738)          --
                                                              ---------    ---------
          Net Cash (Used) by Investing Activities...........    (15,738)          --
                                                              ---------    ---------
Cash Flows from Financing Activities
  Acquisition of Debt.......................................     42,819       54,914
  Repayment of Debt.........................................    (17,409)     (21,393)
                                                              ---------    ---------
          Net Cash Provided by Financing Activities.........     25,410       33,521
                                                              ---------    ---------
Net Increase (Decrease) in Cash.............................    234,686      132,752
Cash at January 1, 1999 and 1998............................     37,628       13,913
                                                              ---------    ---------
Cash at September 30, 1999 and 1998.........................  $ 272,314    $ 146,665
                                                              =========    =========

Cash paid for income taxes for the nine months ended September 30, 1999 and 1998 was $23,216 and $34,100, respectively. Cash paid for interest for the nine months ended September 30, 1999 and 1998 was $34,527 and $28,362, respectively.

                               CN NETWORKS, INC.
                             DBA COMPUTER NETWORKS

                         NOTES TO FINANCIAL STATEMENTS
                          SEPTEMBER 30, 1999 AND 1998

NOTE 1 -- ORGANIZATION

Organization and Purpose

     CN Networks, Inc., doing business as Computer Networks, Inc. (the Company) was founded in 1991 and incorporated under the laws of the State of California in 1994 with its main office located in Pleasanton, California. The Company provides expert consulting, design and integration services for corporate remote LAN access and dial-out needs.

     The Company is governed by a Board of Directors, comprised of the president and corporate secretary. Financial Statements are prepared in-house and reviewed by the directors on a monthly basis.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents

     For purposes of the Statement of Cash Flows, the Company considers all highly liquid investments with an initial maturity of three months or less to be cash equivalents. At the financial statement date, the Company had no investments other than cash on the books.

Inventories

     Inventories are stated at the lower of cost or market, cost being determined by the average cost method, market being replacement cost.

Property, Plant & Equipment

     The cost of property, plant, and equipment is depreciated over the estimated useful lives of the related assets. For financial reporting purposes, the useful lives of assets are 18 to 24 months for Computer Hardware and three years for Office Furniture and Certain Software. Useful lives for tax purposes are five years for Computer Hardware and Software and seven years for Office Furniture. Depreciation is computed on the straight line method for financial reporting purposes and on the double declining balance for income tax purposes. Maintenance and repairs are charged to operations when incurred. Betterments and renewals are capitalized.

Advertising Costs

     Advertising costs are charged to operations when incurred.

Revenue Recognition

     Revenue is recognized when products are shipped, support contracts are recognized based on the terms of the contracts, and training revenue is recognized when performed. Losses on returns and contract costs are recorded when they occur.

                         See Accountant's Review Report

                               CN NETWORKS, INC.
                             DBA COMPUTER NETWORKS

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                          SEPTEMBER 30, 1999 AND 1998

Income Taxes

     The Company accounts for income taxes in accordance with the provisions of Statement of Financial Accounting Standards No. 109 (SFAS 109). SFAS 109 requires, among other things, that deferred income taxes be provided for temporary differences between the financial reporting basis and the tax basis of the Company's assets and liabilities as part of the income tax provisions.

NOTE 3 -- LONG-TERM DEBT

     Following is a summary of long-term debt at September 30, 1999 and 1998:

10.5% note payable to bank in monthly principal installments of $1,370.00 plus interest, through November 19, 2000,
secured by the assets of the Company........................  $  20,369    $  35,604

10.5% note payable to bank in monthly principal installments of $695.00 plus interest, through March 18, 2000, secured by
the assets of the Company...................................      4,120       12,490

Line of credit with bank, maturing March 31, 1999. Interest
payable monthly at 10%, maximum line of credit is
$700,000.00 in 1997 and $1,000,000.00 in 1998. Secured by
accounts receivable, expected to be refinanced..............    527,420      429,890
                                                              ---------    ---------
                                                                551,909      477,984
Less: Current maturities included in current liabilities....   (549,185)    (454,670)
                                                              ---------    ---------
                                                              $   2,724    $  23,314
                                                              =========    =========

     Following are maturities of long-term debt for each of the next two years:

Year ended September 30,
  2000....................................................  $549,215
  2001....................................................     2,724
                                                            --------
                                                            $551,939
                                                            ========

NOTE 4 -- LEASES

     The Company leases it's main office and a training facility under operating leases expiring in 2001. The Company has entered into a new lease agreement for it's main office effective September 1, 1999 and expiring 2004. Total rental expense recorded in the financial statements for the nine months ended September 30, under these leases was $123,585 for 1999 and $87,835 for 1998. In addition, on February 3, 1999 the Company signed a lease for additional space to accommodate an expansion of the training facility. Occupancy is scheduled for April, 1999. The Company also pays lease payments on an automobile effective February, 1997 for 60 months. The automobile lease expense recorded in the financial statements

                         See Accountant's Review Report

                               CN NETWORKS, INC.
                             DBA COMPUTER NETWORKS

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                          SEPTEMBER 30, 1999 AND 1998

was $19,551 for 1999 and $24,775 for 1998. Future minimum rental payments under these operating leases are as follows:

Year ended December 31,
  1999...................................................  $  209,133
  2000...................................................     245,329
  2001...................................................     254,259
  2002...................................................     211,691
  2003...................................................     210,062
                                                           ----------
                                                           $1,130,474
                                                           ==========

NOTE 5 -- INCOME TAXES

     Income tax expense for the period ended September 30, 1999 and 1998 is comprised of the following:

                                               1999                             1998
                                   -----------------------------    -----------------------------
                                   CURRENT    DEFERRED    TOTAL     CURRENT    DEFERRED    TOTAL
                                   -------    --------    ------    -------    --------    ------
Federal..........................  26,966       6,303     20,663    25,894      3,777      22,117
State............................  11,366      (2,750)    14,116    10,889        331      10,558
                                   ------      ------     ------    ------      -----      ------
                                   38,332       3,553     34,779    36,783      4,108      32,675
                                   ======      ======     ======    ======      =====      ======

     Deferred tax (liabilities) assets comprise the following at September 30, 1999 and 1998:

Depreciation................................................        0          0
  Gross deferred tax liabilities............................        0          0
State taxes, net of federal benefit.........................    3,650      3,423
Depreciation................................................   14,538      7,553
                                                              -------    -------
  Gross deferred tax assets.................................   18,188     10,976
                                                              -------    -------
  Net deferred tax assets...................................  $18,188    $10,976
                                                              =======    =======

     The net deferred tax asset represents temporary differences for future tax deductions which can generally be realized by carryback to taxable income in prior years.

     The provisions for income taxes differ from the amount of income tax determined by applying the applicable U.S. statutory income tax rate to pretax income as follows for the periods ended September 30, 1999 and 1998:

Federal statutory rate......................................   28%    27%
State income taxes, net of federal tax benefit and
  credits...................................................    3%    10%
                                                              ---    ---
                                                               31%    37%
                                                              ===    ===

NOTE 6 -- CONCENTRATION OF CREDIT RISK

     Financial instruments, which potentially subject the Company to concentration of credit risk, consist principally of cash and cash equivalents and trade receivables. The Company places its cash with federally

                         See Accountant's Review Report

                               CN NETWORKS, INC.
                             DBA COMPUTER NETWORKS

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                          SEPTEMBER 30, 1999 AND 1998

insured financial institutions and as of September 30, 1999 and 1998, the Company's balances do not exceed federally insured limits. Fair value of these financial instruments approximates their carrying values.

     The Company believes any risk of accounting loss is significantly reduced due to the diversity of its services, end customers, and geographic sales areas. The Company performs credit evaluations of its customers' financial condition whenever necessary. The Company generally does not require cash collateral or other security to support customer receivables and has historically had little problems with collecting their accounts receivable. For the periods ended September 30, 1999 and 1998 the Company had one customer that individually had an accounts receivable balance exceeding 10% of the total accounts receivable balance.

          ASYNC TECHNOLOGIES, INC. AND ASYNC TECHNICAL INSTITUTE, INC.

                         COMBINED FINANCIAL STATEMENTS

                          INDEPENDENT AUDITORS' REPORT

To the Director and Shareholders
Async Technologies, Inc.
Async Technical Institute, Inc.
Walled Lake, Michigan

     We have audited the accompanying combined balance sheets of Async Technologies, Inc. (a Michigan corporation) and Async Technical Institute, Inc. (a Michigan corporation) as of December 31, 1997 and 1998, and the related combined statements of operations, retained deficit, and cash flows for the years then ended. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Async Technologies, Inc. and Async Technical Institute, Inc. as of December 31, 1997 and 1998, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

/s/ M. JEVAHIRIAN
---------------------------------------------------------
Detroit, Michigan

February 9, 2000

                            ASYNC TECHNOLOGIES, INC.
                        ASYNC TECHNICAL INSTITUTE, INC.

                            COMBINED BALANCE SHEETS
                           DECEMBER 31, 1997 AND 1998

                                                                1997        1998
                                                              --------   ----------
ASSETS
Current Assets
  Cash......................................................  $  5,981   $   13,478
  Accounts receivable.......................................   557,867    1,541,773
  Inventory
     Purchased from unrelated parties.......................    73,983      220,673
     Purchased from related parties.........................        --        8,970
  Prepaid expenses..........................................    12,223           --
  Other current assets......................................        --        2,264
                                                              --------   ----------
          Total Current Assets..............................   650,054    1,787,158
                                                              --------   ----------
Property and equipment, net.................................    57,925       77,638
Other assets................................................     2,952        4,702
                                                              --------   ----------
          Total Assets......................................  $710,931   $1,869,498
                                                              ========   ==========
LIABILITIES AND SHAREHOLDER EQUITY
Current Liabilities
  Line of credit............................................  $234,067   $  518,689
  Accounts payable
     Due to unrelated parties...............................   321,534    1,119,220
     Due to related parties.................................    20,199       76,153
  Accrued wages and other current liabilities...............    62,418      106,295
  Deferred revenue..........................................   238,444      322,295
                                                              --------   ----------
          Total Current Liabilities.........................   876,662    2,142,652
                                                              --------   ----------
Shareholder Equity
  Common stock
     Async Technologies, Inc. (60,000 shares authorized;
      1,000 shares issued and outstanding; no par value)....     1,000        1,000
     Async Technical Institute, Inc. (60,000 shares
      authorized; 100 shares issued and outstanding; no par
      value)................................................        --          100
  Retained deficit..........................................  (166,731)    (274,254)
                                                              --------   ----------
          Total Shareholder Equity..........................  (165,731)    (273,154)
                                                              --------   ----------
          Total Liabilities and Shareholder Equity..........  $710,931   $1,869,498
                                                              ========   ==========

See accompanying notes.

(The accompanying notes are an integral part of these combined financial statements.)

(See independent auditors' report.)

                            ASYNC TECHNOLOGIES, INC.
                        ASYNC TECHNICAL INSTITUTE, INC.

             COMBINED STATEMENTS OF OPERATIONS AND RETAINED DEFICIT
                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1998

                                                                 1997         1998
                                                              ----------   ----------
Revenue:
  Hardware and software.....................................  $3,984,151   $5,076,079
  Service delivery..........................................     614,408      980,159
                                                              ----------   ----------
       Total revenue........................................   4,598,559    6,056,238
                                                              ----------   ----------
Cost of sales:
  Hardware and software
     Purchased from unrelated parties.......................  (2,988,661)  (4,015,660)
     Purchased from related parties.........................          --      (79,703)
  Service delivery..........................................    (237,988)    (266,559)
                                                              ----------   ----------
       Total cost of sales..................................  (3,226,649)  (4,361,922)
                                                              ----------   ----------
Selling, general and administrative expenses
  Provided by unrelated parties.............................  (1,013,840)  (1,162,506)
  Provided by related parties...............................    (124,732)    (260,351)
                                                              ----------   ----------
       Total selling, general and administrative expenses...  (1,138,572)  (1,422,857)
                                                              ----------   ----------
Depreciation................................................     (41,185)     (37,982)
                                                              ----------   ----------
       Income from Operations...............................     192,153      233,477
Interest income.............................................         131            8
Interest expense............................................     (39,539)     (33,453)
Other.......................................................      (5,621)     (16,988)
                                                              ----------   ----------
  Net Income................................................     147,124      183,044
Retained deficit -- Beginning of year.......................    (170,985)    (166,731)
  Shareholder distributions, net............................    (142,870)    (290,567)
                                                              ----------   ----------
Retained deficit -- End of year.............................  $ (166,731)  $ (274,254)
                                                              ==========   ==========

See accompanying notes.

(The accompanying notes are an integral part of these combined financial statements.)

(See independent auditors' report.)

                            ASYNC TECHNOLOGIES, INC.
                        ASYNC TECHNICAL INSTITUTE, INC.

                       COMBINED STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1998

                                                                1997       1998
                                                              --------   --------
Cash Flows from Operating Activities
  Net Income................................................  $147,124   $183,044
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation...........................................    41,185     37,982
     Other..................................................     5,621     16,988
  Changes in working capital:
     Accounts receivable....................................   125,828   (983,906)
     Inventory
       Unrelated parties....................................    40,007   (146,690)
       Related parties......................................        --     (8,970)
     Prepaid expenses.......................................    (9,403)    12,223
     Other current assets...................................        --     (2,264)
     Accounts payable
       Unrelated parties....................................  (235,063)   777,487
       Related parties......................................        --     76,153
     Accrued wages and other current liabilities............   (16,307)    43,877
     Deferred revenue.......................................   166,188     83,851
                                                              --------   --------
  Net Cash Provided by Operating Activities.................   265,180     89,775
                                                              --------   --------
Cash Flows from Investing Activities
  Purchases of property and equipment.......................   (28,630)   (75,433)
  Proceeds from disposal of property and equipment..........        --        750
  Payments for other assets.................................      (320)    (1,750)
                                                              --------   --------
  Net Cash Used in Investing Activities.....................   (28,950)   (76,433)
                                                              --------   --------
Cash Flows from Financing Activities
  Issuance of common stock..................................        --        100
  Proceeds from (payments on) line of credit, net...........  (149,933)   284,622
  Distributions to shareholder, net.........................  (142,870)  (290,567)
                                                              --------   --------
  Net Cash Used in Financing Activities.....................  (292,803)    (5,845)
                                                              --------   --------
Net (Decrease) Increase in Cash.............................   (56,573)     7,497
Cash -- Beginning of year...................................    62,554      5,981
                                                              --------   --------
Cash -- End of year.........................................  $  5,981   $ 13,478
                                                              ========   ========
Supplemental Cash Flow Information:
  Cash paid for interest during the year....................  $ 37,170   $ 34,539
                                                              ========   ========

See accompanying notes.

(The accompanying notes are an integral part of these combined financial statements.)

(See independent auditors' report.)

                            ASYNC TECHNOLOGIES, INC.
                        ASYNC TECHNICAL INSTITUTE, INC.

                   NOTES TO THE COMBINED FINANCIAL STATEMENTS
                           DECEMBER 31, 1997 AND 1998

 1. DESCRIPTION OF BUSINESS

     Async Technologies, Inc. ("ATI") provides computer software and hardware installation and maintenance services to medium and large businesses located in the mid-western United States. Certain sales involve installations to multiple locations reaching international markets.

     The financial statements are prepared on a combined basis with Async Technical Institute, Inc. ("ATII"), a company under common control. ATII began operations in September, 1998, and provides technical training to customers of ATI.

     As described in Note 10 to the combined financial statements, the companies were merged on October 7, 1999. The combined entities are hereinafter referred to as the Company.

 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting

     The Company's combined financial statements are prepared in accordance with generally accepted accounting principles.

Use of Estimates

     The preparation of combined financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Allowance for Doubtful Accounts

     The Company considers accounts receivable to be fully collectible; accordingly, no allowance for doubtful accounts is reported.

Inventory

     Inventory consists primarily of software products and is valued at the lower of cost or market on a first-in, first-out basis. Market is current selling price less estimated selling costs.

Property and Equipment

     Property and equipment are recorded at cost. The Company provides for depreciation by charges to operations based upon estimated useful lives of the assets using the straight-line method. Maintenance and repair costs are charged to expense when incurred.

Income Taxes

     Each company, with the consent of the shareholder, has elected under the Internal Revenue Code to be taxed as an S corporation. In lieu of corporate income taxes, the shareholders of an S corporation are

                        See Independent Auditors' Report

                            ASYNC TECHNOLOGIES, INC.
                        ASYNC TECHNICAL INSTITUTE, INC.

             NOTES TO THE COMBINED FINANCIAL STATEMENTS (CONTINUED)
                           DECEMBER 31, 1997 AND 1998

taxed on their proportionate share of the company's taxable income. Therefore, no provision or liability for federal income tax has been included in the combined financial statements.

Deferred Revenue

     The Company sells maintenance contracts and recognizes the related revenue over the life of the contract.

Revenue Recognition

     Revenue from the sale and installation of computer software and hardware is recognized at the point of delivery.

 3. NOTES RECEIVABLE

     At December 31, 1998, the Company has non-interest bearing notes receivable in the amount of $2,264 from an employee which are due on demand. The notes receivable are included in other current assets in the attached financial statements.

 4. PROPERTY AND EQUIPMENT

                                                                1997        1998
                                                              --------    --------
Computer equipment..........................................  $111,802    $ 98,224
Furniture and fixtures......................................     8,151      13,110
Leasehold improvements......................................     9,110       9,110
                                                              --------    --------
                                                               129,063     120,444
Accumulated depreciation....................................   (71,138)    (42,806)
                                                              --------    --------
       Property and equipment, net..........................  $ 57,925    $ 77,638
                                                              ========    ========

 5. LINE OF CREDIT

     The Company has a $550,000 line of credit with a bank, which is due on demand, secured by all assets, and personally guaranteed by the shareholder. Interest is payable monthly at 1.50% over the bank's prime rate which amounted to 9.50% and 10.00% at December 31, 1997 and 1998, respectively. As of December 31, 1997 and 1998, outstanding borrowings under the line of credit are $234,067 and $518,689, respectively.

 6. ADVERTISING COSTS

     The Company follows the policy of charging the costs of advertising to expense as incurred. Advertising costs for the years ended December 31, 1997 and 1998 amounted to $16,001 and $25,348, respectively.

                        See Independent Auditors' Report

                            ASYNC TECHNOLOGIES, INC.
                        ASYNC TECHNICAL INSTITUTE, INC.

             NOTES TO THE COMBINED FINANCIAL STATEMENTS (CONTINUED)
                           DECEMBER 31, 1997 AND 1998

 7. OPERATING LEASE

     The Company has entered into a non-cancelable operating lease for its corporate facilities which expires July 31, 2002. Scheduled payments for the term of the lease are as follows:

1999......................................................  $ 31,212
2000......................................................   105,834
2001......................................................   110,283
2002......................................................    61,610

     Rent expense for the years ended December 31, 1997 and 1998 amounted to $47,956 and $55,444, respectively.

 8. PENSION PLAN

     Effective January 1, 1998, the Company adopted a qualified pension plan (the "Plan") under provisions of Section 401(k) of the Internal Revenue Code. Under the provisions of the Plan, each participant is able to defer up to 20% of their compensation. The Company has not made any contributions to the Plan for the year ending December 31, 1998.

 9. RELATED PARTY TRANSACTIONS

     The Company purchases products and services from certain related parties.

     Management and administrative services are purchased from Intelligent Signage, Inc., an entity owned by the shareholder's parent.

     The Company also purchases computer software products developed by Lakeside Software, Inc., an entity owned by the shareholder's brother.

10. SUBSEQUENT EVENTS

     Effective August 30, 1999, Async Technologies, Inc. authorized 60,000 additional shares of common stock. The total authorized shares (120,000) are divided into two equal classes of voting and non-voting shares. ATI also authorized the issuance of 54,000 shares during September and October, 1999.

     Effective October 7, 1999, ATI entered into a Plan of Merger with ATII. Under the terms of the merger, all of the outstanding shares of ATII will be converted into voting shares of ATI. Upon consummation of the merger, the separate corporate existence of ATII shall terminate.

     Effective September 7, 1999, and subject to the consummation of the above described events, the Company entered into an Agreement and Plan of Reorganization and Merger with Futurelink Michigan Acquisition Corp., a wholly owned subsidiary of Futurelink Distribution Corp. (the "Parent"). Under the terms of the agreement, all outstanding shares of the Company will be exchanged for cash and common stock of the Parent. Upon consummation of the merger, the separate corporate existence of the Company shall terminate.

                        See Independent Auditors' Report

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

February 3, 2000

To the Director and Shareholders
Async Technologies, Inc.
Async Technical Institute, Inc.
Walled Lake, Michigan

     We have reviewed the accompanying combined balance sheets of Async Technologies, Inc. (a Michigan corporation) and Async Technical Institute, Inc. (a Michigan corporation) as of September 30, 1998 and 1999 and the related combined statements of operations and retained (deficit) earnings and cash flows for the nine months then ended, in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants. All information included in these combined financial statements is the representation of the management of Async Technologies, Inc. and Async Technical Institute, Inc.

     A review consists principally of inquiries of company personnel and analytical procedures applied to financial data. It is substantially less in scope than an audit in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

     Based on our reviews, we are not aware of any material modifications that should be made to the accompanying combined financial statements in order for them to be in conformity with generally accepted accounting principles.

                            ASYNC TECHNOLOGIES, INC.
                        ASYNC TECHNICAL INSTITUTE, INC.

                            COMBINED BALANCE SHEETS
                          SEPTEMBER 30, 1998 AND 1999

                                                                 1998          1999
                                                              ----------    ----------
ASSETS
Current Assets
  Cash......................................................  $   54,930    $   68,958
  Accounts receivable.......................................     914,807     1,409,200
  Inventory
     Purchased from unrelated parties.......................     198,397       316,179
     Purchased from related parties.........................      41,860            --
  Other current assets......................................       2,264         1,709
                                                              ----------    ----------
       Total Current Assets.................................   1,212,258     1,796,046
                                                              ----------    ----------
Property and equipment, net.................................      82,296       128,187
Other assets................................................       4,552         6,890
                                                              ----------    ----------
       Total Assets.........................................  $1,299,106    $1,931,123
                                                              ==========    ==========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
  Line of credit............................................  $  405,989    $  323,989
  Accounts payable
     Due to unrelated parties...............................     573,513     1,102,714
     Due to related parties.................................      10,129            --
  Accrued wages and other current liabilities...............      55,557       120,985
  Deferred revenue..........................................     334,794       303,874
                                                              ----------    ----------
       Total Current Liabilities............................   1,379,982     1,851,562
                                                              ----------    ----------
Shareholders' Equity
  Common stock
     Async Technologies, Inc.
       (120,000 shares authorized; 1,000 and 36,900 shares
      issued and outstanding; no par value).................       1,000         1,000
     Async Technical Institute, Inc.
       (60,000 shares authorized; 100 shares issued and
      outstanding; no par value)............................         100           100
  Retained (deficit) earnings...............................     (81,976)       78,461
                                                              ----------    ----------
       Total Shareholders' Equity...........................     (80,876)       79,561
                                                              ----------    ----------
       Total Liabilities and Shareholders' Equity...........  $1,299,106    $1,931,123
                                                              ==========    ==========

See accompanying notes.

(The accompanying notes are an integral part of these combined financial statements.)

(See independent public accountants review report.)

                            ASYNC TECHNOLOGIES, INC.
                        ASYNC TECHNICAL INSTITUTE, INC.

       COMBINED STATEMENTS OF OPERATIONS AND RETAINED (DEFICIT) EARNINGS
             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1999

                                                                 1998           1999
                                                              -----------    -----------
Revenue:
  Hardware and software.....................................  $ 3,157,009    $ 5,050,090
  Service delivery..........................................      679,337      1,158,375
                                                              -----------    -----------
       Total revenue........................................    3,836,346      6,208,465
                                                              -----------    -----------
Cost of sales:
  Hardware and software
     Purchased from unrelated parties.......................   (2,320,534)    (3,749,366)
     Purchased from related parties.........................      (40,365)       (33,134)
  Service delivery..........................................     (192,334)      (461,140)
                                                              -----------    -----------
       Total cost of sales..................................   (2,553,233)    (4,243,640)
                                                              -----------    -----------
Selling, general and administrative expenses
  Provided by unrelated parties.............................     (821,886)    (1,158,402)
  Provided by related parties...............................     (155,873)      (113,033)
                                                              -----------    -----------
       Total selling, general and administrative expenses...     (977,759)    (1,271,435)
                                                              -----------    -----------
Depreciation................................................      (28,934)       (36,061)
                                                              -----------    -----------
  Income from Operations....................................      276,420        657,329
Interest income.............................................            8             --
Interest expense............................................      (21,711)       (30,266)
Other.......................................................      (12,553)            --
                                                              -----------    -----------
  Net Income................................................      242,164        627,063
Retained deficit -- Beginning of period.....................     (166,731)      (274,254)
  Shareholder distributions, net............................     (157,409)      (274,348)
                                                              -----------    -----------
Retained (deficit) earnings -- End of period................  $   (81,976)   $    78,461
                                                              ===========    ===========

See accompanying notes.

(The accompanying notes are an integral part of these combined financial statements.)

(See independent public accountants review report.)

                            ASYNC TECHNOLOGIES, INC.
                        ASYNC TECHNICAL INSTITUTE, INC.

                       COMBINED STATEMENTS OF CASH FLOWS
             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1999

                                                                1998         1999
                                                              ---------    ---------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net Income................................................  $ 242,164    $ 627,063
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation...........................................     28,934       36,061
     Other..................................................     12,553           --
  Changes in working capital:
     Accounts receivable....................................   (356,940)     132,573
     Inventory
       Unrelated parties....................................   (124,414)     (95,506)
       Related parties......................................    (41,860)       8,970
     Prepaid expenses.......................................     12,223           --
     Other current assets...................................     (2,264)         555
     Accounts payable
       Unrelated parties....................................    251,979      (16,506)
       Related parties......................................    (10,070)     (76,153)
     Accrued wages and other current liabilities............     (6,861)      14,690
     Deferred revenue.......................................     96,350      (18,421)
                                                              ---------    ---------
          Net Cash Provided By Operating Activities.........    101,794      613,326
                                                              ---------    ---------
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchases of property and equipment.......................    (66,608)     (86,610)
  Proceeds from disposal of property and equipment..........        750           --
  Payments for other assets.................................     (1,600)      (2,188)
                                                              ---------    ---------
          Net Cash Used in Investing Activities.............    (67,458)     (88,798)
                                                              ---------    ---------
CASH FLOWS FROM FINANCING ACTIVITIES
  Issuance of common stock..................................        100           --
  Proceeds from (payments on) line of credit, net...........    171,922     (194,700)
  Distributions to shareholder, net.........................   (157,409)    (274,348)
                                                              ---------    ---------
          Net Cash Provided By (Used in) Financing
            Activities......................................     14,613     (469,048)
                                                              ---------    ---------
NET INCREASE IN CASH........................................     48,949       55,480
Cash -- Beginning of period.................................      5,981       13,478
                                                              ---------    ---------
Cash -- End of period.......................................  $  54,930    $  68,958
                                                              =========    =========
SUPPLEMENTAL CASH FLOW INFORMATION:
  Cash paid for interest during the period..................  $  20,162    $  31,688
                                                              =========    =========

See accompanying notes.

(The accompanying notes are an integral part of these combined financial statements.)

(See independent public accountants review report.)

                            ASYNC TECHNOLOGIES, INC.
                        ASYNC TECHNICAL INSTITUTE, INC.

                   NOTES TO THE COMBINED FINANCIAL STATEMENTS
                          SEPTEMBER 30, 1998 AND 1999

 1. DESCRIPTION OF BUSINESS

     Async Technologies, Inc. ("ATI") provides computer software and hardware installation and maintenance services to medium and large businesses located in the mid-western United States. Certain sales involve installations to multiple locations reaching international markets.

     The financial statements are prepared on a combined basis with Async Technical Institute, Inc. ("ATII"), a company under common control. ATII began operations in September, 1998, and provides technical training to customers of ATI.

     As described in Note 11 to the combined financial statements, the companies were merged on October 7, 1999. The combined entities are hereinafter referred to as the Company.

 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting

     The Company's combined financial statements are prepared in accordance with generally accepted accounting principles.

Use of Estimates

     The preparation of combined financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Allowance for Doubtful Accounts

     The Company considers accounts receivable to be fully collectible; accordingly, no allowance for doubtful accounts is reported.

Inventory

     Inventory consists primarily of software products and is valued at the lower of cost or market on a first-in, first-out basis. Market is current selling price less estimated selling costs.

Property and Equipment

     Property and equipment are recorded at cost. The Company provides for depreciation by charges to operations based upon estimated useful lives of the assets using the straight-line method. Maintenance and repair costs are charged to expense when incurred.

Income Taxes

     Each company has elected under the Internal Revenue Code to be taxed as an S corporation. In lieu of corporate income taxes, the shareholders of an S corporation are taxed on their proportionate share of

                       (See accountants' review report.)

                            ASYNC TECHNOLOGIES, INC.
                        ASYNC TECHNICAL INSTITUTE, INC.

             NOTES TO THE COMBINED FINANCIAL STATEMENTS (CONTINUED)
                          SEPTEMBER 30, 1998 AND 1999

the company's taxable income. Therefore, no provision or liability for federal income tax has been included in the combined financial statements.

Deferred Revenue

     The Company sells maintenance contracts and recognizes the related revenue over the life of the contract.

Revenue Recognition

     Revenue from the sale and installation of computer software and hardware is recognized at the point of delivery.

 3. NOTES RECEIVABLE

     At September 30, 1998, the Company has non-interest bearing notes receivable in the amount of $2,264 from an employee which are due on demand. The notes receivable are included in other current assets in the attached financial statements.

 4. PROPERTY AND EQUIPMENT

                                                                1998        1999
                                                              --------    --------
Computer equipment..........................................  $108,895    $155,920
Furniture and fixtures......................................    13,521      22,248
Leasehold improvements......................................     9,110      19,776
                                                              --------    --------
                                                               131,526     197,944
Accumulated depreciation....................................   (49,230)    (69,757)
                                                              --------    --------
       Property and equipment, net..........................  $ 82,296    $128,187
                                                              ========    ========

 5. LINE OF CREDIT

     The Company has a $550,000 line of credit with a bank, which is due on demand, secured by all assets, and personally guaranteed by the shareholder. Interest is payable monthly at 1.50% over the bank's prime rate which amounted to 10.14% and 9.89% at September 30, 1998 and 1999, respectively. As of September 30, 1998 and 1999, outstanding borrowings under the line of credit are $405,989 and $323,989, respectively.

 6. ADVERTISING COSTS

     The Company follows the policy of charging the costs of advertising to expense as incurred. Advertising costs for the nine months ended September 30, 1998 and 1999 amounted to $21,136 and $6,609, respectively.

                       (See accountants' review report.)

                            ASYNC TECHNOLOGIES, INC.
                        ASYNC TECHNICAL INSTITUTE, INC.

             NOTES TO THE COMBINED FINANCIAL STATEMENTS (CONTINUED)
                          SEPTEMBER 30, 1998 AND 1999

 7. OPERATING LEASE

     The Company has entered into a non-cancelable operating lease for its corporate facilities which expires July 31, 2002. Scheduled payments for the term of the lease are as follows:

2003......................................................  $ 95,565
2004......................................................   117,342
2005......................................................   102,278

     Rent expense for the nine months ended September 30, 1998 and 1999 amounted to $36,934 and $47,541, respectively.

 8. PENSION PLAN

     Effective January 1, 1998, the Company adopted a qualified pension plan (the "Plan") under provisions of Section 401(k) of the Internal Revenue Code. Under the provisions of the Plan, each participant is able to defer up to 20% of their compensation. The Company has not made any contributions to the Plan for the periods ending September 30, 1998 and 1999.

 9. RELATED PARTY TRANSACTIONS

     The Company purchases products and services from certain related parties.

     Management and administrative services are purchased from Intelligent Signage, Inc., an entity owned by the shareholders' parent.

     The Company also purchases computer software products developed by Lakeside Software, Inc., an entity owned by a shareholder of the Company.

10. ISSUANCE OF COMMON STOCK

     Effective August 30, 1999, Async Technologies, Inc. authorized 60,000 additional shares of common stock. The total authorized shares (120,000) are divided into two equal classes of voting and non-voting shares.

     Under a non-compensatory agreement, 35,900 shares of ATI common stock were issued to the existing shareholders and other related parties of the Company. The shares were issued during September, 1999, as follows:

                                                                   SHARES
                                                              ----------------
Beginning balance of common stock -- all Class A............             1,000
  Class A Common Stock -- with full voting rights...........  32,900
  Class B Common Stock -- with limited voting rights........   3,000
                                                              ------
                                                                        35,900
                                                                        ------
Ending balance of common stock..............................            36,900
                                                                        ======

                       (See accountants' review report.)

                            ASYNC TECHNOLOGIES, INC.
                        ASYNC TECHNICAL INSTITUTE, INC.

             NOTES TO THE COMBINED FINANCIAL STATEMENTS (CONTINUED)
                          SEPTEMBER 30, 1998 AND 1999

     An additional 16,200 shares of Class B Common Stock and 1,900 of Class C Common Stock (with no voting rights) were issued to employees of the Company during October, 1999.

11. SUBSEQUENT EVENTS

     Effective October 7, 1999, ATI entered into a Plan of Merger with ATII. Under the terms of the merger, all of the outstanding shares of ATII will be converted into voting shares of ATI. Upon consummation of the merger, the separate corporate existence of ATII shall terminate.

     Effective September 7, 1999, and subject to the consummation of the above described events, the Company entered into an Agreement and Plan of Reorganization and Merger with Futurelink Michigan Acquisition Corp., a wholly owned subsidiary of Futurelink Distribution Corp. (the "Parent"). Under the terms of the agreement, all outstanding shares of the Company will be exchanged for cash and common stock of the Parent. Upon consummation of the merger, the separate corporate existence of the Company shall terminate.

                       (See accountants' review report.)

                              KNS HOLDINGS LIMITED

                              FINANCIAL STATEMENTS

                       REPORT OF THE INDEPENDENT AUDITORS

To the directors of KNS Holdings Limited

     We have audited the combined balance sheets of KNS Holdings Limited as at February 28, 1998 and February 28, 1999, and the related combined profit and loss accounts and statements of movements in invested capital and cash flows for the periods then ended. These financial statements are the responsibility of KNS Holdings Limited's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with United Kingdom auditing standards which do not differ in any significant respect from United States generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis of our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of KNS Holdings Limited at February 28, 1998 and February 28, 1999 and the combined results of its operations and its combined cash flows for the periods then ended in conformity with accounting principles generally accepted in the United Kingdom which differ in certain respects from those generally accepted in the United States (see Note 21 of Notes to the Financial Statements).

                                          /s/ ERNST & YOUNG
                                          Registered Auditor

Reading, England
December 17, 1999

                              KNS HOLDING LIMITED

                            COMBINED BALANCE SHEETS
                              AT FEBRUARY 28, 1999

                                                       FEBRUARY 28    FEBRUARY 28    SEPTEMBER 30
                                               NOTE       1998           1999            1999
                                               ----    -----------    -----------    ------------
                                                                                     (UNAUDITED)
CURRENT ASSETS
Cash.........................................          $1,221,645     $  539,999      $  199,613
Marketable securities........................  10       1,998,377      2,093,636       1,947,775
Accounts receivable and other................  11       3,537,736      3,592,460       6,588,845
                                                       ----------     ----------      ----------
                                                        6,757,758      6,226,095       8,736,233
Capital assets...............................   8         410,109        694,643         716,253
Investments..................................   9         344,935        522,882         537,537
                                                       ----------     ----------      ----------
                                                          755,044      1,217,525       1,253,790
                                                       ----------     ----------      ----------
                                                        7,512,802      7,443,620       9,990,023
CURRENT LIABILITIES
Accounts payable and other...................  12       6,271,137      5,902,080       8,291,911
Accruals and deferred income.................  14         297,644        379,163         172,579
                                                       ----------     ----------      ----------
                                                        6,568,781      6,281,243       8,464,490
Deferred taxes...............................  13              --         12,959          16,469
Minority interest............................                  --        291,739         345,691
                                                       ----------     ----------      ----------
                                                        6,568,781      6,585,941       8,826,650
STOCKHOLDERS EQUITY
Called up share capital......................             237,096        237,096         237,096
Other reserves...............................             703,056        421,022         421,022
Retained earnings............................               3,858        224,428         505,799
Cumulative translation adjustment............                  11        (24,867)           (544)
                                                       ----------     ----------      ----------
  Total shareholders equity..................             944,021        857,679       1,163,373
                                                       ----------     ----------      ----------
                                                       $7,512,802     $7,443,620      $9,990,023
                                                       ==========     ==========      ==========

-------------------------
(i) A summary of the adjustments to invested capital that would be required if US generally accepted accounting principles were to be applied is set forth in Note 21 of Notes to the Financial Statements.

                              KNS HOLDINGS LIMITED

                       COMBINED PROFIT AND LOSS ACCOUNTS

                                                   PERIOD ENDED    YEAR ENDED     9 MONTHS ENDED
                                                   FEBRUARY 28     FEBRUARY 28     SEPTEMBER 30
                                          NOTE         1998           1999             1999
                                          -----    ------------    -----------    --------------
                                                                                   (UNAUDITED)
REVENUE.................................  2 & 5      $948,725      $18,381,901     $15,854,697
Expenses
Cost of service delivery................              789,953       15,079,421      11,177,631
Selling general and administrative
  expenses..............................              130,177        2,611,009       4,172,883
                                                     --------      -----------     -----------
Income before interest and taxes........               28,595          691,471         504,183
Interest expense........................    6         (17,290)        (336,892)       (197,741)
Loss on disposal of fixed asset
  investments...........................                   --         (283,387)             --
Equity loss in investee.................                   --          (17,884)        (62,903)
                                                     --------      -----------     -----------
Income before taxes.....................    3          11,305           53,308         243,539
Taxation on profit on ordinary
  activities............................    7          (7,447)        (116,127)        (96,765)
                                                     --------      -----------     -----------
Net income (loss) for the period........             $  3,858      $   (62,819)    $   146,774
                                                     ========      ===========     ===========

There are no recognized gains or losses other than the loss of $62,819 for the year ended February 28, 1999 and profit of $3,858 for the year ended February 28, 1998.
-------------------------
(i) A summary of the significant adjustments to profit for the year that would be required if US generally accepted accounting principles were to be applied instead of those generally in the United Kingdom is set forth in
    Note 21 to the Financial Statements.

                              KNS HOLDING LIMITED

             COMBINED STATEMENT OF MOVEMENTS IN SHAREHOLDERS' FUNDS
                              AT FEBRUARY 28, 1999

                                                        PERIOD ENDED   YEAR ENDED    9 MONTHS ENDED
                                                        FEBRUARY 28    FEBRUARY 28    SEPTEMBER 30
                                                            1998          1999            1999
                                                        ------------   -----------   --------------
                                                                                      (UNAUDITED)
Recognized profit/(loss)..............................    $  3,858      $(62,819)      $  146,774
Other movements:
  New shares issued...................................     940,152            --               --
  Exchange movements..................................          11       (23,523)        (119,415)
                                                          --------      --------       ----------
Total movements in the periods........................     944,021       (86,342)          27,359
Shareholders' funds at March 1/January 1..............          --       944,021        1,136,011
                                                          --------      --------       ----------
Shareholders' funds at February 28/September 30.......    $944,021      $857,679       $1,163,370
                                                          ========      ========       ==========

                              KNS HOLDING LIMITED

                         COMBINED CASH FLOW STATEMENTS
                              AT FEBRUARY 28, 1999

                                                          PERIOD ENDED   YEAR ENDED    9 MONTHS ENDED
                                                          FEBRUARY 28    FEBRUARY 28    SEPTEMBER 30
                                                  NOTES       1998          1999            1999
                                                  -----   ------------   -----------   --------------
                                                                                        (UNAUDITED)
CASH FLOWS USED IN OPERATING ACTIVITIES.........   17      $ (62,432)    $1,133,929     $(2,083,116)
                                                           ---------     ----------     -----------
RETURNS ON INVESTMENTS AND SERVICING OF FINANCE
Interest received...............................                  --         57,528          18,047
Interest paid...................................                  --       (336,892)       (197,742)
                                                           ---------     ----------     -----------
Net Cash Outflow From Returns on Investments and
  Servicing of Finance..........................                  --       (279,364)       (179,695)
                                                           ---------     ----------     -----------
TAXATION
Corporation tax paid............................                  --       (142,101)             --
                                                           ---------     ----------     -----------
Tax Paid........................................                  --       (142,101)             --
                                                           ---------     ----------     -----------
INVESTING ACTIVITIES
Payments to acquire tangible fixed assets.......             (87,190)      (554,350)       (625,435)
Receipts from sales of tangible fixed assets....                  --         47,499          10,008
Loan to fixed asset investment..................            (259,404)      (193,394)             --
                                                           ---------     ----------     -----------
Net Cash Outflow From Investing Activities......            (346,594)      (700,245)       (615,427)
                                                           ---------     ----------     -----------
Net Cash (Outflow)/Inflow Before Financing......            (409,026)        12,219      (2,878,238)
                                                           ---------     ----------     -----------
FINANCING
Other loan advances.............................             959,246             --       2,326,210
Loan repayments.................................                  --       (682,064)             --
                                                           ---------     ----------     -----------
Net Cash Inflow From Financing..................             959,246       (682,064)      2,326,210
                                                           ---------     ----------     -----------
Increase/(Decrease) in Cash and Cash
  Equivalents...................................   17      $ 550,220     $ (669,845)    $  (552,028)
                                                           =========     ==========     ===========

                              KNS HOLDING LIMITED

                         COMBINED CASH FLOW STATEMENTS
                              AT FEBRUARY 28, 1999

            RECONCILIATION OF NET CASH FLOW TO MOVEMENT IN NET DEBT

                                                    PERIOD ENDED    YEAR ENDED     9 MONTHS ENDED
                                                    FEBRUARY 28     FEBRUARY 28     SEPTEMBER 30
                                           NOTES        1998           1999             1999
                                           -----    ------------    -----------    --------------
                                                                                    (UNAUDITED)
Increase/(decrease) in cash..............           $   550,220     $  (669,845)    $  (552,028)
Cash inflow from increase in loans.......              (959,246)             --      (2,326,210)
Repayment of loans.......................                    --         682,064              --
                                                    -----------     -----------     -----------
Change in net debt resulting from cash
  flows..................................              (409,026)         12,219      (2,878,238)
Exchange differences.....................                (7,888)         75,923          (8,673)
Other movements..........................            (2,406,528)             --              --
                                                    -----------     -----------     -----------
Movement in Net Debt.....................            (2,823,442)         88,142      (2,886,911)
Net Debt at March 1......................                    --      (2,823,442)     (2,189,424)
                                                    -----------     -----------     -----------
Net Debt at February 28..................           $(2,823,442)    $(2,735,300)    $(5,076,335)
                                                    ===========     ===========     ===========

                              KNS HOLDING LIMITED

                             NOTES TO THE ACCOUNTS
                              AT FEBRUARY 28, 1999

 1. ACCOUNTING POLICIES

Basis of accounting

     The accounts have been prepared under the historical cost convention and in accordance with all applicable accounting standards.

     KNS Holdings Limited was incorporated on November 25, 1997. The combined financial statements include the accounts of the company and its subsidiary, KNS Limited, from January 15, 1998, the date of acquisition. On November 12, 1998, the company granted options to three directors of KNS Limited to purchase from the company 50,000 L1 ordinary shares each in KNS Limited. These options were exercised by the directors on November 12, 1998. Consequently, KNS Holdings Limited now owns 70% of KNS Limited.

Turnover

     Turnover represents the net invoiced value of goods and services excluding Value Added Tax.

Fixed assets

     Depreciation is provided to write off the cost of the assets over their expected useful lives at the following annual rates/lives on a straight line basis:

Computers and other equipment...............................   25%
Motor vehicles..............................................   25%
Office equipment............................................   25%

Stocks

     Stocks and work in progress are stated at the lower of cost and net realizable value, having made appropriate provisions for obsolete or slow moving items. Cost represents the net purchase price of stock less trade discounts and allowances.

Research and development

     Expenditure on research and development is written off in the year in which it is incurred.

Leased assets and hire purchase agreements

     Where assets are financed by leasing or hire purchase agreements which give risks and rewards approximating to ownership (finance leases) they are treated as if they had been purchased outright on credit. They are therefore initially recorded as a fixed asset and a liability at a sum equal to the fair value of the asset. Leasing payments on such assets are regarded as consisting of a capital element which reduces the outstanding liability and an interest charge. All other asset leases are regarded as operating leases and the total payments made under them are charged to the profit and loss account on a straight line basis over the lease term.

                              KNS HOLDING LIMITED

                              AT FEBRUARY 28, 1999

Use of estimates

     The preparation of the financial statements in conformity with generally accepted accounting principles in the United Kingdom requires management to make estimates and assumptions that affect reported revenues, expenses, assets and liabilities. Actual amounts could differ from such estimates.

Pension schemes

     The company operates defined contribution pension schemes on behalf of the directors and employees. Contributions payable for the period are charged to the profit and loss account.

Foreign currency translation

     The functional currency of the group is sterling (StgL). Transaction gains or losses arising on changes in the exchange rates between the functional currency and foreign currencies are included in net income/ (loss) for the period.

     Translation adjustments arising from the translation of the results, assets and liabilities of the group into US dollars (US$) are reported as a component of shareholders' funds.

 2. REVENUE

     The turnover and profit on ordinary activities before taxation are attributable to the one principal activity of the company.

     An analysis of turnover is given below:

                                                   PERIOD ENDED    YEAR ENDED     9 MONTHS ENDED
                                                   FEBRUARY 28     FEBRUARY 28     SEPTEMBER 30
                                                       1998           1999             1999
                                                   ------------    -----------    --------------
                                                                                   (UNAUDITED)
United Kingdom...................................    $937,320      $18,075,874     $15,617,657
Europe...........................................       3,845          109,738          94,814
Rest of world....................................       6,707          138,761         124,179
                                                     --------      -----------     -----------
                                                     $947,872      $18,324,373     $15,836,650
                                                     ========      ===========     ===========

                              KNS HOLDING LIMITED

                              AT FEBRUARY 28, 1999

 3. INCOME BEFORE TAXES

     Pretax income is stated after charging:

                                                    PERIOD ENDED    YEAR ENDED     9 MONTHS ENDED
                                                    FEBRUARY 28     FEBRUARY 28     SEPTEMBER 30
                                                        1998           1999             1999
                                                    ------------    -----------    --------------
                                                                                    (UNAUDITED)
Depreciation of tangible fixed assets.............    $22,489        $213,227         $106,181
Rent on buildings held under operating lease......      7,427         184,843          144,171
Hire on other assets..............................      2,510           8,395            8,509
Exchange loss.....................................      1,934          54,822           25,331
Auditors' remuneration:
  -- audit services...............................    $ 2,736        $ 13,135         $ 15,422

 4. DIRECTORS AND EMPLOYEES

     Staff costs during the period were as follows:

                                                    PERIOD ENDED    YEAR ENDED     9 MONTHS ENDED
                                                    FEBRUARY 28     FEBRUARY 28     SEPTEMBER 30
                                                        1998           1999             1999
                                                    ------------    -----------    --------------
                                                                                    (UNAUDITED)
Wages and salaries................................    $286,351      $2,724,882       $2,253,952
Value of benefits in kind.........................      21,936         211,746           35,176
Social security costs.............................      29,834         277,627          229,646
Other pension costs...............................      12,586         121,923          117,890
                                                      --------      ----------       ----------
                                                      $350,707      $3,336,178       $2,636,664
                                                      ========      ==========       ==========

     The average weekly number of employees of the company, included above, was as follows:

                                                    PERIOD ENDED    YEAR ENDED     9 MONTHS ENDED
                                                    FEBRUARY 28     FEBRUARY 28     SEPTEMBER 30
                                                        1998           1999             1999
                                                         NO             NO               NO
                                                    ------------    -----------    --------------
                                                                                    (UNAUDITED)
Office and management.............................        5              5                5
Production and sales..............................       19             34               35
                                                         --             --               --
                                                         24             39               40
                                                         ==             ==               ==

                              KNS HOLDING LIMITED

                              AT FEBRUARY 28, 1999

     Remuneration in respect of directors of the company, included above, was payable by the company as follows:

                                                    PERIOD ENDED    YEAR ENDED     9 MONTHS ENDED
                                                    FEBRUARY 28     FEBRUARY 28     SEPTEMBER 30
                                                        1998           1999             1999
                                                    ------------    -----------    --------------
                                                                                    (UNAUDITED)
Emoluments........................................    $63,051        $754,571         $248,723
Pension contributions.............................      2,579          26,394           48,883
                                                      -------        --------         --------
                                                      $65,630        $780,965         $297,606
                                                      =======        ========         ========

     Pension contributions are payable under defined contributions schemes on behalf of three directors.

                                                            PERIOD ENDED    YEAR ENDED
                                                            FEBRUARY 28     FEBRUARY 28
                                                                1998           1999
                                                            ------------    -----------
Highest paid director.....................................    $              $
Emoluments................................................     21,466         256,199
Pension contributions.....................................        789           8,303
                                                              -------        --------
                                                              $22,255        $264,502
                                                              =======        ========

 5. OTHER INCOME

                                            PERIOD ENDED    YEAR ENDED     9 MONTHS ENDED
                                            FEBRUARY 28     FEBRUARY 28     SEPTEMBER 30
                                                1998           1999             1999
                                            ------------    -----------    --------------
                                                                            (UNAUDITED)
Loan interest receivable..................      $853          $33,311         $18,047
Bank interest receivable..................        --           24,217              --
                                                ----          -------         -------
                                                $853          $57,528         $18,047
                                                ====          =======         =======

 6. INTEREST PAYABLE AND SIMILAR CHARGES

                                                    PERIOD ENDED    YEAR ENDED     9 MONTHS ENDED
                                                    FEBRUARY 28     FEBRUARY 28     SEPTEMBER 30
                                                        1998           1999             1999
                                                    ------------    -----------    --------------
                                                                                    (UNAUDITED)
Loan interest payable.............................    $17,290        $334,347         $197,741
                                                      =======        ========         ========

                              KNS HOLDING LIMITED

                              AT FEBRUARY 28, 1999

 7. TAXATION ON PROFIT ON ORDINARY ACTIVITIES

     The tax charge on the profit on ordinary activities for the year was as follows:

                                                    PERIOD ENDED    YEAR ENDED     9 MONTHS ENDED
                                                    FEBRUARY 28     FEBRUARY 28     SEPTEMBER 30
                                                        1998           1999             1999
                                                    ------------    -----------    --------------
                                                                                    (UNAUDITED)
UK Corporation tax................................     $7,447        $103,168         $93,255
Deferred tax......................................         --          12,959           3,510
                                                       ------        --------         -------
                                                       $7,447        $116,127         $96,765
                                                       ======        ========         =======

 8. TANGIBLE FIXED ASSETS

                                                                         OFFICE
                                              COMPUTERS                EQUIPMENT,
                                              AND OTHER     MOTOR      FIXTURES &
                                              EQUIPMENT    VEHICLES     FITTINGS       TOTAL
                                              ---------    --------    ----------    ----------
Cost:
  At March 1, 1998..........................  $233,320     $325,100     $ 30,289     $  588,709
  Additions.................................   234,756      165,402      154,192        554,350
  Disposals.................................    (4,636)     (31,907)      (8,780)       (45,323)
  Difference on exchange....................   (13,593)     (13,015)      (5,425)       (32,033)
                                              --------     --------     --------     ----------
  At February 28, 1999......................   449,847      445,580      170,276      1,065,703
                                              --------     --------     --------     ----------
Depreciation:
  At March 1, 1998..........................    89,517       84,640        4,443        178,600
  Provided during year......................    86,302       98,526       28,399        213,227
  Disposals.................................       (83)      (8,459)        (943)        (9,485)
  Difference on exchange....................    (5,151)      (5,142)        (989)       (11,282)
                                              --------     --------     --------     ----------
  At February 28, 1999......................   170,585      169,565       30,910        371,060
                                              --------     --------     --------     ----------
Net book value:
  At February 28, 1999......................  $279,262     $276,015     $139,366     $  694,643
                                              ========     ========     ========     ==========
  At March 1, 1998..........................  $143,803     $240,460     $ 25,846     $  410,109
                                              ========     ========     ========     ==========
  At September 30, 1999 (unaudited).........  $218,433     $371,793     $126,027     $  716,253
                                              ========     ========     ========     ==========

                              KNS HOLDING LIMITED

                              AT FEBRUARY 28, 1999

 9. INVESTMENTS

                                                                          LOAN TO
                                                          INVESTMENT    FIXED ASSET
                                                          IN SHARES     INVESTMENT       TOTAL
                                                          ----------    -----------     --------
Cost
  At March 1, 1998......................................     $99         $344,836       $344,935
  Additions.............................................      --          193,394        193,394
  Difference on exchange................................      --          (15,447)       (15,447)
                                                             ---         --------       --------
At February 28, 1999....................................     $99         $522,783       $522,882
                                                             ===         ========       ========
At September 30, 1999 (unaudited).......................     $99         $537,438       $537,537
                                                             ===         ========       ========

     The investment in shares relates to 30% holding in the issued ordinary share capital of Panic Systems Limited. Panic Systems Limited is incorporated in England and Wales and its principal activity is the design and manufacture of communications equipment. The company's accounting date is 31 March.

10. MARKETABLE SECURITIES

                                                       FEBRUARY 28    FEBRUARY 28    SEPTEMBER 30
                                                          1998           1999            1999
                                                       -----------    -----------    ------------
                                                                                     (UNAUDITED)
Goods for resale.....................................  $1,998,377     $2,093,636      $1,947,775
                                                       ==========     ==========      ==========

11. ACCOUNTS RECEIVABLE

                                                       FEBRUARY 28    FEBRUARY 28    SEPTEMBER 30
                                                          1998           1999            1999
                                                       -----------    -----------    ------------
                                                                                     (UNAUDITED)
Trade debtors........................................  $3,457,846     $3,281,822      $5,423,395
Prepayments..........................................      79,890        221,624         226,844
Other debtors........................................          --         89,014         938,606
                                                       ----------     ----------      ----------
                                                       $3,537,736     $3,592,460      $6,588,845
                                                       ==========     ==========      ==========

12. ACCOUNTS PAYABLE AND OTHER: AMOUNTS FALLING DUE WITHIN ONE YEAR

                                                       FEBRUARY 28    FEBRUARY 28    SEPTEMBER 30
                                                          1998           1999            1999
                                                       -----------    -----------    ------------
                                                                                     (UNAUDITED)
Trade creditors......................................  $2,136,434     $2,490,899      $2,041,133
Other creditors......................................   4,045,087      3,275,299       5,937,766
Social security & other taxes........................          --         86,801         103,628
Corporation tax......................................      89,616         49,082         209,384
                                                       ----------     ----------      ----------
                                                       $6,271,137     $5,902,081      $8,291,911
                                                       ==========     ==========      ==========

                              KNS HOLDING LIMITED

                              AT FEBRUARY 28, 1999

13. PROVISIONS FOR LIABILITIES AND CHARGES

     Deferred taxation provided in the accounts and amounts not provided are as follows:

Provided

                                                       FEBRUARY 28    FEBRUARY 28    SEPTEMBER 30
                                                          1998           1999            1999
                                                       -----------    -----------    ------------
                                                                                     (UNAUDITED)
Capital allowances in advance of depreciation........    $    --        $12,959        $16,469
                                                         =======        =======        =======

Not provided

                                                       FEBRUARY 28    FEBRUARY 28    SEPTEMBER 30
                                                          1998           1999            1999
                                                       -----------    -----------    ------------
                                                                                     (UNAUDITED)
Capital allowances in advance of depreciation........   $(14,069)     $       --      $       --
                                                        ========      ==========      ==========

14. ACCRUALS AND DEFERRED INCOME

                                                       FEBRUARY 28    FEBRUARY 28    SEPTEMBER 30
                                                          1998           1999            1999
                                                       -----------    -----------    ------------
                                                                                     (UNAUDITED)
Accruals.............................................   $161,047       $310,053        $ 76,202
Deferred income......................................    136,597         69,110          96,377
                                                        --------       --------        --------
                                                        $297,644       $379,163        $172,579
                                                        ========       ========        ========

15. SHARE CAPITAL

                                                       FEBRUARY 28    FEBRUARY 28    SEPTEMBER 30
                                                          1998           1999            1999
                                                       -----------    -----------    ------------
                                                                                     (UNAUDITED)
Authorized:
  Ordinary shares of L0.01p each.....................   $237,096       $237,096        $237,096
                                                        ========       ========        ========
Allotted, issued and fully paid:
  Ordinary shares of L0.01p each.....................   $237,096       $237,096        $237,096
                                                        ========       ========        ========

                              KNS HOLDING LIMITED

                              AT FEBRUARY 28, 1999

16. MOVEMENTS IN RESERVES

                                                                       CUMULATIVE         TOTAL
                               SHARE        OTHER        PROFIT &      TRANSLATION    SHAREHOLDERS'
                              CAPITAL     RESERVES     LOSS ACCOUNT    ADJUSTMENT         FUNDS
                              --------    ---------    ------------    -----------    -------------
At March 1, 1997............  $     --    $      --      $     --       $     --       $       --
Arising on share issues.....   237,096      703,056            --             --          940,152
Retained profit.............        --           --         3,858             --            3,858
Exchange gain...............        --           --            --             11               11
                              --------    ---------      --------       --------       ----------
At February 28, 1998........   237,096      703,056         3,858             11          944,021
Retained loss...............        --           --       (62,819)            --          (62,819)
Exchange loss...............        --           --            --        (23,523)         (23,523)
Transfer from other
  reserves..................        --     (282,034)      283,389         (1,355)              --
                              --------    ---------      --------       --------       ----------
At February 28, 1999........  $237,096    $ 421,022      $224,428       $(24,867)      $  857,679
                              ========    =========      ========       ========       ==========
At September 30, 1999
  (unaudited)...............  $237,096    $ 421,022      $505,799       $   (544)      $1,163,373
                              ========    =========      ========       ========       ==========

17. NOTES TO THE STATEMENT OF CASH FLOWS

     (a) Reconciliation of operating profit to net cash inflow from operating activities

                                                    PERIOD ENDED    YEAR ENDED     9 MONTHS ENDED
                                                    FEBRUARY 28     FEBRUARY 28     SEPTEMBER 30
                                                        1998           1999             1999
                                                    ------------    -----------    --------------
                                                                                    (UNAUDITED)
Operating profit..................................   $  22,743      $  633,945      $   486,138
Depreciation......................................      22,489         213,227          106,181
Profit on sale of fixed assets....................          --         (11,667)         (10,008)
(Increase)/decrease in debtors....................     507,848        (154,152)      (2,226,103)
(Increase)/decrease in stocks.....................    (560,965)       (155,256)          48,895
Increase/(decrease) in creditors..................     (54,547)        607,832         (488,219)
                                                     ---------      ----------      -----------
Net cash inflow from operating activities.........   $ (62,432)     $1,133,929      $(2,083,116)
                                                     =========      ==========      ===========

     (b) Analysis of net debt

                                               AT                                         AT
                                             MARCH 1        CASH        EXCHANGE      FEBRUARY 28
                                              1998          FLOW       DIFFERENCES       1999
                                           -----------    ---------    -----------    -----------
Cash at bank and in hand.................  $ 1,221,645    $(669,845)    $(11,801)     $   539,999
Loans....................................   (4,045,087)     682,064       87,724       (3,275,299)
                                           -----------    ---------     --------      -----------
                                           $(2,823,442)   $  12,219     $ 75,923      $(2,735,300)
                                           ===========    =========     ========      ===========

                              KNS HOLDING LIMITED

                              AT FEBRUARY 28, 1999

                                             AT                                            AT
                                          JANUARY 1        CASH         EXCHANGE      SEPTEMBER 30
                                            1999           FLOW        DIFFERENCES        1999
                                         -----------    -----------    -----------    ------------
Cash at bank and in hand...............  $   765,343    $  (552,028)    $(13,702)     $   199,613
Loans..................................   (2,954,767)    (2,326,210)       5,029       (5,275,948)
                                         -----------    -----------     --------      -----------
                                         $(2,189,424)   $(2,878,238)    $ (8,673)     $(5,076,335)
                                         ===========    ===========     ========      ===========

18. RELATED PARTY TRANSACTIONS

     The group's ultimate controlling parties are the Bennett family settlements. During the year the group undertook the following transactions with Kerridge Computer Limited, a company which is controlled by the same parties as KNS Holdings Limited:

     - The group sold good and services totaling $679,229 of which a balance of $91,809 was outstanding at the period end.

     - The group bought goods and services totaling $122,695 of which a balance of $74,519 was outstanding at the period end.

     - Kerridge Computer Company Limited incurred expenditure totaling $2,189,876 on behalf of the group which has not been repaid at the period end.

     - Kerridge Computer Company Limited has charged a management charge amounting to $111,677 which was outstanding at the period end.

     - Kerridge Computer Company Limited has charged interest on the loan amounting to $336,892 which was outstanding at the period end.

     - KNS Limited has loaned Panic Systems Limited $160,083 to assist in the development of a new product. KNS Limited has charged interest of $33,310 on this loan. The loan and accrued interest are outstanding at the period end.

19. COMMITMENTS UNDER OPERATING LEASES

     At February 28, 1999 the group had annual commitments under non-cancelable operating leases as set out below:

                                                            1998                    1999
                                                     -------------------    --------------------
                                                      LAND &                 LAND &
                                                     BUILDINGS    OTHER     BUILDINGS     OTHER
                                                     ---------    ------    ---------    -------
Operating leases which expire:
  within one year..................................  $     --     $2,282    $     --     $    --
  within two to five years.........................   189,348         --     184,230      10,525
                                                     --------     ------    --------     -------
                                                     $189,348     $2,282    $184,230     $10,525
                                                     ========     ======    ========     =======

                              KNS HOLDING LIMITED

                              AT FEBRUARY 28, 1999

20. PENSION SCHEMES

     The group operates defined contribution pension schemes on behalf of the directors and employees, the assets of which are held separately from those of the group in independently administered funds. Pension costs are charged to the profit and loss account as incurred. At February 28, 1999 unpaid contributions totaled $nil.

21. DIFFERENCES BETWEEN UNITED KINGDOM AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

     The consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United Kingdom ("UK GAAP") which differ in certain respects from those generally accepted in the United States ("US GAAP"). The significant differences applicable to KNS Holdings Limited are described below.

Deferred taxation

     Under UK GAAP provision is made for deferred taxation using the liability method on short-term timing differences and all material timing differences which are not expected to continue in the future. Under US GAAP, deferred taxation is provided on a full liability basis on all temporary differences between the tax and book bases of assets and liabilities including the differences between the assigned fair values and tax bases of assets and liabilities acquired. Future tax benefits are recognized as deferred tax assets, subject to a valuation allowance to the extent that it is more likely than not that any part will be realized.

PROFIT FOR THE PERIOD

                                                    PERIOD ENDED    YEAR ENDED     9 MONTHS ENDED
                                                    FEBRUARY 28     FEBRUARY 28     SEPTEMBER 30
                                                        1998           1999             1999
                                                    ------------    -----------    --------------
                                                                                    (UNAUDITED)
Profit/(loss) for the period as reported in the
  consolidated profit and loss account under UK
  GAAP............................................     $3,858        $(62,819)        $146,774
                                                       ------        --------         --------
ADJUSTMENTS:
Deferred taxation
  Methodology.....................................      1,169              --               --
                                                       ------        --------         --------
Net income as adjusted to accord with US GAAP.....     $5,027        $(62,819)        $146,774
                                                       ======        ========         ========

                              KNS HOLDING LIMITED

                              AT FEBRUARY 28, 1999

INVESTED CAPITAL

                                                    PERIOD ENDED    YEAR ENDED     9 MONTHS ENDED
                                                    FEBRUARY 28     FEBRUARY 28     SEPTEMBER 30
                                                        1998           1999             1999
                                                    ------------    -----------    --------------
                                                                                    (UNAUDITED)
Invested capital as reported in the consolidated
  balance sheet under UK GAAP.....................    $944,021       $857,679        $1,163,373
                                                      --------       --------        ----------
ADJUSTMENTS:
Deferred taxation
  Methodology.....................................      14,069             --                --
                                                      --------       --------        ----------
Invested capital as adjusted to accord with US
  GAAP............................................    $958,090       $857,679        $1,163,373
                                                      ========       ========        ==========

REVENUE RECOGNITION

     The group recognizes revenues in accordance with American Institute of Certified Public Accountants statement of Position 97-2, Software Revenue Recognition, as amended. Accordingly, no adjustment is necessary under US GAAP.

CONSOLIDATED STATEMENT OF CASH FLOWS

     The consolidated statements of cash flows prepared under UK GAAP present substantially the same information as those required under US GAAP but they differ, however, with regard to classification of items within them and as regards the definition of cash and cash equivalents. Under UK GAAP, cash is defined as cash in hand and at bank and deposits repayable on demand less bank overdrafts. Under US GAAP, cash and cash equivalents would not include bank overdrafts but would include cash deposits repayable within three months at inception. Under UK GAAP, cash flows are presented separately for operating activities, returns on investments and servicing of finance, taxation, capital expenditure and financial investment, acquisitions, equity dividends, management of liquid resources and financing. US GAAP require only three categories of cash flow activity to be reported: operating, investing and financing. Cash flows from taxation and returns on investments and servicing of finance shown under UK GAAP would be included in the determination of cash flows from operating activities under US GAAP. Under US GAAP, the payment of dividends would be included as a financing activity and capital expenditure and financial investment and acquisitions would be included within investing activities.

     The categories of cash flow activity under US GAAP can be summarized as follows:

                                                    PERIOD ENDED    YEAR ENDED     9 MONTHS ENDED
                                                    FEBRUARY 28     FEBRUARY 28     SEPTEMBER 30
                                                        1998           1999             1999
                                                    ------------    -----------    --------------
                                                                                    (UNAUDITED)
Cash (outflow)/inflow from operating activities...   $ (62,432)      $ 712,464      $(2,262,812)
Cash outflow on investing activities..............    (346,594)       (700,245)        (615,426)
Cash inflow/(outflow) from financing activities...     959,246        (682,064)       2,326,210
                                                     ---------       ---------      -----------
Increase/(Decrease) in cash and cash
  equivalents.....................................   $ 550,220       $(669,845)     $  (552,028)
                                                     =========       =========      ===========

                              KNS HOLDING LIMITED

                              AT FEBRUARY 28, 1999

COMBINED STATEMENT OF COMPREHENSIVE INCOME

     KNS Holdings Limited has no amounts which, under US GAAP, would be reported as other comprehensive income.

CONCENTRATIONS OF CREDIT RISK

     KNS Holdings Limited did not consider there to be any significant concentration of credit risk at February 28, 1999.

FINANCIAL INSTRUMENTS

     The carrying amounts and fair values of the material financial instruments of KNS Holdings Limited which comprise cash and external borrowings, approximate their carrying amounts. KNS Holdings Limited has not utilized derivatives.

DEFERRED TAXATION

     The analysis of the deferred taxation balance under US GAAP is as follows:

                                                        PERIOD ENDED   YEAR ENDED    9 MONTHS ENDED
                                                        FEBRUARY 28    FEBRUARY 28    SEPTEMBER 30
                                                            1998          1999            1999
                                                        ------------   -----------   --------------
                                                                                      (UNAUDITED)
Deferred taxation liabilities
  Excess of book value over taxation value of fixed
     assets...........................................    $    --       $(12,959)       $(16,469)
                                                          -------       --------        --------
                                                               --        (12,959)        (16,469)
                                                          -------       --------        --------
Deferred taxation assets
  Excess of taxation value over book value of fixed
     assets...........................................     14,069             --              --
                                                          -------       --------        --------
                                                           14,069             --              --
                                                          -------       --------        --------
Net deferred taxation asset/(liability)...............    $14,069       $(12,959)       $(16,469)
                                                          =======       ========        ========

                            VERTICAL SOFTWARE, INC.

                              FINANCIAL STATEMENTS

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders of
Vertical Software, Inc.

     We have audited the accompanying balance sheets of Vertical Software, Inc. as of December 31, 1996, 1997 and 1998, and the related statements of operations, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Vertical Software, Inc. at December 31, 1996, 1997 and 1998, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

                                          /s/ ERNST & YOUNG LLP

McLean, Virginia
January 7, 2000

                            VERTICAL SOFTWARE, INC.

                                 BALANCE SHEETS

                                                         DECEMBER 31,
                                             ------------------------------------   SEPTEMBER 30,
                                                1996         1997         1998          1999
                                             ----------   ----------   ----------   -------------
                                                                                     (UNAUDITED)
ASSETS
Current assets:
  Cash.....................................  $  244,541   $  397,400   $  206,178    $  260,080
  Accounts receivable:
     Trade.................................     573,180      603,912    1,693,700     2,038,350
     Related party.........................          --           --       51,056         6,286
  Inventory................................     185,818       76,285      270,424       230,896
  Employee advances and prepaid expenses...      13,130       13,552       12,092        20,552
                                             ----------   ----------   ----------    ----------
Total current assets.......................   1,016,669    1,091,149    2,233,450     2,556,164
Property and equipment, net................     105,184      105,481      157,193       154,403
Other asset................................       5,547        5,547        5,547         5,547
                                             ----------   ----------   ----------    ----------
          Total assets.....................  $1,127,400   $1,202,177   $2,396,190    $2,716,114
                                             ==========   ==========   ==========    ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Demand note payable......................  $  245,000   $       --   $       --    $       --
  Accounts payable:
     Trade.................................     407,187      139,882      526,443       623,274
     Related party.........................          --           --       17,395        12,111
  Accrued expenses.........................      67,215      109,407      241,675       289,487
  Customer deposits........................      28,123      110,916      148,026       143,944
  Deferred revenue.........................     101,906      204,132      381,710       262,380
  Demand notes payable -- related
     parties...............................      94,359       92,957      201,623       116,622
                                             ----------   ----------   ----------    ----------
       Total current liabilities...........     943,790      657,294    1,516,872     1,447,818
STOCKHOLDERS' EQUITY:
  Common stock -- $1 par value, 100,000
     shares authorized, 102 shares issued
     and outstanding.......................         102          102          102           102
  Additional paid-in capital...............         898          898          898           898
  Retained earnings........................     182,610      543,883      878,318     1,267,296
                                             ----------   ----------   ----------    ----------
       Total stockholders' equity..........     183,610      544,883      879,318     1,268,296
                                             ----------   ----------   ----------    ----------
       Total liabilities and stockholders'
          equity...........................  $1,127,400   $1,202,177   $2,396,190    $2,716,114
                                             ==========   ==========   ==========    ==========

See accompanying notes.

                            VERTICAL SOFTWARE, INC.

                            STATEMENTS OF OPERATIONS

                                                                                     NINE MONTHS
                                                       DECEMBER 31,                     ENDED
                                          --------------------------------------    SEPTEMBER 30,
                                             1996          1997          1998           1999
                                          ----------    ----------    ----------    -------------
                                                                                     (UNAUDITED)
Net revenues:
  Equipment sales.......................  $2,445,747    $3,220,679    $6,774,585     $5,833,290
  Installation, services, and other
     fees...............................     925,199     1,897,846     3,014,287      3,624,332
                                          ----------    ----------    ----------     ----------
     Total net revenues.................   3,370,946     5,118,525     9,788,872      9,457,622
Costs and expenses:
  Costs of equipment sales..............   1,966,537     2,501,350     5,382,931      4,695,712
  Costs of services and other fees......      72,609       167,753       246,964        243,216
  Sales and marketing...................     177,666       192,573       360,156        516,672
  General and administrative............     933,170     1,406,058     2,499,222      2,720,098
  Depreciation..........................      27,582        31,323        37,737         30,052
                                          ----------    ----------    ----------     ----------
     Total costs and expenses...........   3,177,564     4,299,057     8,527,010      8,205,750
                                          ----------    ----------    ----------     ----------
Income from operations..................     193,382       819,468     1,261,862      1,251,872
Other expense:
  Loss on disposal of equipment.........      (3,348)       (5,073)      (11,115)          (242)
  Interest income (expense), net........     (28,975)       (3,818)       15,888         (5,152)
                                          ----------    ----------    ----------     ----------
                                             (32,323)       (8,891)        4,773         (5,394)
                                          ----------    ----------    ----------     ----------
Net income..............................  $  161,059    $  810,577    $1,266,635     $1,246,478
                                          ==========    ==========    ==========     ==========
Unaudited pro forma information:
  Pro forma income tax expense..........  $   62,274    $  313,353    $  482,601     $  479,844
                                          ==========    ==========    ==========     ==========
  Pro forma net income..................  $   98,785    $  497,224    $  784,034     $  766,634
                                          ==========    ==========    ==========     ==========

See accompanying notes.

                            VERTICAL SOFTWARE, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                                       ADDITIONAL     RETAINED         TOTAL
                                             COMMON     PAID-IN       EARNINGS     STOCKHOLDERS'
                                             STOCK      CAPITAL      (DEFICIT)        EQUITY
                                             ------    ----------    ----------    -------------
Balance, December 31, 1995.................   $102        $898       $   79,551     $   80,551
  Net income...............................     --          --          161,059        161,059
  Distributions............................     --          --          (58,000)       (58,000)
                                              ----        ----       ----------     ----------
Balance, December 31, 1996.................    102         898          182,610        183,610
  Net income...............................     --          --          810,577        810,577
  Distributions............................     --          --         (449,304)      (449,304)
                                              ----        ----       ----------     ----------
Balance, December 31, 1997.................    102         898          543,883        544,883
  Net income...............................     --          --        1,266,635      1,266,635
  Distributions............................     --          --         (932,200)      (932,200)
                                              ----        ----       ----------     ----------
Balance, December 31, 1998.................    102         898          878,318        879,318
  Net income (Unaudited)...................     --          --        1,246,478      1,246,478
  Distributions (Unaudited)................     --          --         (857,500)      (857,500)
                                              ----        ----       ----------     ----------
Balance, September 30, 1999
  (Unaudited)..............................   $102        $898       $1,267,296     $1,268,296
                                              ====        ====       ==========     ==========

See accompanying notes.

                            VERTICAL SOFTWARE, INC.

                            STATEMENTS OF CASH FLOWS

                                                                                       NINE MONTHS
                                                      YEAR ENDED DECEMBER 31,             ENDED
                                                -----------------------------------   SEPTEMBER 30,
                                                  1996        1997         1998           1999
                                                ---------   ---------   -----------   -------------
                                                                                       (UNAUDITED)
OPERATING ACTIVITIES
Net income....................................  $ 161,059   $ 810,577   $ 1,266,635    $1,246,478
Adjustments to reconcile net income to net
  cash provided by operating activities:
  Depreciation................................     27,582      31,323        37,737        30,052
  Loss on disposal of equipment...............      3,348       5,073        11,115           242
  Changes in operating assets and liabilities:
     Accounts receivable -- trade.............   (254,132)    (30,732)   (1,089,788)     (344,650)
     Accounts receivable -- related party.....         --          --       (51,056)       44,770
     Inventory................................   (149,181)    109,533      (194,139)       39,528
     Employee advances and prepaid expenses...     (2,165)       (422)        1,460        (8,460)
     Accounts payable -- trade................    347,870    (267,305)      386,561        96,831
     Accounts payable -- related party........         --          --        17,395        (5,284)
     Accrued expenses.........................     32,949      42,192       132,268        47,812
     Customer deposits........................     24,750      82,793        37,110        (4,082)
     Deferred revenue.........................     69,583     102,226       177,578      (119,330)
                                                ---------   ---------   -----------    ----------
       Net cash provided by operating
          activities..........................    261,663     885,258       732,876     1,023,907
INVESTING ACTIVITIES
Proceeds from sale of equipment...............         --          --           818            --
Purchases of property and equipment...........    (35,994)    (36,693)     (101,382)      (27,504)
                                                ---------   ---------   -----------    ----------
Net cash used in investing activities.........    (35,994)    (36,693)     (100,564)      (27,504)
FINANCING ACTIVITIES
Net borrowings (repayments) on credit line....     40,000    (245,000)           --            --
Proceeds from issuance of demand notes
  payable -- related parties..................     24,254      42,863       184,045            --
Payments on demand notes payable -- related
  parties.....................................         --     (44,265)      (75,379)      (85,001)
Distributions to stockholders'................    (58,000)   (449,304)     (932,200)     (857,500)
                                                ---------   ---------   -----------    ----------
Net cash provided by (used in) financing
  activities..................................      6,254    (695,706)     (823,534)     (942,501)
                                                ---------   ---------   -----------    ----------
Net increase (decrease) in cash...............    231,923     152,859      (191,222)       53,902
Cash at beginning of period...................     12,618     244,541       397,400       206,178
                                                ---------   ---------   -----------    ----------
Cash at end of period.........................  $ 244,541   $ 397,400   $   206,178    $  260,080
                                                =========   =========   ===========    ==========
SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid for interest........................  $   5,000   $  13,000   $     8,000    $   13,000
                                                =========   =========   ===========    ==========

See accompanying notes.

                            VERTICAL SOFTWARE, INC.

                         NOTES TO FINANCIAL STATEMENTS

 1. ORGANIZATION

     Vertical Software, Inc. (the "Company") is a regional provider of system integration and information technology services. The Company was incorporated in 1989 under the laws of the State of Maryland. The Company expects to continue to focus on increasing its client base in Maryland, Virginia and Washington, D.C. and expand into the southern states market.

 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

INVENTORIES

     Inventories consist primarily of computer equipment purchased for specific contracts and are carried at the lower of cost or market. Cost of inventories purchased for contracts is determined on a specific identification basis. Inventory also consists of computer equipment frequently used in fulfilling installation contracts. These items are carried at the lower of cost or market, under the first in first out method (FIFO).

PROPERTY AND EQUIPMENT

     Property and equipment are recorded at cost. Depreciation is calculated over the estimated useful lives of the assets ranging between five and seven years for furniture and equipment and three years for computer software. Maintenance and repairs are charged to expense as incurred and the costs of improvements that extend the useful lives of assets are capitalized.

UNAUDITED FINANCIAL INFORMATION

     All disclosures and balances pertaining to the nine months ended September 30, 1999 in the accompanying footnotes are unaudited.

IMPAIRMENT OF LONG-LIVED ASSETS

     The Company reviews the recoverability of long-lived assets whenever events or changes in circumstances indicate that the carrying value of such assets may not be recoverable. If the expected future cash flows from the use of such assets (undiscounted and without interest charges) are less than the carrying value, the Company's policy is to record a write-down that is determined based on the difference between the carrying value of the asset and its estimated fair value.

REVENUE RECOGNITION AND COST OF REVENUE

     The Company recognizes equipment and software sales at the time of shipment and installation revenue on a time-and-material basis based upon time (at established rates) and direct costs as incurred. The Company also offers maintenance contracts for technical support services that are generally paid for in

                            VERTICAL SOFTWARE, INC.

advance by customers. The Company defers recognition of revenue on these advance payments and amortizes amounts as services are provided. The Company writes off uncollectible accounts for customers who are provided credit terms based on specific identification.

     Costs of revenues consist primarily of computer equipment, software, and labor costs inherent in the provision of network and Internet integration and infrastructures services.

ADVERTISING COSTS

     Advertising and promotion costs are expensed as incurred. For the years ended December 31, 1996, 1997, and 1998 advertising and promotion costs were $1,016, $12,788, and $56,845, respectively. For the nine months ended September 30, 1999, advertising and promotion costs were $65,910.

INCOME TAXES

     Historically, the Company has elected, by the consent of its stockholders, to be taxed under the provisions of Subchapter S of the Internal Revenue Code (the "Code"). Under provisions of the Code, the stockholders include the Company's corporate income in their personal income tax returns. The Company has elected to be treated under similar provisions for state income tax reporting purposes. Accordingly, the Company was not subject to federal and state corporate income taxes during the period for which it was an S Corporation.

FAIR VALUE OF FINANCIAL INSTRUMENTS AND CONCENTRATION OF CREDIT RISK

     The carrying value of cash, accounts receivable, accounts payable and accrued expenses approximates their fair value based on the liquidity of these financial instruments or based on their short-term nature.

     Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and accounts receivable. The Company places its cash with its principal bank, which is a high credit quality financial institution. Accounts receivable are subject to credit limits, ongoing credit evaluations and account monitoring procedures to minimize the risk of loss. In certain instances, customer deposits are obtained which would also reduce the risk of loss. Collateral is generally not required. During the years ended December 31, 1996, 1997 and 1998, and the nine months ended September 30, 1999, four of the Company's clients comprised approximately 35%, 34%, 39%, and 30%, respectively of total revenue.

SOURCES OF SUPPLIES

     The Company relies on computer and computer equipment distributors to provide computer hardware, software and supplies. Although management believes alternative suppliers could be found in a timely manner, any disruption of these services could have an adverse effect on operating results. In addition, if the suppliers are unable to meet the Company's needs as its business and market share grow, then delays and increased costs in the expansion of the Company's integration and information technology solutions service could potentially result in an adverse effect on the Company's operating results.

RECENT PRONOUNCEMENTS

     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130 ("Statement No. 130"), Comprehensive Income, which was required to be adopted in the year ended December 31, 1998. Statement No. 130 requires that an enterprise (a) classify items of other comprehensive income by their nature in the financial statements, and (b) display the accumulated

                            VERTICAL SOFTWARE, INC.

balance of other comprehensive income separately from retained earnings and additional paid-in capital in the Statement of Stockholders' Equity. The adoption of Statement No. 130 did not have any effect on the Company's financial statements as the Company does not have any elements of comprehensive income.

     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131 ("Statement No. 131"), Disclosures about Segments of an Enterprise and Related Information, which was required to be adopted for the year ended December 31, 1998. Statement No. 131 changes the way public companies report segment information in annual financial statements and also requires those companies to report selected segment information in interim financial reports to stockholders. The Company has only one reportable segment, system integration and information technology services.

 3. PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:

                                                        DECEMBER 31,
                                              --------------------------------    SEPTEMBER 30,
                                                1996        1997        1998          1999
                                              --------    --------    --------    -------------
Furniture, fixtures, and office equipment...  $131,784    $152,017    $204,804      $229,336
Vehicles....................................    23,339      23,339      50,308        50,308
Other.......................................     6,173       5,165       4,874         6,928
                                              --------    --------    --------      --------
                                               161,296     180,521     259,986       286,572
Less accumulated depreciation...............    56,112      75,040     102,793       132,169
                                              --------    --------    --------      --------
                                              $105,184    $105,481    $157,193      $154,403
                                              ========    ========    ========      ========

 4. ACCRUED EXPENSES

     Accrued expenses consist of the following

                                                        DECEMBER 31,
                                               -------------------------------    SEPTEMBER 30,
                                                1996        1997        1998          1999
                                               -------    --------    --------    -------------
Payroll and related costs....................  $40,665    $ 89,225    $176,505      $225,912
Sales tax payable............................   21,273          --      38,072        34,032
Employee benefits payable....................    5,277      20,182      27,098        29,543
                                               -------    --------    --------      --------
  Total accrued expenses.....................  $67,215    $109,407    $241,675      $289,487
                                               =======    ========    ========      ========

 5. RELATED PARTY TRANSACTIONS

     Commencing in 1998, the Company is reimbursed monthly from a commonly owned affiliate for payroll and benefits provided to its employees by Vertical Software, Inc. Amounts received from the related party were $37,675 and $167,777 for the year ended December 31, 1998 and for the nine months ended September 30, 1999, respectively, and were netted against the related expenses. The Company discontinued these activities with the affiliate effective January 1, 2000. The Company also purchases computer software, for resale, from this affiliate.

     During August of 1999, the Company entered into a month to month agreement with a party related by common ownership, for travel services. The agreement terms require monthly reimbursements of $1,000 for the Company's portion of expenses.

                            VERTICAL SOFTWARE, INC.

     The Company also has $94,359, $92,957, $201,623, and $116,622 of unsecured demand notes payable to related parties at December 31, 1996, 1997, 1998, and at September 30, 1999, respectively. These notes bear interest in a range of 7 1/2% to 8%, per annum. Interest expense related to the notes was $7,850, $9,834, $8,344, and $19,583 for the years ended December 31, 1996, 1997, and 1998, and for the nine months ended September 30, 1999, respectively.

 6. DEMAND NOTES PAYABLE

     The Company maintains a $1 million ($520,000 at December 31, 1998) line of credit with its principal bank. Borrowings against the line bear interest at 9 1/2% per annum. The line is secured by accounts receivable and inventory and is personally guaranteed by the Company's stockholders. At December 31, 1996 $245,000 was outstanding against the line of credit. No borrowings related to this line of credit were outstanding as of December 31, 1997, 1998, and September 30, 1999.

     During 1998, the Company also maintained a $275,000 line of credit with a financial service corporation. This borrowing arrangement is secured by a second collateral position in the Company's accounts receivable and inventory and is used to make significant inventory purchases for contracts. No borrowings related to this line of credit were outstanding as of December 31, 1997, 1998, and September 30, 1999.

 7. RETIREMENT PLAN

     The Company maintains a defined contribution pension plan covering substantially all employees. Under this plan, participants may elect to defer a portion of their wages subject to the annual limitations imposed by section 402 of the Internal Revenue Code. Matching and profit sharing contributions to the plan are made at the discretion of the Board of Directors. Matching contributions, charged to expense, for the years ended December 31, 1996, 1997 and 1998 were $5,277, $15,945 and $28,051, respectively. No contributions were made to this plan during the nine months ended September 30, 1999.

     Effective June 1, 1999, the Company adopted a qualified 401(k) profit sharing plan for substantially all employees. Under this plan, participants can elect to contribute a portion of their compensation, subject to limitations imposed by the Internal Revenue Code, to the plan. The Company may make annual discretionary matching and qualified non-elective contributions to the plan. Matching 401(k) plan contributions, charged to expense, for the nine months ended September 30, 1999, were $37,778.

     The Company intends to make all future contributions to the 401K profit sharing plan and discontinue payments to the defined contribution pension plan.

 8. COMMITMENTS AND CONTINGENCIES

     The Company leases its office space under a non-cancelable operating lease that expires on February 28, 2000. Rent expense was $68,266, $70,280 and $96,919 for the years ended December 31, 1996, 1997 and 1998, respectively. During 1999, the Company entered into two operating leases for office space in Virginia. These leases require monthly rentals of $1,537 and expire through October 2001. The Company has also entered into a new operating lease for its Maryland offices commencing March 1, 2000

                            VERTICAL SOFTWARE, INC.

through February 28, 2010. This lease requires initial monthly rentals of $14,720 that increase 3% each year. Future minimum lease payments under all leases are:

1999.....................................................  $  107,118
2000.....................................................     181,056
2001.....................................................     190,476
2002.....................................................     186,472
2003.....................................................     192,072
Thereafter...............................................   1,515,890
                                                           ----------
  Total..................................................  $2,373,084
                                                           ==========

 9. INCOME TAX

     Upon consummation of an agreement to sell the outstanding stock of the Company to FutureLink Corp. and FutureLink Maryland Acquisition Corp. (collectively "FutureLink"), the Company's status as an S Corporation under the Code will automatically terminate and normal Federal and state corporate income tax rates will apply.

     On a pro forma basis (unaudited), assuming the Company's status as an S corporation terminated as of December 31, 1995, the Company would have had pro forma federal and state income tax expense of $62,274, $313,353, $482,601, and $479,844 for the years ended 1996, 1997 and 1998, and for the nine months ended September 30, 1999, respectively. The Company would have had pro forma net deferred tax liabilities of approximately $10,000, $46,000, $91,000, and $141,000 at December 31, 1996, 1997, 1998, and September 30, 1999, respectively.

10. SUBSEQUENT EVENTS

     The Company's stockholders have entered into an agreement to sell their shares of capital stock in the Company to FutureLink. The Company's stockholders will exchange their shares in the Company for cash and shares of common stock of FutureLink. Upon consummation of the agreement, FutureLink will become the sole stockholder of the Company. The related party unsecured demand note payable as described in Note 5 will be paid upon consummation of the merger discussed above.

                             MICROLAN SYSTEMS, INC.
                          DBA MADISON TECHNOLOGY GROUP

                              FINANCIAL STATEMENTS

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
Microlan Systems, Inc.
"DBA" Madison Technology Group
New York, New York

     We have audited the accompanying balance sheets of Microlan Systems, Inc. "DBA" Madison Technology Group as of December 31, 1998 and 1997 and the related statement of income, shareholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We have conducted our audits in accordance with generally accepted audited standards. These standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatements. Our audits include examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our audits also include assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Microlan Systems Inc. "DBA" Madison Technology Group as of December 31, 1998 and 1997, and the results of its operations and cash flows for the years then ended in conformity with generally accepted accounting principles.

                                                   JOEL E. SAMMET & CO.
                                               Certified Public Accountants
New York, New York
January 18, 2000

                             MICROLAN SYSTEMS, INC.
                         "DBA" MADISON TECHNOLOGY GROUP

                                 BALANCE SHEETS
                           DECEMBER 31, 1998 AND 1997

                                                                 1998          1997
                                                              ----------    ----------
ASSETS
Current Assets
  Cash and cash equivalents (Note 3)........................  $   53,572    $   29,159
  Accounts receivable, less allowance for doubtful accounts
     of $40,149 in 1998 (Note 2)............................   1,964,688     2,373,507
  Inventory -- at cost (Note 2).............................     278,747        59,415
  Due from related parties..................................      16,204         4,116
  Other current assets......................................       6,789           487
                                                              ----------    ----------
     Total Current Assets...................................   2,320,000     2,466,684
                                                              ----------    ----------
Property and Other Assets
  Property and equipment (net of accumulated depreciation of
     $177,647 and $108,510).................................     238,509       241,653
  Other assets..............................................      30,000        40,000
                                                              ----------    ----------
     Total Property, Equipment and Other Assets.............     268,509       281,653
                                                              ----------    ----------
          Total Assets......................................  $2,588,509    $2,748,337
                                                              ==========    ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
  Cash overdraft............................................  $        0    $   42,832
  Line of credit (Note 4)...................................     950,000       750,000
  Loans payable -- due to related parties (Note 5)..........     150,000       240,539
  Accounts payable..........................................     742,755     1,037,712
  Accrued purchases and expenses............................     390,000       184,744
  Other current liabilities.................................           0        86,506
                                                              ----------    ----------
     Total Current Liabilities..............................   2,232,755     2,342,333
                                                              ----------    ----------
Shareholders' Equity
  Capital stock, 500 shares authorized, 50 shares issued and
     outstanding............................................      20,863        20,863
  Retained earnings.........................................     334,891       385,141
                                                              ----------    ----------
     Total Shareholders' Equity.............................     355,754       406,004
                                                              ----------    ----------
          Total Liabilities and Shareholders' Equity........  $2,588,509    $2,748,337
                                                              ==========    ==========

See the Accompanying Independent Auditor's Report and Notes to Financial Statements.

                             MICROLAN SYSTEMS, INC.
                         "DBA" MADISON TECHNOLOGY GROUP

                              STATEMENTS OF INCOME
                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997

                                                                 1998          1997
                                                              ----------    ----------
Revenue.....................................................  $5,798,124    $6,204,711
Cost of sales...............................................   2,619,991     3,254,848
Cost of service and delivery................................   1,290,483     1,060,304
Selling, general and administrative expenses................   1,779,576     1,663,296
                                                              ----------    ----------
Income from operations......................................     108,074       226,263
Interest income.............................................       1,947         1,383
Interest expense............................................      99,521        52,922
                                                              ----------    ----------
Income before income taxes..................................      10,500       174,724
Provision for State and City taxes..........................       7,581        14,088
                                                              ----------    ----------
Net Income..................................................  $    2,919    $  160,636
                                                              ==========    ==========

See the Accompanying Independent Auditor's Report and Notes to Financial Statements.

                             MICROLAN SYSTEMS, INC.
                         "DBA" MADISON TECHNOLOGY GROUP

                       STATEMENTS OF STOCKHOLDERS' EQUITY
                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997

                                                       COMMON STOCK
                                                     -----------------    RETAINED
                                                     SHARES    AMOUNT     EARNINGS     TOTAL
                                                     ------    -------    --------    --------
Balances as of December 31, 1996...................    50      $20,863    $283,725    $304,588
Net income.........................................                        160,636     160,636
Distribution to shareholders.......................                        (59,220)    (59,220)
                                                       --      -------    --------    --------
Balances as of December 31, 1997...................    50       20,863     385,141     406,004
Net income.........................................                          2,919       2,919
Distribution to shareholders.......................                        (53,169)    (53,169)
                                                       --      -------    --------    --------
Balances as of December 31, 1998...................    50      $20,863    $334,891    $355,754
                                                       ==      =======    ========    ========

See the Accompanying Independent Auditor's Report and Notes to Financial Statements.

                             MICROLAN SYSTEMS, INC.
                         "DBA" MADISON TECHNOLOGY GROUP

                            STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997

                                                                1998          1997
                                                              ---------    -----------
Cash Flows From Operating Activities:
  Net income................................................  $   2,919    $   160,636
  Adjustments to reconcile net income to net cash provided
     (used) by operating activities:
     Provision for losses on accounts receivable............     40,149              0
     Depreciation...........................................     69,137         51,546
     (Increase) decrease in operating assets:
       Inventory............................................   (219,332)       315,207
       Accounts receivable..................................    368,670     (1,051,114)
       Due from related parties.............................    (12,088)             0
       Other current assets.................................      3,698          7,425
     Increase (decrease) in operating liabilities:
       Accounts payable.....................................   (294,957)       (19,204)
     Accrued purchases and expenses.........................    205,256        120,368
       Other current liabilities............................    (86,506)       (75,350)
                                                              ---------    -----------
          Net Cash Provided (Used) by Operating
            Activities......................................     76,946       (490,486)
                                                              ---------    -----------
Cash Flows (Used by) Investing Activities:
  Purchase of computers, office equipment and leasehold
     improvements...........................................    (65,993)      (256,798)
                                                              ---------    -----------
Cash Flows From (Used in) Financing Activities:
  Proceeds from line of credit..............................  $ 200,000    $   500,000
  Proceeds (payments) of loans from shareholders and related
     party..................................................    (90,539)       240,539
  Distributions to shareholders.............................    (53,169)       (59,220)
                                                              ---------    -----------
          Net Cash Provided by Financing Activities.........     56,292        681,319
                                                              ---------    -----------
Net increase (decrease) in cash.............................     67,245        (65,965)
Cash at January 1, 1998 and 1997............................    (13,673)        52,292
                                                              ---------    -----------
Cash at December 31, 1998 and 1997..........................  $  53,572    $   (13,673)
                                                              =========    ===========

Cash paid for income taxes for the years ended December 31, 1998 and 1997 was $14,325 and $9,932, respectively. Cash paid for interest for the years ended December 31, 1998 and 1997 was $96,978 and $41,149, respectively.

See the Accompanying Independent Auditor's Report and Notes to Financial Statements.

                             MICROLAN SYSTEMS, INC.
                         "DBA" MADISON TECHNOLOGY GROUP

                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1998 AND 1997

NOTE 1 -- NATURE OF BUSINESS

     Microlan Systems, Inc. doing business as Madison Technology Group (the "Company") installs, services and provides consultant, design and integration services for computer hardware systems, software systems and networks. The Company is an authorized dealer for Novell, Microsoft, Citrix, Cisco and various other major companies.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

     Revenue is recognized when products are shipped and training revenue is recognized when performed. Income from service contracts is recognized over the life of the contract on a pro rata basis. Losses on returns and contract costs are recorded when they occur.

Inventory

     Inventory consists primarily of hardware and software products and other related parts. It is valued at the lower of cost or market on a first-in, first-out basis. Market is current selling price.

Property and Equipment

     Property and equipment are recorded at cost. The Company provides for depreciation by charges to operations based upon estimated useful lives of the assets using the straight-line method. Maintenance and repair costs are charged to expense when incurred.

Allowance for Doubtful Accounts

     The Company reflects accounts receivable at net realizable value. There is an allowance for doubtful accounts at December 31, 1998 of $40,149. There is no allowance for doubtful accounts at December 31, 1997.

Income Taxes

     The Company has elected under the Internal Revenue Service Code to be taxed as an S corporation which is also effective for state tax purposes. In lieu of corporate income taxes, the shareholders of an S corporation are taxed on their proportionate share of the company's taxable income. Therefore, no provision or liability for federal income tax has been included in the financial statements. However, state

               See the Accompanying Independent Auditor's Report.

                             MICROLAN SYSTEMS, INC.
                         "DBA" MADISON TECHNOLOGY GROUP

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                           DECEMBER 31, 1998 AND 1997

and city taxes calculated at the greater of minimum, regular or alternative tax methods have been provided for in the financial statements.

Deferred Service Contract Income

     The Company sells service contracts which may cover a period of time of one year or more. At December 31, 1997 several service contracts were prepaid. Management determines deferred service contract income based upon the contract period.

NOTE 3 -- CASH AND CASH EQUIVALENTS

     Cash and cash equivalents include a certificate of deposit which represents an investment in a three month certificate of deposit, which is being held as collateral pursuant to the Company's line of credit arrangement (Note 4). The investment is shown at cost. At December 31, 1998 and 1997, the Company held a certificate of deposit of $30,538 and $29,159, respectively.

NOTE 4 -- LINE OF CREDIT

     The Company has a line of credit with a bank, which is in the form of a time secured loan maturing March 18, 1999. The loan is secured by eligible accounts receivable and a certificate of deposit held with the bank (see Note
3). The Company can borrow up to 70% of eligible accounts receivable (outstanding 90 days or less) up to $1,000,000 and $750,000 at December 31, 1998 and 1997, respectively. Interest is payable monthly at 1.50% over the bank's prime rate which amounted to 10.00% and 9.25% at December 31, 1998 and 1997, respectively. As of December 31, 1998 and 1997, outstanding borrowings under the line of credit are $950,000 and $750,000, respectively. Loans payable to shareholders are subordinated to this time secured loan.

NOTE 5 -- LOANS PAYABLE -- RELATED PARTIES

     Loans payable to shareholders and related party consists of borrowings for working capital purposes and are summarized as follows:

                                                             DECEMBER 31,
                                                         --------------------
                                                           1998        1997
                                                         --------    --------
Shareholders...........................................  $150,000    $132,703
Related Party..........................................         0     107,836
                                                         --------    --------
                                                         $150,000    $240,539
                                                         ========    ========

     Loans payable to shareholders are unsecured and bear interest at a rate of 8.5%. A loan payable to the father of the shareholders of the Company was also unsecured and bore interest at a rate of 10%. This loan was paid back in 1998. Loans payable to shareholders are subordinated to the bank line of credit.

               See the Accompanying Independent Auditor's Report.

                             MICROLAN SYSTEMS, INC.
                         "DBA" MADISON TECHNOLOGY GROUP

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                           DECEMBER 31, 1998 AND 1997

NOTE 6 -- RELATED PARTY TRANSACTIONS

     During 1998 and 1997, the Company had transactions with affiliated companies, Madison Consulting Resources, Inc., a Company which is owned by the father of the shareholders of the Company and Madison Consulting Resources NJ, Inc. During 1998, the Company shared office space with these affiliated companies, and charged overhead, primarily for rent and shared administrative salaries.

     Following is a summary of transactions and balances with these affiliated companies for 1998 and 1997:

                                                                1998       1997
                                                              --------    -------
Sales.......................................................  $435,558    $80,732
                                                              ========    =======
Accounts receivable (included in the accompanying balance
  sheets)...................................................  $ 72,102    $80,732
                                                              ========    =======
Due from affiliated company (included in the accompanying
  balance sheets)...........................................  $ 16,204    $ 4,116
                                                              ========    =======
Overhead charged (included as a reduction to general and
  administrative expenses)
Madison Consulting Resources, Inc...........................  $202,912
Madison Consulting Resources NJ, Inc........................    15,291
                                                              --------    -------
                                                              $218,203    $     0
                                                              ========    =======

NOTE 7 -- LEASES

     The Company leases office space under an operating lease expiring in 2007. Total rental expense recorded in the financial statements under this office lease was $130,953 and $ 41,067 for 1998 and 1997, respectively.

     Future minimum rental payments at December 31, 1998, under this operating lease is as follows:

Year ended December 31,
  1999...................................................  $  148,800
  2000...................................................     148,800
  2001...................................................     148,800
  2002...................................................     148,800
  2003...................................................     148,800
  Thereafter.............................................     499,100
                                                           ----------
                                                           $1,243,100
                                                           ==========

               See the Accompanying Independent Auditor's Report.

                             MICROLAN SYSTEMS, INC.
                         "DBA" MADISON TECHNOLOGY GROUP

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                           DECEMBER 31, 1998 AND 1997

NOTE 8 -- INCOME TAXES

     Income tax expense for the years ended December 31, 1998 and 1997 is comprised of the following:

                                                             1998      1997
                                                            ------    -------
New York State Franchise tax..............................  $  325    $   325
New York City corporation tax.............................   7,256     13,763
                                                            ------    -------
                                                            $7,581    $14,088
                                                            ======    =======

NOTE 9 -- PENSION PLAN

     The Company has adopted a qualified pension plan (the "Plan") under provisions of Section 401(k) of the Internal Revenue Code. Under the provisions of the Plan, each participant is able to defer a percentage of his compensation up to statutory maximums. The plan is administered by a professional retirement plan consulting firm and assets are held in trust in mutual funds run by a major insurance company. The Company has not made any contributions to the Plan for the years ending December 31, 1998 and 1997, respectively.

NOTE 10 -- CONCENTRATION OF CREDIT RISK

     Financial instruments, which potentially subject the Company to concentration of credit risk, consist principally of cash and cash equivalents and trade receivables. The Company places its cash with federally insured financial institutions and as of December 31, 1998 and 1997, the Company's balances do not exceed federally insured limits. Fair value of these financial instruments approximates their carrying values.

     Trade receivables are primarily short-term receivables which arise in the normal course of business. The Company generally does not require collateral, and all of its trade receivables are unsecured. At December 31, 1997, the Company had one customer which had an accounts receivable balance of approximately 30% of the total accounts receivable balance. There were no other customers that individually had accounts receivable balances exceeding 10% of the total accounts receivable balance for the years ended December 31, 1998 and 1997, respectively.

                     INDEPENDENT ACCOUNTANT'S REVIEW REPORT

To the Board of Directors
Microlan Systems, Inc.
"DBA" Madison Technology Group
New York, New York

     We have reviewed the accompanying balance sheet of Microlan Systems, Inc. "DBA" Madison Technology Group as of September 30, 1999 and 1998 and the related statement of income, retained earnings and cash flows for the nine months then ended, in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants. All information included in these financial statements is the representation of the management of Microlan Systems, Inc. "DBA" Madison Technology Group.

     A review consists principally of inquiries of company personnel and analytical procedures applied to financial data. It is substantially less in scope than an audit in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

     Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements in order for them to be in conformity with generally accepted accounting principles.

     Our review was made for the purpose of expressing limited assurance that there are no material modifications that should be made to the financial statements in order for them to be in conformity with generally accepted accounting principles.

                                                   JOEL E. SAMMET & CO.
                                               Certified Public Accountants

New York, New York
January 27, 2000

                             MICROLAN SYSTEMS, INC.
                         "DBA" MADISON TECHNOLOGY GROUP

                                 BALANCE SHEETS
                          SEPTEMBER 30, 1999 AND 1998

                                                                 1999          1998
                                                              ----------    ----------
ASSETS
Current Assets
  Cash and cash equivalents (Note 3)........................  $   67,090    $   46,159
  Accounts receivable (Net of allowance for doubtful
     accounts of $105,149 at September 30, 1999)............   4,158,944     1,799,683
  Inventory (Note 2)........................................     433,976       288,402
  Other current assets......................................       3,000        24,070
                                                              ----------    ----------
     Total Current Assets...................................   4,663,010     2,158,314
                                                              ----------    ----------
Fixed and Other Assets (Note 2)
  Property and equipment (net of accumulated depreciation of
     $228,597 and $176,999).................................     292,267       223,421
  Other assets..............................................      51,263        40,000
                                                              ----------    ----------
     Total Fixed and Other Assets...........................     343,530       263,421
                                                              ----------    ----------
     Total Assets...........................................  $5,006,540    $2,421,735
                                                              ==========    ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
  Notes payable -- Merchants Bank (Note 4)..................  $1,450,000    $  880,000
  Loans payable -- due to related parties (Note 5)..........     150,000       150,000
  Accounts payable..........................................   1,673,203       704,469
  Accrued purchases and expenses............................     951,449       300,330
  Other current liabilities (Note 2)........................     128,683        40,391
                                                              ----------    ----------
     Total Current Liabilities..............................   4,353,335     2,075,190
Shareholders' Equity
  Capital stock, 500 shares authorized 50 shares issued and
     outstanding............................................      20,863        20,863
  Retained earnings.........................................     632,342       325,682
                                                              ----------    ----------
     Total Shareholders' Equity.............................     653,205       346,545
                                                              ----------    ----------
     Total Liabilities and Shareholders' Equity.............  $5,006,540    $2,421,735
                                                              ==========    ==========

See Accompanying Accountant's Review Report and Notes to Financial Statements.

                             MICROLAN SYSTEMS, INC.
                         "DBA" MADISON TECHNOLOGY GROUP

                              STATEMENTS OF INCOME
             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998

                                                                 1999          1998
                                                              ----------    ----------
Revenue.....................................................  $9,179,522    $4,003,267
Cost of hardware and software...............................   5,533,680     1,660,417
Cost of service and delivery................................   1,189,435       980,045
Selling, general and administrative expenses................   2,054,383     1,288,714
Operating income before interest income (expenses) and
  taxes.....................................................     402,024        74,091
Interest income.............................................         910         1,082
Interest expense............................................     (82,001)      (74,255)
                                                              ----------    ----------
Net income before taxes.....................................     320,933           918
Provision for State and City taxes (Note 7).................      23,484             0
                                                              ----------    ----------
Net Income..................................................  $  297,449    $      918
                                                              ==========    ==========

See Accompanying Accountant's Review Report and Notes to Financial Statements.

                             MICROLAN SYSTEMS, INC.
                         "DBA" MADISON TECHNOLOGY GROUP

                        STATEMENTS OF RETAINED EARNINGS
             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998

                                                                1999        1998
                                                              --------    --------
Retained earnings -- beginning January 1....................  $334,893    $377,933
Distributions to shareholders...............................         0     (53,169)
Net income..................................................   297,449         918
                                                              --------    --------
Retained Earnings -- Ending September 30....................  $632,342    $325,682
                                                              ========    ========

See Accompanying Accountant's Review Report and Notes to Financial Statements.

                             MICROLAN SYSTEMS, INC.
                         "DBA" MADISON TECHNOLOGY GROUP

                            STATEMENTS OF CASH FLOWS
             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998

                                                                 1999          1998
                                                              -----------    ---------
Cash Flows From Operating Activities:
  Net income................................................  $   297,449    $     918
  Adjustments to reconcile net income to net cash used in
     operating activities:
     Depreciation...........................................       50,949       61,281
     (Increase) decrease in operating assets:
       Inventory............................................     (155,229)    (228,987)
       Accounts receivable..................................   (2,194,256)     573,824
       Due from related parties.............................       16,204        4,116
       Other current assets.................................        3,789      (23,583)
       Other assets.........................................      (21,263)           0
     Increase (decrease) in operating liabilities:
       Accounts payable.....................................      930,448     (333,243)
     Accrued purchases and expenses.........................      561,452      115,586
     Other current liabilities..............................      128,683      (46,115)
                                                              -----------    ---------
          Total Adjustments.................................     (679,223)     122,879
                                                              -----------    ---------
          Net Cash Flows From (Used by) Operating
            Activities......................................     (381,774)     123,797
                                                              -----------    ---------
Cash Flows From (Used by) Investing Activities:
  Purchase of property and equipment........................     (104,708)     (50,257)
                                                              -----------    ---------
Cash Flows From (Used by) Financing Activities:
  Proceeds from note payable -- Merchants Bank..............      500,000      130,000
  Net payments on loans from related party..................            0      (90,539)
  Distributions to shareholders.............................            0      (53,169)
                                                              -----------    ---------
          Net Cash Flows From (Used by) Financing
            Activities......................................      500,000      (13,708)
                                                              -----------    ---------
Net increase in cash and cash equivalents...................       13,518       59,832
Cash and cash equivalents -- beginning of period............       53,572      (13,673)
                                                              -----------    ---------
Cash and Cash Equivalents -- End of Period..................  $    67,090    $  46,159
                                                              ===========    =========

See Accompanying Accountant's Review Report and Notes to Financial Statements.

                             MICROLAN SYSTEMS, INC.
                         "DBA" MADISON TECHNOLOGY GROUP

                         NOTES TO FINANCIAL STATEMENTS
                          SEPTEMBER 30, 1999 AND 1998

NOTE 1 -- NATURE OF BUSINESS

     Microlan Systems, Inc. doing business as Madison Technology Group (the "Company") installs, services and provides consultant, design and integration services for computer hardware systems, software systems and networks. The Company is an authorized dealer for Novell, Microsoft, Citrix, Cisco and various other major companies.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

     Revenue is recognized when products are shipped and training revenue is recognized when performed. Income from service contracts is recognized over the life of the contract on a pro rata basis. Losses on returns and contract costs are recorded when they occur.

Inventory

     Inventory consists primarily of hardware and software products and other related parts. It is valued at the lower of cost or market on a first-in, first-out basis. Market is current selling price.

Property and Equipment

     Property and equipment are recorded at cost. The Company provides for depreciation by charges to operations based upon estimated useful lives of the assets using the straight-line method. Maintenance and repair costs are charged to expense when incurred.

Income Taxes

     The Company has elected under the Internal Revenue Service Code to be taxed as an S corporation which is also effective for state tax purposes. In lieu of corporate income taxes, the shareholders of an S corporation are taxed on their proportionate share of the company's taxable income. Therefore, no provision or liability for federal income tax has been included in the financial statements. However, state and city taxes calculated at the greater of minimum, regular or alternative tax methods have been provided for in the financial statements.

          See the Accompanying Independent Accountant's Review Report.

                             MICROLAN SYSTEMS, INC.
                         "DBA" MADISON TECHNOLOGY GROUP

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                          SEPTEMBER 30, 1999 AND 1998

Deferred Service Contract Income

     The Company sells service contracts which may cover a period of time of one year or more. At September 30, 1999 service contracts were prepaid. Management determines deferred service contract income based upon the contract period.

NOTE 3 -- CASH AND CASH EQUIVALENTS

     Cash and cash equivalents include a certificate of deposit which represents an investment in a three month certificate of deposit, which is being held as collateral pursuant to the Company's line of credit arrangement (note 4). The investment is shown at cost. At September 30, 1999 and 1998, the Company held a certificate of deposit of $31,455 and $30,196, respectively.

NOTE 4 -- LINE OF CREDIT

     The Company has a line of credit with a bank, which is in the form of a time secured loan maturing every three months subject to bank renewal. The loan is secured by eligible accounts receivable and a certificate of deposit held with the bank (see Note 3). The Company can borrow up to 70% of eligible accounts receivable (outstanding 90 days or less) up to $1,500,000 and $1,000,000 at September 30, 1999 and 1998, respectively. Interest is payable monthly at 1.50% over the bank's prime rate which amounted to 10.00% and 9.25% at September 30, 1999 and 1998, respectively. As of September 30, 1999 and 1998, outstanding borrowings under the line of credit are $1,450,000 and $880,000, respectively. Loans payable to shareholders are subordinated to this time secured loan.

NOTE 5 -- LOANS PAYABLE -- DUE TO RELATED PARTIES

     Loans payable to shareholders and related party consists of borrowings for working capital purposes and amounted to $150,000 at September 30, 1999 and 1998.

     Loans payable to shareholders are unsecured and bear interest at a rate of 8.5%.

NOTE 6 -- RELATED PARTY TRANSACTIONS

     During 1999 and 1998, the Company had transactions with affiliated companies, Madison Consulting Resources, Inc., a Company which is owned by the father of the shareholders of the Company and Madison Consulting Resources NJ, Inc. During 1999 and 1998, the Company shared office space with these affiliated companies, and charged overhead, primarily for rent and shared administrative salaries.

          See the Accompanying Independent Accountant's Review Report.

                             MICROLAN SYSTEMS, INC.
                         "DBA" MADISON TECHNOLOGY GROUP

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                          SEPTEMBER 30, 1999 AND 1998

     Following is a summary of transactions and balances with these affiliated companies for the nine months ended September 30, 1999 and 1998:

                                                                 1999        1998
                                                                -------    --------
Sales.......................................................    $28,439    $336,903
                                                                =======    ========
Accounts receivable (included in the accompanying balance
  sheets)...................................................    $   322    $ 36,336
                                                                =======    ========
Due to affiliated company (included in the accompanying
  balance sheets)...........................................    $    --    $ 24,354
                                                                =======    ========
Overhead charged (included as a reduction to general and
  administrative expenses)..................................    $42,000    $118,200
                                                                =======    ========

NOTE 7 -- LEASES

     The Company leases office space under an operating lease expiring in 2007.

     Future minimum rental payments at September 30, 1999, under this operating lease is as follows:

Year ended December 31,
  1999.................  $ 37,200
  2000.................    37,200
  2001.................    37,200
  2002.................    37,200
  2003.................    37,200
  Thereafter...........   499,100
                         --------
                         $685,100
                         ========

NOTE 8 -- INCOME TAXES

     Income tax expense for the nine months then ended September 30, 1999 and 1998 is comprised of the following:

                                                               1999      1998
                                                              -------    ----
New York State Franchise tax................................  $ 2,657     $0
New York City corporation tax...............................   20,827      0
                                                              -------     --
                                                              $23,484     $0
                                                              =======     ==

NOTE 9 -- PENSION PLAN

     The Company has adopted a qualified pension plan (the "Plan") under provisions of Section 401(k) of the Internal Revenue Code. Under the provisions of the Plan, each participant is able to defer a percentage of his compensation up to statutory maximums. The plan is administered by a professional retirement plan consulting firm and assets are held in trust in mutual funds run by a major insurance company. The Company has not made any contributions to the Plan for the nine months then ended September 30, 1999 and 1998, respectively.

          See the Accompanying Independent Accountant's Review Report.

                             MICROLAN SYSTEMS, INC.
                         "DBA" MADISON TECHNOLOGY GROUP

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                          SEPTEMBER 30, 1999 AND 1998

NOTE 10 -- CONCENTRATION OF CREDIT RISK

     Financial instruments, which potentially subject the Company to concentration of credit risk, consist principally of cash and cash equivalents and trade receivables. The Company places its cash with federally insured financial institutions and as of September 30, 1999 and 1998, the Company's balances do not exceed federally insured limits. Fair value of these financial instruments approximates their carrying values.

     Trade receivables are primarily short-term receivables which arise in the normal course of business. The Company generally does not require collateral, and all of its trade receivables are unsecured.

NOTE 11 -- SUBSEQUENT EVENTS

     In January, 2000 the Company agreed to pay a settlement in the amount of $550,000 relating to a lawsuit in which the plaintiff alledged that the Company took key employees away from the plaintiff by offering them positions. The payment of this settlement is personally guaranteed by the shareholders of the corporation.

          See the Accompanying Independent Accountant's Review Report.

                       MADISON CONSULTING RESOURCES, INC.

                              FINANCIAL STATEMENTS

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
Madison Consulting Resources, Inc.
New York, New York

     We have audited the accompanying balance sheets of Madison Consulting Resources, Inc. as of December 31, 1998 and 1997, its initial years of operation, and the related statements of income, shareholders equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We have conducted our audits in accordance with generally accepted auditing standards. These standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatements. Our audits include examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our audits also include assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Madison Consulting Resources, Inc. as of December 31, 1998 and 1997, and the results of its operations and cash flows for the years then ended in conformity with generally accepted accounting principles.

                                                   JOEL E. SAMMET & CO.
                                               Certified Public Accountants

New York, New York
January 18, 2000

                       MADISON CONSULTING RESOURCES, INC.

                                 BALANCE SHEETS
                           DECEMBER 31, 1998 AND 1997

                                                                 1998         1997
                                                              ----------    --------
ASSETS
Current Assets
  Cash......................................................  $   51,186    $ 52,101
  Accounts receivable (Note 2)..............................     620,914     250,852
  Due from related party (Note 5)...........................     672,238           0
                                                              ----------    --------
     Total Current Assets...................................   1,344,338     302,953
Other Assets................................................       7,000           0
                                                              ----------    --------
     Total Assets...........................................  $1,351,338    $302,953
                                                              ==========    ========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
  Line of credit (Note 3)...................................  $  785,000    $      0
  Accounts payable..........................................     154,556     119,467
  Accrued expenses payable..................................       1,028           0
  Due to related party (Note 6).............................      16,204       4,116
                                                              ----------    --------
     Total Current Liabilities..............................     956,788     123,583
Long-Term Liabilities
  Loan payable -- related party (Note 4)....................     437,400     250,000
                                                              ----------    --------
     Total Liabilities......................................   1,394,188     373,583
                                                              ----------    --------
Shareholders' Equity
  Capital stock -- 150 shares issued and outstanding........      20,000      20,000
  Retained earnings (deficit)...............................     (62,850)    (90,630)
                                                              ----------    --------
     Total Shareholders' Equity.............................     (42,850)    (70,630)
                                                              ----------    --------
     Total Liabilities and Shareholders' Equity.............  $1,351,338    $302,953
                                                              ==========    ========

See the Accompanying Independent Auditor's Report and Notes to Financial Statements.

                       MADISON CONSULTING RESOURCES, INC.

                              STATEMENTS OF INCOME
                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997

                                                                 1998         1997
                                                              ----------    --------
Revenue.....................................................  $2,577,819    $503,446
Cost of sales...............................................   1,980,654     376,712
Selling, general and administrative expenses................     568,357     216,739
                                                              ----------    --------
Operating income (loss) before income taxes.................      28,808     (90,005)
Provision for state and city taxes..........................       1,028         625
                                                              ----------    --------
Net Income (Loss)...........................................  $   27,780    $(90,630)
                                                              ==========    ========

See the Accompanying Independent Auditor's Report and Notes to Financial Statements.

                       MADISON CONSULTING RESOURCES, INC.

                       STATEMENTS OF SHAREHOLDERS' EQUITY
                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997

                                                       COMMON STOCK       RETAINED
                                                     -----------------    EARNINGS
                                                     SHARES    AMOUNT     (DEFICIT)     TOTAL
                                                     ------    -------    ---------    --------
Common stock issued................................    0       $20,000    $      0     $ 20,000
Net loss...........................................    0             0     (90,630)     (90,630)
                                                       --      -------    --------     --------
Balances as of December 31, 1997...................    0        20,000     (90,630)     (70,630)
Net income.........................................    0             0      27,780       27,780
                                                       --      -------    --------     --------
Balances as of December 31, 1998...................    0       $20,000    $(62,850)    $(42,850)
                                                       ==      =======    ========     ========

See the Accompanying Independent Auditor's Report and Notes to Financial Statements.

                       MADISON CONSULTING RESOURCES, INC.

                            STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997

                                                                1998         1997
                                                              ---------    ---------
Cash Flow from Operating Activities
  Net income (loss).........................................  $  27,780    $ (90,630)
  Adjustments to reconcile net income to net cash (used)
     provided by operating activities:
     Increase in accounts receivable........................   (370,062)    (250,852)
     Increase in other assets...............................     (7,000)           0
     Increase in accounts payable...........................     35,089      119,467
     Increase in due related parties........................     12,088        4,116
     Increase in accrued expenses payable...................      1,028            0
                                                              ---------    ---------
     Net Cash Used by Operating Activities..................   (301,077)    (217,899)
Cash Flows from Financing Activities
  Increase in loan payable -- related party.................    187,400      250,000
  Increase in line of credit................................    785,000            0
  Increase in receivable from related party.................   (672,238)           0
  Increase in common stock..................................          0       20,000
                                                              ---------    ---------
       Cash Flows Provided by Financing Activities..........    300,162      270,000
                                                              ---------    ---------
Net increase (decrease) in cash.............................       (915)      52,101
Cash at January 1, 1998 and 1997............................     52,101            0
                                                              ---------    ---------
Cash and Cash Equivalents at End of Year....................  $  51,186    $  52,101
                                                              =========    =========

Cash paid for income taxes for the years ended December 31, 1998 and 1997 was $625 and $-0-, respectively. Cash paid for interest for the years ended December 31, 1998 and 1997 was $17,865 and $-0-, respectively.

See the Accompanying Independent Auditor's Report and Notes to Financial Statements.

                       MADISON CONSULTING RESOURCES, INC.

                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1998 AND 1997

NOTE 1 -- NATURE OF BUSINESS

     Madison Consulting Resources, Inc. (the "Company") was formed in 1997 and is a provider of information technology through placement of computer consultants on a temporary and permanent basis to Fortune 1000 companies.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

     Revenue is recognized from the temporary placement of computer consultants as services are performed. Permanent placement revenues are recognized when computer consultants are placed. Losses on allowances and permanent placement revenues are recorded when they occur.

Allowance for Doubtful Accounts

     The Company reflects accounts receivable at net realizable value. The Company considers accounts receivable to be fully collectible. Accordingly, there is no allowance for doubtful accounts at December 31, 1998 and 1997, respectively.

Income Taxes

     The Company has elected under the Internal Revenue Service Code to be taxed as an S corporation, which is also effective for state tax purposes. In lieu of corporate income taxes, the shareholders of an S corporation are taxed on their proportionate share of the company's taxable income. Therefore, no provision or liability for federal income tax has been included in the financial statements. However, state and city taxes calculated at the greater of minimum, regular or alternative tax methods have been provided for in the financial statements.

NOTE 3 -- LINE OF CREDIT

     The Company has a line of credit with a bank, which is in the form of a time secured loan maturing February 19, 1999. The loan is secured by eligible accounts receivable. The Company can borrow up to 80% of eligible accounts receivable (outstanding 90 days or less) up to $1,000,000 at December 31, 1998. Interest is payable monthly at 1.50% over the bank's prime rate which amounted to 10.00% at December 31, 1998. As of December 31, 1998, outstanding borrowings under the line of credit is $785,000. Loan payable to shareholder is subordinated to this time secured loan.

               See the Accompanying Independent Auditor's Report.

                       MADISON CONSULTING RESOURCES, INC.

                           DECEMBER 31, 1998 AND 1997

NOTE 4 -- LOAN PAYABLE -- RELATED PARTY

     Loan payable to shareholder consists of borrowings for working capital purposes and amounted to $437,400 and $250,000 at December 31, 1998 and 1997, respectively.

     At the shareholders discretion, interest on this loan was deferred. No accrual has been made for interest expense on this loan for December 31, 1998 and 1997, respectively.

     Loan payable to shareholder is unsecured and is subordinated to the bank line of credit.

NOTE 5 -- DUE FROM RELATED PARTY

     During 1998, the Company had transactions with an affiliated company, Madison Consulting Resources NJ, Inc. ("MCR NJ") a company which is majority owned by the sole shareholder of the Company. During 1998, the Company shared office expenses with MCR NJ, and charged it for common office and administrative expenses paid for or incurred by the Company primarily based on an allocation of monthly sales or outstanding accounts receivable balances. In addition, the Company charged MCR NJ $120,000 for management services for the year ended December 31, 1998.

     The Company also loaned MCR NJ amounts for working capital purposes. At December 31, 1998, the Company had a balance due from MCR NJ in the amount of $672,238.

NOTE 6 -- RELATED PARTY TRANSACTIONS

     During 1998 and 1997, the Company had transactions with an affiliated company, Microlan Systems, Inc. DBA Madison Technology Group, a company which is owned by the sons of the sole shareholder of the Company. During 1998, the Company shared office space with this affiliated company, and was charged for overhead, primarily for rent and shared administrative salaries.

     Following is a summary of transactions and balances with this affiliated company for 1998 and 1997:

                                                                1998       1997
                                                              --------    -------
Purchase of computer consultants labor (included in cost of
  sales)....................................................  $435,558    $80,732
                                                              ========    =======
Accounts payable (included in the accompanying balance
  sheets)...................................................  $ 72,102    $80,732
                                                              ========    =======
Due to affiliated company (included in the accompanying
  balance sheets)...........................................  $ 16,204    $ 4,116
                                                              ========    =======
Overhead charged, reduced by $15,291 for amount allocated to
  MCR NJ
  (included in general and administrative expenses).........  $202,912    $     0
                                                              ========    =======

NOTE 7 -- CONCENTRATION OF CREDIT RISK

     Financial instruments, which potentially subject the Company to concentration of credit risk, consist principally of cash and cash equivalents and trade receivables. The Company places its cash with federally insured financial institutions and as of December 31, 1998 and 1997, the Company's balances do not exceed federally insured limits. Fair value of these financial instruments approximates their carrying values.

               See the Accompanying Independent Auditor's Report.

                       MADISON CONSULTING RESOURCES, INC.

                           DECEMBER 31, 1998 AND 1997

     Trade receivables are primarily short-term receivables which arise in the normal course of business. The Company generally does not require collateral, and all of its trade receivables are unsecured. At December 31, 1998, approximately 38% of the Company's trade receivables were represented by two customers, with one customer representing approximately 25% of the outstanding trade receivable balance. At December 31, 1997, substantially all of the Company's customers had individual accounts receivable balances exceeding 10% of the outstanding trade receivable balance. There were no other customers that individually had accounts receivable balances exceeding 10% of the total accounts receivable balance for the year ended December 31, 1998.

                     INDEPENDENT ACCOUNTANT'S REVIEW REPORT

To the Board of Directors
Madison Consulting Resources, Inc.
New York, New York

     We have reviewed the accompanying balance sheet of Madison Consulting Resources, Inc. as of September 30, 1999 and 1998 and the related statement of income, retained earnings and cash flows for the nine months then ended, in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants. All information included in these financial statements is the representation of the management of Madison Consulting Resources, Inc.

     A review consists principally of inquiries of company personnel and analytical procedures applied to financial data. It is substantially less in scope than an audit in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

     Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements in order for them to be in conformity with generally accepted accounting principles.

     Our review was made for the purpose of expressing limited assurance that there are no material modifications that should be made to the financial statements in order for them to be in conformity with generally accepted accounting principles.

                                         JOEL E. SAMMET & CO.
                                           Certified Public Accountants

New York, New York
January 27, 2000

                       MADISON CONSULTING RESOURCES, INC.

                                 BALANCE SHEETS
                          SEPTEMBER 30, 1999 AND 1998

                                                                 1999          1998
                                                              ----------    ----------
ASSETS
Current Assets
  Cash......................................................  $   22,462    $  (46,920)
  Accounts receivable (less allowance for doubtful accounts
     of $75,000 at September 30, 1999)......................     994,103       458,253
  Due from related party (Note 5)...........................     803,579       599,801
  Other current assets......................................      46,541        18,194
                                                              ----------    ----------
     Total Current Assets...................................   1,866,685     1,029,328
Other assets................................................       8,539         7,000
                                                              ----------    ----------
     Total Assets...........................................  $1,875,224    $1,036,328
                                                              ==========    ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
  Loan payable -- Merchants Bank............................  $1,150,000    $  490,000
  Accounts and accrued expenses payable.....................     187,334       155,924
                                                              ----------    ----------
     Total Current Liabilities..............................   1,337,334       645,924
Long-Term Liabilities
  Loans payable -- related party (Note 4)...................     437,400       437,400
                                                              ----------    ----------
     Total Liabilities......................................   1,774,734     1,083,324
                                                              ----------    ----------
Shareholders' Equity
  Common stock..............................................      20,000        20,000
  Retained earnings.........................................      80,490       (66,996)
                                                              ----------    ----------
     Total Shareholders' Equity.............................     100,490       (46,996)
                                                              ----------    ----------
     Total Liabilities and Shareholders' Equity.............  $1,875,224    $1,036,328
                                                              ==========    ==========

See the Accompanying Independent Accountant's Review Report and Notes to Financial Statements.

                       MADISON CONSULTING RESOURCES, INC.

                              STATEMENTS OF INCOME
             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998

                                                                 1999          1998
                                                              ----------    ----------
Revenue.....................................................  $2,977,266    $1,810,741
Cost of Sales...............................................   1,983,446     1,327,474
Selling, general and administrative expenses................     791,701       457,133
                                                              ----------    ----------
Operating income before interest expense....................     202,119        26,134
Interest expense............................................      44,779             0
                                                              ----------    ----------
Net income before provision for income tax..................     157,340        26,134
Provision for income taxes..................................      14,000         2,500
                                                              ----------    ----------
  Net Income................................................  $  143,340    $   23,634
                                                              ==========    ==========

See the Accompanying Independent Accountant's Review Report and Notes to Financial Statements.

                       MADISON CONSULTING RESOURCES, INC.

                   STATEMENTS OF RETAINED EARNINGS (DEFICIT)
             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998

                                                                1999        1998
                                                              --------    --------
Beginning retained earnings (deficit).......................  $(62,850)   $(90,630)
Net income..................................................   143,340      23,634
                                                              --------    --------
  Ending Retained Earnings (Deficit)........................  $ 80,490    $(66,996)
                                                              ========    ========

See the Accompanying Independent Accountant's Review Report and Notes to Financial Statements.

                       MADISON CONSULTING RESOURCES, INC.

                            STATEMENTS OF CASH FLOWS
             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998

                                                                1999         1998
                                                              ---------    ---------
Cash Flows From Operating Activities:
  Net income................................................  $ 143,340    $  23,634
  Adjustment to reconcile net net income to net cash used in operating activities:
     (Increase) decrease in operating assets:
       Accounts receivable..................................   (373,189)    (207,401)
       Due from related party...............................   (131,341)    (599,801)
       Other current assets.................................    (46,541)     (18,194)
       Other assets.........................................     (1,539)      (7,000)
     Increase (decrease) in operating liabilities:
       Accounts payable.....................................     18,778       36,457
       Due to related party.................................    (16,204)      (4,116)
       Accrued expenses payable.............................     12,972            0
                                                              ---------    ---------
          Total Adjustments.................................   (537,064)    (800,055)
                                                              ---------    ---------
          Net Cash Flows (Used by) Operating Activities.....   (393,724)    (776,421)
Cash Flows Provided by Financing Activities:
  Proceeds of note payable -- Merchants Bank................    365,000      490,000
  Loans from related party..................................          0      187,400
                                                              ---------    ---------
          Net Cash Flows Provided by Financing Activities...    365,000      677,400
Net decrease to cash........................................    (28,724)     (99,021)
Beginning cash balance......................................     51,186       52,101
                                                              ---------    ---------
          Ending Cash Balance...............................  $  22,462    $ (46,920)
                                                              =========    =========

See the Accompanying Independent Accountant's Review Report and Notes to Financial Statements.

                       MADISON CONSULTING RESOURCES, INC.

                         NOTES TO FINANCIAL STATEMENTS
                          SEPTEMBER 30, 1999 AND 1998

NOTE 1 -- NATURE OF BUSINESS

     Madison Consulting Resources, Inc. (the "Company") was formed in 1997 and is a provider of information technology through placement of computer consultants on a temporary and permanent basis to Fortune 1000 companies.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

     Revenue is recognized from the temporary placement of computer consultants as services are performed. Permanent placement revenues are recognized when computer consultants are placed. Losses on allowances and permanent placement revenues are recorded when they occur.

Income Taxes

     The Company has elected under the Internal Revenue Service Code to be taxed as an S corporation, which is also effective for state tax purposes. In lieu of corporate income taxes, the shareholders of an S corporation are taxed on their proportionate share of the company's taxable income. Therefore, no provision or liability for federal income tax has been included in the financial statements. However, state and city taxes calculated at the greater of minimum, regular or alternative tax methods have been provided for in the financial statements.

NOTE 3 -- LINE OF CREDIT

     The Company has a line of credit with a bank, which is in the form of a time secured loan maturing every 3 months subject to bank's renewal. The loan is secured by eligible accounts receivable. The Company can borrow up to 80% of eligible accounts receivable (outstanding 90 days or less) up to $2,000,000 at September 30, 1999 and $1,000,000 at September 30, 1998. Interest is payable monthly at 1.50% over the bank's prime rate which amounted to 10.00% and 9.25% at September 30, 1999 and 1998, respectively. As of September 30, 1999 and 1998, outstanding borrowings under the line of credit was $1,150,000 and $490,000, respectively. Loan payable to shareholder is subordinated to this time secured loan.

NOTE 4 -- LOAN PAYABLE -- RELATED PARTY

     Loan payable to shareholder consists of borrowings for working capital purposes and amounted to $437,400 at September 30, 1999 and 1998, respectively.

          See the Accompanying Independent Accountant's Review Report.

                       MADISON CONSULTING RESOURCES, INC.

                          SEPTEMBER 30, 1999 AND 1998

     At the shareholders discretion, interest on this loan was deferred. No accrual has been made for interest expense on this loan for the nine months ended September 30, 1999 and 1998, respectively.

     Loan payable to shareholder is unsecured and is subordinated to the bank line of credit.

NOTE 5 -- DUE FROM RELATED PARTY

     During 1999 and 1998, the Company had transactions with an affiliated company, Madison Consulting Resources NJ, Inc. ("MCR NJ") a company which is majority owned by the sole shareholder of the Company. During 1999 and 1998, the Company shared office expenses with MCR NJ, and charged it for common office and administrative expenses paid for or incurred by the Company primarily based on an allocation of monthly sales or outstanding accounts receivable balances.

     The Company also loaned MCR NJ amounts for working capital purposes. At September 30, 1999 and 1998, the Company had a balance due from MCR NJ in the amounts of $803,579 and $599,801, respectively.

NOTE 6 -- RELATED PARTY TRANSACTIONS

     During 1999 and 1998, the Company had transactions with an affiliated company, Microlan Systems, Inc. DBA Madison Technology Group, a company which is owned by the sons of the sole shareholder of the Company. During 1999 and 1998, the Company shared office space with this affiliated company, and was charged for overhead, primarily for rent and shared administrative salaries.

     Following is a summary of transactions and balances with this affiliated company for the nine months ended September 30, 1999 and 1998:

                                                                1999        1998
                                                              --------    --------
Sales to affiliates.........................................  $253,985    $  1,954
                                                              ========    ========
Purchase of computer consultants labor (included in cost of
  sales)....................................................  $ 28,439    $336,903
                                                              ========    ========
Accounts receivable (included in accompanying balance
  sheets....................................................  $253,985    $  1,954
                                                              ========    ========
Accounts payable (included in the accompanying balance
  sheets)...................................................  $    322    $ 36,336
                                                              ========    ========
Due from affiliated company (included in the accompanying
  balance sheets)...........................................  $      0    $ 24,354
                                                              ========    ========
Overhead charged, reduced by $16,375 for amount allocated to
  MCR NJ
(included in general and administrative expenses)...........  $ 25,625    $100,000
                                                              ========    ========

NOTE 7 -- CONCENTRATION OF CREDIT RISK

     Financial instruments, which potentially subject the Company to concentration of credit risk, consist principally of cash and cash equivalents and trade receivables. The Company places its cash with federally insured financial institutions and as of September 30, 1999 and 1998, the Company's balances do not exceed federally insured limits. Fair value of these financial instruments approximates their carrying values.

          See the Accompanying Independent Accountant's Review Report.

                       MADISON CONSULTING RESOURCES, INC.

                          SEPTEMBER 30, 1999 AND 1998

     Trade receivables are primarily short-term receivables which arise in the normal course of business. The Company generally does not require collateral, and all of its trade receivables are unsecured. At September 30, 1999, approximately 60% of the Company's trade receivables were represented by three customers, with one customer representing approximately 25% of the outstanding trade receivable balance. At September 30, 1998, substantially all of the Company's customers accounts receivable balances will represented by three customers. There were no other customers that individually had accounts receivable balances exceeding 10% of the total accounts receivable balance at September 30, 1999.

          See the Accompanying Independent Accountant's Review Report.

                     MADISON CONSULTING RESOURCES NJ, INC.

                              FINANCIAL STATEMENTS

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
Madison Consulting Resources NJ, Inc.
New York, New York

     We have audited the accompanying balance sheet of Madison Consulting Resources NJ, Inc. as of December 31, 1998, its initial year of operation, and the related statement of income, shareholders' equity and cash flow for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We have conducted our audit in accordance with generally accepted auditing standards. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Madison Consulting Resources NJ, Inc. as of December 31, 1998, and the results of its operations and cash flows for the year then ended in conformity with generally accepted accounting principles.

                                                   JOEL E. SAMMET & CO.
                                               Certified Public Accountants

New York, New York
January 18, 2000

                     MADISON CONSULTING RESOURCES NJ, INC.

                                 BALANCE SHEET
                               DECEMBER 31, 1998

ASSETS
  Current Assets
  Cash......................................................  $ 43,320
  Accounts receivable -- Trade..............................   670,738
  Loan receivable -- related party..........................     8,000
                                                              --------
     Total Assets...........................................  $722,058
                                                              ========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
  Accounts payable..........................................  $  7,920
  Accrued expenses payable..................................       200
  Due to related party (Note 3 & 4).........................   672,238
                                                              --------
     Total Current Liabilities..............................   680,358
                                                              --------
Shareholders' Equity
  Capital stock -- 200 shares issued and outstanding........    20,000
  Retained earnings.........................................    21,700
                                                              --------
     Total Shareholders' Equity.............................    41,700
                                                              --------
     Total Liabilities and Shareholders' Equity.............  $722,058
                                                              ========

See the Accompanying Independent Auditor's Report and Notes to Financial Statements.

                     MADISON CONSULTING RESOURCES NJ, INC.

                              STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1998

Net sales...................................................  $2,512,757
Cost of sales...............................................   1,850,451
Selling, general and administrative expenses................     640,406
                                                              ----------
  Income before income taxes................................      21,900
Provision for state taxes...................................         200
                                                              ----------
Net Income..................................................  $   21,700
                                                              ==========

See the Accompanying Independent Auditor's Report and Notes to Financial Statements.

                     MADISON CONSULTING RESOURCES NJ, INC.

                       STATEMENT OF STOCKHOLDERS' EQUITY
                      FOR THE YEAR ENDED DECEMBER 31, 1998

                                                 COMMON STOCK
                                               -----------------    RETAINED
                                               SHARES    AMOUNT     EARNINGS     TOTAL
                                               ------    -------    --------    -------
Common stock issued..........................    0       $20,000    $     0     $20,000
Net income...................................    0             0     21,700      21,700
                                                 --      -------    -------     -------
Balances as of December 31, 1998.............    0       $20,000    $21,700     $41,700
                                                 ==      =======    =======     =======

See the Accompanying Independent Auditor's Report and Notes to Financial Statements.

                     MADISON CONSULTING RESOURCES NJ, INC.

                            STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1998

Cash Flows from Operating Activities
  Net income................................................  $  21,700
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Increase in accounts receivable........................   (670,738)
     Increase in receivable from related party..............     (8,000)
     Increase in accounts payable...........................      7,920
     Increase in current liability due to related party.....    672,238
     Increase in accrued expenses payable...................        200
                                                              ---------
       Total Adjustments....................................      1,620
                                                              ---------
       Net Cash Provided by Operating Activities............     23,320
Cash Flows from Financing Activities
  Proceeds from issuance of common stock....................     20,000
                                                              ---------
Net increase in cash and cash equivalents...................     43,320
Cash and cash equivalents at beginning of year..............          0
                                                              ---------
Cash and Cash Equivalents At End of Year....................  $  43,320
                                                              =========
Taxes Paid..................................................  $       0
                                                              =========
Interest Paid...............................................  $       0
                                                              =========

See the Accompanying Independent Auditor's Report and Notes to Financial Statements.

                     MADISON CONSULTING RESOURCES NJ, INC.

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1998

NOTE 1 -- NATURE OF BUSINESS

     Madison Consulting Resources NJ, Inc. (the "Company") was formed in 1998 and is a top provider of information technology through placement of computer consultants on a temporary and permanent basis to Fortune 1000 companies.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

     Revenue is recognized from the temporary placement of computer consultants as services are performed. Permanent placement revenues are recognized when computer consultants are placed. Losses on allowances and permanent placement revenues are recorded when they occur.

Allowance for Doubtful Accounts

     The Company considers accounts receivable to be fully collectible. Accordingly, there is no allowance for doubtful accounts at December 31, 1998.

Income Taxes

     The Company has elected under the Internal Revenue Service Code to be taxed as an S corporation. In lieu of corporate income taxes, the shareholders of an S corporation are taxed on their proportionate share of the company's taxable income. Therefore, no provision or liability for federal income tax has been included in the financial statements. However, state taxes calculated at the greater of minimum, regular or alternative tax methods have been provided for in the financial statements.

NOTE 3 -- DUE TO RELATED PARTY

     During 1998, the Company had transactions with an affiliated company, Madison Consulting Resources, Inc. ("MCR"), a company which is owned by the majority shareholder of the Company. During 1998, the Company shared office expenses with MCR, and was charged for common office and administrative expenses paid or incurred by MCR primarily based on an allocation of monthly sales or outstanding accounts receivable balances. In addition, MCR charged the Company $120,000 for management services for the year ended December 31, 1998.

     The Company also had borrowings from MCR for working capital purposes. At December 31, 1998, the Company had a balance due to MCR in the amount of $672,238.

               See the Accompanying Independent Auditor's Report.

                     MADISON CONSULTING RESOURCES NJ, INC.

                               DECEMBER 31, 1998

NOTE 4 -- RELATED PARTY TRANSACTIONS

     During 1998, the Company was allocated with an overhead charge by MCR from an affiliated company, Microlan Systems, Inc. DBA Madison Technology Group, a company which is owned by the sons of the majority shareholder of the Company. For the year ending December 31, 1998, overhead allocated by MCR from this affiliate in the amount of $15,291 is included in general and administrative expenses.

NOTE 5 -- CONCENTRATION OF CREDIT RISK

     Financial instruments, which potentially subject the Company to concentration of credit risk, consist principally of cash and cash equivalents and trade receivables. The Company places its cash with federally insured financial institutions and as of December 31, 1998, the Company's balances do not exceed federally insured limits. Fair value of these financial instruments approximates their carrying values.

     Trade receivables are primarily short-term receivables which arise in the normal course of business. The Company generally does not require collateral, and all of its trade receivables are unsecured. At December 31, 1998, approximately 75% of the Company's trade receivables were represented by three customers, with one customer representing approximately 40% of the outstanding trade receivable balance. There were no other customers that individually had accounts receivable balances exceeding 10% of the total accounts receivable balance for the year ended December 31, 1998.

                     INDEPENDENT ACCOUNTANT'S REVIEW REPORT

To the Board of Directors
Madison Consulting Resources NJ, Inc.
New York, New York

     We have reviewed the accompanying balance sheet of Madison Consulting Resources NJ, Inc. as of September 30, 1999 and 1998 and the related statement of income, retained earnings and cash flows for the nine months then ended, in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants. All information included in these financial statements is the representation of the management of Madison Consulting Resources NJ, Inc.

     A review consists principally of inquiries of company personnel and analytical procedures applied to financial data. It is substantially less in scope than an audit in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

     Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements in order for them to be in conformity with generally accepted accounting principles.

     Our review was made for the purpose of expressing limited assurance that there are no material modifications that should be made to the financial statements in order for them to be in conformity with generally accepted accounting principles.

                                                   JOEL E. SAMMET & CO.
                                               Certified Public Accountants
New York, New York
January 27, 2000

                     MADISON CONSULTING RESOURCES NJ, INC.

                                 BALANCE SHEETS
                          SEPTEMBER 30, 1999 AND 1998

                                                                 1999         1998
                                                              ----------    --------
ASSETS
Current Assets
  Cash......................................................  $   45,214    $ 22,351
  Accounts receivable (less allowance for doubtful accounts
     of $14,184 at September 30, 1999)......................   1,074,308     567,386
  Loan receivable -- related party..........................      20,500       6,000
  Other current assets......................................      20,718      20,006
                                                              ----------    --------
     Total Current Assets...................................   1,160,740     615,743
Other Assets
  Property and equipment....................................      59,161           0
  Stock subscription receivable.............................           0      10,000
  Other assets..............................................         442           0
                                                              ----------    --------
     Total Other Assets.....................................      59,603      10,000
                                                              ----------    --------
     Total Assets...........................................  $1,220,343    $625,743
                                                              ==========    ========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
  Accounts and accrued expenses payable.....................  $  143,050    $  1,106
  Due to related party (Note 3).............................     803,579     599,801
                                                              ----------    --------
     Total Current Liabilities..............................     946,629     600,907
Shareholders' Equity
  Capital stock.............................................      20,000      10,000
  Retained earnings.........................................     253,714      14,836
                                                              ----------    --------
     Total Shareholders' Equity.............................     273,714      24,836
                                                              ----------    --------
     Total Liabilities and Shareholders' Equity.............  $1,220,343    $625,743
                                                              ==========    ========

See the Accompanying Independent Accountant's Review Report and Notes to Financial Statements.

                     MADISON CONSULTING RESOURCES NJ, INC.

                              STATEMENTS OF INCOME
             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998

                                                                 1999          1998
                                                              ----------    ----------
Revenue.....................................................  $4,491,842    $1,428,523
Cost of Sales...............................................   3,303,253     1,079,747
Selling, general and administrative expenses................     907,798       333,940
                                                              ----------    ----------
Operating income before interest expense and provision for
  taxes.....................................................     280,791        14,836
Interest income.............................................         357             0
Interest expense............................................      48,934             0
                                                              ----------    ----------
Operating income before provision for taxes.................     232,214        14,836
Provision for income taxes..................................         200             0
                                                              ----------    ----------
Net Income..................................................  $  232,014    $   14,836
                                                              ==========    ==========

See the Accompanying Independent Accountant's Review Report and Notes to Financial Statements.

                     MADISON CONSULTING RESOURCES NJ, INC.

                        STATEMENTS OF RETAINED EARNINGS
             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998

                                                            1999       1998
                                                          --------    -------
Beginning retained earnings.............................  $ 21,700    $     0
Net income..............................................   232,014     14,836
                                                          --------    -------
Ending Retained Earnings................................  $253,714    $14,836
                                                          ========    =======

See the Accompanying Independent Accountant's Review Report and Notes to Financial Statements.

                     MADISON CONSULTING RESOURCES NJ, INC.

                            STATEMENTS OF CASH FLOWS
             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998

                                                                1999        1998
                                                              --------    ---------
Cash Flows From Operating Activities:
  Net income................................................  $232,014    $  14,836
  Adjustments to reconcile net income to net cash used in
     operating activities:
     (Increase) decrease in operating assets:
       Accounts receivable..................................  (403,570)    (567,386)
       Loan receivable -- related party.....................   (12,500)      (6,000)
       Other current assets.................................   (21,160)     (20,006)
     Increase (decrease) in operating liabilities:
       Accounts payable and accrued expenses................   134,930        1,106
       Due to related party.................................   131,341      599,801
       Stock subscription...................................         0      (10,000)
                                                              --------    ---------
          Total Adjustments.................................  (170,959)      (2,485)
          Net Cash Flows Provided by Operating Activities...    61,055       12,351
Cash Flows from Financing Activities:
  Issuance of capital stock.................................         0       10,000
Cash Flows (Used by) Investing Activities:
  Purchases of property and equipment.......................   (59,161)           0
                                                              --------    ---------
Net increase in cash........................................     1,894       22,351
Beginning cash balance......................................    43,320            0
                                                              --------    ---------
Ending Cash Balance.........................................  $ 45,214    $  22,351
                                                              ========    =========

See the Accompanying Independent Accountant's Review Report and Notes to Financial Statements.

                     MADISON CONSULTING RESOURCES NJ, INC.

                         NOTES TO FINANCIAL STATEMENTS
                          SEPTEMBER 30, 1999 AND 1998

NOTE 1 -- NATURE OF BUSINESS

     Madison Consulting Resources NJ, Inc. (the "Company") was formed in 1998 and is a top provider of information technology through placement of computer consultants on a temporary and permanent basis to Fortune 1000 companies.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

     Revenue is recognized from the temporary placement of computer consultants as services are performed. Permanent placement revenues are recognized when computer consultants are placed. Losses on allowances and permanent placement revenues are recorded when they occur.

Income Taxes

     The Company has elected under the Internal Revenue Service Code to be taxed as an S corporation. In lieu of corporate income taxes, the shareholders of an S corporation are taxed on their proportionate share of the company's taxable income. Therefore, no provision or liability for federal income tax has been included in the financial statements. However, state taxes calculated at the greater of minimum, regular or alternative tax methods have been provided for in the financial statements.

NOTE 3 -- DUE TO RELATED PARTY

     During 1999 and 1998, the Company had transactions with an affiliated company, Madison Consulting Resources, Inc. ("MCR"), a company which is owned by the majority shareholder of the Company. During 1999 and 1998, the Company shared office expenses with MCR, and was charged for common office and administrative expenses paid or incurred by MCR primarily based on an allocation of monthly sales or outstanding accounts receivable balances.

     The Company also had borrowings from MCR for working capital purposes. At September 30, 1999 and 1998, the Company had balances due to MCR in the amount of $803,579 and $599,801, respectively.

NOTE 4 -- RELATED PARTY TRANSACTIONS

     During 1999 and 1998, the Company was allocated with an overhead charge by MCR from an affiliated company, Microlan Systems, Inc. DBA Madison Technology Group, a company which is owned by the sons of the majority shareholder of the Company. For the nine months ended September 30, 1999 and 1998, overhead allocated by MCR from this affiliate in the amount of $16,375 and $-0-, respectively is included in general and administrative expenses.

                     MADISON CONSULTING RESOURCES NJ, INC.

                          SEPTEMBER 30, 1999 AND 1998

NOTE 5 -- CONCENTRATION OF CREDIT RISK

     Financial instruments, which potentially subject the Company to concentration of credit risk, consist principally of cash and cash equivalents and trade receivables. The Company places its cash with federally insured financial institutions and as of September 30, 1999 and 1998, the Company's balances do not exceed federally insured limits. Fair value of these financial instruments approximates their carrying values.

     Trade receivables are primarily short-term receivables which arise in the normal course of business. The Company generally does not require collateral, and all of its trade receivables are unsecured. At September 30, 1999, approximately 65% of the Company's trade receivables were represented by three customers, with one customer representing approximately 40% of the outstanding trade receivable balance. There were no other customers that individually had accounts receivable balances exceeding 10% of the total accounts receivable balance for the nine months ended September 30, 1999.

                              CHARON SYSTEMS, INC.

                              FINANCIAL STATEMENTS

                                AUDITORS' REPORT

To the Directors of
Charon Systems Inc.

     We have audited the balance sheets of Charon Systems Inc. as at July 31, 1998 and 1999 and the statements of operations and retained earnings and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards in Canada. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

     In our opinion, these financial statements present fairly, in all material respects, the financial position of the Company as at July 31, 1998 and 1999 and the results of its operations and its cash flows for the years then ended in accordance with generally accepted accounting principles in Canada.

                                          /s/ BDO Dunwoody LLP

Chartered Accountants

Markham, Ontario
January 31, 2000

                              CHARON SYSTEMS INC.

                                 BALANCE SHEETS
                                  (CANADIAN $)

                                                            JULY 31      JULY 31     SEPTEMBER 30
                                                              1998         1999          1999
                                                           ----------   ----------   ------------
                                                                                     (UNAUDITED)
ASSETS
Current
  Cash and short term investments........................  $  270,850   $  976,007    $  331,439
  Accounts receivable....................................   3,671,058    2,512,058     2,449,542
  Inventory..............................................      42,633      158,135       620,562
  Prepaid expenses and deposits..........................       8,485      186,796       151,796
                                                           ----------   ----------    ----------
                                                            3,993,026    3,832,996     3,553,339
Equipment (Note 1).......................................     140,904      263,502       282,651
                                                           ----------   ----------    ----------
                                                           $4,133,930   $4,096,498    $3,835,990
                                                           ==========   ==========    ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current
  Accounts payable and accrued liabilities...............  $3,729,034   $3,194,839    $2,872,687
  Income taxes payable...................................      74,377       92,327        80,527
  Deferred income taxes..................................          --       74,000        60,800
                                                           ----------   ----------    ----------
                                                            3,803,411    3,361,166     3,014,014
Due to shareholder (Note 2)..............................      75,000           --            --
Deferred income taxes....................................          --       36,000        36,000
                                                           ----------   ----------    ----------
                                                            3,878,411    3,397,166     3,050,014
                                                           ----------   ----------    ----------
SHAREHOLDERS' EQUITY
  Share capital (Note 3).................................         900       63,450        66,350
  Retained earnings......................................     254,619      635,882       719,626
                                                           ----------   ----------    ----------
                                                              255,519      699,332       785,976
                                                           ----------   ----------    ----------
                                                           $4,133,930   $4,096,498    $3,835,990
                                                           ==========   ==========    ==========

The accompanying summary of significant accounting policies and notes are an integral part of these financial statements

                              CHARON SYSTEMS INC.

                 STATEMENTS OF OPERATIONS AND RETAINED EARNINGS
                                  (CANADIAN $)

                                                           FOR THE PERIODS ENDED
                                          --------------------------------------------------------
                                                                                TWO MONTHS
                                             YEARS ENDED JULY 31            ENDED SEPTEMBER 30
                                          --------------------------    --------------------------
                                             1998           1999           1998           1999
                                          -----------    -----------    -----------    -----------
                                                                        (UNAUDITED)    (UNAUDITED)
SALES
  Sales -- computer hardware and
     software...........................  $12,183,387    $14,864,429    $1,901,190     $2,054,560
  Sales -- services.....................    2,290,127      4,324,660       456,799        750,732
  Other.................................      134,139        260,061         9,139         50,912
                                          -----------    -----------    ----------     ----------
                                           14,607,653     19,449,150     2,367,128      2,856,204
                                          -----------    -----------    ----------     ----------
EXPENSES
  Cost of Hardware and Software.........   10,633,028     12,949,963     1,654,951      1,630,737
  Cost of Service Delivery..............    1,404,875      2,418,975       255,079        449,754
  Selling, general and administrative...    2,212,503      3,338,025       393,404        652,256
  Depreciation..........................       38,272         61,445         7,282         12,984
  Interest and bank charges.............        3,025          5,611           618          1,729
                                          -----------    -----------    ----------     ----------
                                           14,291,703     18,774,019     2,311,334      2,747,460
                                          -----------    -----------    ----------     ----------
Income before income taxes..............      315,950        675,131        55,794        108,744
                                          -----------    -----------    ----------     ----------
INCOME TAXES
  Current...............................      115,820        183,868        12,275         38,200
  Deferred (reduction)..................           --        110,000            --        (13,200)
                                          -----------    -----------    ----------     ----------
                                              115,820        293,868        12,275         25,000
                                          -----------    -----------    ----------     ----------
Net income for the period...............      200,130        381,263        43,519         83,744
Retained earnings, beginning of
  period................................      304,389        254,619       254,619        635,882
Dividends...............................     (100,000)            --            --             --
Premium paid on cancellation of shares
  previously issued and outstanding.....     (149,900)            --            --             --
                                          -----------    -----------    ----------     ----------
Retained earnings, end of period........  $   254,619    $   635,882    $  298,138     $  719,626
                                          ===========    ===========    ==========     ==========

The accompanying summary of significant accounting policies and notes are an integral part of these financial statements

                              CHARON SYSTEMS INC.

                            STATEMENTS OF CASH FLOWS
                                  (CANADIAN $)

                                                             FOR THE PERIODS ENDED
                                            -------------------------------------------------------
                                                                                 TWO MONTHS
                                               YEARS ENDED JULY 31           ENDED SEPTEMBER 30
                                            -------------------------    --------------------------
                                               1998           1999          1998           1999
                                            -----------    ----------    -----------    -----------
                                                                         (UNAUDITED)    (UNAUDITED)
CASH PROVIDED BY (USED IN)
Cash flows from operating activities
  Net income for the period...............  $   200,130    $  381,263     $  43,519      $  83,744
  Adjustments to reconcile net income to
     net cash provided by operating
     activities
     Deferred income taxes................           --       110,000            --        (13,200)
     Depreciation.........................       38,272        61,445         7,282         12,984
     Changes in non-cash working capital
       balances
       Accounts receivable................   (2,755,697)    1,159,000       995,166         62,516
       Inventory..........................       79,502      (115,502)     (351,507)      (462,427)
       Prepaid expenses and deposits......        2,345      (178,311)           --         35,000
       Accounts payable and accrued
          liabilities.....................    2,463,411      (534,195)     (619,946)      (322,152)
       Income taxes.......................      (30,830)       17,950       (42,225)        11,800
                                            -----------    ----------     ---------      ---------
                                                 (2,867)      901,650        32,289       (615,335)
                                            -----------    ----------     ---------      ---------
Cash flows from investing activities
  Purchase of equipment...................      (74,031)     (184,043)      (18,474)       (32,133)
                                            -----------    ----------     ---------      ---------
Cash flows from financing activities
  Payment on cancellation of common
     shares...............................      (75,000)           --            --             --
  Issuance of common shares...............           --        12,550            --             --
  Dividends...............................     (100,000)           --            --             --
  Due to/from shareholder (net)...........           --       (25,000)           --          2,900
                                            -----------    ----------     ---------      ---------
                                               (175,000)      (12,450)           --          2,900
                                            -----------    ----------     ---------      ---------
Increase (decrease) in cash and short term
  investments during the period...........     (251,898)      705,157        13,815       (644,568)
Cash and short term investments, beginning
  of period...............................      522,748       270,850       270,850        976,007
                                            -----------    ----------     ---------      ---------
Cash and short term investments, end of
  period..................................  $   270,850    $  976,007     $ 284,665      $ 331,439
                                            ===========    ==========     =========      =========
SUPPLEMENTAL CASH FLOW INFORMATION
  Cash paid for interest..................  $     3,025    $    5,611     $     618      $   1,729
  Cash paid for income taxes..............  $   146,650    $  165,918     $      --      $  50,000
NON-CASH TRANSACTIONS
  Issuance of common shares...............       50,000       137,450            --             --
  Cancellation of common shares...........      (75,000)           --            --             --
  Due from/to shareholder.................       25,000      (137,450)           --             --

The accompanying summary of significant accounting policies and notes are an integral part of these financial statements

                              CHARON SYSTEMS INC.

                   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
      SEPTEMBER 30, 1999 AND 1998 (UNAUDITED), AND JULY 31, 1999 AND 1998
                                  (CANADIAN $)

INVENTORY

     Inventory is stated at the lower of cost and net realizable value. Cost is generally determined based on a specific item basis.

EQUIPMENT

     Equipment is stated at cost less accumulated depreciation. Depreciation is provided based on the estimated useful life as follows:

Computer equipment................................  30% declining balance basis
Computer software.................................  30% declining balance basis
Leasehold improvements............................  20% declining balance basis
Office furniture and fixtures.....................  20% declining balance basis

FOREIGN CURRENCY TRANSLATION

     Foreign currency accounts are translated to Canadian dollars as follows:

     At the transaction date, each asset, liability, revenue and expense is translated into Canadian dollars by the use of the exchange rate in effect at that date. At the year end date, monetary assets and liabilities are translated into Canadian dollars by using the exchange rate in effect at that date and the resulting foreign exchange gains and losses are included in income in the current period.

USE OF ESTIMATES

     The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates that affect the reported amounts of assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from management's best estimates as additional information becomes available in the future.

REVENUE RECOGNITION

     Revenue from product sales is generally recorded on shipment. Service revenue is recognized when the service is provided.

                              CHARON SYSTEMS INC.

                         NOTES TO FINANCIAL STATEMENTS
      SEPTEMBER 30, 1999 AND 1998 (UNAUDITED), AND JULY 31, 1999 AND 1998
                                  (CANADIAN $)

 1. EQUIPMENT

                                                     JULY 31, 1998              JULY 31, 1999            SEPTEMBER 30, 1999
                                                ------------------------   ------------------------   ------------------------
                                                            ACCUMULATED                ACCUMULATED                ACCUMULATED
                                                  COST     DEPRECIATION      COST     DEPRECIATION      COST     DEPRECIATION
                                                --------   -------------   --------   -------------   --------   -------------
                                                                                                            (UNAUDITED)
Computer equipment............................  $108,633     $ 57,742      $229,219     $ 91,060      $229,219     $ 97,968
Computer software.............................     7,363        5,217            --           --            --           --
Leasehold improvements........................    64,851       19,966        87,093       35,161       122,046       30,919
Office furniture and fixtures.................    58,177       15,195       101,539       28,128        98,012       39,349
                                                --------     --------      --------     --------      --------     --------
                                                $239,024       98,120      $417,851      154,349      $449,277      168,236
                                                --------     --------      --------     --------      --------     --------
Cost less accumulated amortization............               $140,904                   $263,502                   $281,041
                                                             ========                   ========                   ========

 2. DUE TO SHAREHOLDER

     The amount is non-interest bearing, with no specific terms of repayment.

 3. SHARE CAPITAL

     Authorized

        Unlimited voting common shares

        Unlimited non-voting common shares

                                                          JULY 31, 1998          JULY 31, 1999         SEPTEMBER 30, 1999
                                                        ------------------   ---------------------   -----------------------
                                                           #         $           #           $           #            $
                                                        -------   --------   ---------   ---------   ---------   -----------
                                                                                                                 (UNAUDITED)
ISSUED
Voting common shares..................................  950,000   $ 50,900   1,055,000   $ 155,900   1,055,000    $ 155,900
Non-voting common shares..............................       --         --      45,000      45,000      45,000       45,000
                                                        -------   --------   ---------   ---------   ---------    ---------
                                                        950,000     50,900   1,100,000     200,900   1,100,000      200,900
Less: Share purchase loan.............................             (50,000)               (137,450)                (134,550)
                                                                  --------               ---------                ---------
                                                                  $    900               $  63,450                $  66,350
                                                                  ========               =========                =========

     On January 8, 1999, pursuant to Articles of Amendment, the company revised its authorized share capital to an unlimited number of voting and unlimited non-voting common shares, from an unlimited number of common shares. All shares that were previously considered common shares became voting common shares.

     In fiscal 1999, 150,000 (1998 - 50,000) common shares were issued for cash of $12,550 (1998 - nil) and share purchase loans of $137,450 (1998 - $50,000).
In fiscal 1998, the company redeemed 100,000 common shares (stated value of $100) for $150,000.

     The share purchase loans are non-interest bearing with no specific terms of repayment.

                              CHARON SYSTEMS INC.

      SEPTEMBER 30, 1999 AND 1998 (UNAUDITED), AND JULY 31, 1999 AND 1998
                                  (CANADIAN $)

 4. RELATED PARTY TRANSACTIONS

     The following table summarizes the company's related party transactions for the periods:

                                                          JULY 31              SEPTEMBER 30
                                                    --------------------    ------------------
                                                      1998        1999       1998       1999
                                                    --------    --------    -------    -------
                                                                               (UNAUDITED)
Management fees paid to company owned by a
  shareholder included in consulting fees.........  $527,489    $332,326    $54,072    $81,443
                                                    --------    --------    -------    -------

     The transactions were measured at the exchange amount.

                                                                   JULY 31         SEPTEMBER 30
                                                              -----------------   --------------
                                                               1998      1999     1998    1999
                                                              -------   -------   ----   -------
                                                                                   (UNAUDITED)
Accounts payable
  Shareholders..............................................  $28,916   $18,344    $--   $18,344
  Company 100% owned by shareholder.........................  $14,160   $35,003    $--   $35,003

 5. COMMITMENTS

     The Company has leased realty to December 2003 and equipment to January
2003.

     Future minimum lease payments for the next five years are approximately as follows:

2000......................................................  $214,000
2001......................................................   212,000
2002......................................................   178,000
2003......................................................   102,000
2004......................................................    12,000
                                                            --------
                                                            $718,000
                                                            ========

 6. SUBSEQUENT EVENT

     On January 31, 2000 the company issued 24,000 options to acquire common shares at an exercise price of $1.00 per share.

 7. STOCK OPTIONS

     The Company has a fixed stock option plan. The status of the stock option plans as of September 30, 1999 and July 31, 1999, and changes during the periods ending on those dates is presented below:

                                               JULY 31     SEPTEMBER 30    EXERCISE PRICE
                                                 1999          1999          PER SHARE
                                               --------    ------------    --------------
                                                              (UNAUDITED)
Outstanding at beginning of period...........        --         --
Granted during period........................   150,000         --
Exercised during the period..................  (150,000)        --               $1
                                               --------         --
Outstanding at end of period.................        --         --
                                               ========         ==

                              CHARON SYSTEMS INC.

      SEPTEMBER 30, 1999 AND 1998 (UNAUDITED), AND JULY 31, 1999 AND 1998
                                  (CANADIAN $)

     100,000 options were granted and exercised in January 2000 at prices ranging from $1 to $2.50 per share.

 8. FINANCIAL INSTRUMENTS

     Unless otherwise noted, it is management's opinion that the Company is not exposed to significant interest, credit, or currency risks arising from its financial instruments.

 9. UNCERTAINTY DUE TO THE YEAR 2000 ISSUE

     The Year 2000 Issue arises because many computerized systems use two digits rather than four to identify a year. Date-sensitive systems may recognize the year 2000 as 1900 or some other date, resulting in errors when information using year 2000 dates is processed. In addition, similar problems may arise in some systems which use certain dates in 1999 to represent something other than a date. The effects of the Year 2000 Issue may be experienced before, on, or after January 1, 2000.

     If the Year 2000 Issue is not addressed by the Company and its major customers, suppliers and other third party business associates, the impact on the Company's operations and financial reporting may range from minor errors to significant systems failure which could affect the Company's ability to conduct normal business operations. It is not possible to be certain that all aspects of the Year 2000 Issue affecting the Company, including those related to the efforts of customers, suppliers, or other third parties, will be fully resolved.

10. CANADIAN/U.S. GAAP RECONCILIATION

     The financial statements of the company have been prepared in accordance with Canadian generally accepted accounting principles which differ from U.S. generally accepted accounting principles as follows:

                                                          JULY 31              SEPTEMBER 30
                                                    --------------------    ------------------
                                                      1998        1999       1998       1999
                                                    --------    --------    -------    -------
                                                                               (UNAUDITED)
Net income per Canadian GAAP......................  $200,130    $381,263    $43,519    $58,887
Stock compensation expense........................        --     (75,000)        --         --
                                                    --------    --------    -------    -------
                                                     200,130     306,263     43,519     58,887
Income tax effect -- Stock compensation expense...        --      33,000         --         --
                                                    --------    --------    -------    -------
Net income per U.S. GAAP..........................  $200,130    $339,263    $43,519    $58,887
                                                    ========    ========    =======    =======

     Under Canadian GAAP, options issued at lower than fair value do not result in a compensation expense. For U.S. GAAP, in accordance with APB 25 for accounting for options issued to employees, the difference between fair value of the shares of $1.50 and the exercise price is recorded as compensation expense.

     The effect on the balance sheet was to increase share capital by $75,000, decrease income taxes payable by $33,000 and decrease retained earnings by $42,000.

------------------------------------------------------
------------------------------------------------------

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT OR ADDITIONAL INFORMATION. THIS PROSPECTUS IS NOT AN OFFER TO SELL NOR IS IT SEEKING AN OFFER TO BUY SHARES OF OUR COMMON STOCK IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF THE DELIVERY OF THIS PROSPECTUS OR ANY SALE OF OUR COMMON STOCK.

                           -------------------------

                               TABLE OF CONTENTS

                           -------------------------

                                        PAGE
                                        ----
Prospectus Summary....................    1
Risk Factors..........................    6
Use of Proceeds.......................   17
Dividend Policy.......................   17
Price Range of Our Common Stock.......   18
Capitalization........................   19
Dilution..............................   20
Acquisitions..........................   21
Pro Forma Condensed Consolidated
  Financial Information...............   24
Selected Consolidated Financial
  Data................................   36
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   37
Business..............................   44
Management............................   53
Principal Stockholders................   62
Certain Relationships and Related
  Transactions........................   64
Description of Capital Stock..........   66
Shares Eligible for Future Sale.......   69
Underwriting..........................   71
Legal Matters.........................   73
Experts...............................   73
Where You Can Find More Information...   74
Index to Consolidated Financial
  Statements..........................  F-1

------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------

                               [FUTURELINK LOGO]

                                5,000,000 SHARES

                                  COMMON STOCK

                           -------------------------
                                   PROSPECTUS
                           -------------------------

                            BEAR, STEARNS & CO. INC.

                               ROBERTSON STEPHENS

                               CIBC WORLD MARKETS

                             C.E. UNTERBERG, TOWBIN
                                            , 2000

------------------------------------------------------
------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

SEC registration fee........................................  $34,535
NASD filing fee.............................................   13,581
Blue Sky fees and expenses..................................    7,500
Attorneys' fees and expenses................................
Accountants' fees and expenses..............................
Transfer Agent's and Registrar's fees and expenses..........
Printing and engraving fees.................................
Miscellaneous...............................................
                                                              -------
          Total.............................................  $
                                                              =======

     The amounts set forth above are estimates except for the SEC registration fee and the NASD filing fee.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law provides, in summary, that directors and officers of Delaware corporations are entitled, under certain circumstances, to be indemnified against all expenses and liabilities, including attorneys' fees, incurred by them as a result of suits brought against them in their capacity as a director or officer, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful; provided that no indemnification may be made against expenses in respect of any claim, issue or matter as to which they shall have been adjudged to be liable to the Company, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, they are fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Any such indemnification may be made by the Company only as authorized in each specific case upon a determination by the shareholders or disinterested directors that indemnification is proper because the indemnitee has met the applicable standard of conduct.

     The Company's Certificate of Incorporation provides that to the fullest extent permitted by the laws of the State of Delaware, as the same may be amended from time to time, a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director.

     The Certificate of Incorporation and By-Laws provide for indemnification of its directors and officers to the fullest extent permitted by Delaware law, as the same may be amended from time to time.

     In addition, the Company maintains liability insurance for its directors and officers.

     The following is a description of our securities issuances since January 31, 1997.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

     Since January 1, 1997, we have issued the following securities without registration under the Securities Act. Each of the disclosures take into account the stock splits referred to in the prospectus.

 1. On June 9, 1997, we issued 6,000 shares of common stock to two non-U.S. residents. In exchange for the issuance, we received total consideration of $10,000. We issued these securities pursuant to an exemption provided by Rule 903 of Regulation S under the Securities Act Rules.

 2. On July 23, 1997, we issued 10,000 shares of common stock to twenty-three non-U.S. residents. In exchange for the issuance, we received total consideration of $100,000. We issued these securities pursuant to an exemption provided by Rule 903 of Regulation S under the Securities Act Rules.

 3. On December 18, 1997, we issued 10,000 shares of common stock to twenty-five non-U.S. residents. In exchange for the issuance, we received total consideration of $100,000. We issued these securities pursuant to an exemption provided by Rule 903 of Regulation S under the Securities Act Rules.

 4. On January 20, 1998, we issued 308,000 shares of common stock to 5 non-US residents. In exchange for the issuances, we received 1,540,000 Class A Common Voting Shares of FutureLink Alberta. We also issued 700,000 shares of common stock to various employees in exchange for prior services. We issued these securities pursuant to an exemption provided by Rule 903 of Regulation S under the Securities Act Rules, and Rule 504 of Regulation D under the Securities Act Rules.

 5. On January 29, 1998, we issued 16,666 shares of common stock and a warrant to purchase up to 16,666 shares of common stock to a non-U.S. entity. In exchange for the issuances, we received total consideration of $250,000. We issued these securities pursuant to an exemption provided by each of Rule 903 of Regulation S under the Securities Act Rules, and Rule 504 of Regulation D under the Securities Act Rules.

 6. On April 3, 1998, we issued 13,696 shares of common stock and a warrant to purchase up to 13,696 shares of common stock to a non-U.S. entity. In exchange for the issuances, we received total consideration of $256,000. We issued these securities pursuant to an exemption provided by each of Rule 903 of Regulation S under the Securities Act Rules, and Rule 504 of Regulation D under the Securities Act Rules.

 7. On April 3, 1998, we issued 7,467 shares of common stock and a warrant to purchase up to 7,467 shares of common stock to a non-U.S. entity. In exchange for the issuances, we received total consideration of $140,000. We issued these securities pursuant to an exemption provided by each of Rule 903 of Regulation S under the Securities Act Rules, and Rule 504 of Regulation D under the Securities Act Rules.

 8. On April 22, 1998, we issued 9,333 shares of common stock and a warrant to purchase up to 9,333 shares of common stock to a non-U.S. entity. In exchange for the issuances, we received total consideration of $140,000. We issued these securities pursuant to an exemption provided by each of Rule 903 of Regulation S under the Securities Act Rules, and Rule 504 of Regulation D under the Securities Act Rules.

 9. On April 24, 1998, we issued 4,000 shares of common stock and a warrant to purchase up to 4,000 shares of common stock to a non-U.S. entity. In exchange for the issuances, we received total consideration of $60,000. We issued these securities pursuant to an exemption provided by each of Rule 903 of Regulation S under the Securities Act Rules, and Rule 504 of Regulation D under the Securities Act Rules.

10. On April 29, 1998, we issued 117,756 shares of common stock and a warrant to purchase up to 117,756 shares of common stock to a non-U.S. entity. In exchange for the issuances, we received total consideration of $382,706. We also issued 107,692 shares of common stock and a warrant to purchase up to 107,692 shares of common stock to a non-US entity. In exchange for those issuances, we received total consideration of $350,000. We issued these securities pursuant to an exemption provided by each of Rule 903 of Regulation S under the Securities Act Rules, and Rule 506 of Regulation D under the Securities Act Rules.

11. On August 14, 1998, we financed, with Thomson Kernaghan & Co. Limited, a $5 million convertible debenture facility consisting of 10% convertible debentures and warrants to subscribe for 208,333 shares of common stock. We placed in an escrow account 3,800,000 shares of common stock underlying the convertible debenture and warrants. We also compensated Thomson Kernaghan & Co., Limited for acting as a financial consultant to us by issuing it 64,703 shares of common stock. In February 1999, we increased the total of this debenture facility to $6,000,0000. On April 26, 1999, we repriced the warrants and set a new fixed conversion price for the debentures. At that time, we also issued to Thomson Kernaghan & Co., Limited additional warrants to purchase 1,121,201 shares of common stock. On June 1, 1999, we issued 36,706 shares of common stock to Thomson Kernaghan & Co., Limited to cover interest accrued on $1,470,000 of outstanding convertible debentures which had been called by us in accordance with the April 26, 1999 amendment. Effective December 7, 1999, we entered into another agreement with Thomson Kernaghan & Co., Limited its remaining $1.53 million of convertible debentures and exercised its remaining warrants, pursuant to which it converted its and received an additional 125,000 shares. A portion of the securities were registered pursuant to Amendment No. 4 to our Registration Statement on Form SB-2 filed December 21, 1998. The rest of the securities were issued pursuant to an exemption provided by each of Rule 903 of Regulation S under the Securities Act Rules, and Rule 506 of Regulation D under the Securities Act Rules.

12. On August 24, 1998, we issued 4,250,000 exchangeable shares convertible into 850,000 shares of common stock to two non-US residents. In exchange for the issuance, we received all of the outstanding stock of Riverview Management Corporation, (renamed FutureLink/SysGold Ltd. at closing) and its subsidiaries SysGold, Inc., and SysGold, Ltd. We issued these securities pursuant to an exemption provided by each of Rule 903 of Regulation S under the Securities Act Rules, and Rule 506 of Regulation D under the Securities Act Rules.

13. On November 23, 1998, we issued 334,755 shares of common stock to 77 non-U.S. investors. In exchange for the issuances, we received 1,673,775 shares of Class A Common Voting shares of FutureLink Alberta, giving us 96.4% of FutureLink Alberta's voting stock. We issued these securities pursuant to an exemption provided by each of Rule 903 of Regulation S under the Securities Act Rules, and Rule 506 of Regulation D under the Securities Act Rules.

14. On February 22, 1999, we issued a $150,620.62 convertible debenture to each of Cameron Chell and Linda Carling, and granted Mr. Chell and Ms. Carling warrants to purchase up to 75,311 and 75,310 shares of common stock, respectively. The issuances were made in exchange for the satisfaction of the principal and interest due on loans of $144,632 that each had made to us on August 11, 1998. On August 18, 1999, we issued 27,431 shares to Linda Carling on conversion of her remaining $54,862 of debenture principal. We issued these securities pursuant to an exemption provided by each of Rule 903 of Regulation S under the Securities Act Rules, and Rule 506 of Regulation D under the Securities Act Rules.

15. On February 26, 1999, we issued an aggregate of 23,500 shares of our common stock to the remaining minority shareholders of FutureLink Alberta, all non-US residents. In exchange for the issuances, we received the final 107,500 Class A Common Voting Shares of FutureLink Alberta which we did not already own. We issued these securities pursuant to an exemption provided by each of Rule 903 of Regulation S under the Securities Act Rules.

16. On March 2, 1999, we issued an aggregate of $500,000 in 8% convertible debentures, and warrants to purchase up to 26,553 shares of common stock to a non-U.S. entity. In exchange for those issuances, we received total consideration of $500,000. We also issued 524,332 shares of common stock in the name of the same entity, and delivered such shares to an escrow account. Those shares represent the common stock underlying the convertible debentures and warrants. In August 1999, we issued 355,836 shares to such entity upon conversion of the debenture, and in December, 1999, it exercised its warrants to acquire 26,553 shares of common stock. We are currently taking steps to cancel the remaining shares still held in escrow. We issued these securities pursuant to an exemption provided by each of Rule 903 of Regulation S under the Securities Act Rules, and Rule 506 of Regulation D under the Securities Act Rules.

17. Between April 29 and May 7, 1999, we issued 8% Senior Subordinated Convertible Notes totaling $8,038,500 to various investors, including $433,000 in notes to certain members of our management. We also issued 3,802,750 warrants to external investors and 216,500 warrants to members of our management. Commonwealth Associates, L.P. acted as our agent and advisor in the offering in exchange for $723,465 (9% of the gross proceeds of the offering) and 4,000,001 agent's warrants. Between August 23, 1999 and November 8, 1999 we issued 8,579,020 shares upon the conversion of $7,418,000 of principal outstanding on the notes. We also issued 7,329,782 shares upon the exercise of 7,709,001 warrants.

18. On May 7, 1999, we issued a 10% convertible debenture in the amount of $278,160 and a warrant to purchase up to 44,505 shares of common stock to a non-U.S. entity. We made these issuances in satisfaction of a debt in the amount of $278,160 owed to Global.

19. On June 1, 1999, we effected a one-for-five reverse stock split. We issued 227 new shares to round fractional shares up to the nearest whole share as directed by the Securities and Exchange Commission.

20. On July 27, 1999, we issued an additional $15 million in units consisting of 8% senior subordinated convertible notes and warrants to purchase up to 2,250,000 shares of common stock, to various investors. In exchange for those issuances, we received gross proceeds of $15 million. Commonwealth Associates, L.P. acted as placement agent in exchange for commissions and placement fees equal to $1,350,000 (9% of the gross proceeds of the offering) and 225,000 agent's warrants. In October 1999, we issued 2,727,172 shares and 711,805 warrants upon the automatic conversion of the notes. We issued these securities pursuant to an exemption provided by Rule 506 of Regulation D under the Securities Act Rules.

21. On August 1, 1999, we issued 232,829 shares of common stock to Vincent L. Romano and delivered such shares to an escrow account. In exchange for the issuance, Mr. Romano agreed to serve as our Executive Vice President of Sales and Marketing. We issued these securities pursuant to an exemption provided by Rule 506 of Regulation D under the Securities Act Rules.

22. Effective August 7, 1999, we issued 53,552 shares of common stock and 33,467 warrants to purchase shares of common stock to a U.S. entity. In exchange for the issuances and certain other consideration, we retained that entity to provide marketing and advertising services. We issued these securities pursuant to an exemption provided by Rule 506 of Regulation D under the Securities Act Rules.

23. On October 15, 1999, we issued 7,200,000 shares of common stock to the Holmes Trust. In exchange for the issuance and certain other consideration, we acquired Executive LAN Management, Inc., d.b.a. Micro Visions. We issued these securities pursuant to an exemption provided by Rule 506 of Regulation D under the Securities Act Rules.

24. On October 15, 1999, we issued 9,090,909 shares of common stock and warrants to purchase up to 2,372,727 shares of common stock to various investment funds. In exchange for the issuances, we received total consideration of $50 million. Gerard Klauer Mattison & Co., Inc. acted as our placement agent and received commissions and placement fees equal to $3 million (6% of the gross proceeds of the offering) and 909,091 agent's warrants. We issued these securities pursuant to an exemption provided by Rule 506 of Regulation D under the Securities Act Rules.

25. On November 3, 1999, we issued warrants to purchase up to 29,413 shares of our common stock to TBCC Funding Trust. The issuance was made in conjunction with a lease financing arrangement with Transamerica Business Credit Corporation. We issued these securities pursuant to an exemption provided by Rule 506 of Regulation D under the Securities Act Rules.

26. On November 5, 1999, we issued 1,181,816 shares of our common stock to the prior shareholders of CN Networks, Inc. In exchange for the issuances and certain other consideration, we acquired CN Networks. We issued these securities pursuant to an exemption provided by Rule 506 of Regulation D under the Securities Act Rules.

27. On November 26, 1999, we issued 1,298,705 shares of our common stock to the prior owners of Async Technologies, Inc. In exchange for the issuances and certain other consideration, we acquired Async Technologies, Inc. We issued these securities pursuant to an exemption provided by Rule 506 of Regulation D under the Securities Act Rules.

28. On December 12, 1999, we issued 112,590 shares of common stock to a U.S. entity. In exchange for the issuance, we received total consideration of $2.20 million. We issued these securities pursuant to an exemption provided by Rule 506 of Regulation D under the Securities Act Rules.

29. On December 16, 1999, we issued a warrant to acquire up to 13,140 shares of common stock to EMC Corporation. The issuance was made as partial consideration for an equipment financing arrangement. We issued these securities pursuant to an exemption provided by Rule 506 of Regulation D under the Securities Act Rules.

30. On December 22, 1999, we issued 2,160,307 shares of common stock to the selling shareholders of KNS Holdings Limited, a foreign entity. In exchange for the issuances and certain other consideration, we acquired KNS Holdings Limited. We issued these securities pursuant to an exemption provided by each of Rule 903 of Regulation S under the Securities Act Rules, and Rule 506 of Regulation D under the Securities Act Rules.

31. On January 31, 2000, we issued 1,026,316 shares of common stock to the selling shareholders of Vertical Software, Inc. d.b.a VSI Technology Solutions. In exchange for the issuances and certain other consideration, we acquired VSI Technology Solutions. We issued these securities pursuant to an exemption provided by Rule 506 of Regulation D under the Securities Act Rules.

32. Between June 29, 1998 and January 31, 2000, we issued an aggregate of 7,447,500 stock options to directors, officers and employees at various exercises prices of which 4,000,000 were registered by our Registration Statement on Form S-8 filed August 6, 1999. Since, we issued 449,000 shares of common stock upon the exercise of those stock options. We issued these securities pursuant to Rule 701 of Regulation E under the Securities Act Rules.

     Except as otherwise set forth above, no underwriters were engaged in connection with the foregoing sales of securities.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) EXHIBITS

EXHIBIT
 NUMBER                            DESCRIPTION
-------                            -----------
  1.1*     Form of Underwriting Agreement
  2.1      Share Purchase Agreement dated August 4, 1998 between
           FutureLink Distribution Corp., a Colorado corporation,
           Donald A. Bialik, Olivia B. Bialik, Bialik Family Trust,
           Riverview Management Corporation, SysGold Ltd., and
           FutureLink Distribution Corp., an Alberta corporation(1)
  2.2      Targetco Acquisition Agreement dated August 3, 1998 between
           FutureLink Distribution Corp., a Colorado corporation, and
           FutureLink Alberta(1)
  2.3      Amending Agreement to Share Purchase Agreement dated August
           21, 1998 between FutureLink Distribution Corp., a Colorado corporation, Donald A. Bialik, Olivia B. Bialik, Bialik
           Family Trust, Riverview Management Corporation, SysGold
           Ltd., and FutureLink Alberta(3)
  2.4      Agreement and Plan of Reorganization and Merger dated June
           2, 1999 between FutureLink Distribution Corp., FutureLink
           California Acquisition Corp., Executive Lan Management,
           Inc., dba Micro Visions, and the selling shareholders of
           Micro Visions(6)
  2.5      Agreement and Plan of Merger dated August 1, 1999 between
           FutureLink Distribution Corp. and FutureLink California
           Acquisition Corporation, a Delaware corporation(8)
  2.6      Agreement and Plan of Reorganization and Merger dated
           September 7, 1999 between FutureLink Distribution Corp.,
           FutureLink Pleasanton Acquisition Corp., CN Networks, Inc.,
           and the selling shareholders of CN Networks(9)
  2.7      Agreement and Plan of Reorganization and Merger dated
           September 7, 1999 between FutureLink Distribution Corp.,
           FutureLink Michigan Acquisition Corp., Async Technologies,
           Inc., and the selling shareholders of Async Technologies(10)
  2.8      Certificate of Merger dated October 15, 1999 of FutureLink
           Distribution Corp., a Colorado corporation, into FutureLink
           California Acquisition Corp., a Delaware corporation(8)
  2.9      Amending Agreement dated October 15, 1999 to Agreement and
           Plan of Reorganization and Merger between FutureLink Corp.,
           FutureLink California Acquisition Corp., and the selling
           shareholders of Micro Visions(8)
  2.10     Amending Agreement dated October 29, 1999 to Agreement and
           Plan of Reorganization and Merger, between FutureLink
           Distribution Corp., FutureLink Michigan Acquisition Corp.,
           Async Technologies, and the selling shareholders of Async
           Technologies(10)
  2.11     Amending Agreement dated October 31, 1999 to Agreement and
           Plan of Reorganization and Merger between FutureLink Corp.,
           FutureLink Pleasanton Acquisition Corp., CN Networks, and
           the selling shareholders of CN Networks(9)
  2.12     Amending Agreement dated November 14, 1999 to Agreement and
           Plan of Reorganization and Merger between FutureLink Corp.,
           FutureLink Michigan Acquisition Corp., Async Technologies,
           and the selling shareholders of Async Technologies(10)
  2.13     Agreement for the Sale and Purchase of the Entire Issued
           Share Capital of KNS Holdings Limited dated November 15,
           1999 between FutureLink Corp. and the selling shareholders of KNS Holdings(11)
  2.14     Amending Agreement dated November 26, 1999 to Agreement and
           Plan of Reorganization and Merger between FutureLink Corp.,
           FutureLink Michigan Acquisition Corp., Async Technologies,
           and the selling shareholders of Async Technologies(10)
  2.15     Supplemental Agreement dated December 20, 1999 to Agreement for Sale and Purchase of the Entire Issued Share Capital of
           KNS Holdings, between FutureLink Corp. and the selling
           shareholders of KNS Holdings(11)
  3.1      Certificate of Incorporation of FutureLink Corp.(8)
  3.2      Bylaws of FutureLink Corp.(8)

EXHIBIT
 NUMBER                            DESCRIPTION
-------                            -----------
  5.1*     Opinion of Paul, Hastings, Janofsky & Walker LLP with
           respect to the validity of the securities being offered
 10.1      Stock Option Plan dated June 29, 1998(1)
 10.2**    First Amendment to Second Amended and Restated Stock Option
           Plan dated December 10, 1999, as amended
 10.3      Agency Agreement dated April 14, 1999 between FutureLink
           Distribution Corp. and Commonwealth(5)
 10.4**    Letter Agreement dated December 6, 1999 between FutureLink
           Distribution Corp. and Thomson Kernaghan
 10.5      Advisory Agreement dated May 1, 1999 between FutureLink
           Distribution Corp. and Commonwealth(5)
 10.6      Agency Agreement dated July 1, 1999 between FutureLink
           Distribution Corp. and Commonwealth(7)
 10.7      Loan Agreement dated August 1, 1999 between FutureLink Corp.
           and Vincent Romano(7)
 10.8      Securities Purchase Agreement dated October 15, 1999 between
           FutureLink Corp., Pequot Private Investment Fund II, L.P.
           and certain other investors(8)
 10.9      Registration Rights Agreement dated October 15, 1999 between
           FutureLink Corp., Pequot Private Investment Fund, and
           certain other investors(8)
 10.10**   Registration Rights Agreement dated December 6, 1999 between
           FutureLink Corp. and CPQ Holdings, Inc.
 10.11**   Securities Purchase Agreement dated December 6, 1999 between
           FutureLink Corp. and CPQ Holdings, Inc.
 10.12**   Employment Agreement dated June 1, 1999 between Philip
           Ladouceur and FutureLink Distribution Corp.(12)
 10.13**   Employment Agreement dated September 30, 1999 between Glenn
           C. Holmes and FutureLink Corp.
 10.14**   Employment Agreement dated August 1, 1999 between Vincent
           Romano and FutureLink Corp.
 10.15**   Client/Agency Agreement dated August 7, 1999 between Sicola,
           Martin, Koons & Frank, Inc. and FutureLink Distribution
           Corp., as revised
 10.16**   Master Loan and Security Agreement dated November 3, 1999
           between Transamerica Business Credit Corporation, FutureLink
           Corp. and FutureLink Micro Visions Corp.
 10.17**   Security Agreement dated November 3, 1999 between
           Transamerica Business Credit Corporation and FutureLink
           Distribution Corp.
 10.18**   Master Lease and Financing Agreement dated November 15, 1999 between Compaq Financial Services and FutureLink Corp.
 10.19**   Master Lease Agreement dated December 16, 1999 between EMC and FutureLink Corp.
 10.20     Revised Offer to Lease dated March 24, 1998 between Bow
           Valley Square Management Ltd. and SysGold, Ltd., as amended, for 250 6th Avenue, Calgary(1)
 10.21**   Lease Agreement dated September 23, 1999 between Kilroy
           Realty, L.P., Kilroy Realty Corporation, and FutureLink
           Distribution Corporation for 220 Technology Drive, Irvine
           and assignment thereof dated October 15, 1999
 10.22*    Microsoft Certified Solution Provider Agreement dated
           January 28, 2000 between Microsoft and FutureLink Corp.(13)
 10.23**   Microsoft Application Services Agreement dated December 23,
           1999 between Microsoft and FutureLink Corp.(13)
 10.24     Final Invoice/Enrollment Contract (MSCP) dated April 28,
           1998 between Microsoft and FutureLink Corp.(1)(13)
 10.25**   Direct Commercial Service License Agreement dated May 21,
           1999 between Microsoft and FutureLink Distribution Corp.(13)
 10.26     Service Agreement dated June 1, 1998 between Willson
           Stationers and FutureLink Alberta(1)

EXHIBIT
 NUMBER                            DESCRIPTION
-------                            -----------
 10.27     Solution Provider Contract dated July 27, 1998 between IBM
           Canada Ltd. and FutureLink/ SysGold Ltd.(1)
 10.28**   Hosting Services Distributor Agreement (version 4) dated
           November 12, 1998 between Onyx Software and FutureLink
           Distribution Corp.
 10.29**   Onyx Software License Agreement dated August 5, 1998 between
           Onyx Software and FutureLink Distribution Corp.
 10.30**   Alliance Partner Agreement dated October 26, 1998 between
           Great Plains Software and FutureLink Distribution Corp.
 10.31**   Citrix Solutions Network Gold Renewal Membership Agreement
           dated July 16, 1999 between Citrix and FutureLink
           Distribution Corp.(13)
 10.32**   Citrix Solutions Network Platinum Renewal Membership
           Agreement dated April 20, 1999 between Citrix and Async
           Technologies(13)
 10.33**   Information Systems Services Agreement dated January 19,
           1999 between FutureLink Alberta and Numac Energy, Inc.
 10.34**   Information Systems Services Agreement dated July 1, 1999
           between Canadian Natural Resources, Ltd. and FutureLink
           Alberta
 10.35     Alliance Partner Agreement dated February 12, 1999 between
           FutureLink Alberta and JAWS Technologies(1)
 10.36**   Master Consulting Agreement dated December 1, 1998 between
           Ameriquest Mortgage Company and Micro Visions
 10.37**   Internet Data Center Services Agreement dated May 7, 1999
           between Exodus Communications, Inc. and Micro Visions
 10.38**   Form of EMC Corporation Software License Agreement
 23.1*     Consent of Paul, Hastings, Janofsky & Walker LLP (consent
           included in 5.1)
 23.2 **   Consent of Ernst & Young LLP, Independent Auditors, Calgary,
           Canada
 23.3 **   Consent of Ernst & Young LLP, Independent Auditors, Orange
           County, California
 23.4 **   Consent of Moreland & Davis
 23.5 **   Consent of M. Jevahirian and Co., Independent Auditors
 23.6 **   Consent of Ernst & Young, Independent Auditors, Reading,
           England
 23.7 **   Consent of Ernst & Young LLP, Independent Auditors, McLean,
           Virginia
 23.8 **   Consents of Joel E. Sammet & Co., Certified Public
           Accountants
 23.9 **   Consent of BDO Dunwoody LLP, Independent Auditors, Markham,
           Ontario
 24.1      Power of Attorney (included in signature page)

-------------------------
 * To be filed in an amendment.

** Filed herewith.

 (1) Included as an Exhibit to FutureLink's Registration Statement on Form SB-2 filed August 24, 1998.

 (2) Included as an Exhibit to FutureLink's Amendment No. 1 to Registration Statement on Form SB-2 filed October 23, 1998.

 (3) Included as an Exhibit to FutureLink's Amendment No. 2 to Registration Statement on Form SB-2 filed November 24, 1998.

 (4) Included as an Exhibit to FutureLink's Amendment No. 3 to Registration Statement on Form SB-2 filed December 14, 1998.

 (5) Included as an Exhibit to FutureLink's Quarterly Report on Form 10-QSB for period ended March 31, 1999, filed May 20, 1999.

 (6) Included as an Exhibit to FutureLink's Current Report on Form 8-K filed June 16, 1999.

 (7) Included as an Exhibit to FutureLink's Quarterly Report on Form 10-QSB for period ended June 30, 1999, filed August 18, 1999.

 (8) Included as an Exhibit to FutureLink's Current Report on Form 8-K filed October 27, 1999.

 (9) Included as an Exhibit to FutureLink's Current Report on Form 8-K filed November 23, 1999.

(10) Included as an Exhibit to FutureLink's Current Report on Form 8-K filed December 8, 1999.

(11) Included as an Exhibit to FutureLink's Current Report on Form 8-K filed January 6, 2000.

(12) We entered into an employment agreement with Raghu Kilambi on June 1, 1999, which we amended on October 8, 1999 that is substantially identical in all material respects, except as to salary and bonus provisions. Mr. Kilambi's base salary is $180,000 per year and he is entitled to receive a performance bonus of up to $180,000.

(13) Some of our subsidiaries are parties to agreements with the same party that are substantially identical in all material respects.

(b) FINANCIAL STATEMENT SCHEDULES.

ITEM 17. UNDERTAKINGS

     (a) The undersigned registrant hereby undertakes to provide to the Underwriters at the closing specified in the [U.S.]. Underwriting Agreement [and the International Underwriting Agreement] certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has duly caused this Registration Statement on Form SB-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in Irvine, California on February 10, 2000.

                                          FUTURELINK CORP.

                                          By:    /s/ PHILIP R. LADOUCEUR
                                            ------------------------------------
                                                    Philip R. Ladouceur
                                            Chairman and Chief Executive Officer

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Philip R. Ladouceur and Kyle B.A. Scott and either of them, as such person's true and lawful attorneys-in-fact and agents, with full power of substitution and presubstitution, for such person and in such person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or such person's substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

                    NAME                                      TITLE                        DATE
                    ----                                      -----                        ----

           /s/ PHILIP R. LADOUCEUR             Chairman, Chief Executive Officer     February 10, 2000
---------------------------------------------  and Director
             Philip R. Ladouceur

             /s/ GLEN C. HOLMES                President, Chief Operating Officer    February 10, 2000
---------------------------------------------  and Director
               Glen C. Holmes

            /s/ RAGHUNATH KILAMBI              Executive Vice President, Chief       February 10, 2000
---------------------------------------------  Financial Officer, Principal
              Raghunath Kilambi                Accounting Officer and Director

            /s/ F. BRYSON FARRILL              Director                              February 10, 2000
---------------------------------------------
              F. Bryson Farrill

            /s/ TIMOTHY P. FLYNN               Director                              February 10, 2000
---------------------------------------------
              Timothy P. Flynn

             /s/ MICHAEL S. FALK               Director                              February 10, 2000
---------------------------------------------
               Michael S. Falk

             /s/ GERALD A. POCH                Director                              February 10, 2000
---------------------------------------------
               Gerald A. Poch

             /s/ JAMES P. MCNIEL               Director                              February 10, 2000
---------------------------------------------
               James P. McNiel

             /s/ KYLE B.A. SCOTT               Vice President, Secretary and         February 10, 2000
---------------------------------------------  General Counsel
               Kyle B.A. Scott

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                             DESCRIPTION
-------                            -----------
     1.1*  Form of Underwriting Agreement
     2.1   Share Purchase Agreement dated August 4, 1998 between
           FutureLink Distribution Corp., a Colorado corporation,
           Donald A. Bialik, Olivia B. Bialik, Bialik Family Trust,
           Riverview Management Corporation, SysGold Ltd., and
           FutureLink Distribution Corp., an Alberta corporation(1)
     2.2   Targetco Acquisition Agreement dated August 3, 1998 between
           FutureLink Distribution Corp., a Colorado corporation, and
           FutureLink Alberta(1)
     2.3   Amending Agreement to Share Purchase Agreement dated August
           21, 1998 between FutureLink Distribution Corp., a Colorado corporation, Donald A. Bialik, Olivia B. Bialik, Bialik
           Family Trust, Riverview Management Corporation, SysGold
           Ltd., and FutureLink Alberta(3)
     2.4   Agreement and Plan of Reorganization and Merger dated June
           2, 1999 between FutureLink Distribution Corp., FutureLink
           California Acquisition Corp., Executive Lan Management,
           Inc., dba Micro Visions, and the selling shareholders of
           Micro Visions(6)
     2.5   Agreement and Plan of Merger dated August 1, 1999 between
           FutureLink Distribution Corp. and FutureLink California
           Acquisition Corporation, a Delaware corporation(8)
     2.6   Agreement and Plan of Reorganization and Merger dated
           September 7, 1999 between FutureLink Distribution Corp.,
           FutureLink Pleasanton Acquisition Corp., CN Networks, Inc.,
           and the selling shareholders of CN Networks(9)
     2.7   Agreement and Plan of Reorganization and Merger dated
           September 7, 1999 between FutureLink Distribution Corp.,
           FutureLink Michigan Acquisition Corp., Async Technologies,
           Inc., and the selling shareholders of Async Technologies(10)
     2.8   Certificate of Merger dated October 15, 1999 of FutureLink
           Distribution Corp., a Colorado corporation, into FutureLink
           California Acquisition Corp., a Delaware corporation(8)
     2.9   Amending Agreement dated October 15, 1999 to Agreement and
           Plan of Reorganization and Merger between FutureLink Corp.,
           FutureLink California Acquisition Corp., and the selling
           shareholders of Micro Visions(8)
     2.10  Amending Agreement dated October 29, 1999 to Agreement and
           Plan of Reorganization and Merger, between FutureLink
           Distribution Corp., FutureLink Michigan Acquisition Corp.,
           Async Technologies, and the selling shareholders of Async
           Technologies(10)
     2.11  Amending Agreement dated October 31, 1999 to Agreement and
           Plan of Reorganization and Merger between FutureLink Corp.,
           FutureLink Pleasanton Acquisition Corp., CN Networks, and
           the selling shareholders of CN Networks(9)
     2.12  Amending Agreement dated November 14, 1999 to Agreement and
           Plan of Reorganization and Merger between FutureLink Corp.,
           FutureLink Michigan Acquisition Corp., Async Technologies,
           and the selling shareholders of Async Technologies(10)
     2.13  Agreement for the Sale and Purchase of the Entire Issued
           Share Capital of KNS Holdings Limited dated November 15,
           1999 between FutureLink Corp. and the selling shareholders of KNS Holdings(11)
     2.14  Amending Agreement dated November 26, 1999 to Agreement and
           Plan of Reorganization and Merger between FutureLink Corp.,
           FutureLink Michigan Acquisition Corp., Async Technologies,
           and the selling shareholders of Async Technologies(10)
     2.15  Supplemental Agreement dated December 20, 1999 to Agreement for Sale and Purchase of the Entire Issued Share Capital of
           KNS Holdings, between FutureLink Corp. and the selling
           shareholders of KNS Holdings(11)
     3.1   Certificate of Incorporation of FutureLink Corp.(8)
     3.2   Bylaws of FutureLink Corp.(8)
     5.1*  Opinion of Paul, Hastings, Janofsky & Walker LLP with respect to the validity of the securities being offered

EXHIBIT
NUMBER                             DESCRIPTION
-------                            -----------
    10.1   Stock Option Plan dated June 29, 1998(1)
    10.2** First Amendment to Second Amended and Restated Stock Option
           Plan dated December 10, 1999, as amended
    10.3   Agency Agreement dated April 14, 1999 between FutureLink
           Distribution Corp. and Commonwealth(5)
    10.4** Letter Agreement dated December 6, 1999 between FutureLink
           Distribution Corp. and Thomson Kernaghan
    10.5   Advisory Agreement dated May 1, 1999 between FutureLink
           Distribution Corp. and Commonwealth(5)
    10.6   Agency Agreement dated July 1, 1999 between FutureLink
           Distribution Corp. and Commonwealth(7)
    10.7   Loan Agreement dated August 1, 1999 between FutureLink Corp.
           and Vincent Romano(7)
    10.8   Securities Purchase Agreement dated October 15, 1999 between
           FutureLink Corp., Pequot Private Investment Fund II, L.P.
           and certain other investors(8)
    10.9   Registration Rights Agreement dated October 15, 1999 between
           FutureLink Corp., Pequot Private Investment Fund, and
           certain other investors(8)
    10.10** Registration Rights Agreement dated December 6, 1999 between
           FutureLink Corp. and CPQ Holdings, Inc.
    10.11** Securities Purchase Agreement dated December 6, 1999 between
           FutureLink Corp. and CPQ Holdings, Inc.
    10.12** Employment Agreement dated June 1, 1999 between Philip
           Ladouceur and FutureLink Distribution Corp.(12)
    10.13** Employment Agreement dated September 30, 1999 between Glenn
           C. Holmes and FutureLink Corp.
    10.14** Employment Agreement dated August 1, 1999 between Vincent
           Romano and FutureLink Corp.
    10.15** Client/Agency Agreement dated August 7, 1999 between Sicola,
           Martin, Koons & Frank, Inc. and FutureLink Distribution
           Corp., as revised
    10.16** Master Loan and Security Agreement dated November 3, 1999 between Transamerica Business Credit Corporation, FutureLink
           Corp. and FutureLink Micro Visions Corp.
    10.17** Security Agreement dated November 3, 1999 between
           Transamerica Business Credit Corporation and FutureLink
           Distribution Corp.
    10.18** Master Lease and Financing Agreement dated November 15, 1999 between Compaq Financial Services and FutureLink Corp.
    10.19** Master Lease Agreement dated December 16, 1999 between EMC and FutureLink Corp.
    10.20  Revised Offer to Lease dated March 24, 1998 between Bow
           Valley Square Management Ltd. and SysGold, Ltd., as amended, for 250 6th Avenue, Calgary(1)
    10.21** Lease Agreement dated September 23, 1999 between Kilroy
           Realty, L.P., Kilroy Realty Corporation, and FutureLink
           Distribution Corporation for 220 Technology Drive, Irvine
           and assignment thereof dated October 15, 1999
    10.22* Microsoft Certified Solution Provider Agreement dated
           January 28, 2000 between Microsoft and FutureLink Corp.(13)
    10.23** Microsoft Application Services Agreement dated December 23,
           1999 between Microsoft and FutureLink Corp.(13)
    10.24  Final Invoice/Enrollment Contract (MSCP) dated April 28,
           1998 between Microsoft and FutureLink Corp.(1)(13)
    10.25** Direct Commercial Service License Agreement dated May 21,
           1999 between Microsoft and FutureLink Distribution Corp.(13)
    10.26  Service Agreement dated June 1, 1998 between Willson
           Stationers and FutureLink Alberta(1)
    10.27  Solution Provider Contract dated July 27, 1998 between IBM
           Canada Ltd. and FutureLink/ SysGold Ltd.(1)

EXHIBIT
NUMBER                             DESCRIPTION
-------                            -----------
    10.28** Hosting Services Distributor Agreement (version 4) dated
           November 12, 1998 between Onyx Software and FutureLink
           Distribution Corp.
    10.29** Onyx Software License Agreement dated August 5, 1998 between
           Onyx Software and FutureLink Distribution Corp.
    10.30** Alliance Partner Agreement dated October 26, 1998 between
           Great Plains Software and FutureLink Distribution Corp.
    10.31** Citrix Solutions Network Gold Renewal Membership Agreement
           dated July 16, 1999 between Citrix and FutureLink
           Distribution Corp.(13)
    10.32** Citrix Solutions Network Platinum Renewal Membership
           Agreement dated April 20, 1999 between Citrix and Async
           Technologies(13)
    10.33** Information Systems Services Agreement dated January 19,
           1999 between FutureLink Alberta and Numac Energy, Inc.
    10.34** Information Systems Services Agreement dated July 1, 1999 between Canadian Natural Resources, Ltd. and FutureLink
           Alberta
    10.35  Alliance Partner Agreement dated February 12, 1999 between
           FutureLink Alberta and JAWS Technologies(1)
    10.36** Master Consulting Agreement dated December 1, 1998 between
           Ameriquest Mortgage Company and Micro Visions
    10.37** Internet Data Center Services Agreement dated May 7, 1999 between Exodus Communications, Inc. and Micro Visions
    10.38** Form of EMC Corporation Software License Agreement
    23.1*  Consent of Paul, Hastings, Janofsky & Walker LLP (consent included in 5.1)
    23.2** Consent of Ernst & Young LLP, Independent Auditors, Calgary,
           Canada
    23.3** Consent of Ernst & Young LLP, Independent Auditors, Orange
           County, California
    23.4** Consent of Moreland & Davis
    23.5** Consent of M. Jevahirian and Co., Independent Auditors
    23.6** Consent of Ernst & Young, Independent Auditors, Reading,
           England
    23.7** Consent of Ernst & Young LLP, Independent Auditors, McLean,
           Virginia
    23.8** Consents of Joel E. Sammet & Co., Certified Public
           Accountants
    23.9** Consent of BDO Dunwoody LLP, Independent Auditors, Markham,
           Ontario
    24.1   Power of Attorney (included in signature page)

-------------------------
 * To be filed in an amendment.

** Filed herewith.

 (1) Included as an Exhibit to FutureLink's Registration Statement on Form SB-2 filed August 24, 1998.

 (2) Included as an Exhibit to FutureLink's Amendment No. 1 to Registration Statement on Form SB-2 filed October 23, 1998.

 (3) Included as an Exhibit to FutureLink's Amendment No. 2 to Registration Statement on Form SB-2 filed November 24, 1998.

 (4) Included as an Exhibit to FutureLink's Amendment No. 3 to Registration Statement on Form SB-2 filed December 14, 1998.

 (5) Included as an Exhibit to FutureLink's Quarterly Report on Form 10-QSB for period ended March 31, 1999, filed May 20, 1999.

 (6) Included as an Exhibit to FutureLink's Current Report on Form 8-K filed June 16, 1999.

 (7) Included as an Exhibit to FutureLink's Quarterly Report on Form 10-QSB for period ended June 30, 1999, filed August 18, 1999.

 (8) Included as an Exhibit to FutureLink's Current Report on Form 8-K filed October 27, 1999.

 (9) Included as an Exhibit to FutureLink's Current Report on Form 8-K filed November 23, 1999.

(10) Included as an Exhibit to FutureLink's Current Report on Form 8-K filed December 8, 1999.

(11) Included as an Exhibit to FutureLink's Current Report on Form 8-K filed January 6, 2000.

(12) We entered into an employment agreement with Raghu Kilambi on June 1, 1999, which we amended on October 8, 1999 that is substantially identical in all material respects, except as to salary and bonus provisions. Mr. Kilambi's base salary is $180,000 per year and he is entitled to receive a performance bonus of up to $180,000.

(13) Some of our subsidiaries are parties to agreements with the same party that are substantially identical in all material respects.